As filed with the Securities and Exchange Commission on July 29, 2005

Registration Nos. 333-126786 and 333-126786-1

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WMG HOLDINGS CORP.

(Exact Name of Registrant as Specified in Its Charter)

(SEE ADDITIONAL REGISTRANT GUARANTOR)

Delaware	7929	13-4271878
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75 Rockefeller Plaza

New York, NY 10019

(212) 275-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David H. Johnson, Esq.

Executive Vice President and

General Counsel

Warner Music Group Corp.

75 Rockefeller Plaza

New York, NY 10019

(212) 275-2030

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
9.5% Senior Discount Notes due 2014	$257,927,000(1)	100	%(2)	$257,927,000(2)	$30,359(3)
Guarantee of 9.5% Senior Discount Notes due 2014(4)	(5)		(5)	(5)	(5)

(1)	Aggregate principal amount at maturity.
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457 of the Securities Act of 1933, as amended.
(3)	Previously paid.
(4)	See inside facing page for additional registrant guarantor.
(5)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantee is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANT GUARANTOR

Exact Name of Registrant Guarantor As Specified In Its Charter	State or other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number	Address, Including ZIP Code, And Telephone Number, Including Area Code, Of Registrant’s Principal Executive Offices	Phone Number
Warner Music Group Corp.	Delaware	13-4271875	75 Rockefeller Plaza New York, NY 10019	(212) 275-2000

PROSPECTUS

Offer to Exchange

$257,927,000 aggregate principal amount at maturity of 9.5% Senior Discount Notes due 2014 of WMG Holdings Corp. which have been registered under the Securities Act of 1933 for any and all outstanding 9.5% Senior Discount Notes due 2014

The exchange notes will be fully and unconditionally guaranteed on an unsecured, senior basis by Warner Music Group Corp., the parent company of WMG Holdings Corp.

WMG Holdings Corp. is conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradeable exchange notes that have been registered under the Securities Act.

The Exchange Offer

•	WMG Holdings Corp. will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 12:00 a.m. midnight, New York City time, on August 29, 2005, unless extended.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, WMG Holding Corp. does not currently anticipate that it will register the outstanding notes under the Securities Act.

You should carefully consider the “ Risk Factors” beginning on page 18 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2005

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities. The information in this prospectus is current only as of the date on its cover, and may change after that date.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes industry data and forecasts that we have prepared based, in part, upon industry data and forecasts obtained from industry publications and surveys and internal company surveys. As noted in this prospectus, International Federation of the Phonographic Industry (“IFPI”), Recording Industry Association of America (“RIAA”), Nielsen SoundScan (“SoundScan”), Informa Media Research, Music & Copyright Report (“Music & Copyright”), National Music Publishers’ Association (“NMPA”), The NPD Group, Enders Analysis and the U.S. Department of Commerce, U.S. Census Bureau, Bureau of Labor Statistics were the primary sources for third-party industry data and forecasts. These third-party industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but they can give no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe the industry forecasts and market research are reliable, we have not independently verified such forecasts and research.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. We urge you to read this entire prospectus, including the “Risk Factors” section and the combined financial statements and related notes, before participating in the exchange offer.

We acquired the business of WMG from Time Warner effective March 1, 2004. In this prospectus, the term “Holdings” refers to WMG Holdings Corp., which does business under that name, and not its subsidiaries and the terms “we,” “our,” “ours,” “us,” “the Company” and “WMG” refer collectively to Warner Music Group Corp. (“Parent”), the parent of Holdings, and Holdings and its consolidated or combined subsidiaries, except where otherwise indicated. Each of Parent and Holdings is a holding company. Parent’s only asset is the ownership of all outstanding shares of Holdings. Holdings’ only asset is the ownership of all outstanding shares of WMG Acquisition Corp., which we refer to as “Acquisition Corp.” We conduct all of our business through Acquisition Corp. The use of these terms is not intended to imply that Parent, Holdings and Holdings’ subsidiaries are not separate and distinct legal entities. Holdings and Parent, through its guarantee, are the sole obligors on the notes, and their subsidiaries do not have any obligation with respect to the notes. In 2004, we changed our fiscal year end from November 30 to September 30. Accordingly, the fiscal year ended September 30, 2004 is a ten-month period. In addition, as a result of our acquisition from Time Warner, and as described further in the Parent financial statements and the notes thereto included elsewhere in this prospectus, results discussed for the ten months ended September 30, 2004 represent the mathematical addition of our pre-acquisition three-month period ended February 29, 2004 and our post-acquisition seven-month period ended September 30, 2004. Results discussed for the six months ended March 31, 2004 are the mathematical addition of our pre-acquisition five month period ended February 29, 2004 and our post-acquisition one month period ended March 31, 2004. Calculations of market share are based on revenues, except as otherwise noted.

Our Company

We are one of the world’s major music companies. Our company is composed of two businesses: Recorded Music and Music Publishing. We are a global company, generating over half of our revenues in more than 50 countries outside of the U.S. Acquisition Corp. acquired substantially all of Time Warner Inc.’s music division from Time Warner on March 1, 2004 for $2.595 billion in cash and non-cash consideration. See “The Transactions.”

Our Recorded Music business produces revenue through the marketing, sale and licensing of recorded music in physical and digital formats. We believe we have one of the world’s largest and most varied recorded music catalogs, including 27 of the top 100 U.S. best-selling albums of all time—more than any other recorded music company. Our roster of over 38,000 artists spans all musical genres and includes Led Zeppelin, The Eagles, Madonna, Metallica and Fleetwood Mac. Our more recent successes include Linkin Park, Simple Plan, Jet, Michelle Branch, Sean Paul and Josh Groban. Our Recorded Music business generated 83% of our consolidated revenues during the twelve months ended March 31, 2005.

Our Music Publishing business owns and acquires rights to musical compositions, exploits and markets these compositions and receives royalties or fees for their use. We hold rights in over one million copyrights across a broad range of musical styles from over 65,000 songwriters and composers. Our library includes titles such as “Summertime” by George and Ira Gershwin and DuBose Heyward, “Happy Birthday to You” by Mildred and Patty Hill, “Night and Day” by Cole Porter, “When a Man Loves a Woman” by Calvin Lewis and Andrew Wright, and “Star Wars Theme” by John Williams, as well as more recent popular titles such as “Smooth” by Itaal Shur and Rob Thomas and “Thank You” by Dido Armstrong and Paul Herman. Our Music Publishing business generated 17% of our consolidated revenues during the twelve months ended March 31, 2005.

Industry Overview

Recorded music and music publishing focus on different products and benefit from different sources of revenues. The following table summarizes the product, the “artist” that is responsible for creating the product and the means by which the product generates revenue:

	Recorded Music	Music Publishing
The Product	• The recording	• The song
The “Artist”	• Recording artist	• Songwriter or composer
How revenues are generated	• When a recording (in physical or digital format) is sold or licensed

•        When a recording (in physical or digital format) of the song is sold or licensed

•        When a song is performed publicly (e.g., radio, television, concert or nightclub)

•        When a song is synchronized with visual images (e.g., movies and advertisements)

•        When a song’s printed sheet music is sold

The recorded music business is the business of discovering and developing recording artists and promoting, selling and licensing their works. In 2004, the recorded music industry generated $32.1 billion in retail sales worldwide. The industry experienced robust growth in the 1990s but in recent years has seen a decline due primarily to the increase in digital piracy. In an effort to curb this decline, the industry launched an intensive campaign in 2003 to limit digital piracy. We believe these anti-piracy efforts are beginning to produce results as evidenced by increased consumer awareness, reduced illegal downloading activity and growth for the one-year period ended January 2, 2005 in U.S. music physical unit sales of approximately 1% relative to the comparable one-year period ended December 28, 2003, as reported by SoundScan. Moreover, the industry has been encouraged by the recent proliferation and early success of legitimate digital music distribution channels, as evidenced by the 141 million digital tracks sold in the U.S. through the one-year period ended January 2, 2005. See “Industry Overview—Recorded Music.”

According to the most recent published estimates by Enders Analysis, the worldwide music publishing industry accounted for $3.7 billion in revenues in 2003. See “Industry Overview—Music Publishing.”

Competitive Strengths

While we have recorded net losses on a historical and pro forma basis, primarily due to the decline since 1999 of recorded music sales, increased operating costs, increased competition, and such items as currency fluctuations and impairment charges, we believe we benefit from the following competitive strengths:

Industry Leading Recording Artists and Songwriters. We have been able to consistently attract, develop and retain successful recording artists and songwriters. This has enabled us to accumulate over decades a large and varied portfolio of recorded music and music publishing assets that generate stable and recurring cash flows.

Stable, Highly Diversified Revenue Base. Our revenue base is derived primarily from relatively stable and recurring sources such as our music publishing library, our catalog of recorded music and new releases from our existing base of established artists. In any given year, we believe that less than 10% of our total revenues depend on artists without established track records, with each of these artists typically representing less than 1% of our revenues. We have built a large and diverse catalog of recordings and compositions that covers a wide breadth of musical styles and are a significant player in each of our major geographic regions.

High Cash Flow Business Model. We generate relatively high levels of cash flow from operations as a result of our highly variable cost structure, our minimal capital requirements and our ability to adjust the timing and amount of much of our spending. Through our recent restructuring effort, we have substantially streamlined our cost structure. In addition, outsourcing arrangements entered into in October 2003 with Cinram International Inc. (“Cinram”) have significantly reduced our exposure to fixed costs and are expected to continue to reduce our future capital expenditure requirements.

Well Positioned For Growth in Digital Distribution and Emerging Technologies. For the one-year period ended January 2, 2005, our market share of digital recorded music track sales in the U.S. as measured by SoundScan was higher than our overall recorded music album market share in the U.S., which we believe reflects the relative strength of our content and in particular our catalog content. In addition, we are highly focused on several new media initiatives: supporting existing and new online services in the U.S. and abroad, working with legitimate P2P providers, influencing the evolution of new mobile phone services and formats and simplifying the clearance of all of our content for digital distribution.

Proven and Committed Management Team. We are led by an experienced senior management team with an average of approximately 20 years of entertainment industry expertise. Edgar Bronfman, Jr. is our Chairman of the Board and Chief Executive Officer. Mr. Bronfman, while President and CEO of The Seagram Company Ltd. (“Seagram”), oversaw the merger of Universal Music Group (“Universal”) and PolyGram N.V. (“PolyGram”), and successfully managed the combined business, the world’s then largest recorded music company.

Strong Equity Sponsorship. Thomas H. Lee Partners, L.P. and its affiliates (“THL”), Bain Capital and its affiliates (“Bain Capital”), and Providence Equity Partners Inc. and its affiliates (“Providence Equity”) are each leading private equity firms with established track records of successful investments and extensive experience in managing investments in entertainment and media assets and Music Capital Partners, L.P. (“Music Capital” and together with THL and Bain Capital and Providence Equity, the “Investor Group”) brings significant and directly relevant management experience in the music industry.

Business Strategy

We intend to increase revenues, operating income and cash flow through the following business strategies:

Attract, Develop and Retain Established and Emerging Recording Artists and Songwriters. A critical element of our strategy is to continue to find, develop and retain recording artists and songwriters who achieve long-term profitable success. We believe our relative size, the strength of our management team, our ability to respond to industry and consumer trends and challenges, our diverse array of genres, our large catalog of hit releases and our valuable music publishing library will help us continue to successfully build our roster of artists and songwriters.

Maximize the Value of Our Music Assets. Our Recorded Music business focuses on marketing our artists and catalog in new ways to retain existing fans of established artists and to generate new demand for our proven hits. Our Music Publishing business seeks to capitalize on the growing demand for the use of musical compositions in media products such as videogames, commercials, other musical works (such as authorized sampling), films, DVDs, mobile phone ring tones and Internet and wireless streaming and downloads by marketing and promoting our libraries to producers of these media in new and innovative ways.

Focus on Continued Management of Our Cost Structure. Immediately following the acquisition by Acquisition Corp. of substantially all of Time Warner’s music division on March 1, 2004, we commenced a broad-based restructuring plan (the “Restructuring Plan”). We intend to continue to maintain a disciplined approach to cost management in our business, and to pursue additional cost savings. We have completed substantially all of the Restructuring Plan with annualized cost savings of approximately $250 million of which approximately $202 million has been reflected in our statement of operations through March 31, 2005. We project the one-time costs associated with the Restructuring Plan to be $225 million to $250 million, of which approximately $165 million has been paid through March 31, 2005. This projection is substantially less than the $310 million original estimate. We expect to pay a majority of the remaining costs in 2005 and 2006. There are still significant risks associated with the Restructuring Plan. See “Risk Factors” and “Business.”

Invest in Accordance with an Improved Asset Allocation Strategy. Our new management has undertaken a rigorous company-wide initiative in conjunction with outside consultants in order to enhance our financial performance through developing a more targeted approach to investments. Implementing the results of this study, we will primarily seek to invest in lines of business, geographic locations and individual projects where we believe we can optimize our return on capital.

Develop and Optimize Our Physical Distribution Channel Strategies. We will continue to develop innovative programs with our physical distribution channel partners in order to implement forward-looking strategies for our mutual benefit. We will invest to meet the needs of our partners to create more efficient collaboration, such as direct-to-retail distribution strategies and vendor managed inventory.

Capitalize on Digital Distribution and Emerging Technologies. We believe new technology formats should represent a fast-growing and high-margin channel for the distribution and exploitation of our music. In particular, new and emerging third-party digital distribution outlets are not only reasonably priced, but also offer a superior customer experience to illegal alternatives, as they are easy to use, offer uncorrupted song files and integrate seamlessly with increasingly popular portable music players such as the Apple iPod, the Dell Digital Jukebox and the iRiver iHP. In addition, as networks and phone handsets become more sophisticated, our music is increasingly becoming available through mobile and other wireless service providers as ring tones, ringback tones and audio and music video downloads.

Contain Digital Piracy. We, along with the rest of the music industry, are actively combating piracy through technological innovation, litigation, education and the promotion of legislation both in the U.S. and internationally.

Recent Developments

Return of Capital and Dividend on Preferred. In September 2004, we returned $342 million of capital (the “Return of Capital”) to the Investor Group and paid a dividend of $8 million on the preferred equity of Holdings held by the Investor Group (the “Dividend on Preferred”). The Return of Capital and Dividend on Preferred were funded out of our cash balance and not from the incurrence of additional debt. We obtained an amendment to Acquisition Corp.’s senior secured credit agreement to provide for the Return of Capital and Dividend on Preferred.

Debt Incurrence and Payment to Investor Group. On December 23, 2004, we incurred approximately $700 million of new debt, consisting of $250 million of Floating Rate Notes due 2011 (the “Holdings Floating Rate Notes”), $200 million of Floating Rate Senior PIK Notes due 2014 (the “Holdings PIK Notes”) and $250 million in gross proceeds of the 9.5% Senior Discount Notes due 2014 described herein (the “Holdings Discount Notes”) (with aggregate principal amount at maturity of $396.8 million) (collectively, the “Original Holdings Notes”). The proceeds from the issuance of the Original Holdings Notes were used to fund a return of approximately $681 million to Holdings’ shareholders and the shareholders of Parent (the “Holdings’ Payment to Investor Group” and along with the offering of the Original Holdings Notes, the “Holdings Refinancing”) through a combination of dividends on our preferred stock and repurchases of our common and preferred stock. Of the total of $681 million, approximately $209 million was used to redeem our remaining shares of cumulative preferred stock, including $9 million of accrued dividends, and approximately $472 million was used to pay a return of capital to Parent, of which all but $50 million was distributed to its shareholders in December 2004. Parent distributed $43 million of such $50 million to the Investor Group on March 28, 2005 and distributed the remaining $7 million to the Investor Group on May 9, 2005. We previously obtained an amendment to Acquisition Corp.’s senior secured credit agreement to provide for the Holdings’ Payment to Investor Group, including the distribution of the remaining $50 million to the Investor Group.

Parent IPO, Concurrent Transactions and Redemption of Portion of Original Holdings Notes. On May 13, 2005, Parent consummated the initial public offering of its common stock (the offering of common stock by Parent and the use of proceeds therefrom including the repayment of a portion of the Original Holding Notes as described below, collectively, the “Initial Public Offering”). In connection with such Initial Public Offering, Parent terminated its management agreement and paid a $73 million termination fee to the Investor Group. Parent also purchased from an affiliate of Time Warner Inc. their Three-Year Warrants for an aggregate purchase price of approximately $138 million. Parent also paid, or expects to pay, approximately $33 million in special one-time bonuses consisting of (a) approximately $20 million to holders of restricted stock and stock options to make employees whole for certain unfavorable tax consequences, (b) approximately $3 million to holders of stock options representing an adjustment for outstanding options as a result of a special cash dividend on Parent’s capital stock and (c) approximately $10 million to substantially all of our employees who will have no equity participation in Parent.

Prior to the Initial Public Offering, Parent converted all of its outstanding Class L Common Stock into shares of Class A Common Stock on a one-for-one basis, renamed all of its outstanding Class A common stock “common stock” and enacted a 1,139 for 1 split of its common stock. Together, these transactions are referred to in this prospectus as the “Recapitalization.”

In addition, concurrent with the Initial Public Offering, an amendment to Acquisition Corp.’s senior secured credit facility was obtained to, among other things, increase the size of the term loan available. Concurrent with the Initial Public Offering, we used a portion of our cash on hand, plus the proceeds from $250 million of new term loan borrowings under Acquisition Corp.’s new amendment to its senior secured credit facility to pay a dividend of $320 million to Parent, which was used to repay $8.5 million of remaining promissory notes, to pay the $73 million termination fee, to pay $100.5 million in cash dividends to shareholders of Parent (including approximately $7 million relating to the holders of unvested shares of restricted stock, which will be paid at a later date), to pay approximately $33 million in special one-time bonuses and to pay approximately $138 million for the repurchase of the Three-Year Warrants. We refer to the $250 million of new term loan borrowings, the termination of the management agreement, the purchase of the Three-Year Warrants, the payment of the special one-time bonuses and dividends of approximately $109 million declared prior to Parent’s Initial Public Offering, collectively, as the “Concurrent Transactions.”

On May 16, 2005 Holdings received a capital contribution from Parent of $517 million. Holdings used the proceeds from such capital contribution to redeem all of the Holdings Floating Rate Notes and Holdings PIK Notes, and 35% of the aggregate principal amount at maturity of the Holdings Discount Notes on June 15, 2005. In addition Parent recently entered into a guarantee whereby it agreed to guarantee the payments of Holdings on the remaining outstanding notes of Holdings. The outstanding notes and guarantee by Parent are being registered hereby.

New Chief Financial Officer. In December 2004, we announced that Michael D. Fleisher had been named as our permanent Chief Financial Officer. He replaced Michael Ward who was our acting Chief Financial Officer while we conducted a search to fill the position on a permanent basis. See “Management.”

New Head of Warner/Chappell Music. On February 17, 2005, Acquisition Corp. announced that Les Bider, Chairman and CEO of its music-publishing arm, Warner/Chappell Music, Inc., had decided to step down following the appointment of a successor and a transition period. Mr. Bider had been CEO of Warner/Chappell Music since

1987. On May 28, 2005, Richard Blackstone began to serve as Chairman and CEO of Warner/Chappell Music, Inc. as Mr. Bider’s successor. Mr. Blackstone had previously been President and Chief Executive Officer of Zomba Music Publishing. Mr. Blackstone has 15 years of experience in the music publishing industry. See “Management.”

New Joint Venture. On April 8, 2005, we entered into an agreement with an affiliate of Sean “P. Diddy” Combs to form Bad Boy Records LLC, a joint venture in recorded music owned 50% by us and 50% by the affiliate. We purchased our 50% membership interest in Bad Boy Records LLC for approximately $30 million in cash. The joint venture includes catalog and roster artists such as Notorious B.I.G., Mario Winans, M.A.S.E., Carl Thomas, B5 and P. Diddy. Mr. Combs will be the CEO of the joint venture and will supervise its staff and day-to-day operations. We will provide funding, marketing, promotion and certain back-office services for the joint venture.

Parent was incorporated under Delaware law on November 21, 2003. Holdings was incorporated under Delaware law on November 20, 2003. Our principal executive offices are located at 75 Rockefeller Plaza, New York, NY 10019. Our telephone number is (212) 275-2000.

Summary of the Terms of Exchange Offer

On December 23, 2004, Holdings completed a private offering of the Original Holdings Notes, of which approximately $258 million aggregate principal amount at maturity of 9.5% Senior Discount Notes due 2014 remain outstanding. References to the “notes” in this prospectus are references to both such outstanding notes and the exchange notes offered hereby.

General

In connection with the private offering, Holdings entered into a registration rights agreement with Banc of America Securities LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. (collectively, the “initial purchasers”) the initial purchasers of the outstanding notes in which Holdings agreed, among other things, to deliver this prospectus to you and to use its reasonable best efforts complete the exchange offer for the outstanding notes within 270 days after the date of issuance of the outstanding notes.

You are entitled to exchange in the exchange offer your outstanding notes for exchange notes, which are identical in all material respects to the outstanding notes except:

• the exchange notes have been registered under the Securities Act of 1933, as amended, which we refer to as the “Securities Act”;

•	the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	certain additional interest rate provisions are no longer applicable.

The Exchange Offer	Holdings is offering to exchange up to:

•	$257,927,000 aggregate principal amount at maturity of its 9.5% Senior Discount Notes due 2014, which have been registered under the Securities Act, for a like aggregate principal amount at maturity of the outstanding 9.5% Senior Discount Notes due 2014.

You may only exchange outstanding notes in denominations of $1,000 and integral multiples of $1,000.

Subject to the satisfaction or waiver of specified conditions, Holdings will exchange the exchange notes for all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. Holdings will cause the exchange to be effected promptly after the expiration of the exchange offer.

Upon completion of the exchange offer, there may be no market for the outstanding notes and you may have difficulty selling them.

Resales

Based on interpretations by the staff of the Securities and Exchange Commission, or the “SEC”, set forth in no-action letters issued to third parties referred to below, Holdings believes that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act, if:

(1)	you are acquiring the exchange notes in the ordinary course of your business.

(2)	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

(3)	you are not an “affiliate” of Holdings within the meaning of Rule 405 under the Securities Act; and

(4)	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaging in, intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of Holdings, then:

(1)	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no- action letters; and

(2)	in the absence of an exception from the position of the SEC stated in (1) above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of the exchange notes that you receive in the exchange offer. See “Plan of Distribution.”

Expiration Dates

The exchange offer will expire at 12:00 a.m. midnight, New York City time, on August 29, 2005, unless extended by Holdings. Holdings does not currently intend to extend the expiration date of the exchange offer.

Withdrawal

You may withdraw the tender of your outstanding notes at any time prior to the expiration date of the exchange offer. Holdings will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which Holdings may assert or waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or “DTC”, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

(1)	you are acquiring the exchange notes in the ordinary course of your business;

(2)	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

(3)	you are not an “affiliate” of Holdings within the meaning of Rule 405 under the Securities Act; and

(4)	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activities, you must represent to us that you will deliver a prospectus, as required by law, in connection with any resale or other transfer of such exchange notes.

If you are not acquiring the exchange notes in the ordinary course of your business, or if you are engaged in, or intend to engage in, or have an arrangement or understanding with any person to participate in, a distribution of the exchange notes, or if you are an affiliate of Holdings, then you cannot rely on the applicable positions and interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the exchange notes.

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are held in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact such person promptly and instruct such person to tender those outstanding notes on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal and any other documents required by the letter of transmittal or you cannot comply with the DTC procedures for book-entry transfer prior to the expiration date, then you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

In connection with the sale of the outstanding notes, Holdings entered into a registration rights agreement with the initial purchasers of the outstanding notes that grants the holders of outstanding notes registration rights. By making the exchange offer, Holdings will have fulfilled most of its obligations under the registration rights agreement. Accordingly, Holdings will not be obligated to pay additional interest as described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except Holdings will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement and Holdings will not be obligated to pay additional interest as described in the registration rights agreement, except in certain limited circumstances. See “Exchange Offer; Registration Rights.”

To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holdings does not currently anticipate that it will register the outstanding notes under the Securities Act.

Material Income Tax Considerations

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for United Stated federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	Holdings will not receive any cash proceeds from the issuance of exchange notes in the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association whose address and telephone number is set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus, is the exchange agent for the exchange offer for the outstanding notes.

Summary of the Terms of the Exchange Notes

In this prospectus, the term “outstanding notes” refers to the outstanding $257,927,000 aggregate principal amount at maturity of 9.5% Senior Discount Notes due 2014 issued in the private offering; the term “exchange notes” refers to the aggregate principal amount at maturity of Holdings’ 9.5% Senior Discount Notes due 2014 as registered under the Securities Act of 1933, as amended (the “Securities Act”); and the term “notes” refers to both the outstanding notes and the exchange notes. The terms of the exchange notes will be identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of Holdings’ obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture. The following summary is not intended to be a complete description of the terms of the notes. For a more detailed description of the notes, see “Description of Notes.”

Issuer	WMG Holdings Corp.

Notes Offered	$257,927,000 aggregate principal amount at maturity of 9.5% Senior Discount Notes due 2014. As of March 31, 2005, the accreted value of the notes was $167 million.

Maturity	December 15, 2014.

Original Issue Discount on the Discount Notes

The outstanding notes were offered with original issue discount for U.S. federal income tax purposes. Thus, although cash interest will not be payable on the notes prior to June 15, 2010, interest will accrue from the issue date of the notes based on the yield to maturity of the notes and will generally be included as interest income (including for periods ending prior to December 15, 2009) for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

Ranking	The outstanding notes are, and the exchange notes will be, senior unsecured obligations of Holdings and will:

•	rank equally in right of payment to all of Holdings’ unsecured senior indebtedness;

•	rank senior in right of payment to any of Holdings’ future senior subordinated unsecured indebtedness and future subordinated unsecured indebtedness; and

•

be effectively subordinated in right of payment to all of Holdings’ existing and future secured debt (including Holdings’ guarantee of $1,188 million of borrowings under Acquisition Corp.’s senior credit facilities as of March 31, 2005 and the additional $250 million of borrowings as of May 13, 2005 under Acquisition Corp.’s amended senior secured credit facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity”), to the extent of the value of the assets securing such debt, and will be structurally subordinated to all obligations of each of Holdings’ existing and future subsidiaries (including Acquisition Corp.’s $465 million of 7 3/8% senior subordinated notes due 2014, £100 million 8 1/8% senior subordinated notes due 2014, $1,188 million of borrowings under its senior credit facilities as of March 31, 2005 and the additional $250 million of borrowings as of May 13, 2005 under Acquisition Corp.’s amended senior secured credit facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity”).

As of March 31, 2005:

•	Holdings had approximately $1,188 million of senior indebtedness (other than the notes), all of which represented the secured guarantee by Holdings of borrowings by Acquisition Corp. under its senior credit facility. This amount does not include the guarantee by Holdings of the remaining $250 million of additional borrowings available under Acquisition Corp.’s revolving credit facility or the additional $250 million of new term loan borrowings under Acquisition Corp.’s senior secured credit facility, which was amended in May 2005 as part of the Concurrent Transactions. The guarantee by Holdings of borrowings under the credit facility is secured by a pledge of all the stock it owns in Acquisition Corp. and thus is effectively senior to the notes to the extent of the assets securing such guarantee;

•	Holdings would not have had any senior subordinated indebtedness; and

•	Holdings would not have had any subordinated indebtedness.

As of March 31, 2005, Holdings’ subsidiary, Acquisition Corp., had $1,188 million of debt outstanding under its credit agreement and an additional $250 million available under its revolving credit facility, plus $465 million of 7 3/8% senior subordinated notes due 2014 and £100 million of 8 1/8% senior subordinated notes due 2014, all of which would be structurally senior to the notes. In addition, on May 13, 2005, we borrowed an additional $250 million under the amended Acquisition Corp. senior secured credit facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity”.

Guarantee	Parent has unconditionally guaranteed the outstanding notes, and will unconditionally guarantee the exchange notes, on an unsecured, senior basis.

Optional Redemption

Prior to December 15, 2009, Holdings may redeem some or all of the notes at a price equal to 100% of the accreted value of the notes plus a “make whole” premium as set forth under “Description of Notes—Optional Redemption.”

Additionally, Holdings may redeem the notes, in whole or in part, at any time on or after December 15, 2009 at the redemption prices set forth under “Description of Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings

At any time (which may be more than once) before December 15, 2007, Holdings may choose to redeem up to 35% of the notes with proceeds that it or one of its parent companies raises in one or more equity offerings, as long as:

•	Holdings pays 109.5% of the accreted value of the notes, plus accrued and unpaid interest;

•	Holdings redeems the notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount at maturity of the notes issued remains outstanding afterwards.

Unless Holdings issues additional notes, Holdings will not be able to redeem any of the notes pursuant to this provision.

See “Description of Notes—Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change in control, you will have the right, as holders of the notes, to require Holdings to repurchase some or all of your notes at 101% (100% in certain circumstances) of their accreted value plus accrued interest. See “Description of Notes—Change of Control.”

Holdings may not be able to pay you the required price for notes you present to it at the time of a change of control, because:

•	Holdings may not have enough funds at that time; or

•	terms of its debt may prevent it from paying.

Asset Sale Proceeds

If Holdings or its restricted subsidiaries engage in asset sales, Holdings generally must either invest the net cash proceeds from such sales in its business within a period of time, prepay subsidiary debt or bank debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their accreted value plus accrued and unpaid interest.

Certain Indenture Provisions	The indenture governing the notes contains covenants limiting Holdings’ ability and the ability of most or all of its subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of their capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain debt without securing the notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into certain transactions with their affiliates; and

•	designate their subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes.”

Absence of Public Market

The exchange notes will generally be freely transferable (subject to certain restrictions discussed in “Exchange Offer; Registration Rights”) but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market for the exchange notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system.

Listing

As noted above, Holdings does not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system. The exchange notes are expected to trade in the over-the-counter market.

Use of Proceeds	Holdings will not receive any cash proceeds from the exchange offer. For a description of the use of proceeds from the private offering of the outstanding notes, see “Use of Proceeds”.

Risk Factors	See “Risk Factors” for a description of some of the risks you should consider before deciding to participate in the exchange offer.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

Holdings, the issuer of the outstanding notes, is a holding company that conducts substantially all of its business operations through its only asset and wholly owned subsidiary, Acquisition Corp. Holdings is a wholly owned subsidiary of Parent. Parent has fully and unconditionally guaranteed the outstanding notes and will fully and unconditionally guarantee the exchange notes. Accordingly, we have presented the financial information of Parent. See “Supplementary Information—Condensed Consolidating Financial Statements” to Parent’s audited historical financial statements and unaudited interim financial statements, included elsewhere in this prospectus, for Holdings financial information on a stand-alone basis.

The following table sets forth Parent’s summary historical and pro forma financial and other data as of the dates and for the periods indicated. Parent’s summary balance sheet data as of September 30, 2004 and November 30, 2003 and the statement of operations and other data for each of (i) the seven months ended September 30, 2004, (ii) the three months ended February 29, 2004 and, (iii) the years ended November 30, 2003 and 2002 have been derived from Parent’s audited financial statements included elsewhere in this prospectus. Parent’s summary balance sheet data as of March 31, 2005 and the statement of operations and other data for each of the (i) ten months ended September 30, 2003, (ii) the five months ended February 29, 2004, (iii) the one month ended March 31, 2004 and the six months ended March 31, 2005 have been derived from Parent’s unaudited financial statements included elsewhere in this prospectus. Parent’s balance sheet data as of November 30, 2002 is derived from Parent’s audited financial statements that are not included in this prospectus. Parent’s summary historical balance sheet data as of September 30, 2003 and Parent’s summary historical financial data as of and for each of the two years ended November 30, 2001 and 2000 have been derived from Parent’s unaudited financial statements that are not included in this prospectus.

The comparability of Parent’s summary historical financial data has been affected by a number of significant events and transactions. These include the Acquisition (as defined below) in 2004, a related change in Parent’s fiscal year to September 30 from November 30, which was enacted in 2004, and the acquisition of Time Warner by AOL in 2001 (the “AOL Time Warner Merger”). Due to the change in Parent’s year-end, financial information for 2004 is a transition period and reflects a shortened ten-month period ended September 30, 2004. This period is also separated into pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. For all periods prior to the Acquisition, the music and publishing businesses formerly owned by Time Warner are referred to as “Old WMG” or the “Predecessor.” For all periods subsequent to the Acquisition, the business is referred to as the “Company” or the “Successor.” In addition, summary historical financial data for 2000 does not reflect the pushdown of a portion of the purchase price relating to the AOL Time Warner Merger that occurred in 2001 to Parent’s financial statements.

Parent’s summary unaudited pro forma financial data for the twelve months ended September 30, 2004 give effect, in the manner described under “Pro Forma Consolidated Condensed Financial Statements” and the notes thereto, to (i) the acquisition of the business by Acquisition Corp. effective as of March 1, 2004 (the “Acquisition”) and the borrowings under the senior secured credit facility and bridge loan and an initial capital investment by the Investor Group (the “Original Financing”), (ii) the use of the proceeds from the issuance of Acquisition Corp.’s $465 million 7 3/8% senior subordinated notes due 2014 (the “dollar notes”) and £100 million 8 1/8% senior subordinated notes due 2014 (the “sterling notes”, and collectively with the dollar notes the “Acquisition Corp. Notes”), additional borrowings under the senior secured credit facility and cash on hand to repay or return certain amounts incurred in connection with the Original Financing (the “Refinancing”), (iii) our CD and DVD manufacturing, packaging and physical distribution agreements (the “Cinram Agreements”) with Cinram, (iv) the Holdings’ Refinancing, (v) the Recapitalization and the Initial Public Offering and (vi) the Concurrent Transactions as if they all occurred as of October 1, 2003. The summary pro forma financial data are presented for informational purposes only and are not necessarily indicative of Parent’s financial position or results of operations that would have occurred had the transactions been consummated as of the dates indicated. In addition, the summary pro forma combined financial data are not necessarily indicative of Parent’s future financial condition or operating results.

The following Parent unaudited pro forma consolidated condensed statement of operations for the six months ended March 31, 2005 gives effect to (i) the Holdings Refinancing, (ii) the Initial Public Offering and (iii) the Concurrent Transactions, as of October 1, 2003. All financial effects resulting from the Acquisition and the Original Financing, the Cinram Agreements and the Refinancing are already reflected in Parent’s historical statement of operations for the six months ended March 31, 2005, and accordingly, no pro forma adjustments to the statement of operations for such period are necessary.

You should read the information contained in this table in conjunction with “Pro Forma Consolidated Condensed Financial Statements,” “Selected Historical Consolidated Financial and Other Data,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Transactions” and Parent’s historical financial statements and the accompanying notes thereto included elsewhere in this prospectus.

	Historical										Pro Forma
	Predecessor							Successor
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003	Three Months Ended February 29, 2004	Five Months Ended February 29, 2004	One Month Ended March 31, 2004	Seven Months Ended September 30, 2004	Six Months Ended March 31, 2005	Twelve Months Ended September 30, 2004(2)	Six Months Ended March 31, 2005(2)
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited) (1)	(audited) (1)	(unaudited)	(audited) (1)	(unaudited)	(unaudited)	(audited) (1)	(unaudited)	(unaudited)	(unaudited)
						(in millions)
Statement of Operations Data:
Revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$779	$1,668	$245	$1,769	$1,855	$3,436	$1,855
Cost of revenues	(1,960)	(1,731)	(1,873)	(1,940)	(1,449)	(415)	(906)	(130)	(944)	(981)	(1,843)	(981)
Selling, general and administrative expenses	(1,297)	(1,402)	(1,282)	(1,286)	(995)	(319)	(610)	(97)	(677)	(624)	(1,291)	(624)
Impairment of goodwill and other intangible assets	—	—	(1,500)	(1,019)	—	—	(1,019)	—	—	—	(1,019)	—
Depreciation and amortization	(282)	(868)	(249)	(328)	(272)	(72)	(128)	(21)	(140)	(121)	(245)	(121)
Operating income (loss)	(36)	(766)	(1,542)	(1,158)	(197)	(11)	(972)	3	18	157	(929)	157
Interest expense, net	(13)	(34)	(23)	(5)	(5)	(2)	(2)	(10)	(80)	(90)	(150)	(83)
Income (loss) before cumulative effect of accounting change	(408)	(910)	(1,230)	(1,353)	(201)	(32)	(1,184)	(10)	(238)	40	(901)	35
Net income (loss)	$(408)	$(910)	$(6,026)	$(1,353)	$(201)	$(32)	$(1,184)	$(10)	$(238)	$40	(901)	35
Segment Data:
Revenues:
Recorded Music	$2,929	$2,701	$2,752	$2,839	$2,039	$630	$1,430	190	$1,429	1,561	N/A	N/A
Music Publishing	554	547	563	563	467	157	253	55	348	309	N/A	N/A
Intersegment eliminations	(22)	(22)	(25)	(26)	(19)	(8)	(15)	—	(8)	(15)	N/A	N/A

Total revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$779	$1,668	245	$1,769	$1,855	$3,436	$1,855

Operating income (loss):
Recorded Music	$(22)	$(733)	$(1,206)	$(1,130)	$(181)	$(9)	(958)	(2)	$24	182	N/A	N/A
Music Publishing	47	23	(273)	23	19	17	21	9	53	42	N/A	N/A
Corporate expenses	(61)	(56)	(63)	(51)	(35)	(19)	(35)	(4)	(59)	(67)	N/A	N/A

Total operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(11)	$(972)	3	$18	$157	$(929)	$157

OIBDA(3):
Recorded Music	$214	$73	$173	$116	$8	$38	146	12	$120	266	N/A	N/A
Music Publishing	91	81	88	107	88	38	57	15	87	71	N/A	N/A
Corporate expenses	(59)	(52)	(54)	(34)	(21)	(15)	(28)	(3)	(49)	(59)	N/A	N/A

Total OIBDA(3)	$246	$102	$207	$189	$75	$61	$175	24	$158	$278	$335	$278

Other Financial Data:
Deficiency in earnings over fixed charges(4)	$(365)	$(1,066)	$(1,570)	$(1,317)	$(268)	$(15)	$(1,064)	$(11)	$(74)	N/A	$(1,176)	N/A
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1.78	N/A	1.83

Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$75	$(122)	$(13)	$278	$257	$321	$352	$(2)	$86	$292	N/A	N/A
Investing activities	(153)	(175)	(365)	(65)	(73)	14	17	(2,640)	(2,663)	(61)	N/A	N/A
Financing activities	61	227	385	(121)	(151)	(10)	18	2,700	2,661	(342)	N/A	N/A
Capital expenditures	(64)	(91)	(88)	(51)	(30)	(3)	(24)	—	(15)	(14)	N/A	N/A
Balance Sheet Data (at period end):
Cash and equivalents	$106	$34	$41	$144	$80	$471	$471	$529	$555	$447	N/A	$284
Total assets	6,791	17,642	5,679	4,484	5,255	4,560	4,560	5,185	5,090	4,742	N/A	$4,570
Total debt (including current portion of long-term debt)	102	115	101	120	115	132	132	1,650	1,840	2,550	N/A	$2,264
Shareholder’s equity (deficit)	5,228	14,588	3,001	1,587	2,673	1,691	1,691	838	280	(137)	N/A	113

(1)	Audited, except for other Financial Data.
(2)	See “Pro Forma Consolidated Condensed Financial Statements.”
(3)	We evaluate segment and consolidated performance based on several factors, of which the primary measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as “OIBDA”). See “Use of OIBDA” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere herein. Note that OIBDA is different from Adjusted EBITDA as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Liquidity—Covenant Compliance”, which is presented on a consolidated and combined basis therein as a covenant compliance measure. The following is a reconciliation of operating income, which is a GAAP measure of our operating results, to OIBDA.

	Historical										Pro Forma
	Predecessor							Successor
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003	Three Months Ended February 29, 2004	Five Months Ended February 29, 2004	One Month Ended March 31, 2004	Seven Months Ended September 30, 2004	Six Months Ended March 31, 2005	Twelve Months Ended September 30, 2004(1)	Six Months Ended March 31, 2005(1)
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)	(audited)	(unaudited)	(unaudited)	(audited)	(unaudited)	(unaudited)	(unaudited)
						(in millions)
Operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(11)	$(972)	$3	$18	$157	$(929)	$157
Depreciation and amortization expense	282	868	249	328	272	72	128	21	140	121	245	121
Impairment of goodwill and other intangible assets	—	—	1,500	1,019	—	—	1,019	—	—	—	1,019	—

OIBDA	$246	$102	$207	$189	$75	$61	$175	$24	$158	$278	$335	$278

(4)	For purposes of calculating the earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor). In periods where earnings were insufficient to cover fixed charges, the deficiency of earnings over fixed charges has been disclosed. Pretax earnings for 2002 and 2003 have been reduced by a $1.5 billion and $1.0 billion, respectively, non-cash charge to reduce the carrying value of our goodwill and other intangible assets. Accordingly, because this charge was non-cash, it is not indicative of our ability to cover our fixed charges with pretax earnings. Excluding the non-cash impairment charge for 2002 and 2003 on a historical basis, and the twelve months ended September 30, 2004 on a pro forma basis, would result in a deficiency of earnings over fixed charges of $70 million in 2002, $298 million in 2003 and $207 for the twelve months ended September 30, 2004. In addition, deficiency of earnings over fixed charges in each period includes significant non-cash amortization expenses on intangible assets of $93 million, $178 million, $93 million, $104 million, $15 million, $97 million, $56 million, $201 million, $242 million, $182 million, $821 million and $240 million in each of the pro forma six months ended March 31, 2005, pro forma twelve months ended September 30, 2004, the six months ended March 31, 2005, the seven months ended September 30, 2004, the one month ended March 31, 2004, the five months ended February 29, 2005, the three months ended February 29, 2004, the ten months ended September 30, 2003 and fiscal 2003, 2002, 2001 and 2000, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before participating in the exchange offer. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, Holdings does not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—Summary of the Terms of the Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the principal amount of the outstanding notes outstanding, which may have an adverse effect upon and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.

Risks Related to the Business

Increased costs associated with corporate governance compliance may significantly affect our results of operations.

The Sarbanes-Oxley Act of 2002 and our being subject to the Securities Exchange Act of 1934, as amended, will require changes in some of our corporate governance and securities disclosure and compliance practices, and will require a review of our internal control procedures. For example, we will be required to implement disclosure controls, which currently need to be improved. We expect these developments to increase our legal compliance and financial reporting costs. In addition, they could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. Finally, director and officer liability insurance for public companies like us has become more difficult and more expensive to obtain, and we may be required to accept reduced coverage or incur higher costs to obtain coverage that is satisfactory to us and our officers or directors. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude or additional costs we may incur as a result.

Our internal controls over financial reporting may not be adequate and our independent auditors may not be able to certify as to their adequacy, which could have a significant and adverse effect on our business and reputation.

We are evaluating our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and rules and regulations of the SEC thereunder, which we refer to as Section 404. Section 404 requires a reporting company such as ours to, among other things, annually review and disclose its internal controls over financial reporting, and evaluate and disclose changes in its internal controls over financial reporting quarterly. We will be required to comply with Section 404 as of September 30, 2006. We are currently performing the system and process evaluation and testing required (and any necessary remediation) in an effort to comply with management certification and auditor attestation requirements of Section 404. In the course of our ongoing evaluation, we have identified areas of our internal controls requiring improvement, and plan to design enhanced processes and controls to address these and any other issues that might be identified through this review. As a result, we expect to incur additional expenses and diversion of management’s time. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations and may not be able to ensure that the process is effective or that the internal controls are or will be effective in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the effectiveness of our internal control over financial reporting and we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission. As a result, there could be an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could adversely affect our results.

Our outside auditors have identified weaknesses in our internal controls that could affect our ability to ensure timely and reliable financial reports.

In addition to our evaluation of internal controls under Section 404 of the Sarbanes-Oxley Act and any areas requiring improvement that we identify as part of that process, in connection with the most recent audit of Acquisition Corp., and subsequently Parent, our outside auditors identified a number of significant deficiencies that together constitute material weaknesses in our internal controls. A material weakness, as defined by the Public Company Accounting Oversight Board, is a significant deficiency that by itself, or in combination with other significant deficiencies, results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

During the transition from a subsidiary of a multinational company to a stand alone entity, our outside auditors advised the audit committee of our board of directors and our management that numerous entity level controls were limited or not in place, including the need for a permanent chief financial officer (who we have since hired) and additional skilled accounting and SEC experienced personnel to enhance the accounting department both domestically and internationally, the need to develop a tax group, the need to establish our own internal audit department, the need to considerably enhance our documentation of our systems and controls, and the need to develop and implement a formal code of conduct. In addition, our outside auditors noted that our domestic operations currently use different royalty systems, which has created certain complexities in reconciling royalty expense and payables. While we recognize that additional staff is needed to cope with current requirements in royalty processing until a new system can be developed, we may not be able to hire and train additional staff. Finally, our auditors noted that our overall controls at our print business are significantly deficient. In December 2004, we entered into a definitive agreement to sell our print business to Alfred Publishing and the sale was consummated on May 31, 2005.

We have already taken a number of actions to begin to address the items identified including:

•	recently hiring a permanent chief financial officer;

•	establishing an audit committee and appointing an independent director who is a financial expert as the chair of the committee;

•	outsourcing our internal audit functions and hiring a director of internal audit;

•	hiring external resources to lead our Section 404 evaluation efforts;

•	adopting a new code of conduct and hiring outside consultants to assist in the implementation of the new code of conduct;

•	hiring additional outside resources to assist our internal personnel with royalties accounting and SEC reporting;

•	hiring other accounting and SEC experienced personnel to enhance the accounting department;

•	hiring a director of taxation and other tax department members; and

•	entering into a joint venture with Universal Music Group, Exigen Group and Lightspeed Venture Partners to build a new uniform royalty system for all U.S. operations.

While we have begun to take actions to address the items identified, additional measures will be necessary and these measures along with other measures we expect to take to improve our internal controls may not be sufficient to address the issues identified by our outside auditors or ensure that our internal controls are effective. If we are unable to provide reliable and timely financial reports our business and prospects could suffer material adverse effects and our share price could be adversely affected.

The recorded music industry has been declining and may continue to decline, which may adversely affect our prospects and our results of operations.

Illegal downloading of music from the Internet, CD-R piracy, industrial piracy, economic recession, bankruptcies of record wholesalers and retailers and growing competition for consumer discretionary spending and retail shelf space may all be contributing to a declining recorded music industry. Additionally, the period of growth in recorded music sales driven by the introduction and penetration of the CD format has ended. While DVD-Audio, DualDisc and downloadable digital files are thought to represent potential new avenues for growth, no significant new legitimate audio format has yet emerged to take the place of the CD. The value of worldwide sales fell as the music industry witnessed a decline of 4.9% from 1999 to 2000, 5.7% from 2000 to 2001, 6.7% from 2001 to 2002, 7.6% from 2002 to 2003. Although we believe that the recorded music industry should improve as evidenced by the year-over-year growth in U.S. music physical unit sales in 2004 and the performance in overall (physical and digital) music unit sales globally in 2004, the industry may relapse into a period of decline as witnessed from 1999 to 2003. We cannot assure you as to the timing or the extent of any improvement in the industry or that the evidence of improvement in 2004 based upon U.S. sales through the one-year period ending January 2, 2005 and global sales in the first half of 2004 will continue. For example, as of July 3, 2005, year-to-date U.S. recorded music sales (excluding sales of digital tracks) are down approximately 7.1% year-over-year. A declining recorded music industry is likely to lead to reduced levels of revenue and operating income generated by our Recorded Music business. Additionally, a declining recorded music industry is also likely to have a negative impact on our Music Publishing business, which generates a significant portion of its revenues from mechanical royalties, primarily from the sale of music in CD and other recorded music formats.

There may be downward pressure on our pricing and our profit margins.

There are a variety of factors which could cause us to reduce our prices and erode our profit margins. They are, among others, increased price competition among record companies resulting from the Universal and Sony BMG recorded music duopoly, price competition from the sale of motion pictures in DVD-Video format and videogames, the ever greater price negotiating leverage of mass merchandisers and big box retailers, the increased costs of doing business with mass merchandisers and big box retailers as a result of complying with operating procedures that are unique to their needs and the adoption by record companies of initially lower-margin formats such as DualDisc and DVD-Audio. See “Risk Factors—We may be materially and adversely affected by the formation of Sony BMG Music Entertainment.”

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain artists and songwriters and by the existence or absence of superstar releases and by local economic conditions in the countries in which we operate.

We are dependent on identifying, signing and retaining artists with long-term potential, whose debut albums are well received on release, whose subsequent albums are anticipated by consumers and whose music will continue to generate sales as part of our catalog for years to come. The competition among record companies for such talent is intense. Competition among record companies to sell records is also intense and the marketing expenditures necessary to compete have increased as well. We are also dependent on signing and retaining songwriters who will write the hit songs of today and the classics of tomorrow under terms that are economically attractive to us. Our competitive position is dependent on our continuing ability to attract and develop talent whose work can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such artists and songwriters under terms that are economically attractive to us. Our financial results may also be affected by the existence or absence of superstar artist releases during a particular period. Some music industry observers believe that the number of superstar acts with long-term appeal, both in terms of catalog sales and future releases, has declined in recent years. Additionally, our financial results are generally affected by the general economic and retail environment of the countries in which we operate, as well as the appeal of our recorded music catalog and our music publishing library.

We may have difficulty addressing the threats to our business associated with home copying and Internet downloading.

The combined effect of the decreasing cost of electronic and computer equipment and related technology such as CD burners and the conversion of music into digital formats have made it easier for consumers to create unauthorized copies of our recordings in the form of, for example, CDs and MP3 files. A substantial portion of our revenue comes from the sale of audio products that are potentially subject to unauthorized consumer copying and widespread dissemination on the Internet without an economic return to us. We are working to control this problem through litigation, by lobbying governments for new, stronger copyright protection laws and more stringent enforcement of current laws and by establishing legitimate new media business models. We cannot give any assurances that such measures will be effective. For instance, the Inducing Infringement of Copyrights Act of 2004 introduced in the Senate on June 22, 2004 was not enacted in 2004. If we fail to obtain appropriate relief through the judicial process or the complete enforcement of judicial decisions issued in our favor (or if judicial decisions are not in our favor, such as in the original decisions in the recent file-sharing cases in the U.S., Metro-Goldwyn-Mayer Studios, Inc. et al vs. Grokster Ltd. et al), if we are unsuccessful in our efforts to lobby governments to enact and enforce stronger legal penalties for copyright infringement or if we fail to develop effective means of protecting our intellectual property (whether copyrights or other rights such as patents, trademarks and trade secrets) or entertainment-related products or services, our results of operations, financial position and prospects may suffer. On March 29, 2005, the U.S. Supreme Court heard the appeal of the decision of the U.S. Court of Appeals for the 9th Circuit in the Grokster case. The issue to be decided by the Supreme Court was the liability of file sharing software developers and vendors for the copyright infringement that takes place on their services. Both the district court and the Ninth Circuit had found that Grokster and Streamcast could not be found contributorily and vicariously liable for the copyright infringement committed by the users of their services. On June 27, 2005, the U.S. Supreme Court held that one who distributes a device with the object of promoting its use to infringe copyright, as shown by clear expression or other affirmative steps taken to foster infringement, going beyond mere distribution with knowledge of third-party action, is liable for the resulting acts of infringement by third parties using the device, regardless of the lawful uses of the device. The U.S. Supreme Court sent the case back to the trial court so that the trial process can determine whether the defendant companies intentionally encouraged infringement.

Organized industrial piracy may lead to decreased sales.

The global organized commercial pirate trade is a significant threat to the music industry. Worldwide, industrial pirated music (which encompasses unauthorized physical copies manufactured for sale but does not include Internet downloads or home CD burning) is estimated to have generated over $4.6 billion in revenues in 2004, according to IFPI. IFPI estimates that 1.2 billion pirated units were manufactured in 2004. According to IFPI estimates, approximately 34% of all music CDs sold worldwide in 2004 were pirated. Unauthorized copies and piracy contributed to the decrease in the volume of legitimate sales and put pressure on the price of legitimate sales. They have had, and may continue to have, an adverse effect on our business.

Our Restructuring Plan may not be successful and may adversely affect our business.

The scope of our Restructuring Plan is broad and significant and may cause losses to our business that we cannot predict. At the time of the Acquisition, we had identified up to $277 million of annualized cost savings to be achieved within 18 months and had identified approximately $310 million of associated restructuring charges. Although we have now implemented annualized cost savings of approximately $250 million and expect the actual charges to be between $225 million and $250 million, we cannot assure you that:

•	we will actually achieve all such identified savings;

•	we will implement all measures needed to achieve such savings; and

•	the costs to implement our Restructuring Plan will not exceed our identified costs due to, among other things, higher than expected costs related to staff reductions or consolidation of our operations.

The primary challenge we face in realizing the cost savings in our Restructuring Plan is avoiding increased costs required to support our ongoing operations. Specifically, a variety of factors could cause us not to achieve the benefits of the restructuring, or could result in harm to our business, including, among others, the following:

•	higher than expected retention costs for employees that will be retained;

•	increased operating costs or other unexpected costs associated with supporting the business and meeting financial objectives such as revenue growth;

•	loss of revenues and market share due to, among other things, a diminished ability to attract and hire desirable talent;

•	unexpected loss of artists or key employees; and

•	loss of revenues and market share due to, among other things, a lack of sufficient resources to promote records and albums, and a lack of sufficient resources to attract new artists.

If we fail to successfully implement the remainder of the Restructuring Plan, including our cost-saving measures, our results of operations and financial position may suffer. In addition, we cannot predict the extent to which our Restructuring Plan may adversely affect our business.

Our involvement in intellectual property litigation could adversely affect our business.

Our business is highly dependent upon intellectual property, a field that has encountered increasing litigation in recent years. If we are alleged to infringe the intellectual property rights of a third party, any litigation to defend the claim could be costly and would divert the time and resources of management, regardless of the merits of the claim. There can be no assurance that we would prevail in any such litigation. If we were to lose a litigation relating to intellectual property, we could be forced to pay monetary damages and to cease the sale of certain products or the use of certain technology. Any of the foregoing may adversely affect our business.

The recorded music industry is under investigation by Eliot Spitzer, the Attorney General for the State of New York, regarding its practices in promoting its records to radio stations.

On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York, served us with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General’s subpoenas, we have been producing documents and have substantially completed our production. We also understand that this investigation has been expanded to include companies that own radio stations. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. On July 25, 2005, Sony BMG Music Entertainment (“Sony BMG”) reached a settlement with the Attorney General. As part of such settlement, Sony BMG agreed to make $10 million in charitable payments and to abide by a list of permissible and impermissible promotional activities. Commissioner Adelstein of the Federal Communications Commission has subsequently called for an investigation into the same or related subject matter. While it is too soon to predict the outcome of this investigation and the FCC announcement on us, the investigation by Spitzer, the FCC announcement and these recent developments have the potential to result in changes in the manner in which the recorded music industry promotes its records or financial penalties, which could adversely affect our business, including our brand value.

Due to the nature of our business, our results of operations and cash flows may fluctuate significantly from period to period.

Our net sales, operating income and profitability, like those of other companies in the music business, are largely affected by the number and quality of albums that we release, our release schedule, and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our operating cash flows. The timing of album releases and advance payments is largely based on business and other considerations and is made without regard to the timing of the release of our financial results. We report results of operations quarterly and our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments, which may result in significant fluctuations from period to period.

Our operating results fluctuate on a seasonal and quarterly basis, and, in the event we do not generate sufficient net sales in our first fiscal quarter, we may not be able to meet our debt service and other obligations, including those under the Acquisition Corp. Notes and the notes.

Our business is seasonal. For the twelve months ended March 31, 2005, we derived approximately 83% of our revenues from our Recorded Music business. In the recorded music business, purchases are heavily weighted towards the last three months of the calendar year which represent our first quarter under our new September 30 fiscal year. Historically, we have realized approximately 35% of recorded music net sales worldwide during the last three months of the calendar year, making those three months (i.e., our new first fiscal quarter) material to our full-year performance. We realized 35% of recorded music calendar year net sales during the last three months of 2004. This sales seasonality affects our operating cash flow from quarter to quarter. We cannot assure you that our recorded music net sales for the last three months of any calendar year will continue to be sufficient to meet our obligations or that they will be higher than such net sales for our other quarters. In the event that we do not derive sufficient recorded music net sales in such last three months, we may not be able to meet our debt service under the notes or the guarantee and our other obligations.

We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result.

The industry in which we operate is highly competitive, is based on consumer preferences and is rapidly changing. Additionally, the music industry requires substantial human and capital resources. We compete with other recorded music companies and music publishers to identify and sign new recording artists and songwriters who subsequently achieve long-term success and to renew agreements with established artists and songwriters. In addition, our competitors may from time to time reduce their prices in an effort to expand market share and introduce new services, or improve the quality of their products or services. We may lose business if we are unable to sign successful artists or songwriters or to match the prices or the quality of products and services, offered by our competitors. Our Music Publishing business competes not only with other music publishing companies, but also with songwriters who publish their own works. Our Recorded Music business is to a large extent dependent on technological developments, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. For example, our Recorded Music business may be adversely affected by technological developments that facilitate the piracy of music, such as Internet peer-to-peer file-sharing and CD-R activity; by its inability to enforce our intellectual property rights in digital environments; and by its failure to develop a successful business model applicable to a digital online environment. It also faces competition from other forms of entertainment and leisure activities, such as cable and satellite television, pre-recorded films on videocassettes and DVD, the Internet and computer and videogames.

Our business operations in some countries subject us to trends, developments or other events in foreign countries which may affect us adversely.

We are a global company with strong local presences, which have become increasingly important as the popularity of music originating from a country’s own language and culture has increased in recent years. Our mix of national and international recording artists and songwriters provides a significant degree of diversification for our music portfolio. However, our creative content does not necessarily enjoy universal appeal. As a result, our results can be affected not only by general industry trends, but also by trends, developments or other events in individual countries, including:

•	limited legal protection and enforcement of intellectual property rights;

•	restrictions on the repatriation of capital;

•	differences and unexpected changes in regulatory environment, including environmental, health and safety, local planning, zoning and labor laws, rules and regulations;

•	varying tax regimes which could adversely affect our results of operations or cash flows, including regulations relating to transfer pricing and withholding taxes on remittances and other payments by subsidiaries and joint ventures;

•	exposure to different legal standards and enforcement mechanisms and the associated cost of compliance;

•	difficulties in attracting and retaining qualified management and employees or rationalizing our workforce;

•	tariffs, duties, export controls and other trade barriers;

•	longer accounts receivable settlement cycles and difficulties in collecting accounts receivable;

•	recessionary trends, inflation and instability of the financial markets;

•	higher interest rates; and

•	political instability.

We may not be able to insure or hedge against these risks, and we may not be able to ensure compliance with all of the applicable regulations without incurring additional costs. Furthermore, financing may not be available in countries with less than investment-grade sovereign credit ratings. As a result, it may be difficult to create or maintain profit-making operations in developing countries.

In addition, our results can be affected by trends, developments and other events in individual countries. There can be no assurance that in the future other country-specific trends, developments or other events will not have such a significant adverse effect on our business, results of operations or financial condition.

Our business may be adversely affected by competitive market conditions and we may not be able to execute our business strategy.

We intend to increase revenues and cash flow through a business strategy which requires us to, among other things, continue to maximize the value of our music assets, significantly reduce costs to maximize flexibility and adjust to new realities of the market, continue to act to contain digital piracy and capitalize on digital distribution and emerging technologies.

Each of these initiatives requires sustained management focus, organization and coordination over significant periods of time. Each of these initiatives also requires success in building relationships with third parties and in anticipating and keeping up with technological developments and consumer preferences. The results of the strategy and the success of our implementation of this strategy will not be known for some time in the future. If we are unable to implement the strategy successfully or properly react to changes in market conditions, our financial condition, results of operations and cash flows could be adversely affected.

Our ability to operate effectively could be impaired if we fail to attract and retain our executive officers.

Our success depends, in part, upon the continuing contributions of our executive officers. Although we have employment agreements with our executive officers, there is no guarantee that they will not leave. The loss of the services of any of our executive officers or the failure to attract other executive officers could have a material adverse effect on our business or our business prospects. See “Management” and “Prospectus Summary—Recent Developments—New Chief Financial Officer” and “Prospectus Summary—Recent Developments—New Head of Warner/Chappell Music.”

Legitimate channels for digital distribution of our creative content are a recent development, and their impact on our business is unclear and may be adverse.

We have positioned ourselves to take advantage of the Internet and wireless as a sales distribution channel and believe that the development of legitimate channels for digital music distribution holds promise for us in the future. However, legitimate channels for digital distribution are a recent development and we cannot predict their impact on our business. Any legitimate digital distribution channel that does develop may result in lower or less profitable sales for us than comparable physical sales. In addition, if piracy continues unabated and legitimate digital distribution channels fail to gain consumer acceptance, our results of operations could be harmed.

A significant portion of our music publishing revenues is subject to rate regulation either by government entities or by local third-party collection societies throughout the world, which may limit our profitability.

Mechanical royalties and performance royalties are the two largest sources of income to our Music Publishing business and mechanical royalties are a significant expense to our Recorded Music business. In the U.S., mechanical rates are set pursuant to industry negotiations contemplated by the U.S. Copyright Act and performance rates are set by performing rights societies and subject to challenge by performing rights licensees. Outside the U.S., mechanical and performance rates are typically negotiated on an industry-wide basis. The mechanical and performance rates set pursuant to such processes may adversely affect us by limiting our ability to increase the profitability of our Music Publishing business. If the mechanical rates are set too high it may also adversely affect us by limiting our ability to increase the profitability of our Recorded Music business.

Unfavorable currency exchange rate fluctuations could adversely affect our results of operations.

The reporting currency for our financial statements is the U.S. dollar. We have substantial assets, liabilities, revenues and costs denominated in currencies other than U.S. dollars. To prepare our consolidated financial statements, we must translate those assets, liabilities, revenues and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period. For the six months ended March 31, 2005, approximately 54% of our revenues related to operations in foreign territories. See Note 23 to Parent’s historical financial statements and the accompanying notes included elsewhere in this prospectus. From time to time, we enter into foreign exchange contracts to hedge the risk of unfavorable foreign currency exchange rate movements. As of March 31, 2005, we have hedged our material foreign currency exposures related to royalty payments remitted between our foreign affiliates and our U.S. affiliates for the balance of the fiscal year.

We may not have full control and ability to direct the operations we conduct through joint ventures.

We currently have interests in a number of joint ventures and may in the future enter into further joint ventures as a means of conducting our business. In addition, we structure certain of our relationships with recording artists and songwriters as joint ventures. We may not be able to fully control the operations and the assets of our joint ventures, and we may not be able to make major decisions or may not be able to take timely actions with respect to our joint ventures unless our joint venture partners agree.

The enactment of legislation limiting the terms by which an individual can be bound under a “personal services” contract could impair our ability to retain the services of key artists.

California Labor Code Section 2855 (“Section 2855”) limits the duration of time any individual can be bound under a contract for “personal services” to a maximum of seven years. In 1987, Subsection (b) was added, which provides a limited exception to Section 2855 for recording contracts, creating a damages remedy for record companies. Legislation was introduced in California to repeal Subsection (b) and then withdrawn. Legislation was introduced in New York to create a statute similar to Section 2855, which did not advance. There is no assurance that New York, California or any other state will not reintroduce or introduce similar legislation in the future. In fact, legislation similar to Section 2855 has recently been introduced in the New York Assembly. The repeal of Subsection (b) of Section 2855 and/or the passage of legislation similar to Section 2855 by other states could materially affect our results of operations and financial position.

We face a potential loss of catalog if it is determined that recording artists have a right to recapture rights in their recordings under the U.S. Copyright Act.

The U.S. Copyright Act provides authors (or their heirs) a right to terminate licenses or assignments of rights in their copyrighted works. This right does not apply to works that are “works made for hire”. Since the effective date of U.S. copyrightability for sound recordings (February 15, 1972), virtually all of our agreements with recording artists provide that such recording artists render services under an employment-for-hire relationship. A termination right exists under the U.S. Copyright Act for musical compositions that are not “works made for hire”. If any of our commercially available recordings were determined not to be “works made for hire”, then the recording artists (or their heirs) could have the right to terminate the rights they granted to us, generally during a five-year period starting at the end of 35 years from the date of a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting either at the end of 56 years from the date of copyright or on January 1, 1978, whichever is later). A termination of rights could have an adverse effect on our Recorded Music business. From time to time, authors (or their heirs) can terminate our rights in musical compositions. However, we believe the effect of those terminations is already reflected in the financial results of our Music Publishing business.

If we acquire or invest in other businesses, we will face certain risks inherent in such transactions.

We may acquire, make investments in, or enter into strategic alliances or joint ventures with, companies engaged in businesses that are similar or complementary to ours. If we make such acquisitions or investments or enter into strategic alliances, we will face certain risks inherent in such transactions. For example, gaining regulatory approval for significant acquisitions or investments could be a lengthy process and there can be no assurance of a successful outcome. We could face difficulties in managing and integrating newly acquired operations. Additionally, such transactions would divert management resources and may result in the loss of artists or songwriters from our rosters. We cannot assure you that if we make any future acquisitions, investments, strategic alliances or joint ventures that they will be completed in a timely manner, that they will be structured or financed in a way that will enhance our creditworthiness or that they will meet our strategic objectives or otherwise be successful. Failure to effectively manage any of these transactions could result in material increases in costs or reductions in expected revenues, or both.

We are controlled by entities that may have conflicts of interest with us or you in the future.

The Investor Group controls a majority of Parent’s capital stock on a fully diluted basis. In addition, representatives of the Investor Group occupy substantially all of the seats on Parent’s board of directors and pursuant to the stockholders agreement, will have the right to appoint all of the independent directors to Parent’s board. As a result, the Investor Group has the ability to control our policies and operations, including the appointment of management, the entering into of mergers, acquisitions, sales of assets, divestitures and other extraordinary transactions, future issuances of our common stock or other securities, the payments of dividends, if any, on our common stock, the incurrence of debt by us and the amendment of our certificate of incorporation and bylaws. The Investor Group will have the ability to prevent any transaction that requires the approval of Parent’s board of directors or the stockholders regardless of whether or not other members of Parent’s board of directors or stockholders believe that any such transaction is in their own best interests. For example, the Investor Group could cause us to make acquisitions that increase our indebtedness or to sell revenue-generating assets. Additionally, the Investor Group is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Investor Group may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the Investor Group continues to meet certain ownership thresholds, the Investor Group will be entitled to nominate a majority of Parent’s board of directors. In addition, so long as the Investor Group continues to own a significant amount of Parent’s equity, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Our reliance on one company for the manufacturing, packaging and physical distribution of our products in North America and Europe could have an adverse impact on our ability to meet our manufacturing, packaging and physical distribution requirements.

Cinram is currently our exclusive supplier of manufacturing, packaging and physical distribution services in North America and most of Europe. Accordingly, our continued ability to meet our manufacturing, packaging and physical distribution requirements in those territories depends largely on Cinram’s continued successful operation in accordance with the service level requirements mandated by us in our service agreements. If, for any reason, Cinram were to fail to meet contractually required service levels, we would have difficulty satisfying our commitments to our wholesale and retail customers, which could have an adverse impact on our revenues. Even though our agreements with Cinram give us a right to terminate based upon failure to meet mandated service levels, and there are several capable substitute suppliers, it might be difficult for us to switch to substitute suppliers for any such services, particularly in the short-term, and the delay and transition time associated with finding substitute suppliers could itself have an adverse impact on our revenues. In addition, our agreements with Cinram begin to expire in the next two years, beginning in 2006. If we are unable to negotiate renewals of these agreements we would have to switch to substitute suppliers. Further, pricing negotiated with Cinram in future agreements may be more or less favorable than the existing agreements.

We may be materially and adversely affected by the separation of our business from Time Warner.

As a result of the Acquisition, we are an independent entity. We cannot assure you that our separation from Time Warner will progress smoothly, which could materially and adversely impact our results. In the past, we have relied on contractual arrangements which required Time Warner and its affiliates to provide some services such as critical transitional services and shared arrangements to us such as tax, treasury, benefits and information technology, most of which expired as of December 31, 2004. We have replaced the majority of these services and arrangements and are in the process of replacing any remaining services and arrangements that we will still need as an independent entity. The new services and arrangements we have put in place may not operate as effectively or cost effectively as those we previously received from Time Warner and we may not be able to replace any remaining services and arrangements on terms and conditions, including service levels and cost, as favorable as those we have received from Time Warner.

We may be materially and adversely affected by the formation of Sony BMG Music Entertainment.

In August 2004 Sony Music Entertainment (“Sony”) and Bertelsmann Music Group (“BMG”) merged their recorded music businesses to form Sony BMG Music Entertainment. As a result, the recorded music market now consists of four major players (Universal, Sony BMG, EMI Recorded Music (“EMI”) and us) rather than five (Universal, Sony, BMG, EMI and us). Prior to the formation of Sony BMG, there was one disproportionately large major, Universal, with approximately 25% market share and four other majors relatively equal in size with market shares ranging between 11% and 14%. Now there are two majors with global market shares exceeding 20%, Universal and Sony BMG, and two significantly smaller majors, EMI and us each with less than 15% of the market. There is a threat that the change in the competitive landscape caused by the new Universal and Sony BMG duopoly could drive up the costs of artist signings and the costs of marketing and promoting records to our detriment.

Risks Related to the Notes

Holdings and Parent (through its guarantee) are the sole obligors of the notes and Holdings’ subsidiaries do not guarantee Holdings’ obligations under the notes and do not have any obligation with respect to the notes; the notes are structurally subordinated to the debt and liabilities of Holdings’ subsidiaries and are effectively subordinated to Holdings’ secured debt.

Holdings and Parent have no operations of their own and derive all of their revenues and cash flow from their subsidiaries. Holdings’ subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

The notes are structurally subordinated to all debt and liabilities of Parent’s and Holdings’ subsidiaries, including those of Acquisition Corp. Acquisition Corp. also has joint ventures and subsidiaries in which it owns less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of its joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with Holdings. These joint ventures and less-than-wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements, and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Holdings’ subsidiaries, you will participate with all other holders of Holdings’ indebtedness in the assets remaining after Holdings’ subsidiaries have paid all of their debt and liabilities. In any of these cases, Holdings’ subsidiaries may not have sufficient funds to make payments to Holdings, and you may receive less, ratably, than the holders of debt of Holdings’ subsidiaries and other liabilities. As of March 31, 2005, Holdings’ subsidiaries had $1.842 billion (based on the exchange rate for pounds sterling on March 31, 2005) of indebtedness (which would not have included availability under the $250 million revolving portion of Acquisition Corp.’s senior secured credit facility nor the additional $250 million of new term loan borrowings as of May 13, 2005 under the amended Acquisition Corp. senior secured credit facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity”), all of which would be structurally senior to the notes.

In addition, holders of secured debt of Holdings will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. Notably, the notes will be effectively subordinated to Holdings’ secured guarantee of Acquisition Corp.’s debt under the senior credit facility to the extent of the value of the collateral. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of secured debt will have a prior claim to the assets that constitute their collateral. Additionally, the indentures governing the notes and the indebtedness of our subsidiaries and the senior credit facility permit Holdings and/or its subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances, and do not restrict Parent from incurring additional debt. As of March 31, 2005, Holdings’ subsidiaries had $1.188 billion of senior secured indebtedness (all of which would have been indebtedness under Acquisition Corp.’s senior secured credit facility and which would not have included availability under the $250 million revolving portion of Acquisition Corp.’s senior secured credit facility nor the additional $250 million of new term loan borrowings under the amended Acquisition Corp. senior secured credit facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity”).

If Holdings or its subsidiaries have their debt accelerated, Holdings may not be able to repay such indebtedness or the notes. Parent and Holdings’ assets and their subsidiaries’ assets may not be sufficient to fully repay the notes and other indebtedness. See “Description of Other Indebtedness.”

Our substantial leverage on a consolidated basis could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness.

We are highly leveraged. As of March 31, 2005, our total consolidated indebtedness was $2.55 billion. In addition, on May 13, 2005, we borrowed an additional $250 million under the amended Acquisition Corp. senior secured credit facility as described under “Management’s Discussion and Analysis Financial Condition and Results of Operations—Liquidity.” We currently have an additional $250 million available for borrowing under the revolving portion of Acquisition Corp.’s senior secured credit facility (less $4 million of outstanding letters of credit). Further, on June 15, 2005 we redeemed $541 million of Holdings Notes. After giving effect to these events, our total consolidated indebtedness as of March 31, 2005 on a pro forma basis would have been $2.26 billion. See “Capitalization” for additional information.

Our high degree of leverage could have important consequences for you, including:

•	making it more difficult for us and our subsidiaries to make payments on indebtedness;

•	increasing our vulnerability to general economic and industry conditions;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of the borrowings of our subsidiaries, including borrowings under Acquisition Corp.’s senior secured credit facility, will be at variable rates of interest;

•	limiting our ability and the ability of our subsidiaries to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject, in the case of Holdings and its subsidiaries, to the restrictions contained in Acquisition Corp.’s senior secured credit facility and the indentures relating to the Acquisition Corp. Notes and the notes. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Holdings and Parent may not have access to the cash flow and other assets of their subsidiaries that may be needed to make payment on the notes and guarantee.

Holdings’ and Parent’s operations are conducted through their subsidiaries and their ability to make payments are dependent on the earnings and the distribution of funds from their subsidiaries. However, none of their subsidiaries is obligated to make funds available to Holdings or Parent for payment on the notes or the guarantee. Further, the terms of the indenture governing the 7 3/8% senior subordinated notes due 2014 and the 8 1/8% senior subordinated notes due 2014 of Acquisition Corp. significantly restrict Acquisition Corp. and their other subsidiaries from paying dividends and otherwise transferring assets to Holdings and Parent. For example, the ability of Acquisition Corp. to make such payments is governed by a formula based on 50% of its consolidated net income (which, as defined in the indenture governing Acquisition Corp. Notes, excludes goodwill impairment charges and any after-tax extraordinary, unusual or nonrecurring gains and losses) accruing from June 1, 2004. In addition, as a condition to making such payments to Holdings or Parent based on such formula, Acquisition Corp. must have an Adjusted EBITDA to interest expense ratio of at least 2.0 to 1 after giving effect to any such payments. Acquisition Corp. may also make a dividend to Holdings or Parent prior to April 15, 2009 if, immediately after giving pro forma effect to such restricted payment and any indebtedness incurred to finance such restricted payment, its net indebtedness to Adjusted EBITDA ratio would not exceed 3.75 to 1 and its net senior indebtedness to Adjusted EBITDA ratio would not exceed 2.50 to 1. Notwithstanding such restrictions, such indenture permits an aggregate of $45.0 million of such payments to be made whether or not there is availability under the formula or the conditions to its use are met. Acquisition Corp.’s senior secured credit agreement permits Holdings to pay interest in cash on its indebtedness (including the notes) up to a maximum amount of $35 million in any fiscal year for the next five years. Thereafter, the credit agreement will permit Holdings to pay in cash interest when due that is then required to be paid in cash, assuming there has been no event of default under the credit agreement. Furthermore, Holdings’ subsidiaries will be permitted under the terms of the senior credit facilities and other indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Holdings or Parent.

The agreements governing the current and future indebtedness of Holdings’ and Parent’s subsidiaries may not permit their subsidiaries to provide Holdings and Parent with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on these notes when due or on the guarantee if due. See “Description of Other Indebtedness.”

Our subsidiaries may not be able to generate sufficient cash to service all of their and our indebtedness, including the notes, and may be forced to take other actions to satisfy their and our obligations under such indebtedness, which may not be successful.

Our subsidiaries’ ability to make scheduled payments on or to refinance their and our debt obligations depends on our subsidiaries’ financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond their and our control. Our subsidiaries may not be able to maintain a level of cash flows from operating activities sufficient to permit them and us to pay the principal, premium, if any, and interest on their and our indebtedness, including the notes.

If our subsidiaries’ cash flows and capital resources are insufficient to fund our and their debt service obligations, we and our subsidiaries may be forced to reduce or delay investments in recording artists, and songwriters capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us or our subsidiaries to meet our and their scheduled debt service obligations. In the absence of such operating results and resources, we and they could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our and their debt service and other obligations. The senior secured credit facility, the indenture governing the notes and our subsidiaries’ existing indenture restrict our subsidiaries’ ability to dispose of assets and use the proceeds from the disposition. Our subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

U.S. persons will be required to pay U.S. Federal income tax on accrual of original issue discount on the notes even if Holdings does not pay cash interest.

The original notes were, and the exchange notes will be, issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to December 15, 2009, and there will be no periodic payments of cash interest on the notes prior to December 15, 2009, original issue discount (the difference between the stated redemption price at maturity and the issue price of the notes) will accrue from the issue date of the outstanding notes. Consequently, purchasers of the notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the notes) and the issue price of the notes.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Acquisition Corp.’s senior secured credit agreement, the indenture governing Acquisition Corp.’s existing notes, and the indenture governing the notes contain various covenants that limit Holdings and its restricted subsidiaries’ ability to engage in specified types of transactions. These covenants limit Holdings and its restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on or make distributions in respect of their capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain indebtedness without securing the notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets;

•	enter into certain transactions with their affiliates; and

•	designate their subsidiaries as unrestricted subsidiaries.

In addition, under the senior secured credit agreement, Acquisition Corp. is required to satisfy and maintain specified financial ratios and other financial condition tests. Its ability to meet those financial ratios and tests can be affected by events beyond its and our control, and we cannot assure you that it will meet those ratios and tests. A breach of any of these covenants could result in a default under the senior secured credit agreement. Upon the occurrence of an event of default under the senior secured credit agreement, the lenders could elect to declare all amounts outstanding under the senior secured credit agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit agreement could proceed against the collateral granted to them to secure that indebtedness. Holdings and its subsidiaries have pledged a significant portion of their assets as collateral under the senior secured credit agreement. If the lenders under the senior secured credit agreement accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay the senior secured credit agreement and the Acquisition Corp. Notes, as well as our unsecured indebtedness, including the notes.

If Holdings or its subsidiaries default on its and their obligations to pay Holdings and their indebtedness, Holdings may not be able to make payments on the notes.

Any default under the agreements governing Holdings or its subsidiaries’ indebtedness, including a default under Acquisition Corp.’s senior credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make Holdings unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If Holdings or they are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on Holdings or their indebtedness, or if Holdings or they otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing Holdings or their indebtedness (including covenants in Acquisition Corp.’s senior credit facility and the indentures governing the Acquisition Corp. Notes and the notes), Holdings or they could be in default under the terms of the agreements governing such indebtedness, including Acquisition Corp.’s senior credit facility and the indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under Acquisition Corp.’s senior credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against Holdings and its subsidiaries assets, and Holdings could be forced into bankruptcy or liquidation. If Holdings or its subsidiaries’ operating performance declines Holdings may in the future need to obtain waivers from the required lenders under Acquisition Corp.’s senior credit facility to avoid being in default. If Holdings breaches its covenants under Acquisition Corp.’s senior credit facility and seeks a waiver, Holdings may not be able to obtain a waiver from the required lenders. If this occurs, Holdings would be in default under Acquisition Corp.’s senior credit facility, the lenders could exercise their rights, as described above, and Holdings could be forced into bankruptcy or liquidation.

Holdings may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, Holdings will be required to offer to repurchase all outstanding notes at 101% (or, in certain cases, 100%) of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be Holdings’ available cash or cash generated from the operations of Holdings’ subsidiaries or other sources, including borrowings, sales of assets or sales of equity. Holdings may not be able to repurchase the notes upon a change of control because Holdings or its subsidiaries may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, Holdings is contractually restricted under the terms of our senior secured credit facility from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, Holdings may not be able to satisfy its obligations to purchase the notes unless it is able to refinance or obtain waivers under our senior secured credit facility. Holdings’ failure to repurchase the notes upon a change of control would cause a default under the indentures and a cross-default under the senior secured credit facility. The senior secured credit agreement also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of Holdings’ future debt agreements may contain similar provisions.

Certain corporate events may not trigger a change of control event in which case Holdings will not be required to repurchase your notes.

The indentures governing the notes and the Acquisition Corp. Notes permit Holdings and its subsidiaries to engage in certain important corporate events, such as leveraged recapitalizations, that would increase indebtedness but would not constitute a “Change of Control.” If either Holdings or its subsidiaries effected a leveraged recapitalization or other such “non-change in control” transaction that resulted in an increase in indebtedness, Holdings’ ability to make payments on the notes would be adversely affected. However, Holdings would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite Holdings’ decreased ability to meet its obligations under the notes.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantee by Parent, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantee by Parent may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) Holdings paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) Holdings or the guarantor, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or the guarantee, and, in the case of (2) only, one of the following is also true:

•	Holdings or the guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left Holdings or the guarantor with an unreasonably small amount of capital to carry on the business; or

•	Holdings or the guarantor intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the notes or the guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of Holdings or the guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes are a new issue of securities for which there is no established public market. We do not intend to apply for listing of the exchange notes on a securities exchange. The initial purchasers have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. In addition, subsequent to their initial issuance, the exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, savings and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations (“cautionary statements”) are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

•	the impact of our substantial leverage on our ability to raise additional capital to fund our operations, on our ability to react to changes in the economy or our industry and on our ability to meet our obligations under our indebtedness;

•	the continued decline in the global recorded music industry and the rate of overall decline in the music industry;

•	our ability to continue to identify, sign and retain desirable talent at manageable costs;

•	the threat posed to our business by piracy of music by means of home CD-R activity and Internet peer-to-peer file-sharing;

•	the significant threat posed to our business and the music industry by organized industrial piracy;

•	the impact of the Restructuring Plan on our business (including our ability to generate revenues and attract desirable talent);

•	the popular demand for particular recording artists and/or songwriters and albums and the timely completion of albums by major recording artists and/or songwriters;

•	the diversity and quality of our portfolio of songwriters;

•	the diversity and quality of our album releases;

•	significant fluctuations in our results of operations and cash flows due to the nature of our business;

•	our involvement in intellectual property litigation;

•	the possible downward pressure on our pricing and profit margins;

•	the seasonal and cyclical nature of recorded music sales;

•	our ability to continue to enforce our intellectual property rights in digital environments;

•	the ability to develop a successful business model applicable to a digital environment;

•	the ability to maintain product pricing in a competitive environment;

•	the impact of heightened and intensive competition in the recorded music and music publishing businesses and our inability to execute our business strategy;

•	risks associated with our non-U.S. operations, including limited legal protections of our intellectual property rights and restrictions on the repatriation of capital;

•	the possible unexpected loss of artists and key employees and our market share as a result of the Restructuring Plan;

•	the impact of legitimate music distribution on the Internet or the introduction of other new music distribution formats;

•	the impact of rate regulations on our Music Publishing business;

•	risks associated with the fluctuations in foreign currency exchange rates;

•	our ability and the ability of our joint venture partners to operate our existing joint ventures satisfactorily;

•	the enactment of legislation limiting the terms by which an individual can be bound under a “personal services” contract could impair our ability to retain the services of key artists;

•	potential loss of catalog if it is determined that recording artists have a right to recapture recordings under the U.S. Copyright Act;

•	changes in law and government regulations;

•	legal or other developments related to pending litigation or the industry-wide investigation of the relationship between music companies and radio stations by the Attorney General of the State of New York;

•	trends that affect the end uses of our musical compositions (which include uses in broadcast radio and television, film and advertising businesses);

•	the growth of other products that compete for the disposable income of consumers;

•	risks inherent in relying on one supplier for manufacturing, packaging and distribution services in North America and Europe;

•	risks inherent in our acquiring or investing in other businesses;

•	the possibility that our owners’ interests will conflict with ours or yours;

•	our ability to act as a stand-alone company;

•	increased costs and diversion of resources associated with complying with the internal control reporting or other requirements of Sarbanes-Oxley;

•	weaknesses in our internal controls that could affect our ability to ensure timely and reliable financial reports;

•	the effects associated with the formation of Sony BMG Music Entertainment;

•	failure to attract and retain key personnel; and

•	the other factors set forth under “Risk Factors.”

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The exchange offer is intended to satisfy Holdings’ obligations under the registration rights agreement that Holdings entered into in connection with the private offering of the outstanding notes. Holdings will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. As consideration for issuing the exchange notes as contemplated in this prospectus, Holdings will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The net proceeds from the private offering, approximately $680.7 million, were returned to the Investor Group through a combination of dividends and repurchases of common and preferred stock. We refer to this application of the net proceeds from the private offering as the “Payment to Investor Group”. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our capitalization.

CAPITALIZATION

The following table sets forth the cash and equivalents and capitalization of Parent as of March 31, 2005 on (i) an actual basis and (ii) pro forma for the Initial Public Offering, (including the use of proceeds therefrom for the repayment of a portion of the Original Holdings Notes), the Recapitalization, and the Concurrent Transactions (including the additional $250 million of borrowings under Acquisition Corp’s senior secured credit facility), as if they had all occurred as of March 31, 2005. The information should be read in conjunction with “The Transactions,” “Pro Forma Combined Condensed Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Parent’s historical combined financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

The following table reflects the cash and equivalents and capitalization of Parent on a consolidated basis.

	As of March 31, 2005
	Actual	Pro Forma
	(unaudited, in millions)
Cash and equivalents	$447	$284
Debt:
Revolving credit facility(1)	$—	$—
Term loan(2)	1,188	1,438
Acquisition Corp. Notes(3)	654	654
Holdings Floating Rate Notes	250	—
Holdings Discount Notes(4)	257	167
Holdings PIK Notes(5)	201	—

Total debt	$2,550	$2,259

Shareholders’ equity:
Common Stock, at par $0.001 per share, 500 million shares authorized and approximately 143 million shares issued and outstanding(6); preferred stock par value $0.001 per share, 100 million shares authorized, no shares issued and outstanding	$—	$—
Additional paid-in capital	57	558
Accumulated deficit	(198)	(449)
Accumulated other comprehensive earnings	4	4

Total shareholders’ (deficit) equity	$(137)	$113

Total capitalization	$2,413	$2,329

(1)	Acquisition Corp. currently has no borrowings under the $250 million revolving portion of Acquisition Corp.’s senior secured credit facility but has issued $4 million in letters of credit under such agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Indebtedness—Senior Secured Credit Facility.”
(2)	Acquisition Corp. has obtained an amendment to its senior secured credit facility to, among other things, increase the term loan borrowings thereunder by an additional $250 million. As a result, the total amount of the new facility has increased to $1,438 million. See “Description of Indebtedness” and “Prospectus Summary—Recent Developments—Parent IPO, Concurrent Transactions and Redemption of Portion of Original Holdings Notes.”
(3)	Includes $465 million aggregate principal amount of the dollar notes and the U.S. dollar equivalent, as of March 31, 2005, of the £100 million aggregate principal amount of the sterling notes of our wholly owned subsidiary, Acquisition Corp. See “Description of Indebtedness.”
(4)	Represents the accreted value as of March 31, 2005 of the $396.81 million ($257.93 million, as adjusted) aggregate principal amount at maturity of the Holdings Discount Notes. See “Description of Indebtedness.”
(5)	Represents the outstanding amount due as of March 31, 2005 with respect to the $200 million Holdings PIK Notes, including accrued PIK interest on such Holdings PIK Notes, less unamortized discount. See “Description of Indebtedness.”
(6)	Amount does not include shares reserved for issuance pursuant to any stock option agreements.

THE TRANSACTIONS

The following is, among other things, a summary of the Acquisition and certain terms of the purchase agreement, dated as of November 24, 2003, as amended on March 1, 2004, between Time Warner and Acquisition Corp. The following summary is qualified in its entirety by reference to the purchase agreement.

In addition to the purchase agreement, at the closing of the Acquisition, the parties entered into agreements governing certain relationships between and among the parties after the closing of the Acquisition. These agreements include a stockholders agreement, a seller services agreement, a purchaser services agreement, and a management agreement. See “Certain Relationships and Related Party Transactions” for descriptions of these agreements.

The Acquisition

On March 1, 2004, Acquisition Corp., a subsidiary of Holdings, acquired substantially all of Time Warner’s music division (the “Acquisition”). The initial purchase price for the Acquisition was $2.595 billion (subject to customary post-closing adjustments), consisting of $2.560 billion in cash and $35 million in non-cash consideration in the form of warrants issued to Historic TW Inc. (“Historic TW”).

On November 15, 2004, Acquisition Corp. and Time Warner made certain Section 338(h)(10) elections under the Internal Revenue Code, which, for tax purposes, increased the cost basis of our domestic net assets and will allow us to deduct the associated annual depreciation and amortization expenses.

The Financing and the Refinancing

We financed the Acquisition, related fees and expenses and a portion of our identified restructuring costs through our Original Financing of (i) $1.15 billion of borrowings under the term loan portion of Acquisition Corp.’s senior secured credit facility, which, in addition to the term loan facility, includes a $250 million revolving credit facility, (ii) borrowings under a $500 million senior subordinated bridge loan facility and (iii) a $1.25 billion aggregate initial capital investment by the Investor Group. See “Description of Indebtedness.”

For the Refinancing we applied the proceeds from the offering of the Acquisition Corp. Notes, an additional $50 million of borrowings under the term loan portion of the senior secured credit facility plus available cash on hand, to (i) repay all amounts outstanding under the senior subordinated bridge loan facility plus accrued and unpaid interest, (ii) return a portion of the initial capital investment by the Investor Group and (iii) pay fees and expenses (the “Refinancing”, and together with the Original Financing and the Acquisition, the “Transactions”).

The following table sets forth the sources and uses of funds as if the Refinancing had occurred on March 1, 2004 simultaneously with the Acquisition and the Original Financing:

Sources		Uses
(in millions)		(in millions)
Revolving credit facility(1)	$—	Purchase price(2)	$2,606
Term loan	1,200	Purchase price adjustments(4)	(72)
Senior subordinated notes(3)	650	Interest to Time Warner(5)	26

Capital investment by the Investor Group	1,048	Total cash consideration(2)	2,560
		Fees and expenses(6)	200
		Cash to balance sheet	138

Total sources	$2,898	Total uses	$2,898

(1)	The revolving credit facility provides for borrowings of up to $250 million.
(2)	Excludes warrants issued to Time Warner valued at approximately $35 million. Total consideration includes purchase price adjustments and interest to Time Warner.

(3)	Includes the U.S. dollar equivalent of Acquisition Corp.’s sterling notes, based on the exchange rate as of the date of issuance of the sterling notes.
(4)	Approximately $67 million of the purchase price adjustments for the Acquisition relates primarily to cash that Time Warner swept from our balance sheet after December 1, 2003 (the day at which the Investor Group began receiving the economic benefit of our business), net of the existing cash balance as of November 30, 2003. Approximately $5 million was an adjustment for negotiations in the tax structuring process between signing and closing of the Acquisition. Pursuant to the terms of the purchase agreement between the Investor Group and Time Warner, the purchase consideration is subject to certain adjustments, generally based on changes in the financial position of Old WMG between the date the purchase agreement was signed and the date the transaction closed. The parties recently agreed to the terms of final settlement. The purchase price was originally reduced by approximately $24 million on a preliminary basis to reflect a reimbursement by Time Warner to the Investor Group of a portion of the purchase consideration already agreed upon by the parties. Pursuant to the terms of the final settlement agreement, Time Warner agreed to pay Acquisition Corp. an amount of approximately $12 million in final settlement with respect to these adjustments.
(5)	In exchange for an arrangement in which the economic benefit of the acquired business accrued to the Investor Group as of December 1, 2003, we agreed to pay interest to Time Warner on the cash purchase price between December 1, 2003 and the closing of the Acquisition.
(6)	This amount includes commitment, placement, financial advisory and other transaction fees as well as legal, accounting and other professional fees.

Warrants

A portion of the consideration paid to Time Warner by us was in the form of two warrants, the Three-Year Warrants and the MMT Warrants in Parent and Holdings that were issued to Historic TW. In connection with the Initial Public Offering, the Three-Year Warrants, which gave Historic TW the right to purchase Parent’s common stock, were repurchased by Parent for an aggregate purchase price of approximately $138 million. Upon such repurchase, the Three-Year Warrants were deemed to have been exercised and the MMT Warrants expired.

Representations and Warranties; Indemnification

The purchase agreement contains customary representations and warranties of Time Warner and of Acquisition Corp., including representations and warranties of Time Warner regarding organization, authorization, non-contravention, governmental consents, capital stock of the companies, subsidiaries, financial statements, absence of certain changes, no undisclosed material liabilities, material contracts, compliance with laws and court orders, litigation, title to real property, sufficiency of the acquired assets, intellectual property rights, licenses and permits, tax matters, employee plans, environmental compliance and brokers. Acquisition Corp.’s right to obtain indemnification from Time Warner, and the right of Time Warner to obtain indemnification from Acquisition Corp., for any breach of these respective representations and warranties is generally limited to an aggregate amount of losses in excess of approximately $26 million, subject to a cap equal to approximately $260 million. The representations and warranties contained in the purchase agreement, with certain exceptions, expire eighteen months after the closing date of the acquisition.

Other Provisions

No-Solicit; No-Hire

Subject to certain exceptions, for two years after March 1, 2004, Time Warner and its affiliates may not solicit or employ any employee who was employed in our businesses immediately before the closing.

Employee Matters and Pension

For one year after March 1, 2004, we agreed to provide Acquisition Corp.’s employees with base salary, bonus and other cash-based compensation opportunities based on targets Acquisition Corp. established and severance benefits that are no less favorable than provided to the employees of Time Warner’s music division immediately prior to the Acquisition. In addition, Acquisition Corp. has agreed to be responsible for funding of pension benefit obligations of up to $25 million subsequent to the date of the purchase agreement for current and former employees of the business under non-U.S.-based defined benefit pension plans maintained by Time Warner or any of its subsidiaries. Acquisition Corp. has also otherwise agreed to be responsible for any employment-related liabilities attributable to current and former employees of the business under Time Warner benefit plans other than any U.S. defined benefit pension plan, U.S. retiree medical plan, non-qualified deferred compensation plan or severance plan covering individuals who were not employees of the business as of November 24, 2003.

Use of Names and Logos

Acquisition Corp. has agreed to license from two subsidiaries of Time Warner, on a royalty free basis pursuant to trademark license agreements, certain trademarks and service marks used in the business. The terms of the licenses, subject to provisions providing for termination for cause, is in perpetuity with respect to the marks WARNER, WARNER MUSIC, and a “W” logo and fifteen years from February 29, 2004 with respect WARNER BROS. RECORDS, WARNER BROS. PUBLICATIONS, and WB & Shield designs.

The Investor Group

With in excess of $35 billion under management in the aggregate, THL, Bain Capital and Providence Equity have considerable private equity investment experience and a long history of working and investing together. These firms, in particular, have a deep knowledge of the global media and entertainment industry with recent investments in media, entertainment, publishing and cable television.

In addition, Edgar Bronfman, Jr., an investor through Music Capital and our Chairman of the Board and Chief Executive Officer, has significant and directly relevant management experience in the music industry. From 1994 to 2000, Mr. Bronfman served as President and CEO of Seagram. During his tenure as CEO of Seagram, he consummated $85 billion in transactions, transformed the company into one of the world’s leading media and communications companies and supervised the creation of the world’s largest music company in 1998 through the merger of Universal and PolyGram.

THL is a private equity firm founded in 1974 that currently manages several private equity funds with aggregate capital commitments of approximately $14 billion. THL has invested in more than 80 businesses and is currently investing from Thomas H. Lee Equity Fund V, an equity fund with over $6.1 billion of committed capital. Recent media-related investments include ProSiebenSAT.1 Media, the largest private television network in Germany, Houghton Mifflin Company, a leading educational publisher, American Media and TransWestern Publishing. THL has more than 20 investment professionals based in Boston.

Bain Capital is a private investment firm that manages several pools of capital including private equity, venture capital, high-yield assets, mezzanine capital and public equity with over $16 billion in assets under management. Since its inception in 1984, the firm has raised seven private equity funds and made private equity investments and add-on acquisitions in over 250 companies around the world, in a variety of sectors, including media and entertainment. Recent media-related investments include ProSiebenSAT.1 Media, Houghton Mifflin Company, Artisan Entertainment and Loew’s Cineplex Entertainment Corporation. Bain Capital has more than 160 investment professionals, with its headquarters in Boston and additional offices in New York, London and Munich.

Providence Equity is a private investment firms specializing in equity investments in media and communications companies. The principals of Providence manage funds with over $9.0 billion in equity commitments, including Providence Equity Partners V, a $4.25 billion private equity fund, and have invested in more than 80 companies operating in over 20 countries since the firm’s inception in 1990. Current and previous areas of investment include cable television content and distribution, wireless and wireline telephony, publishing, radio and television broadcasting and other media and communications sectors. Recent investments include PanAmSat Holding Corporation, Kabel Deutschland (Germany’s largest cable operator), Mountain States Cable, Casema, F&W Publications and ProSiebenSAT.1 Media.

Ownership and Corporate Structure

The chart below summarizes our ownership and corporate structure as of March 31, 2005 after giving effect to the Initial Public Offering of Parent, and the Concurrent Transactions.

(1)	We currently have no borrowings outstanding under the revolving portion of Acquisition Corp.’s senior secured credit facility but Acquisition Corp. has issued $4 million of letters of credit under such agreement. Borrowings under the senior secured credit facility and the senior secured term loan facility are guaranteed by Holdings.

(2)	On May 13, 2005, Acquisition Corp. borrowed an additional $250 million under the amendment to the Acquisition Corp. senior secured credit facility as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity”.

(3)	Includes the U.S. dollar equivalent of Acquisition Corp.’s sterling notes, based on the exchange rate as of March 31, 2005.

(4)	Only wholly owned U.S. subsidiaries that guarantee the senior secured credit facility guarantee the Acquisition Corp. Notes. Such guarantees are on a senior subordinated basis. The outstanding notes are, and exchange notes will be, guaranteed only by Parent, but pursuant to the indenture governing the notes, will be guaranteed by any wholly owned U.S. subsidiary that subsequently guarantees indebtedness of Holdings.

PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Holdings, the issuer of the outstanding notes, is a holding company that conducts substantially all of its business operations through its only asset and wholly owned subsidiary, Acquisition Corp. Holdings is a wholly owned subsidiary of Parent. Parent has fully and unconditionally guaranteed the outstanding notes and will fully and unconditionally guarantee the exchange notes. Accordingly, we have presented the financial information of Parent. See “Supplementary Information—Condensed Consolidating Financial Statements” to Parent’s audited historical financial statements and unaudited interim financial statements, included elsewhere in this prospectus, for Holdings financial information on a stand-alone basis.

The following Parent unaudited pro forma consolidated condensed balance sheet as of March 31, 2005 gives effect to the Holdings Refinancing (to the extent not already reflected), the Initial Public Offering and the Concurrent Transactions as if they had occurred as of that date. All financial effects resulting from the Acquisition and the Original Financing, the Cinram Agreements and the Refinancing are already reflected in Parent’s historical balance sheet as of March 31, 2005, and accordingly, no pro forma adjustments to the balance sheet are necessary.

The following Parent unaudited pro forma consolidated condensed statement of operations for the twelve months ended September 30, 2004 gives effect to (i) the Acquisition and the Original Financing, (ii) the Cinram Agreements, (iii) the Refinancing, (iv) the Holdings Refinancing, (v) the Initial Public Offering and (vi) the Concurrent Transactions as if they occurred as of October 1, 2003. Because Parent presented a shortened ten-month, transition period in the historical financial statements relating to its change in fiscal year that was enacted in 2004, the Parent unaudited pro forma consolidated condensed statement of operations has been further adjusted to present a full consecutive twelve month period ended September 30, 2004 in order to provide more meaningful information to the users of our financial information.

The following Parent unaudited pro forma consolidated condensed statement of operations for the six months ended March 31, 2005 gives effect to (i) the Holdings Refinancing, (ii) the Initial Public Offering and (iii) the Concurrent Transactions, as of October 1, 2003. All financial effects resulting from the Acquisition and the Original Financing, the Cinram Agreements and the Refinancing are already reflected in Parent’s historical statement of operations for the six months ended March 31, 2005, and accordingly, no pro forma adjustments to the statement of operations for such period are necessary.

The Parent pro forma consolidated condensed financial statements have been derived from, and should be read in conjunction with, Parent’s historical audited and interim unaudited financial statements, including the notes thereto, included elsewhere herein. The Parent pro forma consolidated condensed financial statements are presented for informational purposes only and are not necessarily indicative of Parent’s financial position or results of operations that would have occurred had the events been consummated as of the dates indicated. In addition, the Parent pro forma consolidated condensed financial statements are not necessarily indicative of Parent’s future financial condition or operating results.

The Acquisition and the Original Financing

Pro forma adjustments for the Acquisition and the Original Financing reflect the purchase of substantially all of Time Warner’s music division effective on March 1, 2004 for an aggregate purchase price of $2.649 billion, including $78 million of direct acquisition costs (excluding financing fees) and a $24 million reduction in the purchase price, which was subsequently settled for $12 million. The consideration exchanged consisted of $2.560 billion of cash and $35 million of non-cash consideration in the form of warrants that give Historic TW the right to purchase common stock of Parent under certain conditions. The terms of the warrants are described elsewhere herein.

The cash portion of the Acquisition, including $78 million of direct acquisition costs, was financed by a $1.250 billion initial capital investment by the Investor Group and aggregate borrowings of $1.388 billion under the term loan portion of Acquisition Corp.’s senior secured credit facility and under Acquisition Corp.’s former senior subordinated bridge loan facility. We incurred $262 million of additional indebtedness under the term loan portion of the senior secured credit facility to pay certain financing-related fees, as well as to fund future working capital requirements that included a portion of the anticipated costs to restructure the business.

Restructuring Plan

We have conducted a detailed assessment of our existing cost structure. As a result of this assessment, we have identified substantial cost-reduction opportunities in our business, the majority of which are associated with headcount reductions from the consolidation of operations and the streamlining of corporate and label overhead. We have completed substantially all of the Restructuring Plan with approximately $250 million of annualized cost savings, of which approximately $202 million has been reflected in our statement of operations through March 31, 2005. We project the one-time costs associated with our restructuring to be $225 million to $250 million, of which approximately $165 million has been paid through March 31, 2005. We expect to pay a majority of the remaining costs in 2005 and 2006. Because there are still significant risks associated with the Restructuring Plan, we have not given pro forma effect to any cost savings or incremental one-time costs that have not already been reflected in the historical financial statements of Parent. See “Risk Factors.”

Purchase Price Allocation

The Acquisition was accounted for under the purchase method of accounting for business combinations. Accordingly, the estimated cost to acquire such assets was allocated to our underlying net assets in proportion to their respective fair values. Most of the valuations and other studies which provide the basis for such an allocation have been completed; however, we are still waiting for certain information in order to finalize the purchase price allocation, including a final settlement of terms with Time Warner. As more fully described in the notes to the Parent pro forma condensed financial statements, a preliminary allocation of the excess of cost over the book value of net tangible assets has been made to identifiable intangible assets in the amounts of $1.216 billion to recorded music catalog, $808 million to music publishing copyrights, $978 million to goodwill and $110 million to trademarks.

The Cinram Agreements

Prior to the end of October 2003, we purchased manufacturing, packaging and physical distribution services from affiliates of Time Warner that were under the common control of Time Warner and our management. Pricing for such services was not negotiated on an arm’s-length basis and did not reflect market rates. At the end of October 2003, Time Warner sold its CD and DVD manufacturing, packaging and physical distribution operations to Cinram. As part of the sale, we and Time Warner entered into long-term arrangements with Cinram under which Cinram provides manufacturing, packaging and physical distribution services for our products in the U.S. and Europe. Accordingly, the Parent pro forma consolidated condensed statement of operations for the twelve month period ended September 30, 2004 has been adjusted to reflect the more favorable market-based rates negotiated on an arm’s-length basis under the Cinram Agreements for the October 2003 period in which the Cinram Agreements were not in effect.

The Refinancing

Pro forma adjustments for the Refinancing reflect the interest-related effects relating to the issuance of approximately $654 million principal amount of the Acquisition Corp. Notes, an additional $50 million of borrowings under the term loan portion of Acquisition Corp.’s senior secured credit facility plus available cash on hand to (i) repay all $500 million in borrowings under Acquisition Corp.’s senior subordinated bridge loan facility and (ii) redeem a portion of the preferred stock in Holdings held by the Investor Group in the amount of $202 million, including accrued dividends of $2 million.

The Holdings Refinancing

Pro forma adjustments for the Holdings Refinancing reflect (i) the interest-related effects relating to the issuance by Holdings of $847 million aggregate principal amount at maturity of the Original Holdings Notes on December 23, 2004 and the use of the $681 million of proceeds therefrom, net of $15 million of debt issuance costs, to redeem the remaining preferred stock in Holdings in the amount of $209 million, including accrued dividends of $9 million, and to pay a dividend on Parent’s Class L Common Stock of $422 million and (ii) the payment of an aggregate of $50 million in dividends on Parent’s Class L Common Stock using the proceeds from the offering of the Original Holdings Notes, of which $43 million was paid on March 28, 2005 and the remaining $7 million distributed to the Investor Group on May 9, 2005.

The Initial Public Offering

Pro forma adjustments for the Initial Public Offering reflect (i) the issuance of 32,600,000 shares of Parent’s common stock and (ii) the use of all $517 million of the net proceeds from the issuance of common stock plus an amount of cash on hand to repay all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of the outstanding aggregate principal amount at maturity of Holdings Discount Notes, including redemption premiums and interest obligations through the redemption date of June 15, 2005. The pro forma adjustments also reflect the Recapitalization.

Concurrent Transactions

Pro forma adjustments for the Concurrent Transactions reflect the effect of obtaining the new amendment to Acquisition Corp.’s senior secured credit facility, including the incurrence of $250 million of additional borrowings. Pro forma adjustments also reflect the use of the $247 million of net proceeds therefrom, plus $99 million of available cash on hand (i) to pay approximately $138 million to Historic TW to repurchase the Three-Year Warrants, (ii) to pay $73 million to terminate the management services agreement with the Investor Group, (iii) to pay an $8.5 million dividend in satisfaction of the remaining liquidation preference on Parent’s Class L Common Stock, (iv) to pay a $100.5 million dividend to the holders of Parent’s Class L Common Stock and Class A Common Stock, including approximately $7 million relating to the holders of unvested shares of restricted stock which will be paid at a later date when, and if, such restricted shares vest, and (v) to pay one-time special bonuses of approximately $33 million to management and employees of Parent, consisting of (a) approximately $20 million to be paid to holders of restricted stock and stock options to make employees whole for certain unfavorable tax consequences, (b) approximately $3 million to be paid to holders of stock options representing an adjustment for outstanding options as a result of the special cash dividend on Parent’s Class L and Class A Common Stock and (c) approximately $10 million to substantially all of our employees who will have no equity participation in Parent.

Interest Rate Sensitivity

As of March 31, 2005, on a pro forma basis after giving effect to (i) the use of $517 million of the net proceeds from the issuance of Parent’s common stock and $57 million of available cash on hand to repay all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of outstanding Holdings Discount Notes, and (ii) the Concurrent Transactions, including the $250 million of new term loan borrowings under Acquisition Corp.’s new amendment to its senior secured credit facility, Parent would have had $541 million of funded variable-rate indebtedness, net of the effect of $897 million notional amount of interest-rate swaps that effectively convert a portion of our variable-rate indebtedness to fixed-rate indebtedness. As such, we are sensitive to changes in interest rates. For each 0.25% increase or decrease in interest rates, our interest expense and net loss each would increase or decrease, respectively, by approximately $1 million.

Non-cash, Stock-based Compensation Expense

As further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Results of Operations and Financial Condition,” Parent’s board recently approved certain changes to the terms of previously granted stock options. For accounting purposes, these changes constituted a modification of the terms of the grants. Accordingly, we will be required to remeasure the aggregate compensation expense relating to such grants. Based on our preliminary analysis, we expect our aggregate non-cash compensation expense to increase to approximately $34 million for all awards granted as of April 14, 2005, which will be recognized over the vesting period of such awards. Such amount of non-cash compensation expense is expected to be recognized in the following manner: $15 million in fiscal 2005, $10 million in fiscal 2006, $6 million in fiscal 2007 and $3 million in fiscal 2008. This compares to previously recorded non-cash, stock-based compensation expense included in Parent’s pro forma consolidated condensed statements of operations of $1 million for the twelve months ended September 30, 2004 and $9 million for the six months ended March 31, 2005.

WARNER MUSIC GROUP CORP.

PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

As of March 31, 2005

		Pro Forma Adjustments
	Historical(1)	The Holdings Refinancing(2)	The Initial Public Offering(3)	The Concurrent Transactions(4)	Pro Forma
	(in millions, unaudited)
Assets
Current assets:
Cash and equivalents	$447	$(7)	$(57)	$(99)	$284
Accounts receivable	487	—	—	—	487
Inventories	66	—	—	—	66
Royalty advances expected to be recouped within one year	195	—	—	—	195
Deferred tax assets	42	—	—	—	42
Other current assets	58	—	—	—	58

Total current assets	1,295	(7)	(57)	(99)	1,132
Royalty advances expected to be recouped after one year	195	—	—	—	195
Investments	22	—	—	—	22
Property, plant and equipment	172	—	—	—	172
Goodwill	935	—	—	—	935
Intangible assets subject to amortization	1,894	—	—	—	1,894
Intangible assets not subject to amortization	100	—	—	—	100
Other assets	129	—	(12)	3	120

Total assets	$4,742	$(7)	$(69)	$(96)	$4,570

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$206	—	—	—	$206
Accrued royalties	1,076	—	—	—	1,076
Taxes and other withholdings	26	—	—	—	26
Current portion of long-term debt	12	—	—	—	12
Other current liabilities	481	—	—	(138)	343

Total current liabilities	1,801	—	—	(138)	1,663
Long-term debt	2,538	—	(541)	250	2,247
Deferred tax liabilities	263	—	—	—	263
Other noncurrent liabilities	277	—	—	7	284

Total liabilities	4,879	—	(541)	119	4,457
Shareholders’ equity	(137)	(7)	472	(215)	113

Total liabilities and shareholders’ equity	$4,742	$(7)	$(69)	$(96)	$4,570

(1)	Reflects the historical consolidated financial position of Warner Music Group Corp. as of March 31, 2005.

(2)	Reflects a decrease in equity of $7 million and a corresponding decrease in cash and equivalents related to the payment of a dividend on Parent’s Class L Common Stock using the remaining proceeds from the Holdings Refinancing. Such amount was paid on May 9, 2005.

WARNER MUSIC GROUP CORP.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(3)	Pro forma adjustments to record the Initial Public Offering as of March 31, 2005 reflect:

•	a decrease in long-term debt of $541 million consisting of (i) the redemption of all $200 million principal amount of Holdings PIK Notes, which had a carrying value of $196 million as of March 31, 2005 after considering $4 million of unamortized original issuance discount, along with additional accrued PIK Notes of $5 million (ii) the redemption of all $250 million of Holdings Floating Rate Notes and (iii) the redemption of $90 million accreted principal amount of Holdings Discount Notes as of March 31, 2005.

•	a decrease in other noncurrent assets of $12 million relating to the write off of a portion of the debt issuance costs relating to the Holdings Notes that were redeemed using a portion of the proceeds from the Initial Public Offering.

•	a net decrease in cash and equivalents of $57 million consisting of (i) net proceeds raised of $517 million from the issuance of 32.6 million shares of our common stock to the public and (ii) the use of $517 million from the proceeds of our initial public offering plus an amount of cash on hand to redeem a portion of the Holdings Notes. The aggregate $574 million redemption cost for the Holdings Notes, including redemption premiums and interest obligations, includes $209 million to redeem all of the Holdings PIK Notes, $265 million to redeem all of the Holdings Floating Rate Notes and $100 million to redeem 35% of the outstanding Holdings Discount Notes.

•	a net increase in shareholders’ equity of $472 million consisting of (i) a $517 million increase in shareholders’ equity relating to the issuance of 32.6 million shares of our common stock to the public, after deducting stock issuance costs of $37 million, (ii) a $29 million aggregate decrease in shareholders’ equity relating to the payment of debt redemption premiums and unaccrued interest obligations through the redemption date relating to the Holdings’ debt as of March 31, 2005 and (iii) a $16 million decrease in shareholders’ equity relating to the write off of $12 million of debt issuance costs and $4 million of unamortized original issue discount relating to the Holdings Notes that were redeemed using a portion of the proceeds from the Initial Public Offering.

Of the $29 million of redemption premium and unaccrued interest obligations through the redemption date noted above, $4 million relates to the redemption of all $200 million principal amount of the Holdings PIK Notes, $15 million relates to the redemption of all $250 million of the Holdings Floating Rate Notes and $10 million relates to the redemption of $90 million accreted principal amount of the Holdings Discount Notes as of March 31, 2005.

The Recapitalization, which includes (i) the conversion of all outstanding shares of Parent’s Class L Common Stock into shares of Class A Common Stock, (ii) the renaming of all outstanding shares of Parent’s Class A Common Stock as common stock, which eliminated Parent’s authorized Class L Common Stock and Class A Common Stock and (iii) a 1,139 for 1 split of Parent’s common stock, had no effect on the pro forma consolidated condensed balance sheet as of March 31, 2005. This is because all such effects are limited to reclassifications within shareholders’ equity.

(4)	Pro forma adjustments to record the Concurrent Transactions as of March 31, 2005 reflect:

•	an increase in long-term debt of $250 million to reflect the incurrence of additional borrowings under Acquisition Corp.’s new amendment to its senior secured credit facility.

•	an increase in non-current assets of $3 million relating to the debt issuance costs incurred in connection with the $250 million additional borrowings under Acquisition Corp.’s new amendment to its senior secured credit facility.

•	a decrease in other current liabilities of $138 million relating to the repurchase of the Three-Year Warrants held by Historic TW. Such amount represents the recorded value of the liability as of March 31, 2005,

•	an increase in other noncurrent liabilities of approximately $7 million relating to the portion of the $100.5 million dividend that would be paid at a later date to holders of record of unvested shares of restricted stock when, and if, such restricted shares vest,

•	a net decrease in shareholders’ equity of $215 million consisting of (i) a $73 million decrease relating to the one-time charge incurred in connection with the payment to terminate the management services agreement with the Investor Group, (ii) a $33 million decrease relating to the one-time charge incurred in connection with the one-time special bonuses to be paid to management and employees of Warner Music Group, (iii) an $8.5 million decrease relating to a dividend paid in satisfaction of the remaining liquidation preference on Parent’s Class L Common Stock and (iv) a $100.5 million decrease relating to a dividend paid to all of Parent’s shareholders existing immediately prior the Initial Public Offering,

•	a net decrease in cash and equivalents of $99 million consisting of (i) $247 million of net proceeds received from additional borrowings under Acquisitions Corp.’s senior secured credit facility, net of $3 million of debt issuance costs, (ii) the payment of $138 million to Historic TW to repurchase the Three-Year Warrants, (iii) the payment of $73 million to terminate the management services agreement with the Investors, (iv) the payment of an $8.5 million dividend in satisfaction of the remaining liquidation preference on Parent’s Class L Common Stock, (v) the payment of $100.5 million of dividends, of which approximately $7 million relating to the holders of unvested shares of restricted stock will be paid at a later date when, and if, such restricted shares vest and (vi) the payment of approximately $33 million of one-time special bonuses to management and employees of Acquisition Corp.

WARNER MUSIC GROUP

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

For The Twelve Months Ended September 30, 2004

	Historical Combined Ten Months Ended September 30, 2004(1)	Historical Two Months Ended November 30, 2003(2)	Subtotal Historical Twelve Months Ended September 30, 2004	Pro Forma Adjustments
				Excluded Net Assets(3)	The Acquisition and the Original Financing(4)	The Cinram Agreements(5)	The Refinancing Corp. (6)	The Holdings Refinancing(7)	The Initial Public Offering(8)	The Concurrent Transactions(9)	Pro Forma
	(in millions, unaudited)
Revenues	$2,548	$889	$3,437	$(1)	$—	$—	$—	$—	$—	$—	$3,436
Costs and expenses:
Costs of revenues(a)	(1,359)	(491)	(1,850)	2	—	5	—	—	—	—	(1,843)
Selling, general and administrative expenses(a)	(996)	(291)	(1,287)	—	(4)	—	—	—	—	—	(1,291)
Impairment of goodwill and other intangible assets	—	(1,019)	(1,019)	—	—	—	—	—	—	—	(1,019)
Amortization of intangible assets	(160)	(41)	(201)	—	23	—	—	—	—	—	(178)
Restructuring costs	(26)	(8)	(34)	—	—	—	—	—	—	—	(34)

Total costs and expenses	(2,541)	(1,850)	(4,391)	2	19	5	—	—	—	—	(4,365)

Operating income (loss)	7	(961)	(954)	1	19	5	—	—	—	—	(929)
Interest expense, net	(82)	—	(82)	(5)	(40)	—	(8)	(64)	48	1	(150)
Net investment-related losses	—	(9)	(9)	—	—	—	—	—	—	—	(9)
Equity in the losses of equity—method investees, net	(4)	(9)	(13)	(1)	—	—	—	—	—	—	(14)
Deal-related transaction and other costs	—	(63)	(63)	—	—	—	—	—	—	—	(63)
Loss on repayment of bridge loan	(6)	—	(6)	—	—	—	6	—	—	—	—
Unrealized loss on warrants	(120)	—	(120)	—	—	—	—	—	—	120	—
Other expense, net	(4)	(7)	(11)	—	—	—	—	—	—	—	(11)
Minority interest expense	(14)	—	(14)	—	(26)	—	20	20	—	—	—

Income (loss) before income taxes	(223)	(1,049)	(1,272)	(5)	(47)	5	18	(44)	48	121	(1,176)
Income tax benefit (expense)	(47)	(103)	(150)	423	—	—	2	—	—	—	275

Net income (loss)	$(270)	$(1,152)	$(1,422)	$418	$(47)	$5	$20	$(44)	$48	$121	$(901)

Net loss per common share(10):
Basic											$(6.43)

Diluted											$(6.43)

Average common share(10):
Basic											140.1

Diluted											140.1

(a) Includes depreciation expense of:	$(52)	$(15)	$(67)	$—	$—	$—	$—	$—	$—	$—	$(67)

WARNER MUSIC GROUP CORP.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(1)	Reflects the historical operating results for the combined ten-month transition period ended September 30, 2004 of Warner Music Group Corp., as follows:

	Successor	Predecessor	Combined
	Seven-Month Period Ended September 30, 2004	Three-Month Period Ended February 29, 2004	Ten-Month Period Ended September 30, 2004
	(in millions)
Revenues	$1,769	$779	$2,548
Costs and expenses:
Costs of revenues(a)	(944)	(415)	(1,359)
Selling, general and administrative expenses(a)	(677)	(319)	(996)
Impairment of goodwill and other intangible assets	—	—	—
Amortization of intangible assets	(104)	(56)	(160)
Restructuring costs	(26)	—	(26)

Total costs and expenses	(1,751)	(790)	(2,541)

Operating income (loss)	18	(11)	7
Interest expense, net	(80)	(2)	(82)
Net investment-related losses	—	—	—
Equity in the losses of equity-method investees, net	(2)	(2)	(4)
Deal-related transaction and other costs	—	—	—
Loss on repayment of bridge loan	(6)	—	(6)
Unrealized loss on warrants	(120)	—	(120)
Other expense, net	(4)	—	(4)
Minority interest expense	(14)	—	(14)

Income (loss) before income taxes	(208)	(15)	(223)
Income tax benefit (expense)	(30)	(17)	(47)

Net income (loss)	$(238)	$(32)	$(270)

(a) Includes depreciation expense of:	$(36)	$(16)	$(52)

(2)	Reflects the historical operating results for the pre-acquisition, two-month period ended November 30, 2003 of Warner Music Group Corp.

(3)	Reflects pro forma adjustments to exclude the historical, pre-acquisition operating results relating to assets and liabilities that were not acquired or assumed by us in the Acquisition. Such adjustments consist of (i) the elimination of $15 million of interest income on cash and equivalents that were not acquired, (ii) the elimination of $10 million of interest expense on debt, capital lease and intercompany obligations that were not assumed, (iii) the elimination of $1 million of net, income on equity-method investees that were not acquired, (iv) the elimination of $1 million of revenues and $2 million of distribution costs relating to the sale of our physical distribution operations to Cinram, and (v) the elimination of $423 million of tax expense relating to the write-off of a deferred tax asset for net operating losses that was only available to us while we remained a member of the Time Warner consolidated tax return.

No tax benefit has been provided on the aggregate pro forma decrease in pretax income due to the uncertainty of realization of Holdings’ U.S.-based deferred tax assets.

(4)	Pro forma adjustments to record the Acquisition and the Original Financing for the twelve months ended September 30, 2004 reflect:

•	an increase in interest expense of $40 million for the five-month period ended February 29, 2004 consisting of (i) a $19 million increase relating to $1.15 billion of borrowings under the term loan portion of our senior secured credit facility used to fund a portion of the cash purchase price and other transaction costs at a variable interest rate of 3.90% per annum based on three-month LIBOR rates for the five-month period ended February 29, 2004 plus a margin of 2.75%, (ii) a $16 million increase relating to $500 million of borrowings under Acquisition Corp.’s senior subordinated bridge loan facility used to fund a portion of the cash purchase price at an interest rate of 7.5% per annum and (iii) a $5 million increase relating to the amortization of $78 million of financing-related fees using a weighted-average life of 7 years paid in connection with the senior secured credit facility and senior subordinated bridge loan facility;

•	an increase in selling, general and administrative expenses of $4 million for the five-month, pre-acquisition period ended February 29, 2004 relating to the $10 million annual management advisory fees paid to the Investor Group under the management services agreement described elsewhere herein;

•	an increase in minority interest in the amount of $26 million to reflect aggregate annual preferred dividends of $40 million based on the original liquidation preference of $400 million and a dividend rate of 10% per annum on Holdings’ preferred shares held by the Investor Group;

•	a net decrease in amortization expense of intangible assets in the amount of $23 million for the five-month, pre-acquisition period ended February 29, 2004 consisting of (i) the elimination of $97 million of historical amortization expense which more than offset (ii) an increase in amortization expense of $74 million relating to the new values allocated on a preliminary basis to our finite-lived identifiable intangible assets. The pro forma adjustment for the new amortization expense was calculated as follows:

Intangible Assets Acquired	Allocated Value	Weighted-Average Useful Life	Annual Amortization Expense	Pro Forma Adjustments For the Five-Month, Pre-Acquisition Period Ended February 29, 2004
	(millions)	(years)	(millions)	(millions)
Finite-Lived Intangible Assets:
Recorded music catalog	$1,216	10	$122	$51
Music publishing catalog	808	15	54	23
Trademarks	10	15	1	—
Other intangible assets subject to amortization	5	5	1	—

	$2,039		$178	$74

Indefinite-Lived Intangible Assets:
Trademarks	$100	Indefinite	—	—
Goodwill	978	Indefinite	—	—

	$1,078		—	—

Total intangible assets	$3,117		$178	$74

No tax benefit has been provided on the aggregate pro forma decrease in pretax income due to the uncertainty of realization of Parent’s U.S.-based deferred tax assets.

(5)	Reflects pro forma adjustments to decrease cost of revenues in the amount of $5 million for the October 2003 period in which the more favorable, market-based pricing arrangements under the third-party Cinram Agreements for manufacturing, packaging and physical distribution services were not in effect.

No tax provision has been provided on the pro forma increase in pretax income arising from this adjustment. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to pretax loss due to the uncertainty of realization of the Parent’s U.S.-based deferred tax assets.

(6)	Pro forma adjustments to record the Refinancing for the twelve months ended September 30, 2004 reflect:

•	a net increase in interest expense of $8 million and the elimination of a $6 million loss incurred on the repayment of the bridge loan. The pro forma adjustment to interest expense is calculated as follows:

Description	Annual Interest Expense(a)	Amount of Interest Expense in Historical Operating Results	Pro Forma Adjustment
	(in millions)
• Issuance of $465 million principal amount of U.S. dollar notes at a fixed interest rate of 7.375% per annum	$34	$16	$18
• Issuance of £100 million principal amount of sterling notes at a fixed interest rate of 8.125% per annum, which has been translated at a U.S. Dollar equivalent rate of $1.80 per British Pound	15	7	8
• Additional $50 million of borrowings under the term loan portion of Acquisition Corp.’s senior secured credit facility at a variable interest rate of 4.01% per annum	2	1	1
• Amortization of $34 million of debt issuance costs arising from the issuance of the Acquisition Corp. Notes over a weighted average life of 10 years	3	2	1

	$54	$26	$28

Elimination of pro forma interest expense relating to the repayment of $500 million of borrowings under Acquisition Corp.’s senior subordinated bridge facility			(20)

			$8

(a)	With respect to variable-rate debt, interest expense is based upon underlying three-month LIBOR rates for the twelve months ended September 30, 2004.

•	a decrease in minority interest expense of $20 million resulting from the redemption of half of the shares of Holdings preferred stock that had a liquidation preference of $200 million and a dividend rate of 10% per annum.

Tax benefits of $2 million have been provided at a 30% tax rate on the $8 million pro forma decrease in international pretax income relating to Acquisition Corp.’s sterling notes. However, no tax provision has been provided on the pro forma increase in U.S.-based pretax income relating to minority interest expense. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to U.S.-based pretax loss due to the uncertainty of realization of Parent’s U.S.-based deferred tax assets.

(7)	Pro forma adjustments to record the Holdings Refinancing for the twelve months ended September 30, 2004 reflect:

•

an increase in interest expense of $64 million consisting of (i) an $18 million increase relating to the issuance of $250 million principal amount of Holdings Floating Rate Notes at a variable interest rate of 7.085% based on three-month LIBOR rates plus a margin of 4.375%, (ii) a $24 million increase relating to the issuance of $397 million principal amount at maturity of Holdings Discount Notes ($250 million of proceeds after the original issuance discount) at a fixed interest rate of 9.5%, (iii) a $20 million increase relating to the issuance of $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.73% based on six-month LIBOR rates plus a margin of 7% and accretion of original issue discount, and (iv) a $2 million increase relating to the amortization of $15 million of debt issuance costs over a weighted-average period of 9 years.

•	a decrease in minority interest expense of $20 million resulting from the redemption of the remaining shares of Holdings preferred stock that had a liquidation preference of $200 million and a dividend rate of 10% per annum.

No tax benefit has been provided on the aggregate pro forma decrease in U.S.-based pretax income arising from the Holdings Refinancing due to the uncertainty of realization of Parent’s U.S.-based deferred tax assets.

(8)	Pro forma adjustments to record the Initial Public Offering for the twelve months ended September 30, 2004 reflect:

•	an aggregate decrease in interest expense of $48 million consisting of (i) a $20 million decrease relating to the redemption of all $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.75% based on six-month LIBOR rates plus a margin of 7%, (ii) an $18 million decrease relating to the redemption of all $250 million of Holdings Floating Rate Notes at a variable interest rate of 7.09% based on three-month LIBOR rates plus a margin of 4.375%, (iii) an $8 million decrease relating to the redemption of $88 million accreted principal amount of Holdings Discount Notes as of March 31, 2005 at a fixed interest rate of 9.5% and (iv) a $2 million decrease relating to the amortization of $16 million of allocable deferred financing costs and original issuance discount that was being amortized over a weighted-average period of 9 years.

No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for Parent. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustment to U.S.-based pretax loss due to the uncertainty of realization of Parent’s U.S.-based deferred tax assets.

In addition, the pro forma consolidated condensed statement of operations excludes $52 million of one-time, pretax charges because they have no continuing impact on our operations. Such charges consist of (i) $16 million to write off debt issuance costs and unamortized original issuance discount relating to the Holdings Notes that were redeemed using a portion of the proceeds from the Initial Public Offering and (ii) $36 million to redeem a portion of the Original Holdings Notes, representing the aggregate redemption price (including redemption premiums and interest obligations through the redemption date thereon) in excess of the carrying value of the corresponding portion of the Original Holdings Notes as of March 31, 2005.

(9)	Pro forma adjustments to record the Concurrent Transactions for the twelve months ended September 30, 2004 reflect:

•	a net decrease in interest expense of $1 million consisting of (i) an increase in interest expense of $9 million relating to the incurrence of $250 million of additional term loan borrowings under Acquisition Corp.’s new amendment to its senior secured credit facility at a variable interest rate of 3.76% per annum based on three-month LIBOR rates plus a margin of 2.5% and (ii) a cumulative decrease in interest expense of $10 million relating to an average 71 basis point reduction in the applicable credit margin on the $1.441 billion pro forma, weighted-average term loan borrowings during the period under Acquisition Corp.’s new amendment to the senior secured credit agreement.

•	the elimination of a $120 million unrealized loss on warrants resulting from the repurchase of the Three-Year Warrants held by Historic TW.

No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein, still results in an aggregate net pretax loss for Parent. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to U.S.-based pretax loss due to the uncertainty of realization of Parent’s U.S.-based deferred tax assets.

In addition, the pro forma consolidated condensed statement of operations excludes a net $67 million one-time, pretax charge because it has no continuing impact on our operations. Such charge consists of (i) a $39 million gain relating to the repurchase of the Three-Year Warrants held by Historic TW, representing the excess of the $177 million carrying value of the liability as of September 30, 2004 over the $138 million of cash paid to Historic TW, (ii) a $73 million charge relating to the termination of the management services agreement and (iii) a $33 million charge relating to the payment of one-time, special bonuses to management and employees of Parent.

(10)	Pro forma basic earnings (loss) per common share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per common share is computed by dividing earnings (loss) available to common stockholders by the sum of weighted average common shares outstanding plus dilutive common shares for the period. Pro forma basic and diluted common shares also include the number of shares from the Initial Public Offering whose proceeds were used for the repayment of debt.

In connection with the Initial Public Offering, Parent (i) converted all of the outstanding shares of Parent’s Class L Common Stock into shares of Parent’s Class A Common Stock, (ii) renamed all of the outstanding shares of Parent’s Class A Common Stock as common stock, which had the effect of eliminating from its authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) authorized a 1,139 for 1 split of its common stock. Pro forma basic and diluted net income (loss) per common share has been computed after giving effect to the above transactions.

The following table sets forth the computation of pro forma basic and diluted net income (loss) per share (in millions, except per share amounts):

Twelve Months Ended September 30, 2004
Basic and diluted pro forma net loss per common share:
Numerator:
Net loss	$(901)

Denominator:
Weighted average common shares outstanding	113.6
Less: Weighted average unvested common shares subject to repurchase or cancellation	(6.1)
Add:
Shares from Initial Public Offering whose proceeds would be used for the repayment of debt(1)	32.6

Denominator for basic calculation	140.1
Effect for dilutive securities	—

Denominator for diluted calculation	140.1

Pro forma net loss per common share—basic and diluted	$(6.43)

(1)	Calculated as $517 million of proceeds to be used in the redemption of debt, including redemption premiums and accrued interest thereon through the anticipated date of redemption, divided by the offering proceeds of $15.85 per share, net of issuance costs and expenses.

Because the Company recognized a pro forma net loss for the twelve months ended September 30, 2004, the effects from the exercise of any outstanding stock options or the vestiture of shares of restricted stock, during such period would have been antidilutive. Accordingly, they have not been included in the presentation of diluted net income (loss) per common share.

WARNER MUSIC GROUP CORP.

PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

For the Six Months Ended March 31, 2005

		Pro Forma Adjustments
	Historical Six Months Ended March 31, 2005(11)	The Holdings Refinancing(12)	The Initial Common Stock Offering(13)	The Concurrent Transactions(14)	Pro Forma
	(in millions, except per share data) (unaudited)
Revenues	$1,855	$—	$—	$—	$1,855
Costs and expenses:
Costs of revenues(a)	(981)	—	—	—	(981)
Selling, general and administrative expenses(a)	(624)	—	—	—	(624)
Amortization of intangible assets	(93)	—	—	—	(93)

Total costs and expenses	(1,698)	—	—	—	(1,698)

Operating income (loss)	157	—	—	—	157
Interest expense, net	(90)	(15)	24	(1)	(83)
Equity in the losses of equity-method investees, net	(1)	—	—	—	(1)
Unrealized gain on warrants	17	—	—	(17)	—
Other income (expense) net	4	—	—	—	4
Minority interest expense	(5)	5	—	—	—

Income (loss) before income taxes	82	(10)	24	(18)	77
Income tax benefit (expense)	(42)	—	—	—	(42)

Net income (loss)	$40	(10)	24	(18)	$35

Net income per common share(15):
Basic	$0.37				$0.25

Diluted	$0.19				$0.23

Average common shares(15):
Basic	107.6				140.2

Diluted	119.6				152.2

(a) Includes depreciation expense of:	$(28)	$—	$—	$—	$(28)

WARNER MUSIC GROUP CORP.

NOTES TO THE PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(11)	Reflects Parent’s historical operating results for the six months ended March 31, 2005.

(12)	Pro forma adjustments to record the Holdings Refinancing for the six months ended March 31, 2005 reflect:

•	an increase in interest expense of $15 million consisting of (i) a $4 million increase relating to the issuance of $250 million principal amount of Holdings Floating Rate Notes at a variable interest rate of 6.675% based on three-month LIBOR rates plus a margin of 4.375%, (ii) a $6 million increase relating to the issuance of $397 million principal amount at maturity of Holdings Discount Notes ($250 million of proceeds after the original issuance discount) at a fixed interest rate of 9.5%, (iii) a $5 million increase relating to the issuance of $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.48% based on six-month LIBOR rates plus a margin of 7% and accretion of original issuance discount, (iv) a $1 million increase relating to the amortization of $15 million of debt issuance costs over a weighted-average period of 9 years and (v) a $1 million decrease relating to the amount of interest expense included in our historical operating results that was already considered in the adjustments above,

•	a decrease in minority interest expense of $5 million resulting from the redemption of the remaining shares of Holdings preferred stock that had a liquidation preference of $200 million and a dividend rate of 10% per annum.

No tax benefit has been provided on the aggregate pro forma decrease in U.S.-based pretax income arising from the Holdings Refinancing due to the uncertainty of realization of U.S.-based deferred tax assets.

(13)	Pro forma adjustments to record the Initial Public Offering for the six months ended March 31, 2005 reflect:

•	an aggregate decrease in interest expense of $24 million consisting of (i) a $10 million decrease relating to the redemption of all $200 million principal amount of Holdings PIK Notes at a variable interest rate of 9.68% based on six-month LIBOR rates plus a margin of 7%, (ii) a $9 million decrease relating to the redemption of all $250 million of Holdings Floating Rate Notes at a variable interest rate of 6.85% based on three-month LIBOR rates plus a margin of 4.375%, (iii) a $4 million decrease relating to the redemption of $90 million accreted principal amount of Holdings Discount Notes as of March 31, 2005 at a fixed interest rate of 9.5% and (iv) a $1 million decrease relating to the amortization of $16 million of allocable deferred financing costs and original issuance discount that was being amortized over a weighted-average period of 9 years.

No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein and additional projected pretax losses for fiscal 2005, results in an aggregate net pretax loss for the Company. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustment to U.S.-based pretax income due to the uncertainty of realization of Warner Music Group Corp.’s U.S.-based deferred tax assets.

In addition, the pro forma consolidated condensed statement of operations excludes $45 million of one-time, pretax charges because they have no continuing impact on our operations. Such charges consist of (i) $16 million to write off debt issuance costs and unamortized original issuance discount relating to the Holdings Notes that will be redeemed using a portion of the proceeds from the Initial Public Offering and (ii) $29 million to redeem a portion of the Holdings Notes, representing the aggregate redemption price (including redemption premiums and interest obligations through the anticipated redemption date thereon) in excess of the carrying value of the corresponding portion of the Holdings Notes as of March 31, 2005.

(14)	Pro forma adjustments to record the Concurrent Transactions for the six months ended March 31, 2005 reflect:

•

a net increase in interest expense of $1 million consisting of (i) an increase in interest expense of $6 million relating to the incurrence of $250 million of additional term loan borrowings under Acquisition

Corp.’s senior secured credit facility at a variable interest rate of 4.97% per annum based on three-month LIBOR rates plus a margin of 2.5%, and (ii) a cumulative decrease in interest expense of $5 million relating to an average 71 basis point reduction in the average applicable credit margin on $1.441 billion pro forma, weighted-average term loan borrowings during the period under our proposed amendment to the senior secured credit agreement,

•	the elimination of the $17 million of unrealized gain on warrants resulting from the assumed repurchase of the Three-Year Warrants held by Historic TW.

No tax provision has been provided on the pro forma increase in U.S.-based pretax income. This is because this adjustment, when taken in combination with the other pro forma adjustments described herein and additional projected pretax losses for fiscal 2005, results in an aggregate net pretax loss for Parent. Accordingly, no tax benefit has been provided on the aggregate pro forma adjustments to U.S.-based pretax income due to the uncertainty of realization of Warner Music Group Corp.’s U.S.-based deferred tax assets.

In addition, the pro forma consolidated condensed statement of operations excludes a net $106 million one-time, pretax charge because it has no continuing impact on our operations. Such charge consists of (i) a $73 million charge relating to the termination of the management services agreement and (ii) a $33 million charge relating to the payment of one-time, special bonuses to management and employees of Acquisition Corp.

(15)	Pro forma basic earnings (loss) per common share is computed by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Pro forma diluted earnings per common share is computed by dividing earnings (loss) available to common stockholders by the sum of weighted average common shares outstanding plus dilutive common shares for the period. Pro forma basic and diluted common shares also include the number of shares from the Initial Public Offering whose proceeds were used for the repayment of debt.

In connection with the Initial Public Offering, the Company (i) converted all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) renamed all of the outstanding shares of Class A Common Stock as common stock, which had the effect of eliminating from Parent’s authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) authorized a 1,139 for 1 split of our common stock. Pro forma basic and diluted net income (loss) per common share has been computed after giving effect to the above transactions.

The following table sets forth the computation of pro forma basic and diluted net income (loss) per share (in millions, except per share amounts):

Six Months Ended March 31, 2005
Basic and diluted pro forma net income per common share:
Numerator:
Net income	$35
Denominator:
Weighted average common shares outstanding	115.5
Less: Weighted average unvested common shares subject to repurchase or cancellation	(7.9)
Add: Shares from the Initial Public Offering whose proceeds would be used for the repayment of debt(1)	32.6

Denominator for basic calculation	140.2
Effect for dilutive securities:
Add: Weighted average stock options and unvested common shares subject to repurchase or cancellation	12.0

Denominator for diluted calculation	152.2

Pro forma net income per common share—basic	$0.25

Pro forma net income per common share—diluted	$0.23

(1)	Calculated as $517 million of proceeds to be used in the redemption of debt, including redemption premiums and accrued interest thereon through the date of redemption, divided by the offering proceeds of $15.85 per share, net of issuance costs and expenses.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Holdings, the issuer of the outstanding notes, is a holding company that conducts substantially all of its business operations through its only asset and wholly owned subsidiary, Acquisition Corp. Holdings is a wholly owned subsidiary of Parent. Parent has fully and unconditionally guaranteed the outstanding notes and will fully and unconditionally guarantee the exchange notes. Accordingly, we have presented the financial information of Parent. See “Supplementary Information—Condensed Consolidating Financial Statements” to Parent’s audited historical financial statements and unaudited interim financial statements, included elsewhere in this prospectus, for Holdings financial information on a stand-alone basis.

Parent’s summary balance sheet data as of September 30, 2004 and November 30, 2003 and the statement of operations and other data for each of (i) the seven months ended September 30, 2004, (ii) the three months ended February 29, 2004 and, (iii) the years ended November 30, 2003 and 2002 have been derived from Parent’s audited financial statements included elsewhere in this prospectus. Parent’s summary balance sheet data as of March 31, 2005 and the statement of operations and other data for each of the (i) ten months ended September 30, 2003, (ii) the five months ended February 29, 2004, (iii) the one month ended March 31, 2004 (iv) and the six months ended March 31, 2005 have been derived from Parent’s unaudited financial statements included elsewhere in this prospectus. Parent’s balance sheet data as of November 30, 2002 is derived from Parent’s audited financial statements that are not included in this prospectus. Parent’s summary historical balance sheet data as of September 30, 2003 and Parent’s summary historical financial data as of and for each of the two years ended November 30, 2001 and 2000 have been derived from Parent’s unaudited financial statements that are not included in this prospectus.

The comparability of Parent’s selected historical financial data has been affected by a number of significant events and transactions. These include the Acquisition in 2004, a change in Parent’s fiscal year to September 30 from November 30, which was enacted in 2004, and the AOL Time Warner Merger in 2001. For all periods prior to the Acquisition, the music and publishing businesses formerly owned by Time Warner are referred to as “Old WMG” or the “Predecessor.” For all periods subsequent to the Acquisition, the business is referred to as the “Company” or the “Successor.” Due to the change in Parent’s year end, financial information for 2004 reflects a shortened ten-month period ended September 30, 2004 and is separated into two pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. In addition, summary historical financial data for 2000 does not reflect the pushdown of a portion of the purchase price relating to the AOL Time Warner Merger that occurred in 2001 to our financial statements.

The following table sets forth Parent’s selected historical financial and other data as of the dates and for the periods indicated.

	Historical
	Predecessor							Successor
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003	Three Months Ended February 29, 2004	Five Months Ended February 29, 2004	One Month Ended March 31, 2004	Seven Months Ended September 30, 2004	Six Months Ended March 31, 2005
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited) (1)	(audited) (1)	(unaudited)	(audited) (1)	(unaudited)	(unaudited)	(audited) (1)	(unaudited)
Statement of Operations Data:
Revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$779	$1,668	$245	$1,769	$1,855
Cost of revenues	(1,960)	(1,731)	(1,873)	(1,940)	(1,449)	(415)	(906)	(130)	(944)	(981)
Selling, general and administrative expenses	(1,297)	(1,402)	(1,282)	(1,286)	(995)	(319)	(610)	(97)	(677)	(624)
Impairment of goodwill and other intangible assets	—	—	(1,500)	(1,019)	—	—	(1,019)	—	—	—
Depreciation and amortization	(282)	(868)	(249)	(328)	(272)	(72)	(128)	(21)	(140)	(121)
Operating income (loss)	(36)	(766)	(1,542)	(1,158)	(197)	(11)	(972)	3	18	157
Interest expense, net	(13)	(34)	(23)	(5)	(5)	(2)	(2)	(10)	(80)	(90)
Income (loss) before cumulative effect of accounting change	(408)	(910)	(1,230)	(1,353)	(201)	(32)	(1,184)	(10)	(238)	40
Net income (loss)	$(408)	$(910)	$(6,026)	$(1,353)	$(201)	$(32)	$(1,184)	$(10)	$(238)	$40
Segment Data:
Revenues:
Recorded Music	$2,929	$2,701	$2,752	$2,839	$2,039	$630	$1,430	190	$1,429	1,561
Music Publishing	554	547	563	563	467	157	253	55	348	309
Intersegment eliminations	(22)	(22)	(25)	(26)	(19)	(8)	(15)	—	(8)	(15)

Total revenues	$3,461	$3,226	$3,290	$3,376	$2,487	$779	$1,668	245	$1,769	$1,855

Operating income (loss):
Recorded Music	$(22)	$(733)	$(1,206)	$(1,130)	$(181)	$(9)	(958)	(2)	$24	182
Music Publishing	47	23	(273)	23	19	17	21	9	53	42
Corporate expenses	(61)	(56)	(63)	(51)	(35)	(19)	(35)	(4)	(59)	(67)

Total operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(11)	$(972)	3	$18	$157

OIBDA(2):
Recorded Music	$214	$73	$173	$116	$8	$38	146	12	$120	266
Music Publishing	91	81	88	107	88	38	57	15	87	71
Corporate expenses	(59)	(52)	(54)	(34)	(21)	(15)	(28)	(3)	(49)	(59)

Total OIBDA(2)	$246	$102	$207	$189	$75	$61	$175	24	$158	$278

Other Financial Data:
Deficiency in earnings over fixed charges (3)	$(365)	$(1,066)	$(1,570)	$(1,317)	$(268)	$(15)	$(1,064)	$(11)	$(74)	N/A
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1.78
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$75	$(122)	$(13)	$278	$257	$321	$352	$(2)	$86	$292
Investing activities	(153)	(175)	(365)	(65)	(73)	14	17	(2,640)	(2,663)	(61)
Financing activities	61	227	385	(121)	(151)	(10)	18	2,700	2,661	(342)
Capital expenditures	(64)	(91)	(88)	(51)	(30)	(3)	(24)	—	(15)	(14)
Balance Sheet Data (at period end):
Cash and equivalents	$106	$34	$41	$144	$80	$471	$471	$529	$555	$447
Total assets	6,791	17,642	5,679	4,484	5,255	4,560	4,560	5,185	5,090	4,742
Total debt (including current portion of long-term debt)	102	115	101	120	115	132	132	1,650	1,840	2,550
Shareholder’s equity (deficit)	5,228	14,588	3,001	1,587	2,673	1,691	1,691	838	280	(137)

(1)	Audited, except for Other Financial Data.
(2)	We evaluate segment and consolidated performance based on several factors, of which the primary measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (which we refer to as “OIBDA”). See “Use of OIBDA” under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere herein. Note that OIBDA is different from Adjusted EBITDA as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition and Liquidity—Covenant Compliance”, which is presented on a consolidated and combined basis therein as a covenant compliance measure. The following is a reconciliation of operating income, which is a GAAP measure of our operating results, to OIBDA

	Historical
	Predecessor							Successor
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003	Three Months Ended February 29, 2004	Five Months Ended February 29, 2004	One Month Ended March 31, 2004	Seven Months Ended September 30, 2004	Six Months Ended March 31, 2005
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)	(audited)	(unaudited)	(unaudited)	(audited)	(unaudited)
Operating income (loss)	$(36)	$(766)	$(1,542)	$(1,158)	$(197)	$(11)	$(972)	$3	$18	$157
Depreciation and amortization expense	282	868	249	328	272	72	128	21	140	121
Impairment of goodwill and other intangible assets	—	—	1,500	1,019	—	—	1,019	—	—	—

OIBDA	$246	$102	$207	$189	$75	$61	$175	$24	$158	$278

.(3)	For purposes of calculating the earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of rental expense under operating leases (the portion that has been deemed by management to be representative of the interest factor). In periods where earnings were insufficient to cover fixed charges, the deficiency of earnings over fixed charges has been disclosed. Pretax earnings for 2002 and 2003 have been reduced by a $1.5 billion and $1.0 billion, respectively, non-cash charge to reduce the carrying value of our goodwill and other intangible assets. Accordingly, because this charge was non-cash, it is not indicative of our ability to cover our fixed charges with pretax earnings. Excluding the non-cash impairment charge for 2002 and 2003 on a historical basis, and the twelve months ended September 30, 2004 on a pro forma basis, would result in a deficiency of earnings over fixed charges of $70 million in 2002, $298 million in 2003 and $207 for the twelve months ended September 30, 2004. In addition, deficiency of earnings over fixed charges in each period includes significant non-cash amortization expenses on intangible assets of $93 million, $178 million, $93 million, $104 million, $15 million, $97 million, $56 million, $201 million, $242 million, $182 million, $821 million and $240 million in each of the pro forma six months ended March 31, 2005, pro forma twelve months ended September 30, 2004, the six months ended March 31, 2005, the seven months ended September 30, 2004, the one month ended March 31, 2004, the five months ended February 29, 2005, the three months ended February 29, 2004, the ten months ended September 30, 2003 and fiscal 2003, 2002, 2001 and 2000, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Parent’s results of operations and financial condition includes periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of operating results for historical periods prior to 2004 does not reflect the significant impact that the Transactions have had on Parent, including significantly increased financing costs. You should read the following discussion of Parent’s results of operations and financial condition with the “Pro Forma Consolidated Condensed Financial Statements”, “Selected Historical Consolidated Financial and Other Data” and the Parent audited historical and Parent unaudited interim financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this registration statement. Actual results may differ materially from those contained in any forward-looking statements.

Holdings, the issuer of the outstanding notes, is a holding company that conducts substantially all of its business operations through its only asset and wholly owned subsidiary, Acquisition Corp. Holdings is a wholly owned subsidiary of Parent. Parent has fully and unconditionally guaranteed the outstanding notes and will fully and unconditionally guarantee the exchange notes. Accordingly, we have presented the financial information of Parent. See “Supplementary Information—Condensed Consolidating Financial Statements” to Parent’s audited historical financial statements and unaudited interim financial statements, included elsewhere in this prospectus, for Holdings financial information on a stand-alone basis.

INTRODUCTION

Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is provided as a supplement to the Parent audited and unaudited interim financial statements and footnotes included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of our operations. MD&A is organized as follows:

•	Overview. This section provides a general description of our businesses, as well as recent developments that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•	Results of operations. This section provides an analysis of our results of operations for the six months ended March 31, 2005 and 2004, the ten months ended September 30, 2004 and 2003 and the years ended November 30, 2003 and 2002. This analysis is presented on both a consolidated and segmental basis.

•	Financial condition and liquidity. This section provides an analysis of our cash flows for the six months ended March 31, 2005 and 2004 and the ten months ended September 30, 2004 and 2003, as well as a discussion of our financial condition and liquidity as of March 31, 2005 and September 30, 2004. The discussion of our financial condition and liquidity includes (i) a summary of our outstanding debt and commitments (both firm and contingent) that existed as of September 30, 2004, (ii) our available financial capacity under the revolving credit portion of Acquisition Corp.’s senior secured credit facility and (iii) a summary of our key debt compliance measures, consisting of leverage and interest coverage ratios under Acquisition Corp.’s senior secured credit facility.

•	Market risk management. This section discusses how we manage exposure to potential losses arising from adverse changes in interest rates and foreign currency exchange rates.

•	Critical accounting policies. This section discusses accounting policies considered to be important to our financial condition and results of operations, and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Notes 3 and 4 to our audited financial statements included elsewhere herein.

Use of OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and other intangible assets (which we refer to as “OIBDA”). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, including the ability to provide cash flows to service debt. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP.

Change in Fiscal Year and Basis of Presentation

In 2004, in connection with the Acquisition, we changed our fiscal year-end to September 30 from November 30. As such, financial information for 2004 is presented for the six-month and ten-month transition periods ended March 31, 2004 and September 30, 2004 and is separated into pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. That is, we have presented our operating results and cash flows separately for each of the pre-acquisition, three-month and five-month periods ended February 29, 2004 and the post-acquisition, and one month ended March 31, 2004 and seven-month period ended September 30, 2004.

The split presentation mentioned above is required under GAAP in situations when a change in accounting basis occurs. This is because the new accounting basis requires that the historical carrying value of assets acquired and liabilities assumed be adjusted to fair value, which may yield results that are not strictly comparable on a period-to-period basis due to the different, and sometimes higher, cost basis associated with the allocation of the purchase price.

We believe that this split presentation may impede the ability of users of our financial information to understand our operating and cash flow performance. Consequently, in order to enhance an analysis of our operating results and cash flows, we have presented our operating results and cash flows on a combined basis for the full six-month and ten-month periods ended March 31, 2004 and September 30, 2004. This combined presentation for the six-month period ended March 31, 2004 simply represents the mathematical addition of the pre-acquisition, five-month period ended February 29, 2004 and the past-acquisition, one-month period ended March 31, 2004. This combined presentation for the ten-month period ended September 30, 2004 simply represents the mathematical addition of the pre-acquisition, three-month period ended February 29, 2004 and the post-acquisition, seven-month period ended September 30, 2004. The combined basis is not intended to represent what our operating results would have been had the Acquisition occurred at the beginning of the periods. A reconciliation showing the mathematical combination of our operating results for such periods is included herein.

Though we believe that the combined presentation is most meaningful for the six months ended March 31, 2004 and ten months ended September 30, 2004, it is not in conformity with GAAP. As such, we have supplemented our historical operating results for the periods, as appropriate, with pro forma financial information and have further highlighted in our discussions that follow any significant effects from the Acquisition to facilitate an understanding of a comparison of our operating results from period-to-period.

In order to enhance comparability, the combined financial information for the ten-month period ended September 30, 2004 has been supplemented by the presentation of unaudited financial information for the comparative ten-month period ended September 30, 2003. Based on how the Company’s closing schedule occurred in 2003, the 2003 period consists of 43 weeks, as compared to 44 weeks contained in the ten-month period ended September 30, 2004.

OVERVIEW

Description of Business

We are one of the world’s major music companies. Effective as of March 1, 2004, substantially all of Time Warner Inc.’s music division was acquired from Time Warner by us for approximately $2.6 billion. During the six months ended March 31, 2005 and the ten months ended September 30, 2004, we reported revenues of $1.855 billion and $2.548 billion, respectively, operating income of $157 million and $7 million, respectively, OIBDA of $278 million and $219 million, respectively and net income (loss) of $40 million and $(270) million, respectively.

We classify our business interests into two fundamental areas: Recorded Music and Music Publishing. A brief description of those operations is presented below.

Our business is seasonal. Therefore, operating results for the six months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended September 30, 2005.

Recorded Music Operations

Our Recorded Music business consists of the discovery and development of artists and the related marketing, distribution and licensing of recorded music produced by such artists. In the U.S., our operations are conducted principally through our major record labels—Warner Bros. Records Inc. and The Atlantic Records Group. Internationally, our Recorded Music operations are conducted through our Warner Music International division (“WMI”) which includes various subsidiaries, affiliates and non-affiliated licensees in more than 50 countries.

Our Recorded Music operations also include a catalog division named Warner Strategic Marketing (“WSM”). WSM specializes in marketing our music catalog through compilations and reissuances of previously released music and video titles, as well as in the licensing of recordings to/from third parties for various uses, including film and television soundtracks.

Our principal Recorded Music distribution operations include Warner-Elektra-Atlantic Corporation (“WEA Corp.”), which primarily markets and sells music products to retailers and wholesale distributors in the U.S.; a 90% interest in Alternative Distribution Alliance, an independent distribution company; various distribution centers and ventures operated internationally; and an 80% interest in Word Entertainment, whose distribution operations specialize in the distribution of music products in the Christian retail marketplace.

Our principal recorded music revenue sources are sales of CDs, digital downloads and other recorded music products and license fees received for the ancillary uses of our recorded music catalog.

The principal costs associated with our Recorded Music operations are as follows:

•	artist and repertoire costs—the costs associated with (i) signing and developing artists, (ii) creating master recordings in the studio, (iii) creating artwork for album covers and liner notes and (iv) paying royalties to artists, producers, songwriters, other copyright holders and trade unions;

•	manufacturing, packaging and distribution costs—the costs to manufacture and distribute product to wholesale and retail distribution outlets;

•	marketing and promotion costs—the costs associated with the promotion of artists and recorded music products, including costs to produce music videos for promotional purposes and artist tour support; and

•	administration costs—the costs associated with general overhead and other administrative costs, as well as costs associated with anti-piracy initiatives.

During the six months ended March 31, 2005 and ten months ended September 30, 2004, our Recorded Music segment reported revenues of $1,561 million and $2.059 billion, respectively, OIBDA of $266 million and $158 million, respectively, and operating income of $182 million and $15 million, respectively.

Music Publishing Operations

Our Music Publishing operations include Warner/Chappell Music, Inc. and its wholly owned subsidiaries, and certain other music publishing affiliates of the Company. We own or control the rights to more than one million musical compositions, including numerous pop music hits, American standards, folk songs and motion picture and theatrical compositions. Our Music Publishing operations also include Warner Bros. Publications (“WBP”), which markets printed versions of our music throughout the world. On December 15, 2004, we entered into a definitive agreement to sell WBP to Alfred Publishing. The sale was closed on May 31, 2005. The sale is not expected to have a material effect on our future operating results and financial condition.

Publishing revenues are derived from four main royalty sources:

•	Mechanical: the licensor receives royalties with respect to compositions embodied in recordings sold in any format or configuration, including singles, albums, CDs, digital downloads and mobile phone ring tones.

•	Performance: the licensor receives royalties if the composition is performed publicly (e.g., broadcast radio and television, movie theater, concert, nightclub or Internet and wireless streaming).

•	Synchronization: the licensor receives royalties or fees for the right to use the composition in combination with visual images (e.g., in films, television commercials and programs and videogames).

•	Other: the licensor receives royalties from other uses such as stage productions and printed sheet music.

The principal costs associated with our Music Publishing operations are as follows:

•	repertoire costs—the costs associated with (i) signing and developing songwriters and (ii) paying royalties to songwriters, co-publishers and other copyright holders in connection with income generated from the exploitation of their copyrighted works;

•	manufacturing, packaging and distribution costs—the costs to manufacture and distribute sheet music and songbooks to retail distribution outlets and schools; and

•	administration costs—the costs associated with general overhead and other administrative costs.

During the six months ended March 31, 2005 and the ten months ended September 30, 2004, our Music Publishing segment reported revenues of $309 million and $505 million, respectively, OIBDA of $71 million and $125 million, respectively, and operating income of $42 million and $70 million, respectively.

Factors Affecting Results of Operations and Financial Condition

Market Factors

Over the past four years, the recorded music industry has been unstable, which has adversely affected our operating results. The industry-wide decline can be attributed primarily to digital piracy. Other drivers of this decline are the overall recessionary economic environment, bankruptcies of record retailers and wholesalers, growing competition for consumer discretionary spending and retail shelf space, and the maturation of the CD format which has slowed the historical growth pattern of recorded music sales. While potential new formats for selling recorded music product have been created, including the legal downloading of digital music using the Internet and DVD-Audio formats, significant revenue streams from these new markets have yet to emerge. Accordingly, although we believe that the recorded music industry should continue to improve as evidenced by the year-over-year growth in U.S. music physical unit sales in 2004, the flat performance in overall (physical and digital) music unit sales globally in 2004 and the best year-on-year trend in global music sales for five years according to IFPI, the industry may relapse into a period of decline, as witnessed from 1999 to 2003, which would continue to negatively affect operating results. For example, as of July 3, 2005, year-to-date U.S. recorded music sales (excluding sales of digital tracks) are down approximately 7.1% year-over-year. In addition, a declining recorded music industry could continue to have an adverse impact on the music publishing business. This is because our music publishing business generates a significant portion of its revenues from mechanical royalties received from the sale of music in recorded music formats such as the CD.

Due in part to the development of the new channels mentioned above and ongoing anti-piracy initiatives, we believe that the recorded music industry is positioned to improve over the coming years. However, the industry may relapse into a period of decline. In addition, there can be no assurances as to the timing or the extent of any improvement in the industry. Accordingly, we have executed a number of cost-saving initiatives over the past few years in an attempt to realign our cost structure with the changing economics of the industry. These initiatives have included significant headcount reductions, exiting certain leased facilities in an effort to consolidate locations and the sale of our manufacturing, packaging and physical distribution operations.

We have conducted a detailed assessment of our existing cost structure. As a result of this assessment, we have identified substantial cost-reduction opportunities in our business, the majority of which are associated with headcount reductions from the consolidation of operations and the streamlining of corporate and label overhead. We have completed substantially all of the Restructuring Plan with approximately $250 million of annualized cost savings, of which approximately $202 million has been reflected in our statement of operations through March 31, 2005. We project the one-time costs associated with our restructuring to be $225 million to $250 million, of which approximately $165 million has been paid through March 31, 2005. There are still significant risks associated with the Restructuring Plan. See “Risk Factors.”

Transactions with Time Warner and its Affiliates

As previously described, prior to March 1, 2004, Old WMG was owned and operated by Time Warner. As such, in the normal course of conducting our business, Old WMG had various commercial and financing arrangements with Time Warner and its affiliates. In particular, Old WMG purchased manufacturing packaging and physical distribution services from affiliates of Time Warner, and Time Warner funded its operating and capital requirements. See Note 21 to Parent’s audited financial statements included elsewhere herein for a summary of the principal transactions between us and Time Warner and its affiliates.

Time Warner sold its CD and DVD manufacturing, packaging and physical distribution operations to Cinram at the end of October 2003. Prior to the sale, these operations were under the control of Time Warner and our management. As such, pricing for such services was not negotiated on an arm’s-length basis and did not reflect market rates. As part of the sale, Time Warner and Old WMG entered into long-term arrangements with Cinram. Under these arrangements, Cinram will provide manufacturing, packaging and physical distribution services for our products in the U.S. and Europe at favorable, market-based rates that were negotiated on an arm’s-length basis.

With respect to the financing arrangements with Time Warner, all cash received or paid by Old WMG was included in, or funded by, clearing accounts or shared international cash pools within Time Warner’s centralized cash management system. Some of those arrangements were interest-bearing and others were not. Accordingly, historical net interest expense is not representative of the amounts incurred by us under our new leveraged capital structure created in connection with the Acquisition.

Future Charges and Payments Relating to Executive Compensation

Primarily in 2004, but also to a limited extent in 2005, we sold shares of restricted stock and granted options to various employees to assist us in recruiting, retaining and motivating key employees. We subsequently determined that certain shares of restricted stock may have been sold at prices below fair market value on the applicable date of sale and certain options may have had exercise prices below fair market value on the applicable date of grant.

As a result, certain U.S. employee holders of restricted stock who made elections under Section 83(b) of the Internal Revenue Code will be subject to additional ordinary income tax to the extent of the fair market value of the restricted stock received over the purchase price they paid for such stock. In other cases, certain employees who did not make such an election will be subject to higher taxes on their restricted shares at the time of vesting than would have been the case had they purchased the shares for fair market value. In addition, under the provisions of the American Jobs Creation Act of 2004, signed into law October 22, 2004, U.S. employee option holders whose options vest with exercise prices below fair market value on the date of grant are subject to significant penalties under new Section 409A of the Internal Revenue Code. IRS Notice 2005-1 provides transitional guidance on the application of Section 409A which, among other things, permits options with exercise prices below the fair market value of the underlying stock on the date of grant to be amended or replaced with new options having an exercise price at least equal to the fair market value on the grant date. Non-U.S. employee holders of restricted stock or options may be subject to similar or other related issues. In order for us to address these issues, including implementing the changes permitted by Notice 2005-1, on April 11, 2005, our compensation committee, based on a re-assessment of fair market values on the applicable dates, approved the actions described below.

Restricted Stock. The Company is authorized to pay each employee who purchased restricted stock on or after May 1, 2004 at prices that may have been below fair market value on the date of purchase a cash bonus. The cash bonus payable to those employees who made a Section 83(b) election will be an amount equal to the tax liability incurred by the employee as of the date of purchase based on any difference between the re-determined purchase date fair market value and the amount originally paid by the employee, plus an amount necessary to pay the taxes on the bonus. The bonus that would be payable to each of those employees who did not make a Section 83(b) election or the applicable foreign equivalent would be an amount reflecting an estimate of the additional tax which would be payable by the employee at the time the restricted stock is scheduled to vest due to that taxable amount being subject to ordinary income rather than capital gains tax rates, and assuming that the re-determined value of the stock remains constant over the vesting period, adjusted down to reflect a present value discount based on the earliest possible vesting dates. We would also pay these employees an amount necessary to pay the taxes on the bonus. This resulted in approximately $10 million, which was expensed in the third fiscal quarter of 2005.

Options. We granted stock options to employees to purchase an aggregate of 5,304,116 shares after the Recapitalization with a weighted average exercise price of $1.62. The exercise prices of these options are expected to be adjusted to prices equal to the applicable re-determined fair market values of the common stock on the applicable dates of the respective grants. To compensate the grantees for the loss of value represented by this adjustment to the option exercise prices, we expect to pay each affected employee a cash bonus in an amount equal to the excess of the adjusted aggregate exercise price of the employee’s options over the original aggregate exercise price of the employee’s options, adjusted down to reflect a present value discount based on the earliest possible exercise dates. This resulted in $9 million, which was expensed in the third fiscal quarter of 2005.

Non-cash, Stock-based Compensation Expense. As a result of the aforementioned changes approved by our compensation committee, we have determined that a modification of the terms of our previously granted stock options has occurred for accounting purposes. Accordingly, we will be required to remeasure the aggregate compensation expense relating to such grants. Based on our preliminary analysis, we expect our aggregate non-cash compensation expense to increase to approximately $34 million for all awards granted as of April 14, 2005, which will be recognized over the vesting period of such awards. Such amount of non-cash compensation expense is expected to be recognized in the following manner: $15 million in fiscal 2005, $10 million in fiscal 2006, $6 million in fiscal 2007 and $3 million in fiscal 2008. This compares to previously recorded non-cash, stock-based compensation expense of $1 million for the seven months ended September 30, 2004 and $9 million for the six months ended March 31, 2005.

Option Adjustments as a Result of Dividend to Investor Group

In connection with the $100.5 million cash dividend we declared to the holders of our common stock prior to the Initial Public Offering, consisting of the Investor Group and certain members of management, we are making an adjustment to all options outstanding at the time of declaration of the dividend. The adjustment consists of a cash make-whole payment consisting of an amount equal to the pro rata amount that would have been received per share had all outstanding options been exercised at the time of the declaration of the dividend adjusted down to reflect a present value discount based on the earliest possible exercise dates. This payment to holders of unvested options resulted in additional compensation expense of approximately $3.0 million in the third fiscal quarter of 2005.

Employee Bonus Plan

Our board has approved a special one-time bonus that will be payable upon consummation of our Initial Public Offering to all or substantially all of our employees, excluding senior management and any employees that have, or to whom we plan to grant, an equity participation in our company. The amount of the award granted to an employee equated approximately 4% of the employee’s annual salary. The aggregate amount of the bonuses did not exceed $10.0 million.

Termination of Management/Monitoring Agreement

In connection with the Acquisition, the Company entered into a management monitoring agreement (the “Management Agreement”) with the Investor Group for ongoing consulting and management advisory services. Under the Management Agreement, the Company and its subsidiaries WMG Holdings Corp. and WMG Acquisition Corp. were required to pay the Investor Group an aggregate annual fee of $10 million per year (the “Periodic Fees”) in consideration for ongoing consulting and management advisory services. In addition, in the case of future services provided in connection with any future acquisition, disposition, or financing transactions involving the Company or its subsidiaries, the Management Agreement required the Company, WMG Holdings Corp. and WMG Acquisition Corp. to pay the Investor Group an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). The Management Agreement also requires the Company, WMG Holdings Corp. and WMG Acquisition Corp. to pay the reasonable expenses of the Investor Group in connection with, and indemnify them for liabilities arising from, the Management Agreement, the Acquisition and any related transactions, their equity investment in Parent, WMG Holdings Corp. and WMG Acquisition Corp., their operations, and the services they provide to the Parent, WMG Holdings Corp. and WMG Acquisition Corp.

The Management Agreement provided that it would continue in full force and effect until December 30, 2014, provided, however, that the Investor Group could cause the agreement to terminate any time upon agreement of the Investor Group. In the event of the termination of the Management Agreement, Parent or any of its subsidiaries were required under the terms of the agreement to pay each of the Investor Group (x) any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2014.

Concurrently with Parent’s Initial Public Offering, we terminated the Management Agreement, other than with respect to reimbursement and indemnification provisions, for a fee of approximately $73 million payable to the Investor Group. The termination fee was paid in May 2005 using a portion of the cash on hand and proceeds from the $250 million new term loan borrowings under Acquisition Corp’s new amendment to the senior secured credit facility.

RESULTS OF OPERATIONS

Six Months Ended March 31, 2005 Compared to Six Months Ended March 31, 2004

The following table summarizes our historical results of operations:

	Successor	Combined	Successor	Predecessor
	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions)
Revenues	$1,855	$1,913	$245	$1,668
Costs and expenses:
Cost of revenues(1)	(981)	(1,036)	(130)	(906)
Selling, general and administrative expenses(1)	(624)	(707)	(97)	(610)
Impairment of intangible assets	—	(1,019)	—	(1,019)
Amortization of intangible assets	(93)	(112)	(15)	(97)
Restructuring costs	—	(8)	—	(8)

Total costs and expenses	(1,698)	(2,882)	(242)	(2,640)

Operating income (loss)	157	(969)	3	(972)
Interest expense, net	(90)	(12)	(10)	(2)
Net investment-related losses	—	(9)	—	(9)
Equity in the losses of equity-method investees, net	(1)	(12)	(1)	(11)
Deal-related and transaction costs	—	(63)	—	(63)
Unrealized gain on warrants	17	—	—	—
Other income (expense), net	4	(7)	—	(7)
Minority interest expense	(5)	(3)	(3)	—

Income (loss) before income taxes	82	(1,075)	(11)	(1,064)
Income tax (expense) benefit	(42)	(119)	1	(120)

Net income (loss)	$40	$(1,194)	$(10)	$(1,184)

(1)	Includes depreciation expense of $28 million and $37 million for the six months ended March 31, 2005 and March 31, 2004, respectively.

Consolidated Pro Forma Results

As previously discussed, the Acquisition occurred effective as of March 1, 2004. Accordingly, our operating results for the five-month period ended February 29, 2004 do not reflect the significant effects of the Transactions. Had the Transactions occurred on October 1, 2003, our pro forma results for the six months ended March 31, 2004 would have been as follows:

Pro Forma Six Months Ended March 31, 2004
(in millions, unaudited)
Revenue	$1,912
OIBDA	201
Impairment of goodwill and other intangible assets	(1,019)
Depreciation and amortization	(126)
Operating income (loss)	(944)
Interest expense, net	(64)
Net income (loss)	(803)

A discussion of our consolidated historical results for the six-month periods ended March 31, 2005 and 2004 follows:

Consolidated Historical Results

Revenues

Our revenues decreased to $1.855 billion for the six months ended March 31, 2005, compared to $1.913 billion for the six months ended March 31, 2004. The decrease was largely driven by a $59 million decrease in Recorded Music revenues, offset by a $1 million increase in Music Publishing revenues. Recorded Music revenues benefited from a $63 million favorable impact of foreign currency exchange rates, and an approximate $51 million increase in revenues from digital sales of Recorded Music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry and an approximate $10 million increase in physical revenues by our independent distribution company. For the six months ended March 31, 2005, digital sales of Recorded Music product of $51 million represented approximately 3% of total Recorded Music revenue. These benefits were more than offset by a decline in physical worldwide music sales of $176 million due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

Music Publishing revenues benefited from a $12 million favorable impact of foreign currency exchange rates, which was offset by a $14 million decrease in mechanical and performance revenues principally related to the industry-wide decline in sales of physical recorded music product and a lower number of top-performing songs in comparison to the comparable period in the prior year, offset in part by increased royalties of $9 million from sales in newer formats, such as music DVDs and mobile phone ring tones. Synchronization royalties increased by $4 million due to favorable market opportunities and continued increases in sales in newer formats, such as music DVDs. Print revenues declined by approximately $4 million, which was due, in part, to the shifting of focus to selling the business, and that sale was closed on May 31, 2005.

See “Business Segment Results” presented hereinafter for a discussion of revenues by business segment.

Cost of revenues

Our cost of revenues decreased to $981 million for the six months ended March 31, 2005, compared to $1.036 billion for the six months ended March 31, 2004. Expressed as a percentage of revenues, cost of revenues was approximately 53% and 54% for the six months ended March 31, 2005 and 2004, respectively. The decrease in cost of revenues principally relates to approximately $17 million of lower manufacturing costs due, in part, to lower sales volume and lower pricing under the new Cinram agreements that went into effect in late October 2003, approximately $80 million of lower artist and repertoire-related costs associated with our lower sales volume and lower artist advance write-offs, and cost savings associated with the restructuring plan that was implemented in 2004 in connection with the Acquisition. These cost reductions were partially offset by an approximate $42 million unfavorable impact of foreign currency exchange rates.

Selling, general and administrative expenses

Our selling, general and administrative expenses were $624 million for the six months ended March 31, 2005, compared to $707 million for the six months ended March 31, 2004. Expressed as a percentage of revenues, selling, general and administrative expenses were approximately 34% for the six months ended March 31, 2005, compared with 37% for the six months ended March 31, 2004. Selling, general and administrative expenses decreased due to a decrease of $91 million in sales and marketing costs as a result of our cost-saving initiatives and headcount reductions, as well as a decrease in depreciation expense of $9 million related to lower capital spending requirements and lower depreciation of software development costs. These decreases were offset by an approximate $21 million unfavorable impact of foreign currency exchange rates, approximately $5 million of management and advisory fees paid to the Investor Group, and $28 million of higher corporate expenses as discussed further below, including higher costs associated with operating as an independent company.

Reconciliation of Consolidated Historical OIBDA to Operating Income (Loss) and Net Income (Loss)

As previously described, we use OIBDA as our primary measure of financial performance. The following table reconciles OIBDA to operating income (loss) and further provides the components from operating income (loss) to net income (loss) for purposes of the discussion that follows:

	Successor	Combined	Successor	Predecessor
	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions)
OIBDA	$278	$199	$24	$175
Depreciation expense:	(28)	(37)	(6)	(31)
Amortization expense	(93)	(112)	(15)	(97)
Impairment of goodwill and other intangible assets	—	(1,019)	—	(1,019)

Operating income (loss)	157	(969)	3	(972)
Interest expense, net	(90)	(12)	(10)	(2)
Net investment-related losses	—	(9)	—	(9)
Equity in the losses of equity-method investees, net	(1)	(12)	(1)	(11)
Deal—related transaction and other costs	—	(63)	—	(63)
Unrealized gain on warrants	17	—	—	—
Other income (expense), net	4	(7)	—	(7)
Minority interest expense	(5)	(3)	(3)	—

Income (loss) before income taxes	82	(1,075)	(11)	(1,064)
Income tax expense	(42)	(119)	1	(120)

Net income (loss)	$40	$(1,194)	$(10)	$(1,184)

OIBDA

Our OIBDA increased to $278 million for the six months ended March 31, 2005, compared to $199 million for the six months ended March 31, 2004. Expressed as a percentage of revenue, total OIBDA margin was 15% and 10% for the six months ended March 31, 2005 and 2004, respectively. The increase related to a $108 million increase in Recorded Music OIBDA, offset by a $1 million decrease in Music Publishing OIBDA and a $28 million increase in corporate expenses.

Recorded Music OIBDA benefited principally from lower marketing and overhead costs associated with our cost-savings initiatives, approximately $17 million of lower manufacturing costs due, in part, to lower sales volume and lower pricing under the new Cinram agreement that went into effect in late October 2003, a $10 million favorable impact from foreign currency exchange rates and approximately $70 million of lower artist and repertoire-related costs associated with our lower sales volume and lower artist advance write-offs. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales. Music Publishing OIBDA benefited principally from lower overhead costs associated with our cost-savings initiatives and a $2 million favorable impact from foreign currency exchange rates, but was more than offset by a loss of margin contributions related to the aggregate decline in mechanical, performance and print revenues.

Corporate expenses increased by $28 million due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. Certain corporate related costs were allocated in 2003 to Time Warner’s former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives. See “Business Segment Results” presented hereinafter for a discussion of OIBDA by business segment.

Depreciation expense

Our depreciation expense decreased to $28 million for the six months ended March 31, 2005, compared to $37 million for the six months ended March 31, 2004. The decrease principally related to lower capital spending requirements and lower depreciation of software development costs.

Amortization expense

Our amortization expense decreased to $93 million for the six months ended March 31, 2005, compared to $112 million for the six months ended March 31, 2004. The decrease related to the new basis of accounting recorded in connection with the Acquisition, which resulted in a lower revaluation of the historical cost bases of our identifiable intangible assets.

Operating income (loss)

Our operating income increased to $157 million for the six months ended March 31, 2005, compared to an operating loss of $969 million for the six months ended March 31, 2004. The improvement in operating income related to a $79 million increase in OIBDA, a $9 million decrease in depreciation expense, a $19 million decrease in amortization expense and the absence of the 2003 impairment charge of $1.019 billion. See “Business Segment Results” presented hereinafter for a discussion of operating income (loss) by business segment.

Interest expense, net

Our net interest expense increased to $90 million in the six months ended March 31, 2005, compared to $12 million for the six months ended March 31, 2004. The increase primarily related to the approximately $1.8 billion of debt issued in March 2004 in connection with the capitalization of the Company and the approximately $696 million of debt issued by Holdings in December 2004.

Net investment-related losses

We did not recognize any investment-related losses for the six months ended March 31, 2005. However, for the six months ended March 31, 2004, we recognized $9 million of net investment-related losses principally related to reductions in carrying values of certain equity-method investments.

Equity in the losses of equity-method investees, net

Our equity in the losses of equity-method investees was $1 million for the six months ended March 31, 2005, compared to $12 million for the six months ended March 31, 2004. The lower losses principally related to the fact that certain of our former loss-generating investees, such as our former interest in MusicNet, were retained by Time Warner and were not part of the assets acquired.

Deal-related transaction and other costs

We did not recognize any deal-related transaction costs for the six months ended March 31, 2005. However for the six months ended March 31, 2004, we recognized $63 million of deal-related transaction and other costs. These costs primarily related to transaction costs associated with the prior pursuit of other strategic ventures or dispositions of Old WMG’s business in 2003 by Time Warner that did not occur, losses incurred in connection with the probable pension curtailment that ultimately occurred, and losses related to certain executive contractual obligations triggered upon closing of the Acquisition.

Unrealized gain on warrants

We recognized a $17 million unrealized gain on the stock warrants issued to Time Warner in connection with the Acquisition for the six months ended March 31, 2005. There was no change in the value of the stock warrants during the post-acquisition one-month period ended March 31, 2004, included in the comparable period. Further, because the five-month period ended February 29, 2004 was pre-Acquisition, the stock warrants were not outstanding and no comparable charge was recognized for that period. In connection with the Company’s Initial Public Offering, the Company repurchased the three-year warrants at a cost of approximately $138 million, which approximated fair value at that date.

Minority interest expense

We recognized minority interest expense of $3 million for the six months ended March 31, 2004. This expense related to dividends for the one month ended March 31, 2004 on preferred stock of Holdings that was held directly by the Investor Group and was issued in connection with the initial funding of the purchase price for the Acquisition effective March 1, 2004. Because the six-month period ended March 31, 2004 included pre-Acquisition periods related to the five months ended February 29, 2004, the subsidiary preferred stock was not outstanding and no charge for minority expense was recognized for that period. The preferred stock was fully repaid in December 2004 from the proceeds of the Holdings Notes. As such, the comparable charge recognized during the six months ended March 31, 2005 relates to the dividends for the period from October 1, 2004 to the date of repayment.

Income tax expense

We incurred income tax expense of $42 million and $119 million for the six months ended March 31, 2005 and 2004, respectively. The income tax provisions are not entirely comparable due to the changes in our tax profile relating to the closing of the Acquisition. In particular, prior to the closing of the Acquisition, we were a member of the Time Warner consolidated tax return and were able to recognize U.S.-based deferred tax benefits on domestic-source net operating losses incurred. However, upon the closing of the Acquisition, our membership in the Time Warner consolidated tax group terminated along with our ability to recognize similar, U.S.- based, deferred tax benefits. Accordingly, the income tax expense in 2004 primarily relates to the tax provisions on foreign-source income. There was no offsetting income tax benefit on domestic-source losses recognized in 2004 due to the uncertainty of realization of those deferred tax assets.

Net income (loss)

We recognized net income of $40 million for the six months ended March 31, 2005, compared to a net loss of $1.194 billion for the six months ended March 31, 2004. As described more fully above, the improvement in 2005 related principally to the $1.126 billion increase in operating income (including $28 million of lower depreciation and amortization expense) primarily relating to the absence of the $1.019 billion impairment charge and $63 million of deal-related transaction and other costs recognized in 2004. These benefits were offset, in part, by $78 million of higher net interest costs recognized in 2005.

Business Segment Results

Revenue, OIBDA and operating income (loss) by business segment are as follows:

	Successor	Combined	Successor	Predecessor
	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions)
Recorded Music
Revenue	$1,561	$1,620	$190	$1,430
OIBDA(1)	266	158	12	146
Operating income (loss)(1)	182	(960)	(2)	(958)
Music Publishing
Revenue	309	308	55	253
OIBDA(1)	71	72	15	57
Operating income (loss)(1)	42	30	9	21
Corporate and Revenue Eliminations
Revenue eliminations	(15)	(15)	—	(15)
OIBDA(1)	(59)	(31)	(3)	(28)
Operating income (loss)(1)	(67)	(39)	(4)	(35)
Total
Revenue	1,855	1,913	245	1,668
OIBDA(1)	278	199	24	175
Operating income (loss)(1)	$157	$(969)	$3	$(972)

(1)	OIBDA and operating income for the six months ended March 31, 2005 have each been reduced by $8 million of restructuring costs. Of such amount, $7 million relates to Recorded Music and $1 million relates to Corporate.

Recorded Music

Recorded Music revenues decreased to $1.561 billion for the six months ended March 31, 2005, compared to $1.620 billion for the six months ended March 31, 2004. Recorded Music revenues benefited from a $63 million favorable impact of foreign currency exchange rates, and an approximate $51 million increase in revenues from digital sales of Recorded Music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry and an approximate $10 million increase in physical revenues by our independent distribution company. For the six months ended March 31, 2005 digital sales of Recorded Music product was $51 million. These benefits were more than offset by a decline in physical worldwide music sales of $176 million due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

Recorded Music OIBDA increased to $266 million for the three months ended March 31, 2005, compared to $158 million for the three months ended March 31, 2004. Expressed as a percentage of revenue, Recorded Music OIBDA margin was 17% and 10% for the six months ended March 31, 2005 and 2004, respectively. The $108 million increase in OIBDA benefited principally from lower marketing and overhead costs associated with our cost-savings initiatives, approximately $17 million of lower manufacturing costs due, in part, to lower sales volume and lower pricing under the new Cinram agreement that went into effect in late October 2003, a $10 million favorable impact from foreign currency exchange rates and approximately $70 million of lower artist and repertoire- related costs associated with our lower sales volume and lower artist advance write-offs. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales.

Recorded Music operating income improved to $182 million for the six months ended March 31, 2005, compared to a loss of $960 million for the six months ended March 31, 2004. Recorded Music operating income (loss) included the following components:

	Successor	Combined	Successor	Predecessor
	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions)
OIBDA	$266	$158	$12	$146
Depreciation and amortization	(84)	(99)	(14)	(85)
Impairment of intangible assets	—	(1,019)	—	(1,019)

Operating income (loss)	$182	$(960)	$(2)	$(958)

The $1.142 billion improvement in operating income primarily related to the absence of the 2004 impairment charge, which reduced the carrying value of our goodwill and other intangible assets by $1.019 billion, a decrease in depreciation and amortization of $15 million, and the $108 million improvement in OIBDA discussed above. The decrease in depreciation and amortization expense principally relates to $7 million of lower amortization expense resulting from a lower revaluation of the historical cost bases of our identifiable intangible assets in connection with the allocation of purchase price as part of the Acquisition.

Music Publishing

Music Publishing revenues increased to $309 million for the six months ended March 31, 2005, compared to $308 million for the six months ended March 31, 2004. Revenues benefited from a $12 million favorable impact of foreign currency exchange rates, which was offset by a $14 million decrease in mechanical and performance revenues principally related to the industry-wide decline in sales of physical recorded music product and a lower number of top-performing songs in comparison to the comparable period in the prior year, offset in part by increased royalties of $9 million from sales in newer formats, such as music DVDs and mobile phone ring tones. Synchronization royalties increased by $4 million due to favorable market opportunities and continued increases in sales in newer formats, such as music DVDs. For the six months ended March 31, 2005 revenues from digital sales in Music Publishing was $10 million. Print revenues declined by approximately $4 million, which was due, in part, to the shifting of focus to selling the business, and that sale was closed on May 31, 2005.

Music Publishing OIBDA decreased to $71 million for the six months ended March 31, 2005, compared to $72 million in the six months ended March 31, 2004. OIBDA benefited principally from lower overhead costs associated with our cost-savings initiatives and a $2 million favorable impact from foreign currency exchange rates, but was more than offset by a loss of margin contributions related to the aggregate decline in mechanical, performance and print revenues.

Music Publishing operating income increased to $42 million in the six months ended March 31, 2005, compared to $30 million in the six months ended March 31, 2004. Music Publishing operating income includes the following components:

	Successor	Combined	Successor	Predecessor
	Six Months Ended March 31, 2005	Six Months Ended March 31, 2004	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions)
OIBDA	$71	$72	$15	$57
Depreciation and amortization	(29)	(42)	(6)	(36)

Operating income (loss)	$42	$30	$9	$21

The $12 million increase in operating income primarily related to a $13 million decrease in depreciation and amortization expense, offset by the $1 million decrease in OIBDA discussed above. The decrease in depreciation and amortization expense principally relates to $12 million of lower amortization expense resulting from a lower revaluation of the historical cost bases of our identifiable intangible assets in connection with the allocation of purchase price as part of the Acquisition.

Corporate Expenses

Corporate expenses before depreciation and amortization expense increased to $59 million for the six months ended March 31, 2005, compared to $31 million for the six months ended March 31, 2004. Corporate expenses increased due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. Certain corporate- related costs were allocated in 2004 to Time Warner’s former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives. Corporate depreciation and amortization expense was $8 million for each of the six-month periods ended March 31, 2005 and 2004.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

The following table summarizes our historical results of operations. The financial data for the seven months ended September 30, 2004 and the three months ended February 29, 2004 have been derived from Parent’s audited financial statements included elsewhere herein. The financial data for the ten months ended September 30, 2003 are unaudited and are derived from Parent’s audited financial statements included elsewhere herein. See “Change in Fiscal Year and Basis of Presentation” presented earlier herein for a discussion of the use of financial information for the combined ten-month period ended September 30, 2004.

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2004	Ten Months Ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
	(in millions)
Revenues	$1,769	$779	$2,548	$2,487
Costs and expenses:
Cost of revenues(1)	(944)	(415)	(1,359)	(1,449)
Selling, general and administrative expenses(1)	(677)	(319)	(996)	(995)
Amortization of intangible assets	(104)	(56)	(160)	(201)
Loss on sale of physical distribution assets	—	—	—	(12)
Restructuring costs	(26)	—	(26)	(27)

Total costs and expenses	(1,751)	(790)	(2,541)	(2,684)

Operating income (loss)	18	(11)	7	(197)
Interest expense, net	(80)	(2)	(82)	(5)
Net investment-related losses	—	—	—	(17)
Equity in the losses of equity-method investees, net	(2)	(2)	(4)	(32)
Deal related transaction and other costs	—	—	—	(7)
Loss on repayment of bridge loan	(6)	—	(6)	—
Unrealized loss on warrants	(120)	—	(120)	—
Other expense, net	(4)	—	(4)	(10)
Minority interest expense	(14)	—	(14)	—

Loss before income taxes	(208)	(15)	(223)	(268)
Income tax benefit (expense)	(30)	(17)	(47)	67

Net loss	$(238)	$(32)	$(270)	$(201)

(1)	Includes depreciation expense of: $36 million for the seven months ended September 30, 2004, $16 million for the three months ended February 29, 2004, $52 million for the ten months ended September 30, 2004 and $71 million for the ten months ended September 30, 2003.

Consolidated Pro Forma Results

As previously discussed, the above table presents our historical operating results separately for each of the pre-acquisition, three-month period ended February 29, 2004 and the post-acquisition, seven-month period ended September 30, 2004. As such, it does not reflect all of the significant effects of the Transactions on our operating results for the entire combined ten-month period ended September 30, 2004. Had the Transactions occurred on December 1, 2003, our pro forma results for the ten months ended September 30, 2004 would have been as follows:

Pro Forma Ten Months Ended September 30, 2004
(in millions, unaudited)
Revenue	$2,548
OIBDA	217
Depreciation and amortization	(201)
Operating income	16
Interest expense, net	(112)
Net income (loss)	(286)

A discussion of our consolidated historical results follows.

Consolidated Historical Results

Revenues

Our revenues increased to $2.548 billion for the ten months ended September 30, 2004, compared to $2.487 billion for the ten months ended September 30, 2003. The increase was largely driven by a $20 million increase in Recorded Music revenues and a $38 million increase in Music Publishing revenues.

Recorded Music revenues benefited principally from a $110 million favorable impact of foreign currency exchange rates, and an approximate $30 million increase in revenues from digital sales of Recorded Music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry. These benefits more than offset a decline in physical worldwide music sales due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

Music Publishing revenues benefited principally from a $33 million favorable impact of foreign currency exchange rates and an aggregate $15 million increase in mechanical, performance and synchronization royalties. These benefits more than offset a $10 million decline in revenues from the sale of print-related products partially relating to the closure of certain of our smaller print operations in connection with our cost-savings initiatives.

See “Business Segment Results” presented hereinafter for a discussion of revenues by business segment.

Cost of revenues

Our cost of revenues decreased to $1.359 billion for the ten months ended September 30, 2004, compared to $1.449 billion for the ten months ended September 30, 2003. Expressed as a percentage of revenues, cost of revenues was approximately 53% for the ten months ended September 30, 2004, compared to 58% for the ten months ended September 30, 2003. The decrease in cost of revenues principally related to approximately $98 million of lower manufacturing costs due, in part, to lower pricing under the new Cinram agreements that went into effect in October 2003, approximately $88 million of lower artist and repertoire-related costs associated with our lower sales volume and cost savings associated with our restructuring plan that was implemented in 2004 in connection with the Acquisition. These cost reductions were partially offset by an approximate $90 million unfavorable impact of foreign currency exchange rates.

Selling, general and administrative expenses

Our selling, general and administrative expenses were $996 million for the ten months ended September 30, 2004, compared to $995 million for the ten months ended September 30, 2003. Expressed as a percentage of revenues, selling, general and administrative expenses were approximately 39% for the ten months ended September 30, 2004, compared with 40% for the ten months ended September 30, 2003. Selling, general and administrative expenses increased as a result of an approximate $50 million unfavorable impact of foreign currency exchange rates, approximately $6 million of management advisory fees paid to the Investor Group and $43 million of higher corporate expenses as discussed further below, including higher costs associated with operating as an independent company. These increases were offset by decreases due to lower marketing and divisional overhead costs associated with our cost-savings initiatives.

Restructuring costs

We recognized $26 million of restructuring-related costs in the ten months ended September 30, 2004, compared to $27 million of restructuring-related costs in the ten months ended September 30, 2003. The restructuring costs in 2004 principally related to costs associated with the implementation of a cost-savings incentive compensation plan designed to incentivize management to reduce operating costs. The restructuring costs in 2003 principally related to reductions in worldwide headcount, costs to exit certain leased facilities, and costs associated with the restructuring of U.S. and Canadian distribution operations.

Reconciliation of Consolidated Historical OIBDA to Operating Income (Loss) and Net Loss

As previously described, we use OIBDA as our primary measure of financial performance. The following table reconciles OIBDA to operating income (loss), and further provides the components from operating income (loss) to net loss for purposes of the discussion that follows (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2004	Ten Months Ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
OIBDA	$158	$61	$219	$75
Depreciation expense	(36)	(16)	(52)	(71)
Amortization expense	(104)	(56)	(160)	(201)

Operating (loss) income	18	(11)	7	(197)
Interest expense, net	(80)	(2)	(82)	(5)
Net investment-related losses	—	—	—	(17)
Equity in the losses of equity-method investees, net	(2)	(2)	(4)	(32)
Deal-related transaction and other costs	—	—	—	(7)
Loss on repayment of bridge loan	(6)	—	(6)	—
Unrealized loss on warrants	(120)	—	(120)	—
Other expense, net	(4)	—	(4)	(10)
Minority interest expense	(14)	—	(14)	—

Loss before income taxes	(208)	(15)	(223)	(268)
Income tax benefit (expense)	(30)	(17)	(47)	67

Net loss	$(238)	$(32)	$(270)	$(201)

OIBDA

Our OIBDA increased to $219 million for the ten months ended September 30, 2004, compared to $75 million for the ten months ended September 30, 2003. The increase related to a $150 million increase in Recorded Music OIBDA and a $37 million increase in Music Publishing OIBDA, offset in part by a $43 million increase in Corporate expenses.

Recorded Music OIBDA benefited principally from lower marketing and overhead costs associated with our cost-savings initiatives, approximately $94 million of lower manufacturing costs due, in part, to lower pricing under the new Cinram agreements that went into effect in October 2003, a $1 million favorable impact from foreign currency exchange rates and the absence of a $12 million loss on the sale of physical distribution assets recognized in 2003. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales.

Music Publishing OIBDA benefited principally from lower overhead costs associated with our cost-savings initiatives, approximately $18 million of lower advance write-offs and a $4 million favorable impact from foreign currency exchange rates.

Corporate expenses increased due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. As discussed in Note 19 to Parent’s audited financial statements, $47 million of corporate-related costs were allocated in 2003 to Time Warner’s former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives.

See “Business Segment Results” presented hereinafter for a discussion of OIBDA by business segment.

Depreciation expense

Our depreciation expense decreased to $52 million for the ten months ended September 30, 2004, compared to $71 million for the ten months ended September 30, 2003. The decrease principally related to lower capital spending requirements and lower depreciation of software development costs.

Amortization expense

Our amortization expense decreased to $160 million for the ten months ended September 30, 2004, compared to $201 million for the ten months ended September 30, 2003. The decrease related to the new basis of accounting recorded in connection with the Acquisition, which resulted in a lower revaluation of the historical cost bases of our identifiable intangible assets.

Operating income (loss)

Our operating income increased to $7 million for the ten months ended September 30, 2004, compared to an operating loss of $197 million for the ten months ended September 30, 2003. The improvement in operating income related to a $144 million increase in OIBDA, a $19 million decrease in depreciation expense, and a $41 million decrease in amortization expense, all as previously described above. See “Business Segment Results” presented hereinafter for a discussion of operating income (loss) by business segment.

Interest expense, net

Our net interest expense increased to $82 million for the ten months ended September 30, 2004, compared to $5 million for the ten months ended September 30, 2003. The increase primarily related to the approximately $1.8 billion of debt issued in 2004 in connection with the capitalization of the Company.

Net investment-related losses

We did not recognize any investment-related losses for the ten months ended September 30, 2004. However, for the ten months ended September 30, 2003, we recognized $17 million of net investment-related losses. These losses principally related to reductions in the carrying values of certain equity-method investments.

Equity in the losses of equity-method investees, net

Our equity in the losses of equity-method investees was $4 million for the ten months ended September 30, 2004, compared to $32 million in the ten months ended September 30, 2003. The lower losses partially related to the fact that certain of our former loss-generating investees, such as our former interest in MusicNet, were retained by Time Warner and were not part of the assets acquired.

Deal-related transaction costs

We did not recognize any deal-related transaction costs for the ten months ended September 30, 2004. However, for the ten months ended September 30, 2003, we recognized $7 million of deal-related transaction costs. These costs primarily related to transaction costs associated with the prior pursuit of other strategic ventures or dispositions of Old WMG’s businesses in 2003 by Time Warner that did not occur.

Loss on repayment of bridge loan

We recognized a $6 million loss during the ten months ended September 30, 2004 to write off the carrying value of the unamortized debt issuance costs related to our bridge loan which we repaid in April 2004.

Unrealized loss on warrants

We recognized a $120 million unrealized loss on stock warrants issued to Historic TW in connection with the Acquisition for the ten months ended September 30, 2004. Because the ten-month period ended September 30, 2003 was pre-Acquisition, the stock warrants were not outstanding and no comparable charge was recognized for that period.

Other expense, net

We recognized other expense, net, of $4 million for the ten months ended September 30, 2004, compared to other expense, net, of $10 million for the ten months ended September 30, 2003. The $4 million of costs in 2004 relate to unfavorable foreign currency exchange rate movements associated with intercompany receivables and payables that are not of a long-term investment nature, and as such, are required to be reported in the statement of operations in accordance with GAAP. The $10 million of costs in 2003 primarily related to losses on foreign currency exchange contracts that were used by Time Warner to hedge exposures to changes in foreign currency exchange rates. As discussed in Note 21 to Parent’s audited financial statements included elsewhere herein, we are in the process of evaluating our hedging practices and no significant foreign exchange contracts were entered into in 2004.

Minority interest expense

We recognized minority interest expense of $14 million for the ten months ended September 30, 2004. This expense related to dividends on preferred stock of Holdings that was held directly by the Investor Group and was issued in connection with the initial funding of the purchase price for the Acquisition. Because the ten-month period ended September 30, 2003 was pre-Acquisition, the subsidiary preferred stock was not outstanding and no comparable charge was recognized for that period.

Income tax benefit (expense)

We provided income tax expense of $47 million for the ten months ended September 30, 2004, compared to an income tax benefit of $67 million for the ten months ended September 30, 2003. The income tax provisions and benefits are not entirely comparable due to the changes in our tax profile relating to the closing of the Acquisition. In particular, prior to the closing of the Acquisition, we were a member of the Time Warner consolidated tax return and were able to recognize U.S.-based deferred tax benefits on domestic-source net operating losses incurred. However, upon the closing of the Acquisition, our membership in the Time Warner consolidated tax group terminated along with our ability to recognize similar, U.S.-based deferred tax benefits. Accordingly, the income tax expense in 2004 primarily related to the tax provisions on foreign-source income. There was no offsetting income tax benefit on domestic-source losses recognized in 2004 due to the uncertainty of realization of those deferred tax assets.

Net loss

We recognized a net loss of $270 million for the ten months ended September 30, 2004, compared to a net loss of $201 million for the ten months ended September 30, 2003. As described more fully above, the higher net loss in 2004 principally related to $14 million of higher minority interest charges, $77 million of higher net interest costs, a $114 million higher income tax provision associated with the improvement in pretax losses and $120 million of unrealized losses on the warrants. These losses were offset, in part, by a $204 million increase in operating income (including $60 million of lower depreciation and amortization expense) and $45 million of lower investment-related losses.

Business Segment Results

Revenue, OIBDA and operating income (loss) by business segment are as follows (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2004	Ten Months Ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
Recorded Music
Revenue	$1,429	$630	$2,059	$2,039
OIBDA(1)	120	38	158	8
Operating income (loss)(1)	24	(9)	15	(181)
Music Publishing
Revenue	348	157	505	467
OIBDA(1)	87	38	125	88
Operating income (loss)(1)	53	17	70	19
Corporate and Revenue Eliminations
Revenue eliminations	(8)	(8)	(16)	(19)
OIBDA(1)	(49)	(15)	(64)	(21)
Operating income (loss)(1)	(59)	(19)	(78)	(35)
Total
Revenue	1,769	779	2,548	2,487
OIBDA(1)	158	61	219	75
Operating income (loss)(1)	18	(11)	7	(197)

(1)	OIBDA and operating income for the ten months ended September 30, 2004 have each been reduced by $26 million of restructuring costs. Of such amount, $17 million related to Recorded Music, $1 million related to Music Publishing, and $8 million related to Corporate. For the ten months ended September 30, 2003, OIBDA and operating income (loss) have each been reduced by $39 million of losses related to restructuring costs and the loss on the sale of physical distribution assets. Of such amount, $36 million related to Recorded Music and $3 million related to Music Publishing.

Recorded Music

Recorded Music revenues increased to $2.059 billion for the ten months ended September 30, 2004, compared to $2.039 billion for the ten months ended September 30, 2003. Revenues benefited principally from a $110 million favorable impact of foreign currency exchange rates and an approximate $30 million increase in revenues from digital sales of recorded music product relating to the development and increased consumer usage of legal, online distribution channels for the music industry. These benefits more than offset a decline in physical worldwide music sales due to the continuing industry-wide impact of piracy, lower sales volume associated with a fewer number of key commercial releases that sold in excess of one million units and the effects from our cost-savings initiative to consolidate two of our U.S. record labels. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

Recorded Music OIBDA increased to $158 million for the ten months ended September 30, 2004, compared to $8 million for the ten months ended September 30, 2003. The $150 million increase in OIBDA principally related to lower marketing and overhead costs associated with our cost-savings initiatives, approximately $94 million of lower manufacturing costs due, in part, to lower pricing under the new Cinram agreements that went into effect in October 2003, a $1 million favorable impact from foreign currency exchange rates and the absence of $12 million loss on the sale of physical distribution assets recognized in 2003. These benefits more than offset the loss of margin contributions related to lower worldwide recorded music sales.

Recorded Music operating income improved to $15 million for the ten months ended September 30, 2004, compared to a loss of $181 million for the ten months ended September 30, 2003. Recorded Music operating loss included the following components (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2004	Ten Months Ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
OIBDA	$120	$38	$158	$8
Depreciation and amortization	(96)	(47)	(143)	(189)

Operating income (loss)	$24	$(9)	$15	$(181)

The $196 million improvement in operating loss primarily related to the $150 million improvement in OIBDA discussed above and a $46 million decrease in depreciation and amortization expense. The decrease in depreciation and amortization expense principally related to $29 million of lower amortization resulting from a lower revaluation of the historical cost bases of our identifiable intangible assets in connection with the allocation of purchase price as part of the Acquisition. In addition, depreciation expense declined by $17 million principally relating to lower capital spending requirements and lower depreciation of software development costs.

Music Publishing

Music Publishing revenues increased to $505 million for the ten months ended September 30, 2004, compared to $467 million for the ten months ended September 30, 2003. Revenues benefited principally from a $33 million favorable impact of foreign currency exchange rates, and an aggregate $15 million increase in mechanical, performance and synchronization royalties. These benefits more than offset a $10 million decline in revenues from the sale of print-related products partially relating to the closure of certain of our smaller print operations in connection with our cost-savings initiatives.

The aggregate $15 million increase in royalties noted above consisted of a $4 million increase in mechanical royalties, a $6 million increase in synchronization royalties and a $5 million increase in performance royalties. Mechanical and synchronization royalties increased as a result of our breadth and number of top-performing songs, as well as an increase in sales in newer formats, such as music DVDs and mobile phone ring tones. Performance revenues increased due in large part to an increase in media channels.

Music Publishing OIBDA increased to $125 million for the ten months ended September 30, 2004, compared to $88 million for the ten months ended September 30, 2003. The $37 million increase in OIBDA principally related to lower overhead costs associated with our cost-saving initiatives, approximately $18 million of lower advance write-offs and a $4 million favorable impact from foreign currency exchange rates.

Music Publishing operating income increased to $70 million in the ten months ended September 30, 2004, compared to $19 million in the ten months ended September 30, 2003. Music Publishing operating income includes the following components (in millions):

	Successor	Predecessor	Combined	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2004	Ten Months Ended September 30, 2003
	(audited)	(audited)	(unaudited)	(unaudited)
OIBDA	$87	$38	$125	$88
Depreciation and amortization	(34)	(21)	(55)	(69)

Operating income	$53	$17	$70	$19

The $51 million increase in operating income primarily related to a $14 million decrease in depreciation and amortization expense, and the $37 million increase in OIBDA discussed above. The decrease in depreciation and amortization expense principally related to $12 million of lower amortization expense resulting from a lower revaluation of the historical cost bases of our identifiable intangible assets in connection with the allocation of purchase price as part of the Acquisition.

Corporate expenses

Corporate expenses before depreciation and amortization expense increased to $64 million for the ten months ended September 30, 2004, compared to $21 million for the ten months ended September 30, 2003. Corporate expenses increased due to higher costs associated with operating as an independent company and a change in the allocation of corporate-related costs. As discussed in Note 21 to Parent’s audited financial statements, $47 million of corporate-related costs were allocated in 2003 to Time Warner’s former CD and DVD manufacturing and printing operations because such operations were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, such costs were no longer allocable. The incrementally higher level of costs was partially offset by lower overhead costs associated with our cost-savings initiatives.

Corporate depreciation and amortization expense was $14 million in each period.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

The following table summarizes our historical results of operations for the years ended November 30, 2003 and 2002. The financial data for the above periods have been derived from our financial statements included elsewhere herein.

	Years Ended November 30,
	2003	2002
	(in millions)
Revenues	$3,376	$3,290
Costs and expenses:
Cost of revenues(1)	(1,940)	(1,873)
Selling, general and administrative expenses(1)	(1,286)	(1,282)
Impairment of goodwill and other intangible assets	(1,019)	(1,500)
Amortization of intangible assets	(242)	(182)
Loss on sale of physical distribution assets	(12)	—
Restructuring (costs) income, net	(35)	5

Total costs and expenses	(4,534)	(4,832)

Operating loss	(1,158)	(1,542)
Interest expense, net	(5)	(23)
Net investment-related gains (losses)	(26)	42
Equity in the losses of equity-method investees, net	(41)	(42)
Deal-related transaction and other costs	(70)	—
Other expense, net	(17)	(5)

Loss before income taxes and cumulative effect of accounting change	(1,317)	(1,570)
Income tax benefit (expense)	(36)	340

Loss before cumulative effect of accounting change	(1,353)	(1,230)
Cumulative effect of accounting change	—	(4,796)

Net loss	$(1,353)	$(6,026)

(1)	Includes depreciation expense of: $86 million and $67 million for the years ended 2003 and 2002.

Combined Historical Results

Revenues

Our revenues increased to $3.376 billion for the year ended November 30, 2003, compared to $3.290 billion for the year ended November 30, 2002. The increase was driven by an $87 million increase in Recorded Music revenues, whereas our Music Publishing revenues were flat.

Recorded Music revenues benefited principally from a $178 million favorable impact of foreign currency exchange rates. This benefit more than offset a decline in physical worldwide music sales largely due to the industry-wide impact of piracy. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

Music Publishing revenues also benefited principally from a $62 million favorable impact of foreign currency exchange rates, an $11 million increase in performance royalties and a $7 million increase in synchronization royalties, which offset a $66 million decline in mechanical revenues relating largely to lower mechanical royalties received from the decline in industry-wide recorded music product sales. See “Business Segment Results” presented hereinafter for a discussion of revenues by business segment.

Cost of revenues

Our cost of revenues increased to $1.940 billion for the year ended November 30, 2003, compared to $1.873 billion for the year ended November 30, 2002. Expressed as a percentage of revenues, cost of revenues were approximately 57% in both years. The increase in cost of revenues related principally to an $88 million increase in manufacturing costs, offset by an approximate $20 million decrease in licensing and artist and repertoire-related costs.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased marginally to $1.286 billion for the year ended November 30, 2003, compared to $1.282 billion for the year ended November 30, 2002. Expressed as a percentage of revenues, selling, general and administrative expenses were approximately 38% in 2003, compared to 39% in 2002. The marginal increase in selling, general and administrative expenses related principally to a $23 million increase in distribution costs, which offset lower marketing and overhead costs associated with our cost-savings initiatives.

Restructuring (costs) income, net

We recognized $35 million of restructuring-related costs for the year ended November 30, 2003, compared to $5 million of income for the year ended November 30, 2002. The restructuring costs in 2003 principally related to reductions in worldwide headcount, costs to exit certain leased facilities and costs associated with the restructuring of our U.S. and Canadian distribution operations. The income recognized in 2002 related to the reversal of a $12 million restructuring liability recognized in a prior period due primarily to the planned action not ultimately occurring. This amount was partially offset by approximately $7 million of restructuring charges recognized in 2002 relating principally to reductions in worldwide headcount and other restructuring initiatives.

Reconciliation of Combined Historical OIBDA to Operating Loss and Net Loss

As previously described, we use OIBDA as our primary measure of financial performance. The following table reconciles OIBDA to operating loss and further provides the components from operating loss to net loss for purposes of the discussion that follows:

	Years Ended November 30,
	2003	2002
	(in millions)
OIBDA	$189	$207
Depreciation expense	(86)	(67)
Amortization expense	(242)	(182)
Impairment of goodwill and other intangible assets	(1,019)	(1,500)

Operating loss	(1,158)	(1,542)
Interest expense, net	(5)	(23)
Net investment-related gains (losses)	(26)	42
Equity in the losses of equity-method investees, net	(41)	(42)
Deal-related transaction and other costs	(70)	—
Other expense, net	(17)	(5)

Loss before income taxes and cumulative effect of accounting change	(1,317)	(1,570)
Income tax benefit (expense)	(36)	340
Loss before cumulative effect of accounting change	(1,353)	(1,230)

Cumulative effect of accounting change	—	(4,796)

Net loss	$(1,353)	$(6,026)

OIBDA

Our OIBDA decreased to $189 million for the year ended November 30, 2003, compared to $207 million for the year ended November 30, 2002. The decrease related to a $57 million decline in Recorded Music OIBDA, which more than offset a $19 million increase in Music Publishing OIBDA and $20 million of lower corporate expenses. The decline in Recorded Music OIBDA substantially related to $48 million of higher costs recognized in 2003 relating to restructuring initiatives and the one-time loss on the sale of physical distribution assets. The increase in Music Publishing OIBDA principally related to approximately $25 million of lower advance write-offs, which more than offset $3 million of restructuring charges recognized in 2003. The improvement in corporate expenses principally related to our cost-savings initiatives. See “Business Segment Results” presented hereinafter for a discussion of OIBDA by business segment.

Depreciation expense

Our depreciation expense increased to $86 million for the year ended November 30, 2003, compared to $67 million for the year ended November 30, 2002. The increase principally related to an increase in depreciation of leasehold improvements associated with the consolidation of certain office space into a new location and higher depreciation of software development costs.

Amortization expense

Our amortization expense increased to $242 million for the year ended November 30, 2003, compared to $182 million for the year ended November 30, 2002. The increase related to a reduction in the amortization periods for both our recorded music catalog and music publishing copyrights from 20 years to 15 years. This change was implemented at the beginning of 2003 when we determined that the estimated useful lives of such intangible assets were shorter than originally anticipated due to the industry-wide effects of music piracy.

Impairment of goodwill and other intangible assets

We recognized impairment charges to reduce the carrying value of goodwill and other intangible assets of $1.019 billion for the year ended November 30, 2003 and $1.500 billion for the year ended November 30, 2002. Such amounts primarily reflected declines in the valuation of music-related businesses due largely to the industry-wide effects of piracy.

Operating loss

Our operating loss decreased to $1.158 billion for the year ended November 30, 2003, compared to $1.542 billion for the year ended November 30, 2002. The improvement principally related to a $481 million lower impairment charge recognized in 2003 to reduce the carrying value of our goodwill and other intangible assets. This improvement was partially offset by an $18 million decrease in OIBDA, a $19 million increase in depreciation expense and a $60 million increase in amortization expense, as previously described above. See “Business Segment Results” presented hereinafter for a discussion of operating income (loss) by business segment.

Interest expense, net

Our net interest expense decreased to $5 million for the year ended November 30, 2003, compared to $23 million for the year ended November 30, 2002. The decrease principally related to the repayment of approximately $100 million of third-party debt in early 2003 and a $15 million decline in net interest expense payable to Time Warner in 2003.

Net investment-related gains (losses)

We recognized investment-related losses of $26 million for the year ended November 30, 2003, compared to $42 million of gains for the year ended November 30, 2002. The 2003 losses principally related to reductions in the carrying values of certain equity-method investments. In 2002, we recognized a $60 million gain on the sale of 85% of our equity-method investment in Columbia House, which more than offset $18 million of impairment losses to reduce the carrying values of certain equity-method investments.

Equity in the losses of equity-method investees, net

Our equity in the losses of equity-method investees was $41 million for the year ended November 30, 2003, compared to $42 million for the year ended November 30, 2002. Although the mix of equity-method investees changed from period to period, there was no significant fluctuation in the aggregate amount of equity losses.

Deal-related transaction and other costs

During the year ended November 30, 2003, in connection with the Acquisition and Time Warner’s prior pursuit of other strategic ventures or dispositions, including our businesses, that did not occur, we incurred $70 million of costs. These costs consisted of (i) $30 million of transaction costs, primarily relating to legal, accounting and investment-banking fees, (ii) a $15 million loss in connection with the probable pension curtailment for employees covered under Time Warner’s U.S. pension plans that ultimately occurred upon the closing of the Acquisition and (iii) a $25 million loss relating to certain executive contractual obligations that were probable to occur and ultimately triggered upon the closing of the Acquisition.

Other expense, net

We recognized other expense, net, of $17 million for the year ended November 30, 2003, compared to expense of $5 million for the year ended November 30, 2002. These amounts primarily related to losses on foreign currency exchange contracts allocated to us by Time Warner in each period. Foreign currency exchange contracts were used by Time Warner and us to hedge the exposure to changes in foreign currency rates. The increased loss in 2003 relates, in part, to the early termination of foreign currency exchange contracts in the fourth quarter of 2003 in anticipation of the closing of the Acquisition.

Income tax benefit (expense)

We provided income tax expense of $36 million for the year ended November 30, 2003, compared to an income tax benefit of $340 million for the year ended November 30, 2002. The increase in income tax expense primarily related to the write-off in 2003 of a $423 million deferred tax asset for net operating losses incurred by us while we were a member of the Time Warner consolidated tax return. These net operating losses were only available to us while we remained within the tax consolidation of Time Warner. Consequently, in anticipation of the closing of the Acquisition, which terminated our membership in the Time Warner consolidated tax group, we wrote off the deferred tax asset in November 2003.

Loss before cumulative effect of accounting change

We recognized a loss before the cumulative affect of an accounting change of $1.353 billion for the year ended November 30, 2003, compared to $1.230 billion for the year ended November 30, 2002. As described more fully above, the higher loss in 2003 principally related to $67 million of higher investment-related losses, $70 million of deal-related transaction and other costs recognized in 2003 and $376 million of higher income tax expense, which more than offset the $384 million improvement in operating loss relating, in part, to the lower impairment charge to reduce the carrying value of goodwill and other intangible assets.

Cumulative effect of accounting change

We recognized a non-cash charge of $4.796 billion for the year ended November 30, 2002 to reduce the carrying value of goodwill in connection with the initial adoption of Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). The amount of the impairment charge primarily reflected the decline in Time Warner stock price since the AOL—Time Warner merger was announced and valued for accounting purposes in January 2000, as well as declines in the valuation of music-related businesses due largely to the negative industry-wide effects of piracy.

Net loss

We recognized a net loss of $1.353 billion for the year ended November 30, 2003, compared to a net loss of $6.026 billion for the year ended November 30, 2002. As described more fully above, the lower loss in 2003 principally related to the absence of a $4.796 billion impairment charge recognized in 2002 and reflected as a cumulative effect of an accounting change in connection with the initial adoption of FAS 142.

Business Segment Results

Revenue, OIBDA and operating income (loss) by business segment are as follows:

	Years Ended November 30,
	Revenues		OIBDA(1)		Operating Income (Loss)(1)(2)
	2003	2002	2003	2002	2003	2002
	(in millions)
Recorded Music	$2,839	$2,752	$116	$173	$(1,130)	$(1,206)
Music Publishing	563	563	107	88	23	(273)
Corporate expenses	—	—	(34)	(54)	(51)	(63)
Intersegment elimination	(26)	(25)	—	—	—	—

Total	$3,376	$3,290	$189	$207	$(1,158)	$(1,542)

(1)	OIBDA and operating income (loss) for 2003 have been reduced by $47 million of losses relating to restructuring costs and the loss on the sale of physical distribution assets. Of such amount, $43 million is reflected as a reduction of Recorded Music OIBDA and operating income, $3 million is reflected as a reduction of Music Publishing OIBDA and operating income, and $1 million is reflected as an increase in corporate expenses. For 2002, both Recorded Music and total OIBDA and operating income have been increased by $5 million of restructuring-related income.
(2)	Operating income (loss) for 2003 and 2002 have been reduced by significant impairment charges for goodwill and other intangible assets. For 2003, both Recorded Music and total operating income (loss) have been reduced by a $1.019 billion impairment charge. For 2002, a $1.5 billion impairment charge has been reflected as a $1.203 billion reduction in Recorded Music operating income (loss) and a $297 million reduction in Music Publishing operating income (loss).

Recorded Music

Recorded Music revenues increased to $2.839 billion for the year ended November 30, 2003, compared to $2.752 billion for the year ended November 30, 2002. Revenues benefited principally from a $178 million favorable impact of foreign currency exchange rates, which more than offset a decline in physical worldwide music sales due to the industry-wide impact of piracy. Substantially all of the decline in physical worldwide music sales resulted from lower unit sales volume.

Recorded Music OIBDA decreased to $116 million for the year ended November 30, 2003, compared to $173 million in 2002. The $57 million decrease in OIBDA was essentially due to the inclusion of $48 million of additional costs in 2003 relating to restructuring initiatives and the loss on the sale of physical distribution assets. Excluding such items, OIBDA would have been $159 million for the year ended November 30, 2003, compared to $168 million for the year ended November 30, 2002. The marginal decline in OIBDA, excluding restructuring costs and the loss on the sale of physical distribution assets, was due to the loss of margin on lower worldwide music sales, offset in part by a $29 million favorable impact of foreign currency exchange rates and cost savings relating to our restructuring initiatives.

Recorded Music operating loss improved to $1.130 billion for the year ended November 30, 2003, compared to $1.206 billion for the year ended November 30, 2002. Recorded Music operating loss included the following components:

	Years Ended November 30,
	2003	2002
	(in millions)
OIBDA	$116	$173
Depreciation and amortization	(227)	(176)
Impairment of goodwill and other intangible assets	(1,019)	(1,203)

Operating loss	$(1,130)	$(1,206)

The $76 million improvement in operating loss primarily related to a $184 million lower impairment charge to reduce the carrying value of goodwill and intangible assets, offset in part by the $57 million reduction in OIBDA discussed above and a $51 million increase in depreciation and amortization expense. The increase in depreciation and amortization expense principally related to an increase in amortization expense associated with a reduction in the amortization period for recorded music catalog from 20 years to 15 years, which was implemented at the beginning of 2003.

Music Publishing

Music Publishing revenues were flat at $563 million for each of the years ended November 30, 2003 and 2002. Revenues benefited principally from a $62 million favorable impact of foreign currency exchange rates, an $11 million increase to performance royalties and a $7 million increase in synchronization royalties, which offset a $9 million decline in print revenues relating largely to both the sale of the international print operations and lower domestic print sales and $66 million less in mechanical royalties received from the sale of recorded music product.

Mechanical royalties decreased as a result of the industry-wide decline in physical recorded music product. Synchronization royalties increased as a result of improvements in the overall advertising market and the related placement of our copyrights in advertising campaigns. Performance revenues increased due in large part to an increase in media channels.

Music Publishing OIBDA increased to $107 million for the year ended November 30, 2003, compared to $88 million for the year ended November 30, 2002. The $19 million increase in OIBDA principally related to approximately $25 million of lower advance write-offs and a $10 million favorable impact of foreign currency exchange rates, which more than offset $3 million of restructuring charges recognized in 2003 and the loss of margin on lower mechanical royalties received.

Music Publishing operating income decreased to $23 million for the year ended November 30, 2003, compared to a loss of $273 million for the year ended November 30, 2002. Music Publishing operating income includes the following components:

	Years Ended November 30,
	2003	2002
	(in millions)
OIBDA	$107	$88
Depreciation and amortization	(84)	(64)
Impairment of goodwill and other intangible assets	—	(297)

Operating income (loss)	$23	$(273)

The $296 million increase in operating income primarily related to a $20 million increase in depreciation and amortization expense, which was more than offset by the $19 million increase in OIBDA discussed above and the absence of a $297 million impairment of goodwill charge recognized in 2002. The increase in depreciation and amortization expense principally related to an increase in amortization expense associated with a reduction in the amortization period for Music Publishing copyrights from 20 years to 15 years, which was implemented at the beginning of 2003.

Corporate expenses

Corporate expenses before depreciation and amortization expense improved to $34 million for the year ended November 30, 2003, compared to $54 million for the year ended November 30, 2002. The improvement principally related to cost savings associated with the our restructuring initiatives, which more than offset a $1 million restructuring charge recognized in 2003.

Corporate depreciation and amortization expense was $17 million for the year ended November 30, 2003, compared to $9 million for the year ended November 30, 2002. These amounts increased corporate expenses to $51 million in 2003, compared to $63 million in 2002. The increase in depreciation and amortization expense related to higher depreciation charges on leasehold improvements associated with the consolidation of certain office space into a new location.

FINANCIAL CONDITION

Financial Condition at March 31, 2005

At March 31, 2005, we had $2.550 billion of debt, $447 million of cash and equivalents (net debt of $2.103 billion, defined as total debt less cash and equivalents) and $137 million of shareholders’ deficit. This compares to $1.840 million of debt, $555 million of cash and equivalents (net debt of $1.285 billion) and $280 million of shareholders’ equity at September 30, 2004. The increase in net debt resulted from the issuance of $696 million of Holdings debt in December 2004 and the foreign currency exchange impact on our Sterling-denominated notes, offset by our quarterly repayment of our term loans under the senior secured credit facility. The principal factor for the reduction in shareholders’ equity that occurred during the six months ended March 31, 2005 was the return of capital of $422 million paid in December 2004 from the proceeds of the Holdings Notes. We also repaid our $342 million note payable to our shareholders in October 2004, which was issued in September 2004 as part of a Return of Capital to the holders of our Class L Common Stock.

Financial Condition at September 30, 2004

At September 30, 2004, we had $1.840 billion of debt, $555 million of cash and equivalents (net debt of $1.285 billion), a note payable to shareholders of $342 million, minority interest in the preferred stock of Holdings of $204 million, and $280 million of shareholders’ equity. This compares to $120 million of debt, $144 million of cash and equivalents (net cash of $24 million) and $1.587 billion of group equity at November 30, 2003. The increase in net debt and minority interest in the preferred stock of Holdings from 2003 compared to 2004 primarily reflects the portion of our purchase price paid to Time Warner that was funded by debt and the issuance of subsidiary preferred stock to the Investor Group. The increase in the note payable to our shareholders relates to the $342 million Return of Capital to the holders of our Class L Common Stock that was declared in September 2004 and paid in October 2004.

Cash Flows

The following table summarizes our historical cash flows. The financial data for the seven months ended September 30, 2004, the three months ended February 29, 2004, and the years ended November 30, 2003 and 2002 have been derived from Parent’s audited financial statements included elsewhere herein. The financial data for the three months ended December 31, 2004 and 2003 are unaudited and are derived from Parent’s interim financial statements included elsewhere herein. The financial data for the ten months ended September 30, 2003 are unaudited and are also derived from Parent’s audited financial statements included elsewhere herein. See “Change in Fiscal Year and Basis of Presentation” presented earlier herein for a discussion of the use of financial information for the combined ten-month period ended September 30, 2004.

	Successor	Successor	Predecessor	Combined	Successor	Predecessor
	Six Months Ended March 31, 2005	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2004	One Month Ended March 31, 2005	Five Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Year Ended November 30, 2003	Year Ended November 30, 2002
	(unaudited)	(audited)	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)	(audited)
	(in millions)
Cash provided by (used in):
Operating activities	$292	$86	$321	$407	$(2)	$352	$257	$278	$(13)
Investing activities	(61)	(2,663)	14	(2,649)	(2,640)	17	(73)	(65)	(365)
Financing activities	(342)	2,661	(10)	2,651	2,700	18	(151)	(121)	385

Operating Activities

Six Months Ended March 31, 2005 Compared to Six Months Ended March 31, 2004

Cash provided by operations was $292 million for the six months ended March 31, 2005, compared to cash provided by operations of $350 million for the six months ended March 31, 2004. The $58 million decrease in cash provided by operations resulted primarily from $57 million of higher interest payments associated with our leveraged capital structure and $60 million of cash payments related to our restructuring activities. An additional decrease in cash provided by operations related to the timing of bonus payments. These decreases were offset by higher business segment OIBDA of $79 million.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

Cash provided by operations was $407 million for the ten months ended September 30, 2004, compared to cash provided by operations of $257 million for the ten months ended September 30, 2003. The $150 million increase in cash provided by operations resulted from higher business segment OIBDA of $144 million and an aggregate $117 million decrease in working capital requirements and other balance sheet changes. However, those amounts were offset by $51 million of higher interest payments associated with our leveraged capital structure, $7 million of higher tax payments (net) and $53 million of higher restructuring payments incurred in connection with our cost-savings initiatives.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

Cash provided by operations was $278 million in the year ended November 30, 2003, compared to cash used in operations of $13 million in the year ended November 30, 2002. Cash provided by operations in 2003 benefited from $189 million of business segment OIBDA and a $207 million aggregate decrease in working capital requirements and other balance sheet changes. However, these amounts were offset by $72 million of tax payments (net), $10 million of interest payments and $36 million of payments for restructuring liabilities related to the merger of AOL and Time Warner. The use of cash in 2002 related to $33 million of tax payments (net), $8 million of interest payments, approximately $175 million of merger-related restructuring and other one-time payments and an $11 million aggregate increase in working capital requirements and other balance sheet changes. These uses of cash more than offset the $207 million of OIBDA generated by our business segments.

Investing Activities

Six Months Ended March 31, 2005 Compared to Six Months Ended March 31, 2004

Cash used in investing activities was $61 million for the six months ended March 31, 2005, compared to $2.623 billion for the six months ended March 31, 2004. The decrease in cash used in investing activities primarily related to the cash purchase price of $2.638 billion, including transaction costs, paid in connection with the Acquisition. In addition, capital expenditures for the six months ended March 31, 2005 were $14 million compared to $24 million for the three months ended March 31, 2004.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

Cash used in investing activities was $2.649 billion for the ten months ended September 30, 2004, compared to $73 million for the ten months ended September 30, 2003. The increase in cash used in investing activities primarily related to the cash purchase price of $2.638 billion, including transaction costs, paid in connection with the Acquisition. In addition, capital expenditures for the ten months ended September 30, 2004 were $18 million, compared to the $30 million for the ten months ended September 30, 2003.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

Cash used in investing activities was $65 million in the year ended November 30, 2003, compared to $365 million in the year ended November 30, 2002. The $300 million decrease principally related to lower investment spending and lower spending on capital expenditures, offset in part by the receipt of less investment proceeds.

The comparability of the components of investing activities was affected by our sale of 85% of our interest in Columbia House that occurred in the year ended November 30, 2002. As more fully described in Note 8 to Parent’s audited financial statements included elsewhere herein, prior to the closing of the Columbia House transaction, we recapitalized certain obligations of Columbia House owed to us. In particular, we made capital contributions to Columbia House of approximately $930 million (which is reflected as an investing activity under investments and acquisitions) and received approximately $700 million back in satisfaction of certain note receivables (which is reflected as an investing activity under investment proceeds). Although we have presented the cash flows associated with the recapitalization of Columbia House on a gross basis in our combined statement of cash flows in accordance with generally accepted accounting principles, we believe that only the $230 million net cash outflow relating to the Columbia House transaction should be considered in order to better understand the changes in cash used in investing activities from 2003 to 2002.

Accordingly, the $300 million decrease in cash used in investing activities principally related to (i) a $350 million decrease in investment spending, largely related to the use of cash in the year ended November 30, 2002 to fund the $230 million Columbia House recapitalization and the $85 million acquisition of Word Entertainment and (ii) a $37 million decrease in capital expenditures. Such amounts were offset, in part, by an $87 million decrease in investment proceeds received. Investment proceeds were $38 million in the year ended November 30, 2003 relating to the sale of our physical distribution assets and $125 million in the year ended November 30, 2002 relating to the sale of 85% of our interest in Columbia House.

Financing Activities

Six Months Ended March 31, 2005 Compared to Six Months Ended March 31, 2004

Cash used in financing activities was $342 million for the six months ended March 31, 2005, compared to $2.718 billion of cash provided for the six months ended March 31, 2004. Cash flows from financing activities are not comparable from period to period. In 2004, we began operating as an independent company. However, in 2003, we were owned by Time Warner. As such, all of our cash requirements were funded by Time Warner and Time Warner received most of the cash generated by us through a centralized cash management system or use of shared international cash pooling arrangements. Consequently, except for principal payments on capital leases and certain net borrowings of third-party debt, which were not significant, all financing activities for the historical 2004 period related to movement of cash between Time Warner and us.

Cash provided by financing activities for 2004 principally reflected activities to fund the purchase price paid in connection with the Acquisition, settle intercompany receivables and payables for the period preceding the Acquisition, and modify our initial capital structure by returning a portion of the initial capital contributed by the Investor Group. In particular, we borrowed $1.650 billion which was used primarily to fund a portion of the purchase price paid in connection with the Acquisition (including transaction costs) and to pay $78 million of financing-related debt issuance costs. We also received capital contributions of $1.250 billion from the Investor Group to fund a portion of the purchase price paid in connection with the Acquisition. Finally, with respect to the pre-acquisition, two-month period ended February 29, 2004, $114 million of net funding was received by Time Warner and used, in part, to repay $124 million of third-party indebtedness. Cash used in financing activities for the six months ended March 31, 2005 primarily relates to the quarterly term loan debt repayments of $6 million, the returns of capital paid to the Investor Group of $807 million, and the $209 million redemption of subsidiary preferred stock as part of the Holdings Refinancing, offset principally by $681 million of net proceeds after debt-issuance costs from the issuance of debt as part of the Holdings Refinancing.

Ten Months Ended September 30, 2004 Compared to Ten Months Ended September 30, 2003

Cash provided from financing activities was $2.651 billion for the ten months ended September 30, 2004, compared to $151 million for the ten months ended September 30, 2003.

Cash flows from financing activities are not comparable from period to period. In 2004, we began operating as an independent company. However, in 2003, we were owned by Time Warner. As such, all of our cash requirements were funded by Time Warner and Time Warner received most of the cash generated by us through a centralized cash management system or the use of shared international cash pooling arrangements. Consequently, except for principal payments on capital leases and certain net borrowings of third-party debt, which were not significant, all financing activities for the historical 2003 period related to the movement of cash between Time Warner and us.

Cash provided by financing activities for 2004 principally reflected activities to fund the purchase price paid in connection with the Acquisition, settle intercompany receivables and payables for the period preceding the Acquisition, and modify our initial capital structure by returning a portion of the initial capital contributed by the Investor Group. In particular, we borrowed $2.348 billion which was used primarily to (i) fund a portion of the purchase price paid in connection with the Acquisition (including transaction costs), (ii) pay $99 million of financing-related debt issuance costs, (iii) refinance approximately $625 million of our initial, variable-rate borrowings used to fund the Acquisition on a fixed-rate basis and (iv) repay $6 million of borrowings under the term loan portion of our senior secured credit facility. We also received capital contributions of $1.250 billion from the Investor Group to fund a portion of the purchase price paid in connection with the Acquisition, of which $210 million was subsequently repaid to the Investor Group through September 30, 2004 as a return of capital. Finally, with respect to the pre-acquisition, three-month period ended February 29, 2004, $114 million of net funding was received by Time Warner and used, in part, to repay $124 million of third-party indebtedness.

Year Ended November 30, 2003 Compared to Year Ended November 30, 2002

Cash used in financing activities was $121 million in 2003, compared to $385 million of cash provided by financing activities in 2002. As previously described, on a historical basis, all of our cash requirements were funded by Time Warner and Time Warner received most of the cash generated by us through a centralized cash management system or the use of shared international cash pools. Accordingly, except for principal payments on capital leases which were not significant and certain borrowings and repayments of third-party debt obligations discussed below, all financing activities related to the movement of cash between Time Warner and us.

During 2003, we repaid $101 million of debt relating to our 1998 acquisition of the 50% interest in Rhino Entertainment that we did not already own at that time. In addition, during 2003, we borrowed $114 million in connection with a recapitalization of certain wholly owned international subsidiaries. There were no borrowings or repayments of debt in 2002.

As described above, our operating, investing and financing requirements were funded by Time Warner and any cash generated by such activities was similarly remitted to Time Warner. In 2003, we paid Time Warner $131 million on a net basis, consisting of dividend payments of $68 million, payments of certain intercompany balances of $195 million and the receipt of $132 million of capital contributions. In 2002, we received $385 million of net funding from Time Warner, largely to fund our investing needs with respect to Columbia House and Word Entertainment. The $385 million of net funding from Time Warner consisted of $416 million of intercompany funding, which was offset in part by the payment of $31 million of dividends.

Liquidity

Our primary sources of liquidity are the cash flow generated from our subsidiaries’ operations, availability under the $250 million (less $4 million of outstanding letters of credit at March 31, 2005) revolving credit portion of our senior secured credit facility and available cash and equivalents. These sources of liquidity are needed to fund our debt service requirements, working capital requirements, capital expenditure requirements and the remaining one-time costs associated with the execution of our restructuring plan to generate cost savings.

As of March 31, 2005, our long-term debt consisted of $1.176 billion of borrowings (excluding $12 million of debt that is classified as a current obligation) under the term loan portion of our senior secured credit facility, $654 million of Acquisition Corp. Notes and $708 million of Original Holdings Notes. On May 13, 2005, under the amendment to our senior secured credit facility we borrowed an additional $250 million under the term loan of the facility. On June 15, 2005, we redeemed all Holdings Floating Rate Notes and Holdings PIK Notes, and 35% of the Holdings Discount Notes. As a result we currently have $258 million aggregate principal amount at maturity ($167 million accreted value as of March 31, 2005) of Holdings Discount Notes outstanding. There have been no borrowings under the revolving portion of our senior secured credit facility as of March 31, 2005 but Acquisition Corp. has issued $4 million of letters of credit under such agreement.

Senior secured credit facility

As of March 31, 2005 the senior secured credit facility consisted of a $1.188 billion outstanding term loan portion and a $250 million ($4 million of which has been drawn in the form of letters of credit) revolving credit portion. The term loan portion of the facility matures in February 2011. We are required to make minimum repayments requirements under the term loan portion of Acquisition Corp.’s facility in quarterly principal amounts of $3 million for the first six years and nine months, with a remaining balloon payment in February 2011. There are no mandatory reductions in borrowing availability for the revolving credit portion of the facility through its term.

Borrowings under both the term loan and revolving credit portion of the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds rate plus  1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility and the term loan facility was 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. As of March 31, 2005, the applicable margin for borrowings under the revolving credit facility with respect to base rate borrowings and LIBOR borrowings were 1.00% and 2.00%, respectively. As of March 31, 2005, the applicable margin for borrowings under the term loan facility with respect to base rate borrowings and LIBOR borrowings were 1.50% and 2.50%, respectively. Subsequent to March 31, 2005, we amended our senior secured credit agreement to lower the base rate and LIBOR margins for borrowings under the term loan facility to 1.00% and 2.00%, respectively, or 0.75% and 1.75%, respectively if the senior secured debt of Acquisition Corp. was to be rated at least BB by S&P and Ba2 by Moody’s.

In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. The initial commitment fee rate is 0.50%. As of March 31, 2005, the commitment fee rate was 0.375%. We also are required to pay customary letter of credit fees, as necessary.

The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, amend certain material agreements, change the business conducted by Parent, Holdings, Acquisition Corp. and our other subsidiaries and enter into agreements that restrict dividends from subsidiaries. In addition, the senior secured credit facility requires us to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

Concurrent with the Initial Public Offering of Parent, Acquisition Corp. obtained an additional term loan of $250 million. The borrowings under the new term loan are subject to the amended terms to our senior secured credit agreement, as described above.

Acquisition Corp. Notes

We have outstanding two tranches of senior subordinated notes due 2014: $465 million principal amount of U.S. dollar-denominated notes and £100 million principal amount of Sterling-denominated notes (collectively, the “Acquisition Corp. Notes.”). The Acquisition Corp. Notes mature on April 15, 2014.

The Acquisition Corp. Notes bear interest at a fixed rate of 7 3/8% per annum on the $465 million dollar notes and 8 1/8% per annum on the £100 million sterling notes.

The indenture governing the Acquisition Corp. Notes limits our ability and the ability of our restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the Acquisition Corp. Notes; to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the Acquisition Corp. Notes permits us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness, and to make certain restricted payments and investments.

Holdings Notes

In December 2004, Holdings, Parent’s direct subsidiary, issued $847 million principal amount of debt. The $847 million principal amount of Original Holdings’ Notes consisted of (i) $250 million principal amount of Floating Rate Senior Notes due 2011, (ii) $397 million principal amount at maturity of 9.5% Senior Discount Notes due 2014, which had an initial issuance discount of $147 million and (iii) $200 million principal amount of Floating Rate Senior PIK Notes due 2014. As of March 31, 2005, Holdings had $708 million of debt on its balance sheet relating to such securities, net of issuance discounts. On June 15, 2005 Holdings redeemed all of the Holdings Floating Rate Notes and Holdings PIK Notes, and 35% of the aggregate principal amount at maturity of the Holdings Discount Notes.

The Holdings Floating Rate Notes accrued interest at a quarterly, floating rate based on three-month LIBOR rates plus a margin equal to 4.375%.

The Holdings PIK Notes accrued interest at a semi-annual floating rate based on six-month LIBOR rates plus a margin equal to 7%.

The Holding Discount Notes were issued at a discount and had an initial accreted value of $630.02 per $1,000 principal amount at maturity. Prior to December 15, 2009, no cash interest payments are required. However, interest accrues on the Holdings Discount Notes in the from of an increase in the accreted value of such notes such that the accreted value of the Holdings Discount Notes will equal the principal amount at maturity on December 15, 2009. Thereafter, cash interest on the Holdings Discount Notes is payable semi-annually at a fixed rate of 9.5% per annum. The Holdings Discount Notes mature on December 15, 2014. Only 65%, or $257.9 million aggregate principal amount at maturity of the Holdings Discount Notes remain outstanding.

The terms of the indentures governing the Acquisition Corp. Notes and Holdings Notes significantly restrict Acquisition Corp., Holdings and other subsidiaries from paying dividends and otherwise transferring assets. For example, the ability of Acquisition Corp. and Holdings to make such payments is governed by a formula based on 50% of each of their consolidated net income (which, as defined in the indentures governing such notes, excludes goodwill impairment charges and any after-tax extraordinary, unusual or nonrecurring gains and losses) accruing from June 1, 2004 and July 1, 2004, respectively. In addition, as a condition to making such payments based on such formula, Acquisition Corp. and Holdings must each have an adjusted EBITDA to interest expense ratio of at least 2.0 to 1 after giving effect to any such payments. Acquisition Corp. may also make a restricted payment prior to April 15, 2009 if, immediately after giving pro forma effect to such restricted payment and any indebtedness incurred to finance such restricted payment, its net indebtedness to adjusted EBITDA ratio would not exceed 3.75 to 1 and its net senior indebtedness to adjusted EBITDA ratio would not exceed 2.50 to 1. In addition, Holdings may make a restricted payment if, immediately after giving pro forma effect to such restricted payment and any indebtedness incurred to finance such restricted payment, its net indebtedness to adjusted EBITDA ratio would not exceed 4.25 to 1.0. Notwithstanding such restrictions, the indentures permit an aggregate of $45.0 million and $75.0 million of such payments to be made by Acquisition Corp. and Holdings, respectively, whether or not there is availability under the formula or the conditions to its use are met. Acquisition Corp.’s senior secured credit agreement permits Acquisition Corp. to make additional restricted payments to Holdings, the proceeds of which may be utilized by Holdings to make additional restricted payments, in an aggregate amount not to exceed $10.0 million (such amount subject to increase to $35.0 million if the leverage ratio as of the last day of the immediately preceding four fiscal quarters was less than 4.0 to 1 and to $50.0 million if the leverage ratio as of the last day of the immediately preceding four fiscal quarters was less than 3.5 to 1), and subject to further increase in an amount equal to 50% of cumulative excess cash flow that is not otherwise applied pursuant to Acquisition Corp.’s senior secured credit agreement. Furthermore, Holdings’ subsidiaries are permitted under the terms of Acquisition Corp.’s existing senior secured credit agreement, as amended, and under other indebtedness, to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to Holdings.

Initial Public Offering

In March 2005, Parent’s Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with a planned initial public offering of Parent’s common stock (the “Initial Public Offering”). Prior to the consummation of the Initial Public Offering, we, among other things, renamed all of Parent’s outstanding shares of Class A Common Stock as common stock and authorized a 1,139 for 1 split of Parent’s common stock. Parent contributed the net proceeds from the Initial Public Offering of $517 million to Holdings as an equity capital contribution. On June 15, 2005 Holdings used all of such funds and approximately $57 million of cash received through dividends from Acquisition Corp. to redeem all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of the aggregate principal amount at maturity of the outstanding Holdings Discount Notes, including redemption premiums and interest obligations through the date of redemption.

In connection with the Initial Public Offering, Parent declared dividends of $109 million to its common stockholders existing immediately prior to the Initial Public Offering. Such dividends were paid in May, except for approximately $7 million owed to restricted stockholders to be paid when the shares vest. This had the effect of reducing the Company’s cash and equivalents by $102 million, increasing liabilities by $7 million, and decreasing additional paid-in capital and shareholder’s equity by $109 million. Further, Parent repurchased from Historic TW the warrants issued as part of the initial purchase price of the Acquisition for approximately $138 million, which had the effect of reducing cash and equivalents and other current liabilities by $138 million.

Additionally, Parent has terminated the Management Agreement with the Investor Group for ongoing consulting and advisory services. Parent paid a termination fee of approximately $73 million, which reduced our cash and equivalents and stockholders’ equity by $73 million in May 2005. See “Termination of Management/Monitoring Agreement.”

Also in connection with the Initial Public Offering, we have paid or intend to pay one-time special bonuses of approximately $33 million to management and employees of the Company consisting of (a) approximately $20 million to be paid to certain holders of restricted stock and stock options to make employees whole for unfavorable certain tax consequences, (b) approximately $3 million to be paid to holders of stock options representing an adjustment as a result of the special dividend to be paid to the holders of our Class L and Class A common stock and (c) approximately $10 million to substantially all of our employees who have no equity participation in the Company subsequent to the Initial Public Offering. This will have the impact of decreasing cash and equivalents and stockholders’ equity by $33 million when paid. See “Future Changes and Payments Relating to Executives Compensation” presented herein.

Dividends

Parent intends to pay regular quarterly dividends on its common stock outstanding in an amount not to exceed $80 million per year. Any decision to declare and pay dividends in the future will be made at the discretion of Parent’s board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors our board of directors may deem relevant.

Covenant Compliance

Our borrowing arrangements, including the senior secured credit facility, the notes and the Acquisition Corp. Notes contain certain financial covenants which are tied to ratios based on Adjusted EBITDA, which is defined under the indentures governing the notes and Acquisition Corp. Notes as “EBITDA.” Adjusted EBITDA (as defined in the indentures) differs from the term “EBITDA” as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, Adjusted EBITDA (as defined in indentures) also adjusts net income by excluding items or expenses not typically excluded in the calculation of “EBITDA” such as, among other items, (1) any reasonable expenses or charges related to any issuance of securities, investments permitted, permitted acquisitions, recapitalizations, asset sales permitted or indebtedness permitted to be incurred; (2) the amount of any restructuring charges or reserves, subject to certain limitations; (3) any non-cash charges (including any impairment charges); (4) any gain or loss resulting from hedging currency exchange risks; (5) the amount of management, monitoring, consulting and advisory fees paid to the Investor Group; and (6) any net after-tax income or loss from discontinued operations.

Adjusted EBITDA is presented herein because it is a material component of the covenants contained within our borrowing arrangements. Non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements which could have a material adverse effect on our results of operations, financial position and cash flow. Adjusted EBITDA does not represent net income or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Adjusted EBITDA in the indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict.

Adjusted pro forma EBITDA as presented below is not a measure of the performance of our business and should not be used by investors as an indicator of performance for any future period. Further, our debt instruments require that it be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.

The following is a reconciliation of net income (loss), which is a GAAP measure of our operating results, to Adjusted EBITDA as defined, and the calculation of fixed charge coverage and Net Indebtedness to Adjusted EBITDA ratios under our indentures governing the Acquisition Corp. Notes and the notes for the most recently ended four fiscal quarters ended March 31, 2005. The terms and related calculations are defined in the indentures (in millions, except ratios).

Pro Forma
Twelve Months Ended March 31, 2005
Net loss of Warner Music Group Corp.	$(188)
Minority interest expense	16
Warrant mark-to-market—Warner Music Group Corp.	99
Interest expense—Warner Music Group Corp.	1

Net loss of WMG Holdings Corp.	(72)
Warrant mark-to-market—WMG Holdings Corp.	4
Interest expense—WMG Holdings Corp.	18

Net loss of WMG Acquisition Corp.	(50)
Interest expense, net	141
Income tax expense	73
Depreciation and amortization	240
Management fees(a)	10
Restructuring costs(b)	26
Equity in losses of equity method investees(c)	2
Loss on repayment of bridge loan(d)	6
Non-cash compensation expense(e)	10

Adjusted EBITDA	458
Cost savings from Acquisition-related restructuring(f)	48

Adjusted pro forma EBITDA	$506

	Pro Forma
	Twelve Months Ended March 31, 2005
Fixed Charges(g)—WMG Acquisition Corp.	$109

Fixed Charges(h)—WMG Holdings Corp.	$142

Net Indebtedness—WMG Acquisition Corp.	$1,402

Net Indebtedness—WMG Holdings Corp.	$2,110

Fixed Charges Coverage ratio(i)—WMG Acquisition Corp.	4.64	x

Fixed Charges Coverage ratio(i)—WMG Holdings Corp.	3.56	x

Net Indebtedness to Adjusted pro forma EBITDA ratio (j)—WMG Acquisition Corp.	2.77	x

Net Indebtedness to Adjusted pro forma EBITDA ratio(j)—WMG Holdings Corp.	4.17	x

Net Senior Indebtedness to Adjusted pro forma EBITDA ratio(j)—WMG Acquisition Corp.	1.48	x

(a)	Reflects management fees paid to the Investor Group for management advisory services.
(b)	Reflects costs associated with the restructuring plan and pre-Acquisition restructurings.
(c)	Represents our share of the net income of investments in companies accounted for using the equity method.
(d)	Reflects loss incurred on the repayment of the bridge loan used to fund the Acquisition.
(e)	Reflects costs of stock-based compensation accounted for under FAS 123 and representative costs of services provided by employees of the Investor Group who have filled in management roles on an interim basis.
(f)	Reflects reduction in operating expenses from restructurings already implemented for which the cost savings have not been fully reflected in our statement of operations.
(g)	Fixed charges is defined in the indenture governing the Acquisition Corp. Notes as consolidated interest expense excluding certain noncash interest expense. Pro forma effect has been given to the fixed charge for the Transactions as if they had occurred as of April 1, 2004.
(h)	Fixed charges is defined in the indenture governing the notes as consolidated interest expense excluding certain noncash interest expense. Pro forma effect has been given to fixed charges for the Holdings Original Notes as if they had been issued as of April 1, 2004.
(i)	In order for Holdings to incur certain additional debt under its debt covenants, the Fixed Charge Coverage Ratio needs to exceed a 2.0x ratio.
(j)	In order for Acquisition Corp. to make certain restricted payments, including payments to Holdings on a pro forma basis after giving effect to such payments, its Net Indebtedness to Adjusted EBITDA ratio needs to be lower than 3.75x, and its Net Senior Indebtedness to Adjusted EBITDA ratio needs to be lower than 2.5x. In order for Holdings to make certain restricted payments, including payments to Warner Music Group Corp., its Net Indebtedness to Adjusted EBITDA ratio needs to be lower than 4.25x. Acquisition Corp. and Holdings may make additional restricted payments using certain other exceptions provided for in the indentures governing the Acquisition Corp. Notes and notes, respectively.

The indenture governing the notes has covenants substantially similar to the covenants in the indenture governing the Acquisition Notes, except that Holdings’ Net Indebtedness to EBITDA Ratio needs to be lower than 4.25x for it to make certain restricted payments, and there is no Net Senior Indebtedness to EBITDA Ratio. Among other exceptions, Holdings may also pay up to $75 million to Parent without regard to any such provisions. The indentures governing the Acquisition Corp. Notes and notes, subject to certain exceptions, also require Acquisition Corp. and its subsidiaries and Holdings and its subsidiaries other than Acquisition Corp. to have a Fixed Charge Coverage Ratio of at least 2.0 to 1.0 in order for such entities to incur additional debt. See “Description of Notes.”

Summary

Management believes that future funds generated from our operations and available borrowing capacity will be sufficient to fund our debt service requirements, working capital requirements, capital expenditure requirements, payment of regular dividends on our common stock and the remaining one-time costs associated with the execution of our restructuring plan to generate cost savings for the foreseeable future. However, our ability to continue to fund these items and to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, as well as other industry-specific factors such as the ability to control music piracy.

Contractual and Other Obligations

Firm Commitments

The following table summarizes the Company’s aggregate contractual obligations at September 30, 2004, and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flow in future periods. We expect to fund the firm commitments with operating cash flow generated in the normal course of business and availability under the $250 million (including $4 million of letters of credit) revolving credit portion of the senior secured credit facility.

Firm Commitments and Outstanding Debt	2005	2006-2008	2009 and thereafter	Total
	(in millions)
Term loan facility(a)	$12	$36	$1,146	$1,194
Acquisition Corp. Notes	—	—	646	646
Operating leases	49	131	201	381
Artist, songwriter and co-publisher commitments	68	208	69	345
Minimum funding commitments to investees and other obligations	28	24	13	65

Total firm commitments and outstanding debt(b)	$157	$399	$2,075	$2,631

(a)	Does not include $250 million of new borrowings in connection with Acquisition Corp.’s new amendment to its senior secured credit facility. Incremental amortization under such new term loan is expected to be $5 million, $15 million and $230 million for 2005, 2006-2008 and 2009 and thereafter, for a total of $250 million.
(b)	Excludes $696 million of Original Holdings Notes issued in December 2004, which together with $151 million of initial issuance discount as of December 31, 2004, is repayable beginning in 2011. We repaid $534 million of the total $696 million of Original Holding Notes with the proceeds of the Initial Public Offering.

The following is a description of our firmly committed contractual obligations at September 30, 2004:

•	Operating lease obligations primarily relate to the minimum lease rental obligations for our real estate and operating equipment in various locations around the world. These obligations have been presented without the benefit of $21 million of sublease income expected to be received under non-cancelable agreements.

•	We enter into long-term commitments with artists, songwriters and co-publishers for the future delivery of music product. Aggregate firm commitments to such talent approximated $345 million across hundreds of artists, songwriters, publishers, songs and albums at September 30, 2004. Such commitments, which are unpaid advances across multiple albums and songs, are payable principally over a ten-year period, generally upon delivery of albums from the artists or future musical compositions by songwriters and co-publishers. Because the timing of payment, and even whether payment occurs, is dependent upon the timing of delivery of albums and musical compositions from talent, the timing and amount of payment of these commitments as presented in the above summary can vary significantly.

•	We have minimum funding commitments and other related obligations to support the operations of various investments.

MARKET RISK MANAGEMENT

We are exposed to market risk arising from changes in market rates and prices, including movements in foreign currency exchange rates and interest rates.

Foreign Currency Risk

The Company has significant transactional exposure to changes in foreign currency exchange rates relative to the U.S. dollar due to the global scope of our operations. For the ten months ended September 30, 2004, approximately $1.4 billion, or 54%, of our revenues were generated outside of the U.S. The top five revenue-producing international countries are the U.K., Germany, Japan, France and Italy, which use the British pound, euro and Japanese yen as currencies, respectively. See Note 24 to Parent’s audited financial statements included elsewhere herein for information on our operations in different geographical areas.

Historically, Time Warner used foreign exchange contracts primarily to hedge the risk that unremitted or future royalties and license fees owed to our domestic companies for the sale, or anticipated sale, of U.S.-copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. However, in connection with the Acquisition, we are in the process of evaluating our hedging practices and alternatives and no significant foreign exchange contracts have been entered into as of December 31, 2004. See Note 23 to Parent’s audited financial statements included elsewhere herein for additional information.

The Company also is exposed to foreign currency exchange rate risk with respect to its £100 million principal amount of sterling-denominated notes that were issued in April 2004. These sterling notes mature on April 15, 2014. As of September 30, 2004, these sterling notes had a fair value of approximately $187 million, compared to a carrying value of $181 million. Based on the principal amount of sterling-denominated notes outstanding as of September 30, 2004 and assuming that all other market variables are held constant (including the level of interest rates), a 10% weakening of the U.S. dollar compared to the UK sterling would increase the fair value of these sterling notes to approximately $205 million. Conversely, a 10% strengthening of the U.S. dollar compared to the UK sterling would decrease the fair value of these sterling notes to approximately $169 million.

Interest Rate Risk

We had $1.840 billion of total debt outstanding as of September 30, 2004, of which $1.194 billion was variable rate debt. As such, we are exposed to changes in interest rates. In order to manage this exposure, and consistent with the requirement under our senior secured credit facility to maintain a fixed-to-floating debt ratio of at least 50% of our actual funded debt though at least April 2007, we entered into interest rate swap agreements with a notional face amount of $300 million in 2004. Under these interest rate swap agreements, we agreed to receive floating-rate payments (based on three-month LIBOR rates) in exchange for fixed-rate payments for a fixed term of three years through May 2007.

Based on the amount of our floating-rate debt and our interest rate swap agreements outstanding as of September 30, 2004, each 25 basis point increase or decrease in interest rates would increase or decrease our annual interest expense and cash outlay by approximately $2 million. This potential increase or decrease is based on the simplified assumption that the level of floating-rate debt remains constant with an immediate across the board increase or decrease as of September 30, 2004 with no subsequent change in rates for the remainder of the period. This increase or decrease in rates would partially be mitigated by an increase or decrease in interest income earned on the Company’s cash balances, almost all of which are invested in short-term variable interest rate earning assets. In addition, in connection with the Holdings Refinancing in December 2004, we issued $450 million of variable rate debt. As such, our exposure to each 0.25% change in interest rates as outlined above would increase or decrease our annual interest expense and cash outlay by an additional $1 million. On June 15, 2005, we redeemed $450 million of such variable rate debt.

In addition to our $1.194 billion of variable-rate debt, we had approximately $646 million of fixed-rate debt outstanding at September 30, 2004. Based on the level of interest rates prevailing at September 30, 2004, the fair value of this fixed-rate debt was approximately $666 million. Further, based on the amount of our fixed-rate debt and our related $300 million of interest rate swap agreements noted above that were outstanding at September 30, 2004, a 25 basis point increase or decrease in the level of interest rates would increase or decrease the fair value of the fixed-rate debt by approximately $10 million. This potential increase or decrease is based on the simplified assumption that the level of fixed-rate debt remains constant with an immediate across the board increase or decrease in the level of interest rates with no subsequent changes in rates for the remainder of the period.

As of March 31, 2005, on a pro forma basis after giving effect to (i) the use of all of the net proceeds from the issuance of common stock in the Initial Public Offering and an amount of cash resulting from a decrease in the cash dividend to be paid to Parent’s existing stockholders in connection with the Initial Public Offering and a reduction in the purchase price of the Three-Year Warrants to repay all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of outstanding Holdings Discount Notes including interest obligations through the anticipated redemption date; and (ii) the Concurrent Transactions, including the $250 million of new term loan borrowings under Acquisition Corp.’s new amendment to its senior secured credit facility, Parent would have had $541 million of funded variable-rate indebtedness, net of the effect of $897 million notional amount of interest-rate swaps that effectively convert a portion of our variable-rate indebtedness to fixed-rate indebtedness. As such, we are sensitive to changes in interest rates. For each 0.25% increase or decrease in interest rates, our interest expense and net loss each would increase or decrease, respectively, by approximately $1 million.

We monitor our positions with, and the credit quality of, the financial institutions that are party to any of our financial transactions. Credit risk relating to the interest rate swaps is considered low because the swaps are entered into with strong, credit-worthy counterparties, and the credit risk is confined to the net settlement of the interest over the remaining life of the swaps.

CRITICAL ACCOUNTING POLICIES

The SEC’s Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” (“FRR 60”), suggests companies provide additional disclosure and commentary on those accounting policies considered most critical. FRR 60 considers an accounting policy to be critical if it is important to our financial condition and results, and requires significant judgment and estimates on the part of management in our application. We believe the following list represents the critical accounting policies of us as contemplated by FRR 60. For a summary of all of our significant accounting policies, see Note 3 and Note 4 to Parent’s audited financial statements included elsewhere herein.

Purchase Accounting

We account for our business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on our balance sheet related to acquired liabilities and qualifying restructuring costs based on assumptions made at the time of acquisition. We evaluate these reserves on a regular basis to determine the adequacy or accuracy of the amounts estimated.

Accounting for Goodwill And Other Intangible Assets

As discussed in Note 11 to Parent’s audited combined financial statements included elsewhere herein, effective as of December 1, 2001, we adopted FAS 142. FAS 142 which requires that goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have an indefinite useful life, cease amortization. FAS 142 requires that goodwill and certain intangible assets be assessed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its net book value (or carrying amount), including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Determining the fair value of a reporting unit under the first step of the goodwill impairment test and determining the fair value of individual assets and liabilities of a reporting unit (including unrecognized intangible assets) under the second step of the goodwill impairment test is judgmental in nature and often involves the use of significant estimates and assumptions. Similarly, estimates and assumptions are used in determining the fair value of other intangible assets. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. To assist in the process of determining goodwill impairment, Parent obtains appraisals from independent valuation firms. In addition to the use of independent valuation firms, Parent performs internal valuation analyses and considers other market information that is publicly available. Estimates of fair value are primarily determined using discounted cash flows and market comparisons and recent transactions. These approaches use significant estimates and assumptions including projected future cash flows (including timing), discount rate reflecting the risk inherent in future cash flows, perpetual growth rate, determination of appropriate market comparables and the determination of whether a premium or discount should be applied to comparables.

Upon the adoption of FAS 142 in the first quarter of fiscal 2002, we recorded a non-cash charge of approximately $4.8 billion to reduce the carrying value of goodwill arising from the AOL-Time Warner Merger. Such charge is non-operational in nature and is reflected as a cumulative effect of a change in accounting principle in the accompanying combined statement of operations. The amount of the impairment primarily reflects the decline in Time Warner’s stock price subsequent to when the AOL Time Warner Merger was announced and valued for accounting purposes in January 2000, as well as declines in the valuation of music-related businesses since January 2001 due, largely, to the industry-wide effects of piracy.

FAS 142 also required that goodwill deemed to be related to an entity as a whole be assigned to all of Time Warner’s reporting units instead of only to the businesses of the company acquired, as was the case under existing practice. As a result, approximately $5.9 billion of goodwill generated in the AOL Time Warner Merger that had been previously allocated to the combined financial statements was reallocated to other segments of Time Warner.

During the fourth quarter of 2002, we performed our annual impairment review for goodwill and other intangible assets and recorded an additional charge of approximately $1.5 billion, which is recorded as a component of operating loss in our combined statement of operations. The charge consisted of a reduction in the carrying value of goodwill by approximately $646 million and a reduction in the carrying value of brands and trademarks by approximately $854 million. The amount of the impairment primarily reflects the decline in the valuation of music-related businesses due, largely, to the industry-wide effects of piracy.

The impairment charges recognized in connection with the initial adoption of FAS 142 and during the fourth quarter were non-cash in nature and did not affect our liquidity.

During the fourth quarter of 2003, in connection with Time Warner’s agreement to sell us, we recorded an additional $1.019 billion impairment charge. The charge was necessary to reduce the carrying value of our intangible assets to fair value based on the consideration agreed to be exchanged in the transaction. The impairment charge is classified as a component of operating loss in our combined statement of operations. The charge consisted of a reduction in the carrying value of goodwill by $5 million, brands and trademarks by $766 million, recorded music catalog by $208 million and other intangible assets by $40 million.

The impairment charges recognized prior to 2003 were based on our estimates of fair value at the time the charges were recognized. As such, there were significant judgments made at the time. However, because the 2003 impairment charge was based principally on the difference between the negotiated purchase price of Parent and the historical book value of the net assets acquired, the amount of the charge was readily determinable.

As of September 30, 2004, Parent has recorded goodwill in the amount of $978 million, primarily related to the Acquisition. See Note 5 and Note 11 to Parent’s audited financial statements included herein for a further discussion of Parent’s goodwill.

Equity Method and Cost Method Investments

For non-publicly traded investments, management’s assessment of fair value is based on valuation methodologies including discounted cash flows, estimates of sales proceeds and external appraisals, as appropriate. The ability to accurately predict future cash flows, especially in developing and unstable markets, may impact the determination of fair value.

In the event a decline in fair value of an investment occurs, management may be required to determine if the decline in market value is other than temporary. Management’s assessments as to the nature of a decline in fair value are based on the valuation methodologies discussed above and our ability and intent to hold the investment. We consider our equity method investees to be strategic long-term investments; therefore, we generally complete our assessments with a long-term viewpoint. If the fair value is less than the carrying value and the decline in value is considered to be other than temporary, an appropriate write-down is recorded. Management’s assessments of fair value in accordance with these valuation methodologies represent our best estimates as of the time of the impairment review and are consistent with our internal planning. If different fair values were estimated, this could have a material impact on the financial statements.

Revenue and Cost Recognition

Sales Returns and Uncollectible Accounts

In accordance with practice in the recorded music industry and as customary in many territories, certain products (such as compact discs and cassettes) are sold to customers with the right to return unsold items. Revenues from such sales are recognized when the products are shipped based on gross sales less a provision for future estimated returns.

In determining the estimate of product sales that will be returned, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products. Based on this information, management reserves a percentage of each dollar of product sales to provide for the estimated customer returns.

Similarly, management evaluates accounts receivables to determine if they will ultimately be collected. In performing this evaluation, significant judgments and estimates are involved, including an analysis of specific risks on a customer-by-customer basis for larger accounts and customers, and a receivables aging analysis that determines the percent that has historically been uncollected by aged category. Based on this information, management provides a reserve for the estimated amounts believed to be uncollectible.

Based on management’s analysis of sales returns and uncollectible accounts, reserves totaling $222 million and $291 million have been established at September 30, 2004 and November 30, 2003, respectively. This compares to total gross receivables of $793 million and $1.027 billion at September 30, 2004 and November 30, 2003, respectively.

The comparability of the gross dollar value of such reserves has been affected by the inherent seasonality in the music business. That is, the recorded music business historically has generated approximately 35% of its sales in the last three months of the calendar year due to increased consumer demand associated with the holiday season. As such, both gross receivables and related allowances would be at a naturally lower level at September 30, the end of our new fiscal year, in comparison to their level at November 30, the end of our old fiscal year. The ratios of our receivable allowances to gross accounts receivables were approximately 28% at the end of both September 30, 2004 and November 30, 2003.

Gross Versus Net Revenue Classification

In the normal course of business, we act as an intermediary or agent with respect to certain payments received from third parties. For example, we distribute music product on behalf of third-party record labels.

The accounting issue encountered in these arrangements is whether we should report revenue based on the “gross” amount billed to the ultimate customer or on the “net” amount received from the customer after participation and other royalties paid to third parties. To the extent revenues are recorded gross, any participations and royalties paid to third parties are recorded as expenses so that the net amount (gross revenues, less expenses) flows through operating income. Accordingly, the impact on operating income is the same, whether we record the revenue on a gross or net basis. For example, if we distribute a CD to a wholesaler for $15 and pass $10 to the third-party record label, the question is whether we should record gross revenue from the wholesaler of $15 and $10 of expenses, or should we record the net revenues we keep of $5. In either case, the impact on operating income is $5.

Determining whether revenue should be reported gross or net is based on an assessment of whether we are acting as the “principal” in a transaction or acting as an “agent” in the transaction. To the extent we are acting as a principal in a transaction, we report as revenue the payments received on a gross basis. To the extent we are acting as an agent in a transaction, we report as revenue the payments received less participations and royalties paid to third parties, i.e., on a net basis. The determination of whether we are serving as principal or agent in a transaction is judgmental in nature and based on an evaluation of the terms of an arrangement.

In determining whether we serve as principal or agent in these arrangements, we follow the guidance in EITF 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” (“EITF 99-19”). Pursuant to such guidance, we serve as the principal in transactions in which it has substantial risks and rewards of ownership. The indicators that we have substantial risks and rewards of ownership are as follows:

•	we are the supplier of the products or services to the customer;

•	we have general inventory risk for a product before it is sold;

•	we have latitude in establishing prices;

•	we have the contractual relationship with the ultimate customer;

•	we modify and service the product purchased to meet the ultimate customer specifications;

•	we have discretion in supplier selection; and

•	we have credit risk.

Conversely, pursuant to EITF 99-19, we serve as agent in arrangements where we do not have substantial risks and rewards of ownership. The indicators that we do not have substantial risks and rewards of ownership are as follows:

•	the supplier (not us) is responsible for providing the product or service to the customer;

•	the supplier (not us) has latitude in establishing prices;

•	the amount we earn is fixed; and

•	the supplier (not us) has credit risk.

Based on the above criteria and for the more significant transactions that we have evaluated, we record the distribution of product on behalf of third-party record labels on a gross basis, subject to the terms of the contract. However, recorded music compilations distributed by other record companies where we have a right to participate in the profits are recorded on a net basis.

Accounting for Royalty Advances

Another area of judgment affecting reported net income is management’s estimate of the recoverability of artist advances and publisher advances. The recoverability of those assets is based on management’s forecast of anticipated revenues from the sale of future and existing music and publishing-related products. In determining whether those amounts are recoverable, management evaluates the current and past popularity of the artists or publishers, the initial commercial acceptability of the product, the current and past popularity of the genre of music that the product is designed to appeal to, and other relevant factors. Based on this information, management expenses the portion of such advances that it believes is not recoverable. As of September 30, 2004 and November 30, 2003, we had $446 million and $511 million of advances on our balance sheet that we believe are recoverable, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation issued to employees in accordance with SFAS 148, “Accounting for Stock-Based Compensation Transition and Disclosure” which amends FASB Statement No. 123. This statement provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. The Company adopted the expense recognition provision of SFAS 123 as of March 1, 2004 and will provide stock-based compensation expense for grants on and after that date on a modified prospective basis as provided by SFAS 148, and will continue to provide pro forma information for all previous periods in the notes to financial statements to provide results as if SFAS 123 had been adopted in those years. As disclosed in the notes to financial statements, the Company estimated the fair value of options issued at the date of grant using a Black-Scholes option-pricing model, which includes assumptions related to volatility, expected life, dividend yield and risk-free interest rate. The Company also issues restricted stock units. For restricted stock units issued, the accounting charge is measured at the grant date and amortized ratably as non-cash compensation over the vesting term.

Accounting for Income Taxes

As part of the process of preparing its consolidated financial statements, the Company is required to estimate income taxes payable in each of the jurisdictions in which it operates. This process involves estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the Company’s consolidated and combined balance sheets. SFAS 109 requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. In circumstances where there is sufficient negative evidence, establishment of a valuation allowance must be considered. The Company believes that cumulative losses in the most recent three-year period represent sufficient negative evidence to consider a valuation allowance under the provisions of SFAS 109. As a result, the Company determined that certain of its deferred tax assets required the establishment of a valuation allowance.

The realization of the remaining deferred tax assets is primarily dependent on forecasted future taxable income. Any reduction in estimated forecasted future taxable income may require that we record additional valuation allowances against our deferred tax assets on which a valuation allowance has not previously been established. The valuation allowance that has been established will be maintained until there is sufficient positive evidence to conclude that it is more likely than not that such assets will be realized. An ongoing pattern of profitability will generally be considered as sufficient positive evidence. Our income tax expense recorded in the future will be reduced to the extent of offsetting decreases in our valuation allowance. The establishment and reversal of valuation allowances could have a significant negative or positive impact on our future earnings.

Tax assessments may arise several years after tax returns have been filed. Predicting the outcome of such tax assessments involves uncertainty; however, we believe that recorded tax liabilities adequately account for our analysis of probable outcomes.

New Accounting Principles

In addition to the critical accounting policies discussed above, we adopted several new accounting policies during the past two years. Other than the changes in accounting for goodwill and other intangible assets under FAS 142 and the adoption of expense recognition for stock options under FAS 123, as previously described, none of these new accounting principles had a material affect on Parent’s audited financial statements. See Notes 3 and 4 to Parent’s audited financial statements included elsewhere herein for a more complete summary.

INDUSTRY OVERVIEW

Recorded Music

Background

Recorded music companies play an integral role in virtually all aspects of the music value chain, from discovering and developing talent to producing albums and promoting artists and their product. After an artist has entered into a contract with a record label, a master recording of the artist’s music is created. The recording is then replicated for sale to consumers primarily in the CD format, and now, in digital formats. The recorded music company in collaboration with its distributor then markets, sells and delivers the product, either directly or through sub-distributors and wholesalers, to thousands of record stores, mass merchants and other retailers throughout the world. Recorded music products are also sold in physical form to Internet physical retailers such as Amazon.com and barnesandnoble.com and in digital form to Internet digital retailers like Apple’s iTunes and musicmatch.com.

Recorded music companies generate revenues through the marketing, sale and licensing of their recordings in various physical and digital formats. The major recorded music companies have built significant recorded music catalogs, which are long-lived assets that are exploited year after year.

In 2004, 36% of all U.S. unit sales were from recordings more than 18-months old, and 25% were from recordings more than 36-months old; this distribution has been largely stable for the past seven years. The sale of catalog material is typically more profitable than that of new releases, given lower development costs and more limited marketing costs.

The recorded music business is the business of discovering and developing recording artists and promoting and selling their works. Recorded music is one of the primary mediums of entertainment for consumers worldwide and in 2004, generated $32.1 billion in retail sales. In 2003, the five largest players were Universal, Sony, EMI, WMG and BMG, which accounted for approximately 75% of worldwide recorded music sales in 2003. In addition, there are many mid-sized and smaller players in the industry that accounted for the remaining 25%. Universal was the market leader with a 24% global market share in 2003, followed by EMI and Sony, each with a 13% share. WMG ranked fourth with close to 13% of global music sales, followed by BMG with 12%. While market shares change moderately year-to-year, none of these players have gained or lost more than 3% in the last 5 years. In August 2004, Sony and BMG were combined to form Sony BMG.

The top five territories (U.S., Japan, U.K., France and Germany) accounted for 75% of the 2003 recorded music market. The U.S., which is the most significant exporter of music, is also the largest end-market, constituting 37% of total 2003 recorded music sales. In addition the U.S. and Japan are largely local music markets, with 93% and 72% of their 2003 sales consisting of domestic repertoire, respectively. In contrast, the French, U.K. and German markets are made up of a higher percentage of international sales, with domestic repertoire constituting only 60%, 47% and 48% of these markets, respectively.

There has been a major shift in distribution of recorded music from specialty shops towards mass-market and online retailers. Record stores’ share of U.S. music sales has declined from 56% in 1993 to 33% in 2003. Over the course of the last decade, mass-market and other stores’ share grew from 26% to 53%. Online digital distribution currently represents a small portion of overall sales, but is expected to experience significant growth. In terms of genre, rock remains the most popular style of music, representing 25% of 2003 U.S. unit sales, although genres such as rap and hip-hop and Latin music are becoming increasingly popular.

From 1990 to 1999, the U.S. recorded music industry grew at a compound annual growth rate of 7.6%, twice the rate of total entertainment spending. This growth was driven by demand for music, the replacement of LPs and cassettes with CDs, price increases and strong economic growth and was largely paralleled around the world. The industry began experiencing negative growth rates in 1999, on a global basis, primarily driven by an increase in digital piracy. Other drivers of this decline are the overall recessionary economic environment, bankruptcies of record retailers and wholesalers, growing competition for consumer discretionary spending and retail shelf space, and the maturation of the CD format, which has slowed the historical growth pattern of recorded music sales. Since that time, annual dollar sales in the U.S. are estimated to have declined at a CAGR of 5%, including an estimated decline of 6% in 2003. Similar declines have occurred in international markets, with the extent of declines driven primarily by differing penetration levels of piracy-enabling technologies, such as broadband Internet access and CD-R technology, and economic conditions.

Notwithstanding these factors, we believe that the music industry could improve based on the recent mobilization of the industry as a whole against piracy and the development of legitimate online music distribution channels. In addition, continued recovery of the world economy and improved consumer expenditures can drive growth in the recorded music industry.

Piracy

One of the industry’s biggest challenges is combating piracy. Music piracy exists in two primary forms: digital (which includes illegal downloading and CD-R piracy) and industrial:

•	Digital piracy has grown dramatically in the last 5 years, enabled by the increasing penetration of broadband Internet access and the ubiquity of powerful microprocessors, fast optical drives (particularly with writable media, such as CD-R) and large inexpensive disk storage in personal computers. The combination of these technologies has allowed consumers to easily, flawlessly and almost instantaneously make high-quality copies of music using a home computer by “ripping” or converting musical content from CDs into digital files, stored on local disks. These digital files can then be distributed for free over the Internet through anonymous peer-to-peer file sharing networks such as KaZaA, Morpheus and Limewire (“illegal downloading”). Alternatively, these files can be burned onto multiple CDs for physical distribution (“CD-R piracy”).

•	Industrial piracy (also called counterfeiting or physical piracy) involves mass-production of illegal CDs and cassettes in factories. This form of piracy is largely concentrated in developing regions, and has existed for more than a decade. The sale of legitimate recorded music in these developing territories is limited by the dominance of pirated products, which are sold at substantially lower prices than legitimate products. IFPI states that industrial counterfeit CDs totaled 1.7 billion units in 2003. IFPI also believes that industrial piracy is most prevalent in Brazil, China, Mexico, Paraguay, Pakistan, Russia, Spain, Taiwan, Thailand and Ukraine.

In 2003, the industry launched an intensive campaign to limit piracy that focused on four key initiatives:

•	Technological: The technological measures against piracy are geared towards degrading the illegal file-sharing process and tracking providers and consumers of pirated music. These measures include spoofing, watermarking, copy protection, the use of automated webcrawlers and access restrictions. In addition, the industry continues to experiment with new technologies such as DualDisc and DVD-Audio that contain more robust encryption protection.

•	Educational: Led by RIAA and IFPI, the industry has launched an aggressive campaign of consumer education designed to spread awareness of the illegality of various forms of piracy through aggressive print and television advertisements. Recent surveys confirm the increased consumer awareness of the illegality of piracy. In January 2003, 33% of Americans 10 years of age and older were aware that it is illegal to download copyrighted music for free. By August 2003, that number had risen to 61% and during the latter part of 2004, awareness among Americans 13 years of age and older was measured at 68%.

•	Legal: In conjunction with its educational efforts, the industry has also begun to take aggressive legal action against file-sharers and is continuing to fight industrial pirates. These actions include civil lawsuits in the U.S. and Europe against individual pirates, arrests of pirates in Japan and raids against file-sharing services in Australia. U.S. lawsuits have largely targeted individuals who share large quantities of illegal music content. RIAA has announced its plans to continue these lawsuits in the U.S. IFPI has brought similar actions in Austria, Canada, Denmark, Finland, France, Germany, Iceland, Ireland, Italy, Netherlands and the U.K. and has announced that it may pursue similar actions in other countries.

•	Development of online alternatives: We believe that the development and success of legitimate online music channels will be an important driver of recorded music sales going forward, as digital sales represent both an incremental revenue stream and a potential inhibitor of piracy. The music industry has been encouraged by the recent proliferation and early success of legitimate online music distribution options. We believe that these legitimate online distribution channels offer several advantages to illegal peer-to-peer sites, including greater ease of use, higher quality and more consistent music product, faster downloading, better search capabilities, and seamless integration with portable digital music players. For example, legitimate online operations such as Apple’s iTunes, MusicNet, musicmatch and Rhapsody have been launched since the beginning of 2003 and offer a variety of models, including per-track pricing, per-album pricing and monthly subscriptions.

These efforts are incremental to the longstanding push by organizations such as IFPI to curb industrial piracy around the world. In addition to these actions, the music industry is increasingly coordinating with other similarly impacted industries (such as software and filmed entertainment) to combat piracy.

We believe these actions are beginning to have a positive effect. A recent survey conducted by The NPD Group, a market research firm, shows that about one-third of Americans aged 13 or older who had ever downloaded music from a file-sharing service stopped using such file-sharing services over the past year, and an additional 27% reduced their downloading activity.

In addition, music sales data for the past year have improved over the prior year. For the year ended January 2, 2005, U.S. music physical unit sales grew by approximately 1% relative to the comparable year ended December 28, 2003 as reported by SoundScan. This positive growth trend is consistent across new releases and catalog product. However, as of July 3, 2005, year-to-date U.S. recorded music sales (excluding sales of digital tracks) are down approximately 7.1% year-over-year.

Music Publishing

Background

Music publishing involves the acquisition of rights to, and licensing of, musical compositions (as opposed to recordings) from songwriters, composers or other rightsholders. Music publishing revenues are derived from four main royalty sources:

•	Mechanical: The licensor receives royalties with respect to compositions embodied in recordings sold in any format or configuration, including singles, albums, CDs, digital downloads and mobile phone ring tones.

•	Performance: The licensor receives royalties or fees if the composition is performed publicly (e.g., broadcast radio and television, movie theater, concert, nightclub or Internet and wireless streaming).

•	Synchronization: The licensor receives royalties or fees for the right to use the composition in combination with visual images (e.g., in films, television commercials and programs and videogames).

•	Other: The licensor receives royalties from other uses such as stage productions and printed sheet music.

In the U.S., mechanical royalties are collected directly by music publishers from recorded music companies or via The Harry Fox Agency, a non-exclusive licensing agent affiliated with NMPA, while outside the U.S., performing rights organizations and collection societies perform this function. Once mechanical royalties reach the publisher (either directly from record companies or from collection societies), percentages of those royalties are paid to any co-owners of the copyright in the composition and to the writer(s) and composer(s) of the composition. Mechanical royalties are paid at a penny rate of 8.5 cents per song per unit in the U.S. (although recording agreements sometimes contain “controlled composition” provisions pursuant to which artist/songwriters license their rights to their record companies at as little as 75% of this rate) and as a percentage of wholesale price in most other territories. In the U.S., these rates are set pursuant to industry negotiations contemplated by the U.S. Copyright Act and are currently increased at two-year intervals. For example, on

January 1, 2004, this rate went from 8 cents per song to 8.5 cents per song. On January 1, 2006, this rate will increase again to 9.1 cents per song. Recordings in excess of 5 minutes attract a higher rate. In international markets, these rates are determined by multi-year collective bargaining agreements.

Throughout the world, performance royalties are typically collected on behalf of publishers and songwriters by performance rights organizations and collection societies. Key performing rights organizations and collection societies include: The American Society of Composers, Authors and Publishers (“ASCAP”), SESAC and Broadcast Music, Inc. (“BMI”) in the U.S.; Mechanical-Copyright Protection Society and The Performing Right Society (“MCPS-PRS Alliance”) in the U.K.; The German Copyright Society (“GEMA”) in Germany and the Japanese Society for Rights of Authors, Composers and Publishers (“JASRAC”) in Japan. The societies pay a percentage (which is set in each country) of the performance royalties to the copyright owner(s) or administrators (i.e., the publisher(s)), and a percentage directly to the songwriter(s), of the composition. Thus, the publisher generally retains the performance royalties it receives other than any amounts attributable to co-publishers.

The worldwide music publishing market was estimated in a report published by Enders Analysis in April 2004 to have generated approximately $3.7 billion in revenues in 2003. We estimate that mechanical royalties are approximately 30% of 2002 industry revenues; performance royalties, 33%; synchronization, 13%; and other, 23%. Geographically, North America is the largest market representing approximately 40% of the global publishing market.

The top five music publishers collectively account for over 60% of the market. Based on Enders Analysis estimates, EMI Music Publishing (“EMI Publishing”) is the market leading music publisher, with a 18% market share in 2003, followed by WMG (Warner/Chappell) at 14%, BMG at 11%, Universal at 11% and Sony/ATV Music Publishing LLC (“Sony/ATV”) at 6%. Independent music publishers, which represent the balance of the market, include Chrysalis, edel, Carlin, Peermusic, Music Sales, Famous, MPL Communications and Windswept, among others, as well as many individual songwriters who publish their own works.

Key trends

The music publishing market has proven to be more resilient than the recorded music market in recent years as performance, synchronization and other revenue streams are largely unaffected by piracy, and are benefitting from additional sources of income from digital exploitation of music in downloads and mobile phone ringtones. Trends in music publishing vary by royalty source:

•	Mechanical: Although the decline in the recorded music market has begun to have an impact on mechanical royalties, this decline has been partly offset by the regular and predictable statutory increases in the mechanical royalty rate in the U.S. (including an increase from 8 cents to 8.5 cents per song in January 2004, and a further increase from 8.5 cents to 9.1 cents per song to occur in January 2006), the increasing efficiency of local collection societies worldwide and the growth of new revenue sources such as mobile phone ring tones and legitimate Internet and wireless downloads.

•	Performance: According to Enders Analysis, performance royalties experienced steady growth from 1999 to 2001. Continued growth is expected, largely driven by television, live performance and online radio streaming and advertising royalties.

•	Synchronization: We believe synchronization revenues have experienced strong growth in recent years and will continue to do so, benefiting from the proliferation of media channels, a recovery in advertising, robust videogames sales and growing DVD film sales/rentals.

•	Other: According to Enders Analysis, print revenues grew steadily from 1999 to 2001. Continued growth in this category is expected as well, as more people can afford musical instruments and lessons and online sheet music sales drive incremental revenues.

In addition, major publishers have the opportunity to generate significant value by the acquisition of small publishers by extracting cost savings (as acquired libraries can be administered with little or no incremental cost) and by increasing revenues through more aggressive marketing efforts.

BUSINESS

Our Company

We are one of the world’s major music companies. Our company is composed of two businesses: Recorded Music and Music Publishing. We believe we are the world’s fourth-largest recorded music company (third-largest in the U.S.) and the world’s second-largest music publishing company. We are a global company, generating over half of our revenues in more than 50 countries outside of the U.S. We generated revenues of $3.4 billion during the twelve months ended March 31, 2005 and $2.5 billion during our ten month fiscal year ended September 30, 2004.

Our Recorded Music business produces revenue through the marketing, sale and licensing of recorded music in various physical formats (such as CDs, cassettes, LPs and DVDs) and digital formats. We have one of the world’s largest and most diverse recorded music catalogs, including 27 of the top 100 U.S. best-selling albums of all time—more than any other recorded music company, including The Eagles, Their Greatest Hits, 1971-1975 (the best-selling album of all time), Led Zeppelin IV and Rumours by Fleetwood Mac. We also lead all recorded music companies in albums certified as “Diamond” by RIAA, which are those albums that have more than 10 million net shipped units in the U.S., with approximately 30% of the total. Our roster of over 38,000 artists spans all musical genres and includes Led Zeppelin, The Eagles, Madonna, Green Day, Metallica and Fleetwood Mac. Our more recent album successes include artists such as Linkin Park, Simple Plan, Jet, Michelle Branch, Alanis Morissette, Michael Bublé, Josh Groban, Sean Paul and Big & Rich. We operate in the U.S. principally through our major record labels—Warner Bros. Records Inc. and The Atlantic Records Group. Internationally, our Recorded Music business operates through various subsidiaries, affiliates and non-affiliated licensees. Our Recorded Music business generated revenues of $2.800 billion during the twelve months ended March 31, 2005 and $2.059 billion during our ten month fiscal year ended September 30, 2004.

Our Music Publishing business owns and acquires rights to musical compositions, exploits and markets these compositions and receives royalties or fees for their use. We publish music across a broad range of musical styles. We hold rights in over one million copyrights from over 65,000 songwriters and composers. Our library includes titles such as “Summertime” by George and Ira Gershwin and DuBose Heyward, “Happy Birthday to You” by Mildred and Patty Hill, “Night and Day” by Cole Porter, “Layla” by Eric Clapton and Jim Gordon, “When a Man Loves a Woman” by Calvin Lewis and Andrew Wright, “Winter Wonderland” by Felix Bernard and Dick Smith, “Star Wars Theme” by John Williams, “The Wind Beneath My Wings” by Jeff Silbar and Larry Henley and “Frosty the Snowman” by Steve Nelson and Jack Rollins as well as more recent popular titles such as “Cry Me A River” by Justin Timberlake, Tim Mosley and Scott Storch, “Smooth” by Itaal Shur and Rob Thomas, “Crazy in Love” by Eugene Record, Beyoncé Knowles, Richard Harrison and Shawn Carter, “Hero” by Nickelback’s Chad Kroeger, “Burn” by Usher, Bryan-Michael Cox and Jermaine Dupri, “It’s Been Awhile” by Staind, “Pieces of Me” by Ashlee Simpson, Kara DioGuardia and John Shanks and “Thank You” by Dido Armstrong and Paul Herman. Our Music Publishing business generated revenues of $602 million during the twelve months ended March 31, 2005 and $505 million during our ten month fiscal year ended September 30, 2004.

Our Business Strengths

While we have recorded net losses on a historical and pro forma basis, primarily due to the decline since 1999 of recorded music sales, increased operating costs, increased competition, and such items as currency fluctuations and impairment charges we believe the following competitive strengths will enable us to continue to generate recurring and stable free cash flow through our diverse base of recorded music and music publishing assets:

Industry Leading Recording Artists and Songwriters. We have been able to consistently attract, develop and retain successful recording artists and songwriters. Our talented local artist and repertoire teams are focused on finding and nurturing future successful recording artists and songwriters, as evidenced by our recent recorded music album and music publishing successes. This has enabled us to develop a large and varied portfolio of recorded music and music publishing assets that generate stable and recurring cash flows. We believe these assets demonstrate our historical success in developing talent and will help to attract future talent in order to enable our continued success.

Stable, Highly Diversified Revenue Base. Our revenue base is derived primarily from relatively stable and recurring sources such as our music publishing library, our catalog of recorded music and new releases from our existing base of established artists. In any given year, we believe that less than 10% of our total revenues depend on artists without established track records, with each of these artists typically representing less than 1% of our revenues. We have built a large and diverse catalog of recordings and compositions that covers a wide breadth of musical styles including pop, rock, jazz, country, R&B, hip-hop, rap, reggae, Latin, alternative, folk, blues, gospel and other Christian music and are a significant player in each of our major geographic regions.

High Cash Flow Business Model. We have a highly variable cost structure, with substantial discretionary spending and minimal capital requirements. In October 2003, Time Warner’s CD and DVD manufacturing, packaging and physical distribution operations were sold to Cinram, resulting in a significant reduction of our fixed cost base. As part of the sale, we entered into the Cinram Agreements. This outsourcing arrangement significantly reduces our exposure to fixed costs and is expected to reduce our future capital expenditure requirements. We spent an average of $22 million annually in capital expenditures for the ten months ended September 30, 2004 and for our twelve month fiscal years ended November 30, 2002 and 2003 (excluding $94 million spent to upgrade information technology systems and consolidate most of our West Coast businesses into a single location). This represented less than 1% of revenues in those years. We are always looking for sensible opportunities to convert fixed costs to variable costs. For example, we recently formed a joint venture with Universal Music Group, Exigen Group and Lightspeed Venture Partners called Royalty Services, L.P. to build and operate systems to process our royalty transactions. Finally, in addition to our variable cost base and relatively low capital requirements, we have contractual flexibility with regard to the timing and amounts of advances paid to existing recording artists and songwriters as well as discretion regarding future investment in new artists and songwriters, which further allows us to respond to changing industry conditions.

Well Positioned For Growth In Digital Distribution and Emerging Technologies. For the year ended January 2, 2005, our market share of digital recorded music track sales in the U.S. as measured by SoundScan was higher than our overall recorded music album market share in the U.S., which we believe reflects the relative strength of our content and in particular our catalog content. In addition, we are highly focused on several new media initiatives: supporting existing and new online services in the U.S. and abroad, working with legitimate P2P providers, influencing the evolution of new mobile phone services and formats and simplifying the clearance of all of our content for digital distribution.

Proven and Committed Management Team. We are led by an experienced senior management team with an average of approximately 20 years of entertainment industry experience. Edgar Bronfman, Jr. joined the Company as Chairman of the Board and Chief Executive Officer on March 1, 2004. Mr. Bronfman has extensive and directly relevant experience in the music industry. In 1998, Mr. Bronfman, while President and CEO of Seagram, oversaw the merger of Universal and PolyGram and successfully managed the combined business, the world’s largest recorded music company. In addition, we have hired Lyor Cohen as the Chairman and CEO of our U.S. Recorded Music operations. Mr. Cohen was formerly the Chairman and CEO of Universal’s Island Def Jam Music Group. Mr. Cohen has nearly two decades of experience in the music industry and has previously worked with Mr. Bronfman. Paul-René Albertini, the Chairman and CEO of Warner Music International, is also a music industry veteran with over 20 years of experience. Our senior management team is very committed to our success. For example, Music Capital, an investment vehicle controlled by Edgar Bronfman, Jr., currently owns approximately 9.6% of our equity. In addition, our senior management team owns a meaningful share of our equity through service and performance-based equity plans.

Strong Equity Sponsorship. THL, Bain Capital, and Providence Equity are each leading private equity firms with extensive experience in managing investments in entertainment and media assets and a long history of working successfully together. These equity sponsors currently manage entertainment and media companies including Houghton Mifflin Company, ProSiebenSAT.1 Media, American Media and Mountain States Cable. The addition of Edgar Bronfman, Jr., through Music Capital, brings substantial and directly relevant management experience in the music industry.

Our Strategy

We intend to increase revenues and cash flow through the following business strategies:

Attract, Develop and Retain Established and Emerging Recording Artists and Songwriters. A critical element of our strategy is to find, develop and retain recording artists and songwriters who achieve long-term success. Our local artist and repertoire teams seek to sign talented recording artists with strong potential, whose new releases will generate a meaningful level of sales and increase the enduring value of our catalog by continuing to generate sales on an ongoing basis, with little additional marketing expenditure. We also work to identify promising songwriters who will write musical compositions that will augment the lasting value and stability of our music publishing library. We believe our relative size, the strength of our management team, our ability to respond to industry and consumer trends and challenges, our diverse array of genres, our large catalog of hit releases and our valuable music publishing library will help us continue to successfully build our roster of artists and songwriters.

Maximize the Value of our Music Assets. Our relationships with our recording artists and songwriters, our recorded music catalog and our music publishing library are our most valuable assets. We intend to continue to exploit the value of these assets through a variety of distribution channels to generate significant cash flow.

•	Our Recorded Music business focuses on marketing our artists and catalog in new ways to retain existing fans of established artists and to generate new demand for our proven hits. For example, in 2004, we released a number of successful repurposed catalog compilations, including Ray!: Original Motion Picture Soundtrack, Van Halen’s Best of Both Worlds and Best of Keith Sweat: Make You Sweat. In addition, the growing number of legitimate digital distribution outlets allows us to generate incremental catalog sales. From the launch of Apple’s iTunes Music Store in the United States in April 2003 through July 10, 2005, catalog sales have represented 57% of our top 200 digital track sales sold on iTunes versus 41% of our physical album sales over the same period.

•	Our Music Publishing business seeks to capitalize on the growing demand for the use of musical compositions in media products such as videogames, commercials, other musical works (such as authorized sampling), films, DVDs, mobile phone ring tones and Internet and wireless streaming and downloads by marketing and promoting our libraries to producers of these media in new and innovative ways.

We intend to enhance the value of our assets by continuing to attract and develop new artists and songwriters with staying power and market potential. Additionally, we intend to continually evaluate our artist and songwriter roster to ensure we remain focused on developing only the most promising and profitable talent.

Focus on Continued Management of Our Cost Structure. We intend to continue to maintain a disciplined approach to cost management in our business, and to pursue additional cost savings. The majority of cost savings in our Restructuring Plan are associated with headcount reductions from the consolidation of operations and the streamlining of corporate and label overhead, most of which were implemented in March and April 2004. Specific elements of the plan included consolidation of select business divisions of our Elektra Entertainment Group and Atlantic Group labels, including the legal and business affairs, finance and label sales units, rationalization of our global network, pruning of approximately 30% of our artist roster and an approximately 20% reduction in our global workforce. We have implemented approximately $250 million of annualized cost savings. We have completed substantially all of our restructuring efforts. We project the one-time costs associated with our restructuring to be between $225 million to $250 million, substantially less than the $310 million original estimate of such restructuring charges. We expect to pay a majority of the remaining costs in 2005 and 2006. There are still significant risks associated with the restructuring plan. See “Risk Factors.”

Invest in Accordance with an Improved Asset Allocation Strategy. Our new management has undertaken a rigorous company-wide initiative in conjunction with outside consultants in order to enhance our financial performance through developing a more targeted approach to investments. Implementing the results of this study, we will primarily seek to invest in lines of business, geographic locations and individual projects where we believe we can optimize our return on capital. We will also consider the strategic importance of alternative investments in addition to their financial metrics. We believe that as a result of our management processes, analytic techniques and investment discipline, we are well positioned to efficiently deploy our capital.

Develop and Optimize Our Physical Distribution Channel Strategies. We will continue to develop innovative programs with our physical distribution partners to achieve greater sales volume. The physical distribution channels for records are evolving as new outlets develop, the mix of channels and retailers change, new formats for our content are created and pricing models multiply to meet a wide range of needs. Our Recorded Music business will continue to cooperate with its physical distribution channel partners in order to implement forward-looking strategies for our mutual benefit. We will also invest to meet the needs of our channel partners to create more efficient collaboration, such as direct-to-retail distribution strategies and vendor managed inventory.

Capitalize on Digital Distribution and Emerging Technologies. Digital formats should represent a new and exciting avenue for the distribution and exploitation of our recorded music and music publishing assets. We believe that the development of legitimate Internet and wireless channels for the purchase of music holds significant promise and opportunity for the industry. In particular, new and emerging third-party digital distribution outlets are not only reasonably priced, but also offer a superior customer experience relative to illegal alternatives, as they are easy to use, offer uncorrupted song files and integrate seamlessly with increasingly popular portable music players such as the Apple iPod, the Dell Digital Jukebox and the iRiver iHP. In addition, we believe digital distribution will stimulate incremental catalog sales given the ability to offer enhanced presentation and searchability of our catalog. In addition, as networks and phone handsets become more sophisticated, our music is increasingly becoming available on mobile phone platforms through wireless service providers via ring tones, ringback tones and music video downloads. In 2003, sales of ring tones in the U.S. exceeded that of CD singles. We believe the wireless market offers a more secure environment than does the Internet, with built-in digital rights management features operating inside privately controlled networks, and thereby reduces our exposure to piracy.

Contain Digital Piracy. Containing piracy is a major focus of the music industry and we, along with the rest of the industry, are taking multiple measures through technological innovation, litigation, education and the promotion of legislation to combat piracy. We believe new technologies such as spoofing, automated web crawlers and watermarking are geared towards degrading the illegal file-sharing process and tracking the source of pirated music and offer a means to reduce piracy. Furthermore, recent legal actions by our industry, both in and outside the U.S., have been designed to educate consumers and deter illegal downloads. The industry has also been working with educational institutions to implement controls to prohibit students from illegally downloading copyrighted material. We believe that consumer awareness of the illegality of piracy has increased as a result of these initiatives. We believe these actions, in addition to the expansive growth of legitimate online music offerings, will help to limit the revenues lost to digital piracy.

Company History

Our history dates back to 1929, when Jack Warner, president of Warner Bros. Pictures, Inc., founded Music Publishers Holding Company (“MPHC”) to acquire music copyrights as a means of providing inexpensive music for films. MPHC was constructed through the acquisition of M. Witmark & Sons, Remick Music Corp., Harms, Inc. and Advanced Music Corporation. Along with these companies came the beginning of our valuable library of publishing assets, including the works of Cole Porter, Richard Rodgers and Lorenz Hart. Collectively, these assets, as well as numerous others were acquired over the last 75 years, including Chappell & Intersong Music Group acquired in 1987.

Encouraged by the success of MPHC, Warner Bros. extended its presence in the music industry with the founding of Warner Bros. Records in 1958 as a means of distributing movie soundtracks and further exploiting actors’ contracts. For 45 years, Warner Bros. Records has pushed the bounds of the industry both creatively and financially with the discovery of artists such as Neil Young, Grateful Dead and the acquisition of Frank Sinatra’s Reprise Records in 1963. Today, Warner Bros. Records is home to such artists as Faith Hill, Red Hot Chili Peppers, Linkin Park, Josh Groban and Madonna.

Atlantic Records was launched in 1947 by Ahmet Ertegun and Herb Abramson as a small New York-based label focused on jazz and R&B. Led by Ertegun, Atlantic had early hits by such artists as Ray Charles, John Coltrane and Aretha Franklin, but quickly broadened its reach and found increasing success with artists such as Bobby Darin, Crosby, Stills & Nash, Buffalo Springfield, Sonny and Cher and Led Zeppelin. Elektra Records was founded in 1950 by Jac Holzman as a folk music label. With an eye to emerging music, Elektra Records signed such artists as Joni Mitchell, The Eagles, The Doors and Jackson Browne. The Atlantic Records Group is home to Elektra Records, Atlantic Records and Lava Records and boasts a roster of acclaimed artists such as matchbox twenty, Phil Collins, Jewel, Kid Rock, Tracy Chapman, Metallica and Lil’ Kim.

In addition, since 1970, we have operated internationally through WMI. WMI is responsible for the sale and marketing of our U.S. artists abroad as well as the acquisition and development of international artists such as Alejandro Sanz, Maná, MC Solaar and Laura Pausini.

In 2002, we acquired Word Entertainment to expand our presence in the Christian music genre. Word Entertainment boasts a deep roster of Christian artists, including Jaci Velasquez and Randy Travis.

Recorded Music

We play an integral role in virtually all aspects of the music value chain from discovering and developing talent, to producing albums and promoting artists and their product. After an artist has entered into a contract with one of our record labels, a master recording of the artist’s music is created. The recording is then replicated for sale to consumers primarily in the CD format, and now, in digital formats. In the U.S., WEA Corp. and ADA market, sell and deliver product, either directly or through sub-distributors and wholesalers, to thousands of record stores, mass merchants and other retailers throughout the country. Our recorded music products are also sold in physical form to Internet physical retailers such as Amazon.com and barnesandnoble.com and in digital form to Internet digital retailers like Apple’s iTunes and musicmatch.com.

In markets outside the U.S., our recorded music activities are conducted through our WMI division and its various subsidiaries, affiliates and non-affiliated licensees. WMI produces revenues in more than 50 countries outside the U.S. and engages in the same activities as our U.S. labels: discovering and signing artists and distributing, marketing and selling their recorded music.

In most cases, WMI also markets and distributes the records of those artists for whom our domestic record labels have international rights. In certain countries, WMI licenses to unaffiliated third-party record labels the right to distribute its records.

Artists and Repertoire (“A&R”)

We have a decades-long history of identifying and contracting with recording artists who become commercially successful. Our ability to select artists who are likely to be successful is a key element of our Recorded Music business strategy. Our ability to select artists spans all music genres and all major geographies and includes artists who achieve national, regional and international success. We believe that this success is directly attributable to our experienced global team of A&R executives, to the longstanding reputation and relationships that we have nurtured in the artistic community and to our effective management of this vital business function.

In the U.S., our major record labels identify potentially successful recording artists, sign them to recording agreements, collaborate with them to develop recordings of their work and market and sell these finished recordings to retail stores and legitimate online channels. Our labels scout and sign talent across all major music genres, including pop, rock, jazz, country, R&B, hip-hop, rap, reggae, Latin, alternative, folk, blues, gospel and other Christian music. WMI markets and sells U.S. and local repertoire from its own network of 37 affiliates and numerous licensees in more than 50 countries. With a roster of over 500 local artists performing in 25 languages, WMI has an ongoing commitment to developing local talent aimed at achieving national, regional, or international success.

We continue to realize significant success in the acquisition of new artists and the development of new content. In 2003, we owned or distributed the top albums in the rock, classical and Christian genres with Linkin Park’s Meteora, Josh Groban’s Closer and Mercy Me’s Almost There. Meteora was certified “Triple Platinum” by RIAA and IFPI in both the U.S. and Europe. In addition to these releases, we issued 15 other “Platinum” albums in the U.S. in 2003 and nine more in Europe, across a variety of genres ranging from R&B and hip-hop to rock and country. We also debuted several top-selling artists in 2003 including Sean Paul, Simple Plan, Trapt and Jason Mraz. We also released top-selling albums from new artists such as Big & Rich, Twista and Ryan Cabrera in 2004.

A significant number of our recording artists have continued to appeal to audiences long after we cease to release their new recordings. Our catalog includes the U.S. best-selling album of all time, Eagles, Their Greatest Hits 1971-1975, which has sold 28 million units to date. We have an efficient process for generating continued sales across our catalog releases, as evidenced by the fact that catalog albums generate approximately 40% of our recorded music sales. Relative to our new releases, we spend comparatively small amounts on marketing for catalog sales.

We maximize the value of our catalog of recorded music through our WSM business unit and through activities of each of our record labels. We use our catalog as a source of material for re-releases, compilations, box sets and special package releases, which provide consumers with incremental exposure to familiar songs and artists. Recent examples include packages such as “No Thanks!—The 70’s Punk Rebellion,” greatest hits collections from artists such as The Eagles, Crosby, Stills & Nash, Joni Mitchell Sugar Ray, Rickie Lee Jones, Brandy and Emmylou Harris, box sets by ZZ Top, Talking Heads, Jerry Garcia, Faces, Black Sabbath and The Grateful Dead, and DVDs of Live Aid, Led Zeppelin’s “How the West Was Won”, Ray Charles’ “O—Genio: Ray Charles Live in Brazil, 1963”, the George Harrison tribute, “The Concert for George”, The Ramones documentary, “End of the Century: The Story of The Ramones” and the Eagles live from Melbourne and the multi-artist box set of 80’s songs, “Left of the Dial: Dispatches from the 80’s Underground”.

Representative Worldwide Recorded Music Artists

Big & Rich	Damien Rice	Green Day	Maná	Red Hot Chili Peppers
Bjork	The Darkness	David Gray	matchbox twenty	R.E.M.
Michelle Branch	Disturbed	Josh Groban	MC Solaar	Alejandro Sanz
Michael Bublé	The Eagles	Jet	Metallica	Seal
Tracy Chapman	Enya	Jewel	Luis Miguel	Simple Plan
Cher	Fabolous	Kid Rock	Alanis Morissette	Staind
Eric Clapton	Faith Hill	Led Zeppelin	Sean Paul	Sugar Ray
Phil Collins	Fleetwood Mac	Linkin Park	Laura Pausini	Uncle Kracker
The Corrs	Goo Goo Dolls	Madonna	P.O.D.	Westernhagen

Artists’ Contracts

Our artists’ contracts define the commercial relationship between our recording artists and our record labels. We negotiate recording agreements with artists that define our right to use the artists’ copyrighted recordings in sales and licenses of our recorded music products worldwide. In accordance with the terms of the contract, the artists receive royalties based on sales and other forms of exploitation of the artists’ recorded works. We customarily provide up-front payments to artists called advances, which are recoupable by us from future royalties otherwise payable to artists. We also typically pay costs associated with the recording and production of albums, which are treated in certain countries as advances recoupable from future royalties. Our typical contract for a new artist covers a single initial album and provides us a series of exclusive options to acquire subsequent albums from the artist. Royalty rates are often increased for optional albums. Many of our contracts contain a commitment from the record label to fund video production costs, at least a portion of which is generally an advance recoupable from future royalties.

Our established artists’ contracts generally provide for greater advances and higher royalty rates. Typically, established artists’ contracts entitle us to fewer albums, and, of those, fewer are optional albums. In contrast to new artists’ contracts, which typically give us ownership in the artist’s work for the full term of copyright, some established artists’ contracts provide us with an exclusive license for some fixed period of time. It is not unusual for us to renegotiate contract terms with a successful artist during a term of an existing agreement, sometimes in return for an increase in the number of albums that the artist is required to deliver.

Marketing and Promotion

WEA Corp. and ADA market and sell our recorded music product in the U.S. Our approach to marketing and promoting our artists and their recordings is comprehensive. Our goal is to maximize the likelihood of success for new releases as well as stimulate the success of previous releases. We seek to maximize the value of each artist and release, and to help our artists develop an image that maximizes appeal to consumers.

We work to raise the profile of our artists, through an integrated marketing approach that covers all aspects of their interactions with music consumers. These activities include helping the artist develop creatively in each release, strategically scheduling album releases and selecting singles for release, creating concepts for videos that are complementary to the artists’ work, and coordinating promotion of albums to radio and television outlets. When possible, we seek to add an additional personal component to our promotional efforts by facilitating television and radio coverage or live appearances for our key artists. Our corporate and label websites provide additional marketing venues for our artists.

In further preparation for and subsequent to the release of an album, we coordinate and execute a marketing plan that addresses specific retail strategies to promote the album. Aspects of these promotions include in-store appearances, advertising, displays, and placement in album listening stations. These activities are overseen by our marketing staffs to ensure that maximum visibility is achieved for the artist and the release.

Our approach to the marketing and promotion of recorded music is carefully coordinated to create the greatest sales momentum, while maintaining strict fiscal discipline. We have significant experience in our marketing and promotion departments, which we believe allows us to achieve an optimal balance between our marketing expenditure and the eventual sales of our artists’ recordings. We use a budget-based approach to plan marketing and promotions, and we monitor all expenditures related to each release to ensure compliance with the agreed-upon budget. These planning processes are informed by updated reports on an artists’ retail sales and radio play, so that a promotion plan can be quickly refined in the event of a commercial success or failure.

Our marketing efforts extend to our catalog albums, though most of the expenditure is directed toward new releases. Our WSM division (which includes Warner Special Products, Warner Television Marketing, Warner Music Group Soundtracks and Rhino Entertainment Company) specializes in marketing our catalog through compilations and reissues of previously released music and video titles, licensing tracks to third parties for various uses and coordinating film and television soundtrack opportunities with third-party film and television producers and studios.

Manufacturing, Packaging and Physical Distribution

On October 24, 2003, Time Warner sold its CD and DVD manufacturing, packaging and physical distribution operations (“TW Manufacturing”) to Cinram for approximately $1.1 billion in cash consideration. The transaction included the sale of the following businesses: WEA Manufacturing Inc., Warner Music Manufacturing Europe GmbH, Ivy Hill Corporation, Giant Merchandising and the physical distribution operations of WEA Corp. The sales and marketing operations of WEA Corp. remain a part of our business.

At the time of the sale of TW Manufacturing to Cinram, we entered into long-term manufacturing, packaging and physical distribution arrangements with Cinram for our CDs and DVDs in the U.S. and Europe. We believe that the terms of the Cinram Agreements reflect market rates and are more favorable than our previous arrangements.

Sales

Most of our sales represent purchases by the wholesale or retail distributor. Our return policies are in accordance with wholesale and retailer requirements, applicable laws and regulations, territory- and customer-specific negotiations, and industry practice. We will generally attempt to minimize the return of unsold product.

We generate sales from both our roster of current artists and our catalog of recordings. In addition, we actively repackage and remarket music from our catalog to form new compilations. Most of our sales are generated through the CD format, although we also sell our music through both historical formats, such as cassettes and vinyl albums, and newer emerging digital formats and physical formats, including DVD-Audio and DualDisc.

Our recorded music sales are through a variety of different retail and wholesale outlets including music specialty stores, general entertainment specialty stores, supermarkets, mass merchants and discounters, independent retailers, and other traditional retailers. Although some of our retailers are specialized, many of our customers offer a substantial range of products other than music. We work with our customers to ensure optimal product placement and promotion.

We believe that the Internet will become an increasingly important sales channel. Sales through the Internet include sales of traditional physical formats through both the Internet distribution arms of traditional retailers such as walmart.com or hmv.com and online physical retailers such as Amazon.com and barnesandnoble.com. In addition, there has been a proliferation of legitimate online sites which sell digital music on a per album or per track basis. We currently partner with a broad range of online digital players, such as iTunes, MusicNet, musicmatch and Rhapsody, and are actively seeking to develop and grow this business.

Music Publishing

Where recorded music is focused on exploiting a particular recording of a song, music publishing is an intellectual property business focused on the exploitation of the song itself. In return for promoting, placing, marketing and administering the creative output of a songwriter, or engaging in those activities for other rightsholders, our Music Publishing business garners a share of the revenues generated.

Warner/Chappell is a global music publishing company headquartered in Los Angeles with operations in over 50 countries through various subsidiaries, affiliates, and non-affiliated licensees. We own or control rights to more than one million musical compositions, including numerous pop hits, American standards, folk songs and motion picture and theatrical compositions. Assembled over decades, our award-winning catalog includes over 65,000 songwriters and composers and a diverse range of genres including pop, rock, jazz, country, R&B, hip-hop, rap, reggae, Latin, folk, blues, symphonic, soul, Broadway, techno, alternative, gospel and other Christian music. Our best-selling songwriter or song owner and song accounted for less than 2.5% and 1% of our music publishing revenues for the twelve months ended November 30, 2004, respectively. Moreover, our music publishing library includes many standard titles that span multiple music genres and has demonstrated the ability to generate consistent revenues over extended periods of time. For example, over the last ten years, our top ten earning songs, which include such titles as “Happy Birthday to You” and “Winter Wonderland” have generally generated average annual revenues of between $0.5 million and $1.5 million per song. Warner/Chappell also administers the music and soundtracks of several third-party television and film producers and studios, including Lucasfilm, Ltd. and Hallmark Entertainment.

Warner/Chappell also owns Warner Bros. Publications (“WBP”), which prints and distributes a broad selection of sheet music, books and educational materials, orchestrations, folios, personality books, and arrangements from the catalogs of Warner/Chappell and other music publishers. On December 15, 2004, we entered into a definitive agreement to sell WBP to Alfred Publishing. The sale was closed on May 31, 2005.

Music Publishing Portfolio

Representative Songwriters

Michelle Branch	Green Day	The Ramones
Andreas Carlsson	Don Henley	Rockwilder
Eric Clapton	Michael Jackson	John Shanks
Bryan-Michael Cox	Led Zeppelin	Staind
Sheryl Crow	Madonna	Timbaland
Dido	Moby	Van Morrison
The Eagles	Nickelback	Jorge Villamizar
Fat Joe	Pantera	Barry White
George and Ira Gershwin	Cole Porter	Wilco
John Williams

Representative Songs

1950s and Prior	1960s	1970s
Summertime	People	Behind Closed Doors
Happy Birthday to You	I Only Want to be With You	Ain’t No Stopping Us Now
Night and Day	When a Man Loves a Woman	For the Love of Money
The Lady is a Tramp	I Got a Woman	A Horse With No Name
Too Marvelous for Words	People Get Ready	Moondance
Dancing in the Dark	Love is Blue	Peaceful Easy Feeling
Winter Wonderland	Hey Big Spender	Layla
Ain’t She Sweet	For What It’s Worth	Staying Alive
Frosty the Snowman	Sunny	Star Wars Theme
When I Fall In Love	The Look of Love
Misty
The Party’s Over
On the Street Where You Live
Blueberry Hill

1980s	1990s	2000 and After
Eye of the Tiger	Unbelievable	It’s Been Awhile
Slow Hand	Creep	This Is How You Remind Me
The Wind Beneath My Wings	Macarena	Complicated
Endless Love	Sunny Came Home	You Got It Bad
Morning Train	Amazed	Crazy in Love
What You Need	This Kiss	Cry Me a River
Beat It	Believe	White Flag
Jump	Smooth	Dilemma
We Are the World	Livin’ La Vida Loca	Work It
Miss You
Burn
Pieces of Me

Our Music Publishing revenues are derived from four main sources:

•	Mechanical: the licensor receives royalties with respect to compositions embodied in recordings sold in any format or configuration, including singles, albums, CDs, digital downloads and mobile phone ring tones.

•	Performance: the licensor receives royalties when the composition is performed publicly (e.g., broadcast radio and television, movie theater, concert, nightclub or Internet and wireless streaming).

•	Synchronization: the licensor receives royalties or fees for the right to use the composition in combination with visual images (e.g., in films, television commercials and programs and videogames).

•	Other: the licensor receives royalties from other uses such as stage productions and printed sheet music.

Music Publishing Royalties

Warner/Chappell, as a copyright owner or administrator of copyrighted musical compositions, is entitled to receive royalties for the exploitation of those musical compositions as identified below. Often, a copyright owner will transfer “administration rights” to a third party. Administration rights are tantamount to the right to license uses of the composition and collect monies derived therefrom.

Music publishers generally receive royalties pursuant to synchronization, mechanical, public performance and other licenses. Throughout the world, each synchronization license is subject to negotiation with a prospective licensee. By contract, music publishers pay a contractually required percentage of synchronization income to the songwriter(s) (or their heirs) and to any co-publishers. In the U.S., music publishers collect and administer mechanical royalties. Statutory ceilings are established by the U.S. Copyright Act of 1976, as amended, for the royalty rates applicable to musical compositions for sales of recordings embodying those musical compositions. In the U.S., the current maximum statutory mechanical license rate is 8.5 cents per song under 5 minutes of playing time. The statutory rates are sometimes reduced by contract between the licensor and licensee. Music publishers pay a contractually required percentage of mechanical royalty income to the songwriter(s) (or their heirs) and to any co-publishers. In the U.S., public performance royalties are typically administered and collected by performing rights organizations. Those organizations include ASCAP and BMI, which typically pay 50% of the collected performance royalty income to the songwriter(s) and 50% to the music publisher(s). In most countries outside the U.S., collection, administration and allocation of both mechanical and performance income are undertaken and regulated by governmental or quasi-governmental authorities. Those authorities include MCPS-PRS Alliance in the U.K. and GEMA in Germany.

Warner/Chappell acquires copyrights (or portions of copyrights) and administration rights from songwriters or other third-party holders of rights in compositions. Typically, in either case, the grantor of rights retains a right to receive a percentage of revenues collected by Warner/Chappell. As an owner and/or administrator of compositions, we promote the use of those compositions by others. For example, we encourage recording artists to record and include our songs on their albums, offer opportunities to include our compositions in filmed entertainment, advertisements and wireless media, and advocate the use of our compositions in live stage productions. Examples of music uses that generate publishing revenues include:

Mechanical: sale of recorded music in various formats

•	Physical recordings (e.g., CDs, cassettes, DVDs, video cassettes)

•	Internet and wireless downloads

•	Mobile phone ring tones

Performance: performance of the song to the general public

•	Broadcast of music on television, radio, cable, satellite

•	Live performance at a concert or other venue (e.g., arena concerts, nightclubs)

•	Broadcast of music at sporting events, restaurants or bars

•	Internet and wireless streaming

•	Performance of music in staged theatrical productions

Synchronization: use of the song in combination with visual images

•	In films or television programs

•	In television commercials

•	In videogames

Other:

•	Use in toys or novelty items

•	Sales of sheet music used by orchestras or individuals

Composers’	and Lyricists’ Contracts

Warner/Chappell derives its rights through contracts with composers and lyricists (songwriters) or their heirs, and with third-party music publishers. In some instances, those contracts grant either 100% or some lesser percentage of ownership in musical compositions and administration rights. In other instances, those contracts only convey to Warner/Chappell rights to administer and exploit musical compositions for a period of time without retaining an ownership interest. Our contracts grant us exclusive exploitation rights in the territories concerned (excepting any pre-existing arrangements). Many of our contracts grant us rights on a worldwide basis. Contracts cover the entire work product of the writer or composer for the duration of the contract. As a result, Warner/Chappell typically possesses the administration rights for every musical composition created by the writer or composer during the duration of the contract.

While the duration of the contract may vary, many of our contracts grant us ownership and/or administration rights for the duration of copyright. U.S. copyright law permits authors or their estates to terminate an assignment or license of copyright (for the U.S. only) after a set period of time. For U.S. works created before January 1, 1978 that are not “works made for hire”, this period is 56 years. For U.S. works created after January 1, 1978 that are not “works made for hire”, this period is 35 years. In the U.K., rights transferred by an author of certain works created before June 1, 1957 automatically revert to the author’s heirs 25 years after the author’s death.

Marketing and Promotion

We actively seek, develop and maintain relationships with songwriters.

We actively market our catalog to end users such as recorded music companies (including our Recorded Music business), filmed entertainment, television and other media companies, advertising and media agencies, event planners and organizers, computer and video game companies and other multimedia producers. We also market our musical compositions for use in live stage productions and merchandising. In addition, we actively seek new and emerging outlets for the exploitation of songs such as ring tones for cellular phones, new wireless and online uses, digital sheet music and Internet webcasting.

We continually add new musical compositions to our catalog, and seek to acquire rights in songs that will generate substantial revenue over long periods of time.

Competition

The industry in which we operate is highly competitive, is based on consumer preferences, and is rapidly changing.

At its core, the recorded music business relies on the exploitation of artistic talent. As such, much of our competitive strength is predicated upon our ability to continually develop and market new artists whose work gains commercial acceptance. In 2003, Recorded Music, our Recorded Music competitors included EMI, Universal, Sony and BMG. We also competed and continue to compete with numerous small and mid-sized independent music companies such as Madacy, Matador, Musicrama, Balboa, Koch, Sugar Hill, Beggars Banquet, TVT Records, V2 and edel. In August 2004, Sony and BMG merged their recorded music businesses to form Sony BMG. See “Risk Factors—Risks Related to Our Business—We may be materially and adversely affected by the formation of Sony BMG Music Entertainment”. We believe we remain in competition for new and emerging talent.

In Music Publishing, we compete with other music publishing companies in the acquisition and exploitation of musical compositions. Our competitors include EMI Publishing, Sony/ATV, Universal, and BMG. We also compete with numerous smaller and mid-sized music companies such as Chrysalis, edel, Carlin America, peermusic, Music Sales, Famous, MPL Communications and Windswept and many individual songwriters who publish their own works. We believe we remain in competition for musical compositions.

In both recorded music and music publishing we also compete based on price (to retailers in recorded music and to various end users in music publishing), on marketing and promotion (including both how we allocate our marketing and promotion resources as well as how much we spend on a dollar basis) and on recording artist and songwriter signings. We believe we currently compete favorably in these areas. However, there is a threat that the change to the competitive landscape caused by the new Universal and Sony BMG duopoly could drive up the costs of artist signings and the costs of marketing and promoting records to our detriment.

Our recorded music business is also dependent on technological development, including access to and selection and viability of new technologies, and is subject to potential pressure from competitors as a result of their technological developments. In recent years, due to the growth in piracy, we have been forced to compete with illegal channels such as unauthorized Internet peer-to-peer file-sharing and downloading and industrial duplication. See “Industry Overview—Piracy”. Additionally, we compete, to a lesser extent, with alternative forms of entertainment such as motion pictures on home devices (e.g., VHS and DVD) or at the box office and with videogames for disposable consumer income. See also “Risk Factors—We may be unable to compete successfully in the highly competitive markets in which we operate and we may suffer reduced profits as a result.”

Intellectual Property

Copyright

Our business, like that of other companies involved in music publishing and recorded music, rests on our ability to maintain rights in musical works and recordings through copyright protection. In the U.S., copyright protection for works created as “works made for hire” (e.g., works of employees or specially-commissioned works) after January 1, 1978 lasts for 95 years from first publication or 120 years from creation, whichever expires first. The period of copyright protection for musical compositions and sound recordings that are not “works made for hire” lasts for the life of the author plus 70 years for works created on or after January 1, 1978.

U.S. works created prior to January 1, 1978 generally enjoy a total copyright life of 95 years, subject to compliance with certain statutory provisions including notice and renewal. In the U.S., sound recordings created prior to February 15, 1972 are not subject to copyright protection but are protected by common law rights or state statutes, where applicable. Copyright in the European Union has recently been harmonized such that the period of copyright protection for musical compositions in all Member States lasts for the life of the author plus 70 years. In certain European Union countries, such as the U.K., the period of protection for musical compositions was recently extended from 50 years to 70 years, which has restored copyright protection in certain compositions in which our rights lapsed. In the European Union, the term of copyright for sound recordings lasts for 50 years from the date of release.

We are largely dependent on legislation in each territory to protect our rights against unauthorized reproduction, distribution, public performance or rental. In all territories where we operate, our products receive some degree of copyright protection, although the period of protection varies widely. In a number of developing countries, the protection of copyright remains inadequate. The U.S. enacted the Digital Millennium Copyright Act of 1998, creating a powerful framework for the protection of copyrights covering musical compositions and recordings in the digital world.

The potential growth of new delivery technologies, such as digital broadcasting, the Internet and entertainment-on-demand has focused attention on the need for new legislation that will adequately protect the rights of producers. We actively lobby in favor of industry efforts to increase copyright protection and support the efforts of organizations such as the World Intellectual Property Organization (“WIPO”).

In December 1996, two global copyright treaties, the WIPO Copyright Treaty and the WIPO Performances and Phonograms Treaty, were signed securing the basic legal framework for the international music industry to trade and invest in online music businesses. The WIPO treaties have been ratified by the requisite number of countries, including the U.S.

The European Union has implemented these treaties through the European Copyright Directive, which was adopted by the EU in 2001. Legislation implementing the Directive in each of the member states is underway. The Directive harmonizes copyright laws across Europe and extends substantial protection for copyrights online. The European Union has also put forward legislation aimed at assuring cross border coordination of the enforcement of laws related to counterfeit goods, including musical recordings.

Trademarks

An important part of our business is our trademarks. Our major trademarks are registered in every country where we believe the protection of these trademarks is important for our business. Our major trademarks include Atlantic, Elektra, Sire, Reprise and Warner/Chappell. We use certain trademarks pursuant to royalty-free license agreements. The duration of the license relating to the WARNER and WARNER MUSIC marks and a “W” logo is perpetual. The duration of the license relating to the WARNER BROS. RECORDS and WARNER BROS. PUBLICATIONS marks and WB & Shield designs is fifteen years from February 29, 2004. Each of the licenses may be terminated under certain limited circumstances, which include material breaches of the agreement, certain events of insolvency, and certain change of control events if we were to become controlled by a major filmed entertainment company. We actively monitor and protect against activities that might infringe, dilute, or otherwise harm our trademarks.

Combating	Piracy

We continue to focus on combating and containing piracy as a top priority. We have continued to take a leadership role in the music industry’s war against piracy. For example, in 2003, we championed the industry-wide development of the new DualDisc (CD/DVD) physical format, we partnered with Apple on its security model for its Macintosh and PC launches of iTunes, and we encouraged Microsoft to retool its Digital Rights Management digital media copyright protection technology and include playlist burn limits. In addition, we continue to support the aggressive measures taken by RIAA, IFPI and NMPA, including civil lawsuits, education programs, political lobbying for tougher restrictions on use, and international efforts to preserve music copyrights. See “Industry Overview—Recorded Music—Piracy” for additional detail on these efforts.

Joint Ventures

We have entered into joint venture arrangements pursuant to which we or our various subsidiary companies manufacture, distribute and market (in most cases, domestically and internationally) recordings owned by joint ventures, such as Maverick Recording Company, a joint venture between Warner Bros. Records and Guy Oseary and Bad Boy Records, a joint venture between us and Sean “P. Diddy” Combs.

Employees

As of March 31, 2005, we employed approximately 4,000 persons worldwide. None of our employees in the U.S. are subject to collective bargaining agreements, although certain employees in our non-domestic companies are covered by national labor agreements. We believe that our relationship with our employees is good.

Properties and Facilities

We own distribution, studio and office facilities and also lease certain facilities in the ordinary course of business. Our executive offices are located at 75 Rockefeller Plaza, New York, NY 10019. In addition, we have a ten-year lease for our headquarters at 75 Rockefeller Plaza, New York, New York 10019. We also have a seventeen-year lease for office space in a building located at 3400 West Olive Avenue, Burbank, California 91505 and an approximately eight-year lease for office space at 1290 Avenue of the Americas, New York, New York 10104.

Environmental Matters

Our wholly and partially owned pick, pack and ship facilities throughout the world, which are not a significant part of our business, are subject to laws and regulations and international agreements governing the protection of the environment, natural resources, human health and safety and the use, management and disposal of hazardous substances. In particular, our operations are subject to stringent requirements for packaging content and recycling, air and water emissions, and waste management. We believe that we comply substantially with all applicable environmental requirements. Although the costs of maintaining such compliance have not materially affected us to date, we cannot predict the costs of complying with requirements that may be imposed in the future. In connection with some of our existing facilities, we also have been, and may become again, responsible for the costs of investigating or cleaning up contaminated properties. Such costs or related third-party personal injury or property damage claims could have a material adverse affect on our business, results of operations or financial condition.

Legal Proceedings

On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York served us with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General’s inquiry, we have been producing documents and have substantially completed our production. We also understand that this investigation has been expanded to include companies that own radio stations.

We are involved in litigation arising in the normal course of our business. Management does not believe that any legal proceedings pending against us will have, individually, or in the aggregate, a material adverse effect on our business. However, we cannot predict with certainty the outcome of any litigation or the potential for future litigation. Regardless of the outcome, litigation can have an adverse impact on us, including our brand value, because of defense costs, diversion of management resources and other factors.

MANAGEMENT

The directors and executive officers of Parent, Holdings and Acquisition Corp. as of June 30, 2005 are as follows:

Name	Age	Position
Executive Officers
Edgar Bronfman, Jr.	50	Chairman of the Board and CEO
Lyor Cohen	46	Chairman and CEO, U.S. Recorded Music
Paul-René Albertini	45	Chairman and CEO, Warner Music International
Richard Blackstone	45	Chairman and CEO, Warner/Chappell Music, Inc.
Michael D. Fleisher	40	Executive Vice President and Chief Financial Officer
David H. Johnson	58	Executive Vice President and General Counsel
Non-Employee Directors
Len Blavatnik	48	Director
Richard J. Bressler	46	Director
Charles A. Brizius	36	Director
John P. Connaughton	39	Director
Scott L. Jaeckel	34	Director
Seth W. Lawry	40	Director
Thomas H. Lee	61	Director
Ian Loring	38	Director
Jonathan M. Nelson	48	Director
Mark Nunnelly	46	Director
Scott M. Sperling	47	Director

The following information provides a brief description of the business experience of each director and executive officer.

Edgar Bronfman, Jr. has served as our Chairman of the Board and CEO since March 1, 2004. Before joining Warner Music Group, Mr. Bronfman served as Chairman and CEO of Lexa Partners LLC, a management venture capital group based in New York City. Prior to Lexa Partners, Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal in December 2000. He resigned from his position as an officer and executive of Vivendi Universal on March 31, 2002, and resigned as Vice Chairman of Vivendi Universal’s Board of Directors on December 2, 2003. Prior to the December 2000 formation of Vivendi Universal, Mr. Bronfman was President and CEO of The Seagram Company Ltd., a post he held since June 1994. During his tenure as the CEO of Seagram, he consummated $85 billion in transactions and transformed the company into one of the world’s leading media and communications companies. From 1989 until June 1994, Mr. Bronfman served as President and COO of Seagram. Between 1982 and 1989, he held a series of senior executive positions for The Seagram Company Ltd. in the U.S. and in Europe.

Lyor Cohen has served as the Chairman and CEO of our U.S. Recorded Music operations since March 1, 2004. From 2002 to 2004, Mr. Cohen was the Chairman and CEO of Universal Music Group’s Island Def Jam Music Group. Mr. Cohen served as President of Def Jam from 1988 to 2002. Previously, Mr. Cohen served in various capacities at Rush Management, a hip-hop management company, which he founded with partner Russell Simmons. Mr. Cohen is widely credited with expanding Island Def Jam beyond its hip-hop roots to include a wider range of musical genres.

Paul-René Albertini has served as President of Warner Music International since 2002 and currently leads Warner Music International, our international division, as Chairman and CEO. From December 2000 until 2002, Mr. Albertini served as President of Warner Music Europe. He joined Warner Music International from Sony

Music Entertainment Europe where he held the post of Executive Vice President from 1999. Prior to that he served as President and CEO Sony Music France between 1994 and 1999. In 1991 he became CEO of PolyGram Disques France. In 1983, Mr. Albertini joined PolyGram as International Label Manager before becoming Marketing Director for Barclay Records. He was named Director of Marketing and Promotion for Phonogram in 1989, and was appointed Managing Director Phonogram France.

Richard Blackstone has served as Chairman and CEO of Warner/Chappell Music, Inc. since May 28, 2005. Prior to joining Warner Music Group, Mr. Blackstone was the president of Zomba Music Publishing. Mr. Blackstone joined Zomba in 1989 as Director of Business Affairs, and was later promoted to the dual role of Head of Creative and Head of Business Affairs. Following the purchase of Zomba by BMG Music in 2002 he was named President of Zomba Music Publishing, and was given oversight responsibility for Brentwood Benson Music Publishing.

Michael D. Fleisher has served as our Executive Vice President and Chief Financial Officer since January 1, 2005. Prior to joining Warner Music Group, Mr. Fleisher was Chairman and Chief Executive Officer of Gartner, Inc. Mr. Fleisher joined Gartner in 1993 and served in several roles including Chief Financial Officer prior to being named CEO in 1999. Previous to Gartner, he was at Bain Capital. Mr. Fleisher serves on the Board of Ameritrade and NYC2012.

David H. Johnson has served as Executive Vice President and General Counsel since 1999. Prior to joining Warner Music Inc., Mr. Johnson spent nine years as Senior Vice President and General Counsel for Sony Music Entertainment. He also held several posts at CBS and was an associate in the law firm Mayer, Nussbaum, Katz & Baker. Mr. Johnson received a B.A. in political science from Yale University, a J.D. from the University of Pennsylvania Law School and an L.L.M. from New York University School of Law.

Len Blavatnik has served as our director since March 4, 2004. He is Chairman, Founder and principal shareholder of Access Industries, a global private investment firm with a diversified portfolio in energy, minerals and mining, telecommunications, real estate, and financial services. Mr. Blavatnik serves as a Director of TNK-BP, the Siberian-Urals Aluminum Company (SUAL) and for numerous academic and philanthropic organizations. He received a masters degree in Computer Science from Columbia University and an M.B.A. from Harvard Business School.

Richard J. Bressler became one of our directors on May 10, 2005. Since May 2001, most recently Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom Inc. Before joining Viacom Inc., Mr. Bressler was Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including as Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from March 1995 to June 1999. Before joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young since 1979. Mr. Bressler serves as Chairman for the Center for Communication Board, the Duke University Fuqua School of Business’s Board of Visitors, New School University’s Board of Trustees, the J.P. Morgan Chase National Advisory Board and the Columbia University School of the Arts Deans’ Council. Mr. Bressler holds a B.B.A. from Adelphi University.

Charles A. Brizius has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Brizius worked at Thomas H. Lee Company from 1993 to 1995, rejoining in 1997. From 1991 to 1993, Mr. Brizius worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. He is also a director of Houghton Mifflin Company, Spectrum Brands Inc. and several private companies. He holds a B.B.A. in Finance and Accounting from Southern Methodist University and an M.B.A. from Harvard Business School.

John P. Connaughton has served as our director since March 4, 2004. He has been a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital,

Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the consumer products and business services industries. He serves as a director of ProSiebenSat.1 Media AG, Stericycle Inc., the Boston Celtics, Epoch Senior Living, MC Communications, Warner Chilcott Holdings Company, Limited and Loews Cineplex Entertainment Corp. Fund. Mr. Connaughton received a B.S. in commerce from the University of Virginia and a M.B.A. from Harvard Business School.

Scott L. Jaeckel has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. Mr. Jaeckel worked at Thomas H. Lee Company from 1994 to 1996, rejoining in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. He currently serves as a director of Paramax Capital Group and Refco Group Ltd., LLC. He holds a B.A. in Economics and Mathematics from The University of Virginia and an M.B.A. from Harvard Business School.

Seth W. Lawry has served as our director since March 4, 2004. He is a Managing Director at Thomas H. Lee Partners, L.P. He is also a director of ProSiebenSat.1 Media AG, Houghton Mifflin Company and Fidelity Information Services, Inc. Mr. Lawry worked at Thomas H. Lee Company from 1989 to 1990, rejoining in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated in the Mergers & Acquisitions, Corporate Finance, and Equity Capital Markets departments. Mr. Lawry holds a B.A. in Economics and German Studies from Williams College and an M.B.A. from Stanford Graduate School of Business.

Thomas H. Lee has served as our director since March 4, 2004. He founded the Thomas H. Lee Company, the predecessor of Thomas H. Lee Partners, L.P., in 1974 and since that time has served as its Chairman and CEO. From 1966 through 1974, Mr. Lee was with First National Bank of Boston where he directed the bank’s high technology lending group from 1968 to 1974 and became a Vice President in 1973. Prior to 1966, Mr. Lee was a securities analyst in the institutional research department of L.F. Rothschild in New York. Mr. Lee serves or has served as a director of numerous public and private companies in which THL and its affiliates have invested, including Finlay Enterprises, Inc., The Smith & Wollensky Restaurant Group, Inc., Metris Companies, Inc., Vertis Holdings, Inc., Refco Group Ltd., LLC, Wyndham International, Inc. and Miller Import Corporation. In addition, Mr. Lee is a Member of the JP Morgan National Advisory Board. Mr. Lee is currently a Trustee of Lincoln Center for the Performing Arts, The Museum of Modern Art, NYU Medical Center, The Rockefeller University, and Whitney Museum of American Art among other civic and charitable organizations. He also serves on the Executive Committee for Harvard University’s Committee on University Resources. Mr. Lee is a 1965 graduate of Harvard College.

Ian Loring has served as our director since March 4, 2004. He is a Managing Director of Bain Capital Partners, LLC. Prior to joining Bain Capital in 1996, Mr. Loring was a Vice President at Berkshire Partners where he worked in the specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He serves as a director of Eschelon Telecom and UGS PLM Solutions. Mr. Loring received a B.A. from Trinity College and an M.B.A. from Harvard Business School.

Jonathan M. Nelson has served as our director since March 4, 2004. He is the Chief Executive Officer of Providence Equity. Mr. Nelson is a director of Bresnan Broadband Holdings, LLC (also known as Mountain States Cable Television), Western Wireless Corp., Narragansett Capital Inc. and Yankees Entertainment and Sports Network, Inc., and was, during the period of Providence’s investment, a director of VoiceStream Wireless Corp. (now Deutsche Telekom A.G.), MetroNet Communications Corp./AT&T Canada, Inc. (now Allstream), Brooks Fiber Properties, Inc. (now MCI), Wireless One Network (now AT&T Wireless), InfoNet Media, Inc., Powerfone Holdings (now Nextel), and numerous other portfolio companies. Prior to founding Providence Equity Partners in 1990, Mr. Nelson was a founder and Managing Director of Narragansett Capital Inc. where he specialized in broadcasting, publishing and cable television. Mr. Nelson is currently a director of Trinity Repertory Company in Providence, Rhode Island and a Trustee of Brown University. Mr. Nelson received a B.A. from Brown University and an M.B.A. from Harvard Business School.

Mark Nunnelly has served as our director since March 4, 2004. He joined Bain Capital Partners, LLC in 1990 as a Managing Director. Prior to joining Bain Capital, Mr. Nunnelly was a Vice President of Bain & Company, with experience in its domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. He serves as a director of Domino’s Pizza, DoubleClick, Eschelon Telecom, Houghton Mifflin Company, UGS PLM Solutions, and other private and not for-profit corporations. Mr. Nunnelly received an A.B. from Centre College and an M.B.A. from Harvard Business School.

Scott M. Sperling has served as our director since March 4, 2004. He is a Co-President at Thomas H. Lee Partners, L.P. Mr. Sperling is also President of THLee Putnam Capital, a joint venture with Putnam Investments, one of the largest global investment management firms. Mr. Sperling is currently a director of Houghton Mifflin Company, Fisher Scientific International, Inc., Vertis, Inc., Wyndham International and several private companies. Prior to joining Thomas H. Lee Partners, Mr. Sperling was for over ten years Managing Partner of The Aeneas Group, Inc., the private capital affiliate of Harvard Management Company. Before that, he was a senior consultant with the Boston Consulting Group. He received a B.S. from Purdue University and an M.B.A. from Harvard Business School.

Composition of the Board of Directors

Parent’s board of directors consists of 12 directors, including one independent director, Mr. Bressler. We expect to add a second independent director within three months after May 10, 2005 and a third independent director within twelve months after May 10, 2005.

Parent intends to avail itself of the “controlled company” exception under the New York Stock Exchange rules which eliminates the requirements that it have a majority of independent directors on its board of directors and that its compensation and nominating and corporate governance and executive committees be composed entirely of independent directors.

Committees of the Board of Directors of Warner Music Group

Parent’s board of directors currently has an audit committee, a compensation committee and an executive, governance and nominating committee.

Audit Committee

Parent’s audit committee currently consists of Richard Bressler, who serves as chairman, John Connaughton and Scott Jaeckel. Mr. Bressler qualifies as our “audit committee financial expert” as such term is defined in Item 401(b) of Regulation S-K. The audit committee is governed by a written charter which will be reviewed, and amended if necessary, on an annual basis. The audit committee’s responsibilities include (1) recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant’s qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors’ report describing the auditing firms’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee’s written charter, (12) reviewing with management any legal matters that may have a material impact on the company and (13) reporting regularly to the full board of directors.

Compensation Committee

Parent’s compensation committee consists of Scott Sperling, Len Blavatnik, Thomas Lee, Seth Lawry, Mark Nunnelly, Jonathan Nelson and Ian Loring. The compensation committee’s responsibilities include, among other things, (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) reviewing and making recommendations to the board of directors regarding long-term incentive compensation or equity compensation plans and (9) retaining consultants to advise the committee on executive compensation practices and policies.

Executive, Governance and Nominating Committee

Parent’s executive, governance and nominating committee consists of Scott Sperling, Edgar Bronfman Jr., Thomas Lee, Seth Lawry, Mark Nunnelly, Jonathan Nelson and Ian Loring. The executive, governance and nominating committee’s responsibilities include, among other things, (1) supporting the board of directors in performance of its duties and responsibilities with respect to strategic outcomes, management outcomes, including leadership and compensation, and actions between meetings of the board of directors, (2) reporting regularly to the full board of directors, (3) developing and recommending criteria for selecting new directors, (4) screening and recommending to the board of directors individuals qualified to become directors, (5) overseeing evaluations of the board of directors, its members and committees of the board of directors and (6) establishing criteria for and leading the annual performance self-evaluation of the board of directors and each committee.

The executive, governance and nominating committee also monitors compliance with our code of ethics that covers all employees and executives and financial officers. The board of directors has approved and adopted a new Code of Ethical Business Conduct for all employees, including all of our executives and financial officers, copies of which are available upon written request at no cost.

Compensation of Directors

We currently anticipate that all directors who do not serve as officers or employees for us and are not affiliated with the Investor Group, which we refer to as independent directors, will receive an annual retainer of $150,000. Such directors will receive an additional retainer for serving on committees or as chairs of committees. As a result, an outside director who is the chair of the audit committee will receive an annual retainer of $170,000 and an outside director who either serves as a member of the audit committee or as the chair of another committee will receive an annual retainer of $160,000. Of such annual retainer, half will be paid in shares of our common stock and half will be paid in either shares of common stock or cash, at the option of the director.

We currently anticipate that we will require all outside directors to hold a minimum amount of Parent’s common stock. Directors who serve as officers or employees for us or who are affiliated with the Investor Group will not receive compensation in connection with their services as directors.

Compensation of Management

Parent’s board of directors has adopted executive compensation plans that link compensation with the performance of our company, including meeting specified cost-savings goals. Parent will continually review its executive compensation programs to ensure that they are competitive. Our executive compensation plans include our restricted stock agreements. Such agreements provide that a portion of the restricted stock vests based on length of service and the remainder vests based on length of service and the occurrence of specified corporate events (e.g. change of control) resulting in the achievement of specified performance goals. We have sold or granted 7,170,190 shares of Parent’s common stock to our Named Executive Officers (as defined below), Michael Fleisher and Richard Blackstone. Of such shares, 945,674 restricted shares have vested. We have sold or granted 8,305,390 restricted shares of Parent’s common stock to our employees in the aggregate (including our executives), of which 995,464 shares have vested as of June 30, 2005. See “—Employment Agreements.”

In addition, we have entered, and expect to continue to enter, into stock option agreements with respect to Parent’s common stock with some of our employees, including some of our Named Executive Officers. In general, such agreements provide that a portion of the option vests based on length of service and the remainder vests based on length of service and the occurrence of specified corporate events (e.g., change in control) resulting in the achievement of specified performance goals. We have granted stock options to purchase 893,739 shares of Parent’s common stock to our Named Executive Officers, none of which have vested as of June 30, 2005. We have also granted options to purchase 5,444,675 shares of Parent’s common stock to other employees in the aggregate (excluding our Named Executive Officers and options granted pursuant to LTIP stock option agreements or under our 2005 Omnibus Stock Plan, which are described below), of which 398,315 shares subject to such options have vested as of June 30, 2005. In the aggregate, we have granted options to purchase 6,338,414 shares of Parent’s common stock consisting of option agreements with certain of our employees to purchase 4,000,590 shares, LTIP stock option agreements to purchase 1,303,824 shares and options issued under our 2005 Omnibus Stock Plan to purchase 1,034,000 shares as of June 30, 2005.

LTIP Stock Option Agreements

Parent’s board of directors has approved a form of LTIP stock option agreement for grants of options to eligible individuals. Eligible individuals include any employee, director or consultant of Parent or any of its affiliates, or any other entity designated by Parent’s board of directors in which Parent has an interest, who is selected by Parent’s compensation committee to receive an award. The board authorized the granting of options to purchase up to 1,355,066 shares of Parent’s common stock pursuant to the LTIP program. Parent has granted options and may grant additional stock options under the LTIP stock option agreements to certain members of our current or future management. Options generally will have a 10-year term and the exercise price will equal at least 100% of the fair market value on the date of the grant. With respect to each option granted pursuant to a LTIP stock option agreement, one-third of the shares covered by the option generally vest and become exercisable in four equal installments on the day prior to each of first through fourth anniversaries of the effective date of the LTIP stock option agreement, subject to the employee’s continued employment. Two-thirds of the shares covered by the option generally vest and become exercisable based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the option) and a performance condition. The performance condition is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares require one return level and the other one-half of such shares require a different return level). The performance-based portion of the option also vests, subject to the employee’s continued employment, on the day prior to the seventh anniversary of the effective date of the LTIP stock option agreement and the service condition applicable to the performance-based option will be deemed to have been attained upon certain terminations following or in anticipation of a change in control. We have granted stock options under the LTIP stock option agreements to purchase 1,303,824 shares of Parent’s common stock to our employees in the aggregate (excluding options granted as described under “Management—Compensation of Management”), none of which have vested as of June 30, 2005.

2005 Omnibus Stock Plan

We adopted the 2005 Omnibus Stock Plan, or 2005 Plan, effective on the date of the Recapitalization. The 2005 Plan provides for an aggregate of 3,416,133 shares of Parent’s common stock to be available for awards. No participant may be granted awards of options and stock appreciation rights with respect to more than 500,000 shares of common stock in any one year. No participant may be granted more than 500,000 shares of common stock under our 2005 Plan with respect to performance compensation awards in any one year. The maximum amount payable to any participant pursuant to a cash bonus under the 2005 Plan is $10,000,000. If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be available for future grant. If there is any change in our corporate capitalization, the administrator in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2005 Plan, the number of shares covered by awards then outstanding under our 2005 Plan, the limitations on awards under our 2005 Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate. The 2005 Plan will have a term of ten years and no further awards may be granted after that date. Under the 2005 Plan, our board of directors or the compensation committee will administer and interpret the plan and has the power to make awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the 2005 Plan. Awards may be made to any of our employees, directors, officers and consultants and those of our subsidiaries or their respective affiliates. The types of awards that may be granted are nonqualified stock options, incentive (qualified) stock options (unless otherwise determined by the committee, all stock options will have an exercise price of no less than fair market value at the date of grant), stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, phantom stock awards, performance compensation awards or any combination of the foregoing. The administrator may grant any award under the 2005 Plan in the form of a cash bonus or in the form of a performance compensation award, the vesting of which is conditioned on the satisfaction of certain performance goals. The maximum term of an option granted under the 2005 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). At the election of the administrator the value of a restricted stock unit award may be paid in cash or shares of our common stock. The administrator may establish performance goals with reference to one or more of the following:

•   net earnings or net income (before or after taxes);

•   basic or diluted earnings per share (before or after taxes);

•   net revenue or net revenue growth;

•   gross profit or gross profit growth;

•   net operating profit (before or after taxes);

•   return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales);

•   cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•   earnings before or after taxes, interest, depreciation, amortization and/or rents;

•   gross or operating margins;

•   productivity ratios;

•   share price (including, but not limited to, growth measures and total stockholder return);

•   expense targets;

•   margins;

•   operating efficiency;

•   objective measures of customer satisfaction;

•   working capital targets;

•   measures of economic value added;

•   inventory control; and

•   enterprise value.

Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the administrator in its sole discretion. In the event of a change in control (as defined in the 2005 Plan), all outstanding options and equity (other than performance compensation awards) issued under the 2005 Plan shall fully vest and performance compensation awards shall vest, as determined by the administrator based on the level of attainment of the performance goals. The administrator may, in its discretion, cancel outstanding awards and pay, in cash or stock, the value of the awards to the participants in connection with a change in control.

In connection with the Initial Public Offering, we have granted options to purchase 1,034,000 shares of Parent’s common stock to certain employees with an exercise price equal to the offering price.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the four other officers whose compensation is disclosed in its proxy statement, subject to certain exceptions. The 2005 Plan is intended to satisfy transitional rule requirements for a corporation going public in connection with an initial public offering with respect to grants to covered employees.

Executive Compensation

The following table sets forth the salaries and bonuses received by the five executive officers who received the highest salaries for their services to us in the ten-month fiscal year ended September 30, 2004 (the “Named Executive Officers”).

Summary Compensation Table

	Compensation for the Ten Month Fiscal Year Ended September 30, 2004		Long Term Compensation
Name and Principal Position	Salary(1)	Bonus(2)	Other Annual Compensation		Restricted Stock Award	Securities Underlying Options (# of shares)
Edgar Bronfman Jr. Chairman of the Board and Chief Executive Officer	$1,000,000	$5,250,000	—		—	—
Paul-René Albertini Chairman and CEO, Warner Music International	$1,250,000	$3,150,000	$116,831	(3)	—	—
Lyor Cohen Chairman and Chief Officer of U.S. Recorded Music	$1,000,000	$5,238,839	—		$2,098,954	—
Les Bider(4) Chairman and CEO, Warner/Chappell Music, Inc.	$1,000,000	$1,440,000	—		—	298,736
David H. Johnson Executive Vice President and General Counsel	$700,000	$1,036,500	—		—	—

(1)	Salaries represent annual salaries for these executive officers. Actual salary received during the ten month fiscal period ended September 30, 2004 for each of these executives, including in some cases such shorter period during which they were employed by us, was $596,153.87, 595,983.89 pounds sterling, $596,153.87, $846,153.90 and $605,769.30, respectively.

(2)	Bonuses reflect three separate payments: (1) annual bonuses, (2) a one-time special bonus related to the Restructuring Plan (“Restructuring Plan Bonus”) and (3) for Mr. Cohen, a signing bonus. The annual bonuses of $4,000,000, $2,400,000, $3,000,000, $1,190,000 and $824,000 paid to Messrs. Bronfman, Albertini, Cohen, Bider and Johnson, respectively, represent bonuses for the twelve months ended November 30, 2004, which would have been our fiscal year-end prior to our change of our fiscal year-end to September 30. The annual bonuses and 50% of the Restructuring Plan Bonus were paid in January 2005. The amounts in the table reflect 50% of the Restructuring Plan Bonus paid in January 2005, or $1,250,000, $750,000, $1,000,000, $250,000 and $212,500 paid to Messrs. Bronfman, Albertini, Cohen, Bider and Johnson, respectively. The remaining 50% of the Restructuring Plan Bonus is expected to be paid to Messrs. Bronfman, Albertini, Cohen, Bider and Johnson in or about January 2006. In addition, Lyor Cohen’s bonus includes a $1,238,839 signing bonus paid at the time of his employment in connection with his employment with us.

(3)	Paul-René Albertini’s annual compensation also includes £64,583 received in other annual compensation during the ten month fiscal year ended September 30, 2004, which was converted into dollars based on a conversion rate of 1.809 dollars to 1 pound sterling.

(4)	Mr. Bider has agreed to forfeit his option pursuant to his severance arrangements. Effective June 15, 2005 Mr. Bider is no longer employed by us. See “Management—Employment Agreements and Severance Arrangements—Severance Arrangements with Les Bider.”

Stock Option Grants in Parent’s Common Stock

in the Ten Month Fiscal Year Ended

September 30, 2004(1)

Name	Securities Underlying Options (# of shares)	% of Total Options Granted to Employees in the Ten Months Ended September 30	Exercise Price per Share	Expiration Date	Grant Date Fair Value(2)
Les Bider(3)	298,736	20%	$0.88	9/29/14	$1,453,851

(1)	We have granted stock options to purchase 595,004 shares of Parent’s common stock to our Named Executive Officers after September 30, 2004.

(2)	The amount represents the estimated fair value of stock options at the date of grant, calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 49.4%; an expected term life of 5 years; a risk-free rate of return of 3.30%; and a dividend yield of 0%. The actual value of the options, if any, realized will depend on the extent to which the market value of the stock exceeds the exercise price of the option on the date the option is exercised. Consequently, we cannot assure you that the value realized will be at or near the value estimated above.

(3)	Mr. Bider has agreed to forfeit his option as of his employment end date as set forth in his severance arrangements. Effective June 15, 2005 Mr. Bider is no longer employed by us. See “Management—Employment Agreements and Severance Arrangements—Severance Arrangements with Les Bider.”

Employment Agreements and Severance Arrangements

Employment	Agreement with Edgar Bronfman, Jr.

Mr. Bronfman is party to an employment agreement with Acquisition Corp., which took effect on March 1, 2004, pursuant to which he serves as Acquisition Corp.’s Chairman of the Board and CEO. The employment agreement expires on March 1, 2008 but is automatically extended for successive one-year terms unless either party gives written notice. The employment agreement provides that Mr. Bronfman is paid an annual base salary of at least $1,000,000, subject to discretionary increases from time to time by Acquisition Corp.’s Board of Directors or compensation committee. Mr. Bronfman is also eligible to receive an annual cash bonus, with a target of 300% of his base salary and a maximum of up to 600% of his base salary.

In the event Acquisition Corp. terminates his employment agreement for any reason other than for cause or if Mr. Bronfman terminates his employment for good reason, as defined in the agreement, Mr. Bronfman will be entitled to severance benefits equal to: one year of his then-current base salary and target bonus; a pro-rated annual bonus; and continued participation in Acquisition Corp.’s group health and life insurance plans for up to one year after termination.

The employment agreement also contains standard covenants relating to confidentiality and assignment of intellectual property rights and one year post employment non-solicitation and non-competition covenants.

Mr. Bronfman purchased 3,283,944 shares of Parent’s common stock, which as of June 30, 2005, represents approximately 2.2% of the ownership of the common stock without taking into account the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the effective date of the restricted stock agreement (March 1, 2004), subject to Mr. Bronfman’s continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests (x) subject to Mr. Bronfman’s continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement and (y) on its Initial Call Date (as defined) following certain terminations of employment upon which certain performance targets are achieved. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). Upon any termination of Mr. Bronfman’s employment, the restricted stock may be purchased by Parent (or its subsidiary). Such stock is subject to provisions regarding vesting, forfeiture and repurchase contained in that agreement and is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.” 547,324 shares of such restricted stock of Parent have vested as of June 30, 2005.

APPAC, a minority shareholder group of Vivendi Universal, initiated an inquiry, which under French law is both civil and criminal, into various issues relating to Vivendi, including Vivendi’s financial disclosures and the appropriateness of compensation received by the former CEO, Jean-Marie Messier. The inquiry has also been extended to cover compensation received by Mr. Bronfman. While the scope and targets of this inquiry are not public, the president of APPAC has publicly announced that he is seeking to have Mr. Bronfman repay to Vivendi compensation he received while affiliated with Vivendi. The outcome of such inquiry or of any subsequent proceeding with respect to Mr. Bronfman is uncertain at this time. Mr. Bronfman believes that all compensation paid to him by Vivendi was properly received and that the claims raised by APPAC are without merit.

Employment	Agreement with Paul-René Albertini

Warner Music International Services Limited entered into an employment agreement with Paul-René Albertini under which Mr. Albertini serves as Warner Music International’s President. He has recently been promoted to Chairman and CEO. On March 1, 2004, WMG Acquisition Corp. assumed Mr. Albertini’s employment agreement.

The employment agreement, as amended on October 21, 2004, provides for a term ending on December 31, 2008. Under the terms of the employment agreement, Mr. Albertini is paid an annual base salary of $1,250,000 for 2004, and $1,500,000 for 2005 through 2008. Mr. Albertini is also eligible to receive an annual cash bonus of at least $1,000,000 with respect to 2004 and 2005, and discretionary bonuses with respect to 2006 through 2008, with the target amount of each such bonus being $2,000,000. Under the agreement, Mr. Albertini is guaranteed as least $10,250,000 in salary and bonus for the years 2003 through 2005.

Warner Music International may terminate Mr. Albertini’s employment without notice on or before December 31, 2005, and pay him a lump sum comprised of: the gross salary due for the balance of the term, the bonus payments due for the balance of the term which shall be at least $1,500,000 per year, a payment in lieu of employment benefits he would have received through the remainder of the term of his agreement, and 50% of the sum of his then-current base salary and the previous year’s bonus payment. If such termination occurs after December 31, 2005, the payments to Mr. Albertini will be comprised of: the gross salary due for the balance of the term, and a bonus for each year remaining in the term (including the year in which such termination occurs) each in the amount of $2,000,000; provided that the total of such amounts shall not be greater than $7,000,000 or less than $1,750,000.

The employment agreement also contains standard covenants relating to confidentiality, assignment of intellectual property rights, non-competition and non-solicitation.

Mr. Albertini purchased 241,457 shares of Parent’s common stock, which as of June 30, 2005, represents less than 1% of the ownership of Parent’s common stock without taking into account the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on each of September 30, 2005, September 30, 2006, June 30, 2007 and September 30, 2008, subject to Mr. Albertini’s continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is substantially the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests, subject to Mr. Albertini’s continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). Upon any termination of Mr. Albertini’s employment, the restricted stock may be purchased by Parent (or its subsidiary). Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

After September 30, 2004, Mr. Albertini also has entered into a stock option agreement with Parent pursuant to which he was granted an option to purchase 595,004 shares of Parent’s common stock at a price of $1.04 per share, subject to adjustments. The terms and conditions relating to the vesting of the option granted to Mr. Albertini are substantially the same as the terms and conditions relating to the vesting of the options described under “Management—LTIP Stock Option Agreements”. The option granted to Mr. Albertini generally has a 10-year term. The stock option agreement was amended on April 11, 2005 to revise the exercise price of the options to $3.60.

Employment	Agreement with Lyor Cohen

Acquisition Corp. entered into an employment agreement with Lyor Cohen on January 25, 2004 under which Mr. Cohen serves as Chairman and CEO of U.S. Recorded Music. The employment agreement provides for a four-year term beginning on March 1, 2004, but the term is automatically extended for successive one-year terms unless either party gives written notice to the contrary at least 90 days prior to the expiration of the current term. Under the terms of the employment agreement, Mr. Cohen is paid a salary equal to $1,000,000 for the first year of his employment with Parent, and thereafter, will be paid an annual base salary of at least $1,500,000, subject to discretionary increases from time to time by Acquisition Corp.’s Board of Directors or compensation committee. Mr. Cohen is also eligible to receive an annual cash bonus, with a target of $2.5 million and a maximum of $5 million. In the event of a change of control of Parent or certain other events and subject to certain conditions, Mr. Cohen will receive a one-time cash bonus of up to $10,000,000 depending on the amount of cash consideration received by the Investor Group. In the event Acquisition Corp. terminates the employment agreement for any reason other than cause or if Mr. Cohen terminates his employment for good reason, as defined in the agreement, Mr. Cohen will be entitled to severance benefits equal to: one year of his then-current base salary and target bonus; a pro-rated annual bonus; and continued participation in Warner Music Group’s group health and life insurance plans for up to one year after termination.

The employment agreement also contains standard covenants relating to confidentiality, assignment of intellectual property rights and six month post employment non-solicitation covenants.

Acquisition Corp. also agreed to pay Mr. Cohen a starting bonus equal to the greater of $1,000,000 or 59% of the fair market value, as of March 1, 2004, of the shares of Class A Common Stock of Parent granted to him at that time. Parent granted to Mr. Cohen 2,390,102 shares of its common stock, which as of June 30, 2005, represents approximately 1.6% of the ownership of Parent’s common stock without taking into account the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the effective date of the restricted stock agreement (March 1, 2004), subject to Mr. Cohen’s continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a different return level). In addition, all unvested restricted stock vests, subject to Mr. Cohen’s continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement or upon termination of Mr. Cohen’s employment for specified reasons. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon a change in control (as defined). The vested restricted stock may also be purchased by Parent (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.” 199,175 shares of such restricted stock of Parent have vested as of June 30, 2005.

Severance	Arrangements with Les Bider

Warner Music Inc. entered into an employment agreement with Les Bider under which Mr. Bider served as Chairman and CEO of Warner/Chappell Music, Inc. (“WCM”). On March 1, 2004, Acquisition Corp. assumed Mr. Bider’s employment agreement. On March 31, 2005, Warner Music Inc. and Les Bider entered into a separation agreement and release, under which Mr. Bider’s employment with Warner/Chappell Music, Inc. would end as of such date as either he or Warner Music Inc. designated in writing to the other. Effective June 15, 2005 Mr. Bider’s employment ceased.

Under the terms of the separation agreement and release, Mr. Bider is entitled to: a payment in the amount of $2,602.74 multiplied by the number of days during the period from the date on which his employment with WCM terminates (June 15, 2005) to December 31, 2005 (the “Payment Period”); an additional payment of $1,000,000; an annual bonus with respect to 2005 in the amount of $960,000 payable no later than January 31, 2006; payments at the rate of $80,000 per annum during the Payment Period; continued participation in Warner Music Inc.’s group health plans through December 31, 2005 or such time as he becomes eligible to participate in a medical insurance plan offered by a subsequent employer; and continued participation in life insurance and 401(k) plans during the Payment Period. The agreement also contains mutual releases, standard covenants relating to confidentiality, and a non-solicitation covenant until March 31, 2006.

Mr. Bider entered into a stock option agreement with Parent pursuant to which he was granted an option to purchase 298,736 shares of common stock of Parent at a price of $1,000 per share, subject to adjustments. In connection with his severance arrangements, Mr. Bider has forfeited such option as of June 15, 2005, his employment end date.

Employment	Agreement with Richard Blackstone

WCM entered into an employment agreement with Richard Blackstone on March 15, 2005 under which Mr. Blackstone serves as Chairman and Chief Executive Officer of WCM. The employment agreement provides for a four-year term beginning on May 28, 2005, the date as Mr. Blackstone commenced employment at WCM. Under the terms of the employment agreement, Mr. Blackstone will be paid an annual salary equal to $650,000. Mr. Blackstone is also eligible to receive an annual cash bonus, with a target of $650,000 pro rated to reflect his actual service to WCM in 2005. In addition, WCM will pay Mr. Blackstone a special payment in the amount of $100,000, less any annual bonus amounts paid to Mr. Blackstone by WCM or his prior employer with respect to 2005. In the event that WCM terminates the employment agreement for any reason other than cause or if Mr. Blackstone terminates his employment for good reason, as defined in the agreement, Mr. Blackstone will be entitled to severance benefits equal to: $2,000,000 if such termination occurs in the first year of the contract, $1,500,000 if such termination occurs in the second year of the contract, $1,000,000 if such termination occurs in the third year of the contract, or $650,000 if such termination occurs in the final year of the contract, plus a pro-rated annual bonus; and continued participation in WCM’s group health and life insurance plans for one year after termination. The employment agreement also contains standard covenants relating to confidentiality and assignment of intellectual property rights and one-year post employment non-solicitation covenants.

Mr. Blackstone was also awarded 238,989 shares of Parent’s common stock, which as of June 30, 2005, represents less than 1% of the aggregate ownership of Parent’s common stock without taking into account the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the effective date of the restricted stock agreement, subject to Mr. Blackstone’s continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance-based condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). In addition, all unvested restricted stock vests, subject to Mr. Blackstone’s continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement or upon termination of Mr. Blackstone’s employment for specified reasons. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon a change in control (as defined). The vested restricted stock may also be purchased by Parent (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Employment	Agreement with Michael D. Fleisher

Warner Music Inc. entered into an employment agreement with Michael D. Fleisher on December 21, 2004 under which Mr. Fleisher serves as Executive Vice President and Chief Financial Officer of Warner Music Inc. The employment agreement provides for a four-year term beginning on January 1, 2005. Under the terms of the employment agreement, Mr. Fleisher is paid a salary equal to $800,000. Mr. Fleisher is also eligible to receive an annual cash bonus, with a target of $800,000; provided that Mr. Fleisher’s bonus with respect to 2005 shall not be less than $800,000. In the event Warner Music Inc. terminates the employment agreement for any reason other than cause or if Mr. Fleisher terminates his employment for good reason, as defined in the agreement, Mr. Fleisher will be entitled to severance benefits equal to: one year of his then-current base salary and target bonus; a pro-rated annual bonus; and continued participation in Acquisition Corp.’s group health and life insurance plans for up to one year after termination. The employment agreement also contains standard covenants relating to confidentiality, assignment of intellectual property rights and six month post employment non-solicitation covenants.

Mr. Fleisher purchased 896,208 shares of Parent’s common stock, which as of June 30, 2005, represents less than 1% of the aggregate ownership of the common stock without taking into account the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the vesting commencement date set forth in the restricted stock agreement (December 21, 2004), subject to Mr. Fleisher’s continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests, subject to Mr. Fleisher’s continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement. Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). The restricted stock may be purchased by Parent (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

Employment	Agreement with David H. Johnson

Warner Music Inc. entered into an employment agreement with David H. Johnson under which Mr. Johnson serves as Executive Vice President and General Counsel of Warner Music Inc. On March 1, 2004, WMG Acquisition Corp. assumed Mr. Johnson’s employment agreement.

The employment agreement terminates on June 29, 2007. Under the terms of the employment agreement, Mr. Johnson is paid an annual base salary of $700,000. Mr. Johnson is also eligible to receive an annual cash bonus equal to the greater of his annual target bonus, as defined in the agreement, or the average of his bonuses for 2002 and 2003.

In the event Warner Music Inc. terminates the employment agreement for any reason other than for cause or if Mr. Johnson terminates his employment for good reason, as defined in the agreement, Mr. Johnson will be entitled to severance benefits equal to a lump sum payment of two times his annual base salary and a minimum bonus as defined in the agreement.

The employment agreement also contains standard covenants relating to confidentiality.

Mr. Johnson purchased 119,494 shares of Parent’s common stock, which as of June 30, 2005, represents less than 1% of the aggregate ownership of Parent’s common stock without taking into account the exercise of any outstanding options. The restricted stock agreement provides that (i) one-third of the restricted shares generally vest in four equal installments on the day prior to each of the first through fourth anniversaries of the vesting commencement date set forth in the restricted stock agreement (October 1, 2004), subject to Mr. Johnson’s continued employment on each such vesting date and (ii) the remainder generally vests based on the occurrence of both a service condition (which is the same as the service condition described with respect to the service-based portion of the restricted shares) and a performance condition, which is met if, following an initial public offering or certain other events (including a change in control), a specified investment return is achieved by the investors (one-half of such shares requires one return level and the other one-half requires a higher return level). The performance-based portion also vests, subject to Mr. Johnson’s continued employment, on the day prior to the seventh anniversary of the effective date of the restricted stock agreement (January 28, 2005). Further, the service-based portion of the restricted shares and the service condition applicable to the performance-based portion will vest upon certain terminations of employment following or in anticipation of a change in control (as defined). The restricted stock may be purchased by Parent (or its subsidiary) upon any termination of employment. Such stock is also subject to the stockholders agreement described under “Certain Relationships and Related Party Transactions.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Parent owns 100% of the common stock of Holdings, which owns 100% of Acquisition Corp.’s capital stock.

The following table sets forth information as of June 30, 2005 with respect to the ownership of the common stock of Parent by:

•	each person known to own beneficially more than 5% of the common stock;

•	each of our directors;

•	each of the executive officers named in the summary compensation table above and our newly appointed Chief Financial Officer and head of Warner/Chappell Music; and

•	all of our executive officers, including our newly appointed Chief Financial Officer and head of Warner/Chappell Music, and directors as a group.

Notwithstanding the beneficial ownership of common stock presented below, a stockholders agreement governs the stockholders’ exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders’ agreement have agreed to vote their shares to elect the board of directors as set forth therein. See “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is WMG Holdings Corp., c/o Warner Music Group Inc., 75 Rockefeller Plaza, New York, New York 10019.

Name and address of beneficial owner	Number	Percent of Common Stock
Thomas H. Lee Funds(1) c/o Thomas H. Lee Partners, L.P. 100 Federal Street, 35th Floor Boston, MA 02110	56,353,532	37.96%
Music Capital Partners, L.P.(2) c/o Lexa Partners LLC 375 Park Avenue New York, NY 10152	14,195,929	9.56%
Bain Capital Funds(3) c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199	24,090,061	16.23%

Name and address of beneficial owner	Number	Percent of Common Stock
Providence Equity Partners Inc.(4) 50 Kennedy Plaza 18th Floor Providence, RI 02903	12,905,389	8.69%
Edgar Bronfman, Jr.(2)	3,283,944	2.21%
Len Blavatnik	—	—
Richard J. Bressler	5,000	*
Charles A. Brizius(5)	—	—
John P. Connaughton(6)	—	—
Scott L. Jaeckel(5)	—	—
Seth W. Lawry(5)	—	—
Thomas H. Lee(5)	—	—
Ian Loring(6)	—	—
Jonathan N. Nelson(4)	—	—
Mark Nunnelly(6)	—	—
Scott M. Sperling(5)	—	—
Lyor Cohen	2,390,102	1.61%
Paul-René Albertini	241,457	*
Richard Blackstone	238,989	*
Michael D. Fleisher	896,208	*
David H. Johnson	119,494	*
All directors and executive officers as a group ((17) members)	7,175,194	4.83%

*	Less than 1%
(1)	Includes shares of common stock owned by each of Thomas H. Lee Equity Fund V, L.P., Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Equity (Cayman) Fund V, L.P. (collectively, the “THL Funds”), Putnam Investment Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC (collectively, the “Putnam Funds”), 1997 Thomas H. Lee Nominee Trust (the “Lee Trust”), THL WMG Equity Investors, L.P. (“THL WMG Equity”) and Thomas H. Lee Investors Limited Partnership (“Lee Investors”). The shares held by the THL Funds may be deemed to be beneficially owned by THL Equity Advisors V, LLC (“Advisors”), the general partner of each of the THL Funds. The shares held by THL WMG Equity may be deemed to be beneficially owned by Thomas H. Lee Advisors, LLC (“THL Advisors”), its general partner. Advisors and THL Advisors each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest. The Putnam Funds, the Lee Trust and Lee Investors are co-investment entities of the THL Funds and each disclaims beneficial ownership of any shares other than the shares held directly by such entity. Each of the THL Funds, Advisors, THL Advisors, Lee Investors and the Lee Trust has an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The Putnam Funds have an address c/o Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts 02109.
(2)	Edgar Bronfman, Jr., a director and the Chairman and Chief Executive Officer of Parent, Holdings and Acquisition Corp., is the managing member of the ultimate general partner of Music Capital Partners, L.P., and as such, may be deemed to have beneficial ownership of shares of common stock held by Music Capital Partners, L.P. Mr. Bronfman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.
(3)	Includes shares of common stock owned by each of Bain Capital VII Coinvestment Fund, LLC, Bain Capital Integral Investors, LLC, and BCIP TCV, LLC (the “Bain Capital Funds”). Each of the Bain Capital Funds is an affiliate of Bain Capital, LLC. Bain Capital LLC disclaims beneficial ownership of such shares. Each of the Bain Capital Funds has an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(4)	Includes shares of common stock owned by each of Providence Equity Partners IV, L.P. and Providence Equity Operating Partners IV, L.P. (collectively, the “Providence Funds”). Jonathan M. Nelson, a director of Warner Music Group, Holdings and Acquisition Corp., Glenn M. Creamer and Paul J. Salem are members and officers of Providence Equity Partners IV L.L.C., which is the general partner of Providence Equity GP IV L.P., which is the general partner of Providence Funds, and thus may be deemed to have beneficial ownership of the shares held by the Providence Funds. Each of Messrs. Nelson, Creamer and Salem expressly disclaims beneficial ownership of such shares except to the extent of their pecuniary interest. The Providence Funds have an address c/o Providence Equity Partners Inc., 50 Kennedy Plaza, Providence, Rhode Island 02903.
(5)	Mr. Lee, a director of Parent, Holdings and Acquisition Corp., is President of Thomas H. Lee Partners, L.P. and disclaims any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of his pecuniary interest. Messrs. Brizius, Lawry, Sperling and Jaeckel, directors of Warner Music Group, are managing directors of Thomas H. Lee Partners, L.P. and disclaim any beneficial ownership of any shares beneficially owned by the Thomas H. Lee Funds except to the extent of their pecuniary interest. Messrs. Lee, Brizius, Lawry, Sperling and Jaeckel have an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110.
(6)	Messrs. Connaughton, Loring and Nunnelly, directors of Parent, Holdings and Acquisition Corp., are managing directors of Bain Capital Partners, LLC. Each of Messrs. Connaughton, Loring and Nunnelly disclaim any beneficial ownership of any shares beneficially owned by the Bain Capital Funds except to the extent of their pecuniary interest. Messrs. Connaughton, Loring and Nunnelly have an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02110.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ancillary Agreements to the Stock Purchase Agreement

In addition to the purchase agreement and the warrants described under “The Transactions,” we have entered into the following ancillary agreements in connection with the Acquisition.

Stockholders Agreement

Parent has entered into a stockholders agreement with Acquisition Corp., Holdings, the Investor Group, Time Warner and certain of our executive officers and directors. The agreement, as amended, provides that Parent’s board of directors consist of fourteen members, with five directors appointed by THL, three directors appointed by Bain Capital, one director appointed by Providence Equity, one director appointed by Music Capital (THL, Bain Capital and Providence Equity, each a “Principal Investor Group”), one director who will at all times be the Chief Executive Officer, currently Edgar Bronfman, Jr., and three independent directors to be chosen unanimously by the vote of Parent ’s board. The agreement regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any New York Stock Exchange requirements. In addition, within a year of Parent ceasing to be a “controlled company” under the New York Stock Exchange rules, the size and composition of Parent’s board of directors will be adjusted to comply with the New York Stock Exchange requirements. Two of the three independent directors have not currently been appointed. Richard Bressler has been appointed to serve as one of the independent directors. Each Investor’s director designee(s) may only be removed by the Investor that appointed such designee(s). The stockholders agreement contemplates that the board of directors of Parent will have an executive committee, an audit committee and a compensation committee and, at its discretion, a governance committee.

The stockholders agreement prohibits the parties from transferring stock to any of our competitors without the approval of (a) our entire board of directors and (b) the approval of the largest Principal Investor Group (determined by the Principal Investor Groups’ relative investments in us) and one other Principal Investor Group (the “Requisite Stockholder Majority”). The agreement also provides that each party to the stockholders agreement whose sale of shares pursuant to Rule 144 under the Securities Act would be subject to aggregation with another stockholder shall notify all such stockholders (i) when it has commenced a measurement period for purposes of the group volume limit in connection with a sale of shares under Rule 144 and (ii) what the volume limit for the measurement period, determined as of its commencement, will be. Each stockholder that is subject to such aggregation will have the right to sell shares that are subject to the group volume limit under Rule 144 pro rata during the applicable measurement period based on its percentage ownership of the shares that are held by all of the parties to the stockholders agreement at the start of the measurement period. These transfer restrictions will expire upon a change of control.

The Requisite Stockholder Majority has the right to require all other parties to the agreement to sell the same percentage of their stock to a buyer in a change of control transaction approved by a majority of the entire board as is being sold to such buyer by the membership of the Requisite Stockholder Majority. A member of a Principal Investor Group (or any affiliate thereof) that is also part of the Requisite Stockholder Majority exercising the foregoing right will not be able to be a buyer in such a change of control transaction unless the transaction is approved by each of the Investor Group.

The stockholders agreement provides that if one of Parent’s stockholders that is party to the stockholders agreement offers to sell any of its stock to a prospective buyer in a private transaction, the other stockholders party to the stockholders agreement will have the right to sell their shares to that prospective buyer, subject to certain cutbacks, including a pro rata cutback in which the stockholder may only sell a pro rata portion of its shares.

The stockholders agreement gives any member of the Investor Group the right to require Parent to register (including by means of a shelf registration statement permitting sales of shares from time to time over an extended period) the stock held by such stockholders for sale to the public under the Securities Act, subject to certain limitations. In connection with each underwritten public offering, Parent’s stockholders will be required to enter into a lockup agreement covering a period of no greater than 90 days (180 days for an initial public offering). The amended agreement also provides that if Parent registers shares of its common stock for sale to the public after Initial Public Offering, parties to the stockholders agreement will have the right to have their shares included in any such registration statement. Any registration is subject to a potential underwriters’ cutback in the number of shares to be registered if the underwriters determine that marketing factors require a limitation on the number of shares to be underwritten. We repurchased the Three-Year Warrants in connection with the Initial Public Offering.

Seller Administrative Services Agreement

In connection with the Acquisition, Acquisition Corp. entered into a seller administrative services agreement with Time Warner whereby Time Warner agreed to provide us with certain administrative services, including (i) accounting services, (ii) tax services, (iii) human resources and benefits services, (iv) information technology services, (v) legal services, (vi) treasury services, (vii) payroll services, (viii) travel services, (ix) real estate management services and (x) messenger services. The obligation for Time Warner to provide these services generally (with some exceptions) terminated on December 31, 2004.

Purchaser Administrative Services Agreement

In connection with the Acquisition, Acquisition Corp. entered into a purchaser administrative services agreement with Time Warner whereby Acquisition Corp. agreed to provide Time Warner with certain administrative services including (i) financial and accounting advisory services, (ii) information technology services, (iii) real estate services and (iv) distribution services in certain countries outside the U.S. Acquisition Corp.’s obligation to provide these services generally (with one exception) terminated on December 31, 2004.

Other Arrangements with Investor Group

Employees of the Investor Group have from time to time filled management roles on an interim basis while we have been transitioning to a permanent management team. For example, the position of Chief Financial Officer was previously filled by an employee of one of the Investor Group. Such employees have not received any compensation from us for such services. However, a representative cost for such services in the aggregate amount of $280,000 has been charged to the statement of operations for the seven months ended September 30, 2004 with a corresponding increase in additional paid-in capital.

Cumulative Preferred Stock

Holdings is authorized to issue 150,000 shares of Cumulative Preferred Stock, par value $0.001 per share (“Preferred Stock”), with a liquidation preference of $10,000. 40,000 shares of Preferred Stock, which rank senior to our common stock with respect to the right to receive dividends and to receive distributions upon the liquidation, dissolution and winding up of Holdings, were issued to the Investor Group in connection with the Acquisition. 20,000 shares of Preferred Stock were previously redeemed in connection with the Refinancing. The remaining 20,000 shares of Preferred Stock were redeemed in full in connection with the Holdings’ Payment to Investor Group.

Return of Capital and Dividend on Preferred

We returned an additional $350 million of capital to the Investor Group. The Return of Capital on September 30, 2004 consisted of a dividend of $8 million paid on the preferred equity securities of Holdings held by the Investor Group and notes payable of $342 million by Parent to the Investor Group. The notes payable were paid in full in October 2004. The Return of Capital was funded out of our excess cash balance and not from the incurrence of additional debt. We obtained an amendment to Acquisition Corp.’s senior secured credit agreement to provide for this Return of Capital.

Termination of Management/Monitoring Agreement

In connection with the Acquisition, the Company entered into a management monitoring agreement (the “Management Agreement”) with the Investor Group for ongoing consulting and management advisory services. Under the Management Agreement, Parent, WMG Holdings Corp. and WMG Acquisition Corp. were required to pay the Investor Group an aggregate annual fee of $10 million per year (the “Periodic Fees”) in consideration for ongoing consulting and management advisory services. In addition, in the case of future services provided in connection with any future acquisition, disposition, or financing transactions involving the Company or its subsidiaries, the Management Agreement required Parent, WMG Holdings Corp. and WMG Acquisition Corp. to pay the Investor Group an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). The Management Agreement also requires Parent, WMG Holdings Corp. and WMG Acquisition Corp. to pay the reasonable expenses of the Investor Group in connection with, and indemnify them for liabilities arising from, the Management Agreement, the Acquisition and any related transactions, their equity investment in Parent, WMG Holdings Corp. and WMG Acquisition Corp., their operations, and the services they provide to the Parent, WMG Holdings Corp. and WMG Acquisition Corp.

The Management Agreement provided that it would continue in full force and effect until December 30, 2014, provided, however, that the Investor Group could cause the agreement to terminate at any time upon agreement of the Investor Group. In the event of the termination of the Management Agreement, Parent or any of its Subsidiaries were required under the terms of the agreement to pay each of the Investor Group (x) any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2014.

In connection with Parent’s Initial Public Offering, Parent has terminated the Management Agreement, other than with respect to reimbursement and indemnification provisions, for a fee of approximately $73 million payable to the Investor Group. The termination fee was paid in May 2005 using a portion of the cash on hand and proceeds from the $250 million new term loan borrowings under the new amendment to the senior secured credit facility.

Holdings’ Payment to Investor Group

On December 23, 2004, Holdings issued approximately $700 million of Original Holdings Notes. The proceeds from the issuance of the Original Holdings Notes were used to fund a return of approximately $681 million from Holdings to its shareholders and the shareholders of Parent through a combination of dividends on Holdings’ preferred stock and repurchases of its common stock and preferred stock and dividends on Parent’s common stock. Of the total of $681 million, approximately $631 million was distributed to the Investor Group with the remainder being held by Parent. Parent distributed $43 million of the remaining $50 million to the Investor Group on March 28, 2005 and distributed the remainder of approximately $7 million to the Investor Group on May 9, 2005. We obtained an amendment to Acquisition Corp’s senior secured credit agreement to provide for the Holdings’ Payment to Investor Group, including the distribution of the remaining $50 million to Parent for payment to the Investor Group.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facility

Overview

In connection with the Transactions, Acquisition Corp. entered into a senior secured credit facility with Banc of America Securities LLC, as joint lead arranger and joint book manager, Bank of America, N.A., as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger, joint book manager and co-syndication agent, Lehman Brothers Inc., as co-arranger and co-book manager, Lehman Commercial Paper Inc., as co-syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated as co-arranger, co-book manager and documentation agent.

The senior secured credit facility provides senior secured financing of $1.45 billion, consisting of:

•	a $1.188 billion term loan facility; and

•	a $250 million revolving credit facility.

Upon the occurrence of certain events, we may request an increase to the existing revolving credit facility in an amount not to exceed $100 million, subject to receipt of commitments by existing revolving lenders or other financial institutions reasonably acceptable to the administrative agent.

Acquisition Corp. is the borrower for the term loan facility. Acquisition Corp. is also a borrower under the revolving credit facility, and certain of its non-U.S. subsidiaries may be designated as additional borrowers under the revolving credit facility. A portion of the revolving credit facility up to an aggregate not to exceed the equivalent of $150 million may be made available in euros, pounds sterling and yen. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

On December 6, 2004, we amended our senior secured credit facility to make certain changes. In particular, the changes:

•	allow Holdings to incur permitted indebtedness that accrues up to $35,000,000 in cash interest in any fiscal year. Prior to the change, any permitted indebtedness incurred by Holdings was required to be pay-in-kind interest for at least the first five years.

•	remove the requirement that the maximum leverage ratio for us and our subsidiaries be less than 3.75:1 at the time that Holdings incurs any permitted indebtedness.

•	adjust the method of calculating EBITDA when measuring the leverage ratio of Holdings so that it is consistent with the method of calculation used in the indenture for our notes. In order for Holdings to incur permitted indebtedness under the senior secured credit facility, it must show compliance with a leverage ratio test on a pro forma basis for the incurrence of such indebtedness.

On May 13, 2005, Acquisition Corp. obtained an amendment to its senior secured credit facility to, among other things:

•	increase the term loan facility to an amount not to exceed $1.441 billion in the aggregate;

•	lower the rates of interest paid under the term loan credit facilities;

•	permit the application of proceeds to us from the initial public offering;

•	permit the Concurrent Transactions;

•	provide more flexibility under certain restrictive covenants;

•	permit dividends in an amount not to exceed $90 million per year; and

•	clarify that after the Initial Public Offering of Parent’s common shares, the Investor Group and certain other parties can own a lower percentage of Parent’s common stock before triggering a change of control.

Interest Rate and Fees

Borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The current applicable margin for borrowings under the term loan facility is 1% with respect to base rate borrowings and 2% with respect to LIBOR borrowings. The current applicable margins under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility may be reduced subject to our attaining certain leverage ratios. The applicable borrowings under the term loan facility may be reduced subject to our attaining certain credit ratings.

In addition to paying interest on outstanding principal under the senior secured credit facility, Acquisition Corp. is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The current commitment fee rate is 0.25% per annum. The commitment fee rate may be reduced subject to our attaining certain leverage ratios. Acquisition Corp. must also pay customary letter of credit fees.

Prepayments

The senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our leverage ratio is less than 4.00 to 1.00 and to 0% if our leverage ratio is less than 3.50 to 1.00) of the annual excess cash flow of Holdings and its subsidiaries;

•	100% of the net cash proceeds in excess of $15,000,000 per fiscal year from asset sales and casualty and condemnation events, if we do not reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 12 months, subject to certain limitations;

•	100% (which percentage will be reduced to 75% if our leverage ratio is less than 3.00 to 1.00) of the net cash proceeds of any incurrence of debt, other than certain debt permitted under the senior secured credit facility; and

•	50% (which percentage will be reduced to 25% if our leverage ratio is less than 3.50 to 1.00) of the net proceeds of issuances of equity of Holdings and its subsidiaries, subject to certain exceptions.

The foregoing mandatory prepayments will be applied to the next four installments of the term loan facility then due and then to the remaining installments of the term loan facility on a pro rata basis.

We may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization

We are currently required to repay installments on the loans under the term loan facility in quarterly principal amounts of 0.25% of their funded total principal amount for the first six years and nine months, with the remaining amount payable on February 28, 2011.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, on February 28, 2010.

Guarantee and Security

All obligations under the senior secured credit facility are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of Acquisition Corp.’s existing and future domestic wholly owned subsidiaries, referred to collectively as “U.S. Guarantors”. In addition, the borrowings of Acquisition Corp.’s foreign subsidiary borrowers under the senior secured credit facility are unconditionally guaranteed by Holdings, Acquisition Corp. and, subject to certain exceptions, each of Acquisition Corp.’s existing and future domestic wholly owned subsidiaries and, to the extent legally permitted (referred to as the foreign guarantees), by certain of our foreign subsidiaries.

All obligations under the senior secured credit facility and the guarantees of those obligations are secured by substantially all the assets of Holdings, Acquisition Corp. and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of 100% of Acquisition Corp.’s capital stock, 100% of the capital stock of each U.S. Guarantor and 65% of the capital stock of each of Acquisition Corp.’s foreign subsidiaries that are directly owned by Acquisition Corp. or one of the U.S. Guarantors; and

•	a security interest in substantially all tangible and intangible assets of Holdings, Acquisition Corp. and each U.S. Guarantor.

In addition, the obligations of any foreign subsidiary borrowers under the senior secured credit facility, and the foreign guarantees of such obligations, are, subject to certain exceptions, secured by the following:

•	a pledge of the capital stock of each foreign borrower and each foreign guarantor; and

•	a lien on substantially all tangible and intangible assets of each foreign borrower and each foreign guarantor.

Certain Covenants and Events of Default

The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Acquisition Corp.’s ability, and the ability of Holdings and its subsidiaries, to:

•	sell assets;

•	incur additional indebtedness or issue preferred stock;

•	repay other indebtedness (including the Acquisition Corp. Notes and the notes);

•	pay dividends and distributions or repurchase our capital stock;

•	create liens on assets;

•	make investments, loans or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the notes;

•	change the business conducted by Holdings and its subsidiaries (including us); and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the senior secured credit facility requires Acquisition Corp. to maintain the following financial covenants:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a maximum capital expenditures limitation.

The senior secured credit facility also contains certain customary affirmative covenants and events of default.

7 3/8% Senior Subordinated Notes due 2014

General

In April 2004, Acquisition Corp. issued its 7 3/8% Senior Subordinated Notes that mature on April 15, 2004 in an aggregate principal amount of $465 million in a private transaction not subject to the registration requirements under the Securities Act. On December 16, 2004, Acquisition Corp. filed a registration statement to exchange the 7 3/8% Senior Subordinated Notes for identical freely tradeable 7 3/8% Senior Subordinated Notes registered under the Securities Act. The net proceeds from that financing, along with the net proceeds from Acquisition Corp.’s issuance of 8 1/8% Senior Subordinated Notes due 2014, were used to repay all amounts outstanding under its senior subordinated bridge loan facility in full, to return a portion of the initial capital investment by the Investor Group and to pay related fees and expenses.

Guarantees

Each of Acquisition Corp.’s domestic subsidiaries that guarantees the obligations under the senior secured credit facility jointly and severally and unconditionally guarantees the dollar notes on an unsecured, senior subordinated basis.

Ranking

The 7 3/8% Senior Subordinated Notes are general unsecured senior subordinated obligations of Acquisition Corp., that rank junior to its existing and future senior indebtedness, including obligations under the senior secured credit facility, equally in right of payment with all of Acquisition Corp.’s future senior subordinated debt and senior in right of payment to all Acquisition Corp.’s future subordinated debt. They are effectively subordinated in right of payment to all of Acquisition Corp.’s existing and future secured debt to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of Acquisition Corp.’s subsidiaries that are not guarantors. The dollar notes are not entitled to the benefit of any sinking fund.

Optional Redemption

The dollar notes may be redeemed, in whole or in part, at any time prior to April 15, 2009, at the option of Acquisition Corp., at a redemption price equal to 100% of the principal amount of the dollar notes redeemed plus the greater of (1) 1.0% of the then outstanding principal amount of the dollar notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the dollar note at April 15, 2009, as set forth in the table below, plus (ii) all required interest payments due on the dollar notes through April 15, 2009, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points over (b) the then outstanding principal amount of the dollar notes.

On or after April 15, 2009, Acquisition Corp. may redeem all or a part of the dollar notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2009	103.688%
2010	102.458%
2011	101.229%
2012 and thereafter	100.000%

In addition, at any time prior to April 15, 2007, Acquisition Corp. may redeem up to 35% of the originally issued aggregate principal amount of the dollar notes at a redemption price of 107.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offering of Acquisition Corp. or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the dollar notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of Control

In the event of a change of control, which is defined in the indenture governing the dollar notes, each holder of the dollar notes will have the right to require Acquisition Corp. to repurchase all or any part of such holder’s dollar notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

The indenture governing the notes of Acquisition Corp. contains certain covenants that, among other things, limit Acquisition Corp.’s ability and the ability of some of Acquisition Corp.’s subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of Acquisition Corp.’s capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain debt without securing the notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Acquisition Corp.’s assets;

•	enter into certain transactions with Acquisition Corp.’s affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Events of Default

The indenture governing the dollar notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such dollar notes to become or to be declared to be due and payable.

8 1/8% Senior Subordinated Notes due 2014

General

In April 2004, Acquisition Corp. issued its 8 1/8% Senior Subordinated Notes that mature on April 15, 2004 in an aggregate principal amount of £100 million in a private transaction not subject to the registration requirements under the Securities Act. On December 16, 2004, Acquisition Corp. filed a registration statement to exchange the 8 1/8% Senior Subordinated Notes for identical freely tradeable 8 1/8% Senior Subordinated Notes registered under the Securities Act. The net proceeds from this financing, along with the net proceeds from Acquisition Corp.’s issuance of 7 3/8% Senior Subordinated Notes due 2014, were used to repay all amounts outstanding under its senior subordinated bridge loan facility in full, to return a portion of the initial capital investment by the Investor Group and to pay related fees and expenses.

Guarantees

Each of Acquisition Corp.’s domestic subsidiaries that guarantees the obligations under the senior secured credit facility jointly and severally and unconditionally guarantees the sterling notes on an unsecured, senior subordinated basis.

Ranking

The 8 1/8% Senior Subordinated Notes are general unsecured senior subordinated obligations of Acquisition Corp., that rank junior to its existing and future senior indebtedness, including obligations under the senior secured credit facility, equally in right of payment with all of Acquisition Corp.’s future senior subordinated debt and senior in right of payment to all Acquisition Corp.’s future subordinated debt. They are effectively subordinated in right of payment to all of Acquisition Corp.’s existing and future secured debt to the extent of the value of the assets securing such debt, and are structurally subordinated to all obligations of Acquisition Corp.’s subsidiaries that are not guarantors. The sterling notes are not entitled to the benefit of any sinking fund.

Optional Redemption

The sterling notes may be redeemed, in whole or in part, at any time prior to April 15, 2009, at the option of Acquisition Corp., at a redemption price equal to 100% of the principal amount of the dollar notes redeemed plus the greater of (1) 1.0% of the then outstanding principal amount of the dollar notes and (2) the excess of (a) the present value at the redemption date of (i) the redemption price of the dollar note at April 15, 2009, as set forth in the table below, plus (ii) all required interest payments due on the dollar notes through April 15, 2009, excluding accrued but unpaid interest, computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points over (b) the then outstanding principal amount of the dollar notes.

On or after April 15, 2009, Acquisition Corp. may redeem all or a part of the dollar notes at the redemption prices, expressed as a percentage of the principal amount, set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Percentage
2009	104.063%
2010	102.708%
2011	101.354%
2012 and thereafter	100.000%

In addition, at any time prior to April 15, 2007, Acquisition Corp. may redeem up to 35% of the originally issued aggregate principal amount of the dollar notes at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of certain equity offering of Acquisition Corp. or of any of its direct or indirect parent corporations, provided that at least 65% of the originally issued principal amount of the dollar notes remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the closing of such equity offering.

Change of Control

In the event of a change of control, which is defined in the indenture governing the sterling notes, each holder of the sterling notes will have the right to require Acquisition Corp. to repurchase all or any part of such holder’s sterling notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

The indenture governing the sterling notes contains certain covenants that, among other things, limit Acquisition Corp.’s ability and the ability of some of Acquisition Corp.’s subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of Acquisition Corp.’s capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain debt without securing the notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of Acquisition Corp.’s assets;

•	enter into certain transactions with Acquisition Corp.’s affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Events of Default

The indenture governing the sterling notes also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such dollar notes to become or to be declared to be due and payable.

THE EXCHANGE OFFER

General

Holdings hereby offers to exchange a like principal amount of exchange notes for any or all outstanding notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We refer to the offer as the “exchange offer.” You may tender some or all of your outstanding notes pursuant to the exchange offer.

As of the date of this prospectus, $257,927,000 aggregate principal amount at maturity of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all holders of outstanding notes known to Holdings on or about July 29, 2005. Holdings’s obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under “Conditions to the Exchange Offer” below. Holdings currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

Holdings entered into a registration rights agreement with the initial purchasers of the outstanding notes in which Holdings agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. Holdings also agreed to use its reasonable best efforts to cause this registration statement to be declared effective and to cause the exchange offer to be consummated within 270 days after the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of Holdings’ obligations under the registration rights agreement. The outstanding notes were issued on December 23, 2004.

Under the circumstances set forth below, Holdings will use its reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and to keep the shelf registration statement effective for two years or such shorter period ending when all outstanding notes or exchange notes covered by the statement have been sold in the manner set forth and as contemplated in the statement or to the extent that the applicable provisions of Rule 144(k) under the Securities Act are amended or revised. These circumstances include:

•	if applicable law or interpretations of the staff of the SEC do not permit Holdings to effect this exchange offer;

•	if for any other reason the exchange offer is not consummated within 270 days of the issue date of the outstanding notes;

•	any initial purchaser or any other holder of the outstanding notes that is not able to participate in the exchange offer due to applicable law so requests at any time prior to the commencement of the exchange offer; or

•	if any holder of the outstanding notes notifies Holdings prior to the 15th day following consummation of this exchange offer that it is prohibited by law or SEC policy from participating in the exchange offer or does not receive exchange notes that may be sold without restriction (other than due solely to the status of such holder as an affiliate of Holdings).

If Holdings fails to comply with certain obligations under the registration rights agreement, Holdings will be required to pay additional interest to holders of the outstanding notes and the exchange notes required to be registered on a shelf registration statement. Please read the section “Exchange Offer; Registration Rights” for more details regarding the registration rights agreement.

Each holder of outstanding notes that wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make the following written representations:

•	any exchange notes to be received by such holder will be acquired in the ordinary course of its business;

•	such holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	such holder is not an affiliate of the Holdings, as defined by Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•	it is not engaged in, and does not intend to engage in, a distribution of exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution”.

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties referred to below, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in your ordinary course of business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not an affiliate of Holdings as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.

If you are an affiliate of Holdings, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business, then:

•	you cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Holdings will accept for exchange in the exchange offer outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in denominations of $1,000 and integral multiples of $1,000. We will issue $1,000 principal amount or an integral multiple of $1,000, of exchange notes, in exchange for a corresponding principal amount of outstanding notes, surrendered in the exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture under which the outstanding notes were issued, and the exchange notes and the outstanding notes will constitute a single class and series of notes for all purposes under the indenture. For a description of the indenture, please see “Description of the Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $257,927,000 aggregate principal amount at maturity of the outstanding notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

Holdings intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits that such holders have under the indenture relating to such holders’ outstanding notes, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

Holdings will be deemed to have accepted for exchange properly tendered outstanding notes when Holdings has given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, Holdings expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer”.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. Holdings will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m. midnight, New York City time, on August 29, 2005. However, if Holdings, in its sole discretion, extends the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which Holdings shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, Holdings will notify the exchange agent of any extension by oral or written notice, followed by notification to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

Holdings reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only if Holdings amends or extends the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If Holdings amends the exchange offer in a manner that it determines to constitute a material change, including the waiver of a material condition, Holdings will promptly disclose the amendment by press release or other public announcement as required by Rule 14e-1(d) of the Exchange Act and will extend the offer period if necessary so that at least five business days remain in the offer following notice of the material change.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, Holdings will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and Holdings may terminate or amend the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange, if:

•	the exchange offer, or the making of any exchange by a holder of outstanding notes, violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair Holdings’ ability to proceed with the exchange offer, and any material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals shall not have been obtained, which approvals Holdings deems necessary for the consummation of the exchange offer.

In addition, Holdings will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Outstanding Notes”; and

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

Holdings expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, Holdings may delay acceptance of any outstanding notes by notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of such extension to their holders. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. Holdings will return any outstanding notes that it does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Holdings expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange upon the occurrence of any of the conditions of the exchange offer specified above. Holdings will give notice by press release or other public announcement as required by Rule 14e-1(d) of the Act of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our Holdings’ benefit, and Holdings may assert them regardless of the circumstances that may give rise to them so long as such circumstances do not arise due to our action or inaction or waive them in whole or in part at any or at various times in its sole discretion. If Holdings fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that Holdings may assert at any time or at various times.

Procedures for Tendering Outstanding Notes

Only a holder of outstanding notes may tender its outstanding notes in the exchange offer. To tender in the exchange offer, a holder must comply with either of the following:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive outstanding notes along with the letter of transmittal; or

•	prior to the expiration date, the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

A tender to Holdings that is not withdrawn prior to the expiration date constitutes an agreement between Holdings and the tendering holder upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, Holdings recommends that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. Holders should not send letters of transmittal or certificates representing outstanding notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or other nominees effect the above transactions for them.

If you are a beneficial owner whose outstanding notes are held in the name of a broker, dealer, commercial bank, trust company, or other nominee who wishes to participate in the exchange offer, you should promptly contact such party and instruct such person to tender outstanding notes on your behalf.

You must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the outstanding notes.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by Holdings, they should also submit evidence satisfactory to Holdings of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, that states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	Holdings may enforce that agreement against such participant.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the applicable book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Acceptance of Exchange Notes

In all cases, Holdings will issue exchange notes for outstanding notes that Holdings has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, each holder will represent to Holdings that, among other things:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder does not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	the holder is not an affiliate of Holdings within the meaning of Rule 405 under the Securities Act; and

•	the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

If the holder is not acquiring the exchange notes in the ordinary course of its business, or if the holder does have an arrangement or understanding with any person to participate in, or is engaging in or intends to engage in, a distribution of the exchange notes, or if the holder is an affiliate of Holdings, then:

•	the holder cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution”.

Holdings will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Holdings’ determinations in this regard will be final and binding on all parties. Holdings reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in Holdings or its counsel’s judgment, be unlawful. Holdings also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as Holdings determines. Neither Holdings, nor the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, without cost to the holder, unless otherwise provided in the letter of transmittal, as soon as practicable after the expiration date.

Guaranteed Delivery Procedures

Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program prior to the expiration date may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered; stating that the tender is being made thereby; guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at one of the addresses set forth below under “—Exchange Agent”; or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. Holdings will determine all questions as to the validity, form, and eligibility, including time of receipt, of notices of withdrawal, and Holdings’ determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account maintained with the book-entry transfer facility as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer for the notes. Wells Fargo Bank, National Association also acts as trustee under the indenture governing the outstanding notes, which is the same indenture that will govern the exchange notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Overnight Courier or Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479	By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Hand: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Bldg.—12th Floor 608 2nd Avenue South Minneapolis, MN 55402

Attn: Reorganization (if by mail, registered or certified recommended)	Attn: Reorganization	Attn: Reorganization

By Facsimile:	To Confirm by Telephone:
(612) 667-6282 Attn: Bondholder Communications	(800) 344-5128; or (612) 667-9764 Attn: Bondholder Communications

IF YOU DELIVER THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMIT INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE, THAT DELIVERY OR THOSE INSTRUCTIONS WILL NOT BE EFFECTIVE.

Fees and Expenses

Holdings will bear the expenses of soliciting tenders. The principal solicitation is being made by mail by the exchange agent. Holdings may make additional solicitations by facsimile, telephone or in person by Holdings’ officers and regular employees and its affiliates.

Holdings has not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. Holdings will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.

Holdings will pay the estimated cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $500,000. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Accounting Treatment

Holdings will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses of the exchange offer as prepaid debt issuance costs and expense them over the remaining life of the notes.

Transfer Taxes

Holdings will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer .

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any transfer tax.

Consequences of Failure to Exchange

Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, Holdings does not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the staff of the SEC, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is an “affiliate” of Holdings within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	the holder is acquiring the exchange notes in the ordinary course of its business;

•	the holder does not have an arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•	the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

Any holder who tenders outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co., Inc. (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Holdings may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. Holdings has no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, both the term “Holdings” and the term “Holdco” refer only to WMG Holdings Corp. and not to any of its subsidiaries. On December 23, 2004, Holdings issued (i) 9.5% Senior Discount Notes due 2014, (ii) Floating Rate Senior Notes due 2011 and (iii) Floating Rate Senior PIK Notes dues 2014. In connection with the Initial Public Offering of Parent, on June 15, 2005, Holdings redeemed all of the outstanding Holdings Senior Notes, all of the outstanding Holdings Senior PIK Notes and 35% of the then outstanding 9.5% Senior Discount Notes due 2014. For purposes of this summary, the term “Notes” refer to both the 9.5% Senior Discount Notes due 2014, ($257,927,000 aggregate principal amount at maturity) currently outstanding and the exchange 9.5% Senior Discount Notes due 2014 to be issued and any Additional Discount Notes (collectively, the “Discount Notes”) and any Additional Senior Notes or Additional Senior PIK Notes that may be issued. This exchange offer relates only to the Discount Notes, and not to any Senior Notes or Senior PIK Notes. All outstanding Senior Notes and Senior PIK Notes have been redeemed and therefore no additional interest will be payable in respect to the Senior Notes or Senior PIK Notes.

Holdco issued the outstanding notes, and will issue the exchange notes described in this prospectus, under an indenture dated as of December 23, 2004 (the “Indenture”) between itself and Wells Fargo Bank, National Association, as trustee (the “Trustee”). See “Notice to Investors.” The outstanding notes were, and the exchange notes will be, issued as a separate series, but, except as otherwise provided below, are or will be, as applicable, treated as a single class for all purposes under the Indenture.

The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement.

The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. For more information, please review the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part.

The following description is a summary of the material provisions of the Indenture; all material information regarding the Notes and the rights of the holders of the Notes is summarized herein. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes

The Notes are:

•	general senior unsecured obligations of Holdco;

•	effectively subordinated to any Secured Indebtedness of Holdco to the extent of the value of the assets securing such Indebtedness (including the guarantee by Holdco of the obligations under the Credit Agreement);

•	structurally subordinated to all liabilities (including Trade Payables) and Preferred Stock of each Subsidiary of the Holdco, including the 7 3/8% Senior Subordinated Notes due 2014 and the 8 1/8% Senior Subordinated Notes due 2014 of Acquisition Corp., a wholly-owned subsidiary of Holdco and the obligations under the Credit Agreement; and

•	senior in right of payment to any future obligations of Holdco that are, by their terms, expressly subordinated in right of payment to the Notes.

As of March 31, 2005, Holdco would have had outstanding total pro forma Indebtedness (after giving effect to the redemption of all the Senior Notes and Senior PIK Notes and 35% of the Discount Notes) of approximately $2.259 billion, of which approximately $1.438 million would have been secured (all of which would have been represented by its guarantee of the Credit Agreement). On the same basis, as of March 31, 2005, Acquisition Corp. on a consolidated basis would have had outstanding pro forma Indebtedness of $1.438 billion under the Credit Agreement, $465 million under Acquisition Corp.’s 7 3/8% senior subordinated notes due 2014 and £100 million under Acquisition Corp.’s 8 1/8% senior subordinated notes due 2014, all of which would have been structurally senior to the Notes. An additional $250 million (less letters of credit of $4 million) would have been available to Acquisition Corp. for revolving borrowings under the Credit Agreement, all of which would be secured if borrowed and senior to the Notes. The Indenture will permit Holdco to incur additional Indebtedness.

Principal, Maturity and Interest

Discount Notes

On December 23, 2004, Holdco issued 9.5% Senior Discount Notes due 2014 in an aggregate principal amount at maturity of $396.8 million. The Discount Notes were issued at a substantial discount from their principal amount at maturity to generate gross proceeds of approximately $250 million. The Indenture governing the Discount Notes provides for the issuance of additional Discount Notes having identical terms and conditions to the Discount Notes (the “Additional Discount Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Discount Notes will be part of the same series as the Discount Notes and will vote on all matters that require a series vote with the Discount Notes. The Discount Notes will mature on December 15, 2014.

The outstanding Discount Notes were issued, and the exchange Discount Notes will be issued, in denominations of $1,000 and integral multiples of $1,000.

No cash interest will accrue on the Discount Notes prior to December 15, 2009 (the “Full Accretion Date”), although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes. Cash interest will accrue on the Discount Notes at the rate per annum shown on the front cover of this prospectus from December 15, 2009, or from the most recent date to which interest has been paid, and will be paid semiannually on June 15 and December 15 of each year, commencing June 15, 2010, to the holders of record at the close of business on June 1 and December 1 immediately preceding the interest payment date.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Senior Notes

On December 23, 2004, Holdco issued Senior Notes with an aggregate principal amount of $250 million. On June 15, 2004, all outstanding Senior Notes were redeemed. The Indenture governing the Senior Notes provides for the issuance of additional Senior Notes having identical terms and conditions to the Senior Notes (the “Additional Senior Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Senior Notes will be part of the same series and will vote together on all matters that require a series vote. The Senior Notes will mature on December 15, 2011.

The Senior Notes are issued in denominations of $1,000 and integral multiples of $1,000.

The Senior Notes bear interest at a rate per annum, reset quarterly equal to LIBOR plus 4.375%, as determined by an agent appointed by Holdco to calculate LIBOR for purposes of the Indenture (the “Calculation Agent”), which is initially the Trustee. Interest is payable quarterly on each March 15, June 15, September 15 and December 15. Holdco will make each interest payment to the holders of record of the Senior Notes on the immediately preceding March 1, June 1, September 1 and December 1. The Senior Notes bear interest from the Issue Date or, if interest has already been paid, from the date it was most recently paid.

Set forth below is a summary of certain of the defined terms used in the indenture relating solely to the Senior Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period commenced on and included the Issue Date and ended on and included March 14, 2005.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Senior Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Senior Notes. The amount of interest to be paid on the Senior Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Senior Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Senior PIK Notes

On December 23, 2004, Holdco issued Senior PIK Notes with an aggregate principal amount of $200 million. On June 15, 2005, all outstanding Senior PIK Notes were redeemed. The Indenture governing the Senior PIK Notes provides for the issuance of additional Senior PIK Notes having identical terms and conditions to the Senior PIK Notes (the “Additional Senior PIK Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Senior PIK Notes will be part of the same series and will vote together on all matters that require a series vote. Holdco may issue an unlimited principal amount of Additional Senior PIK Notes to pay interest in the Senior PIK Notes that is not payable in cash.

Each Senior PIK Note bears interest at a rate per annum, reset semi-annually, equal to LIBOR plus 7.00%, as determined by the Calculation Agent, plus the Ratchet Margin (if any). Interest on the Senior PIK Notes is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2005. Interest is payable, at the election of Holdco (made prior to the relevant record date in the case of cash interest), either in cash or through the issuance of Additional Senior PIK Notes in a principal amount equal to such interest amount. The Additional Senior PIK Notes will be identical to the originally issued Senior PIK Notes, except that interest will begin to accrue from the date they are issued rather than the Issue Date.

On December 15, 2014, Holdco will redeem the Senior PIK Notes that have not been previously redeemed or purchased and canceled at 100.00% of their principal amount plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Senior PIK Notes are issued in denominations of $1,000 and integral multiples of $1,000; provided, however, that Additional Senior PIK Notes issued in payment of interest or Additional Interest will be issued in denominations of $1 and integral multiples of $1.

Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the Senior PIK Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period commenced on and included the Issue Date and ended on and included June 14, 2005.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Ratchet Margin” means for each Interest Period commencing on or after December 15, 2007, an amount equal to 1.0% if, on the Determination Date with respect to such Interest Period, the Net Indebtedness to EBITDA Ratio of Acquisition Corp. exceeds or equals 3.00 to 1.00, and shall otherwise be an amount equal to zero, in each case, as certified to the Calculation Agent on such Determination Date by an Officer’s Certificate.

“Representative Amount” means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Senior PIK Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Senior PIK Notes. The amount of interest to be paid on the Senior PIK Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Senior PIK Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Methods of Receiving Payments on the Notes

With respect to any cash payments, if a holder has in the case of the Discount Notes given wire transfer instructions to Holdco, Holdco, through the paying agent or otherwise, will pay all principal, interest and premium and Additional Interest (as defined under “Exchange Offer; Registration Rights”), if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless Holdco elects to make cash interest payments by check mailed to the holders at their address set forth in the register of holders. With respect to any payments of principal, interest and premium and Additional Interest, if any, in the form of Additional Senior PIK Notes, payments shall be made by deposit of such Additional Senior PIK Notes into the account specified by the Holder or Holders thereof to Holdco, through the paying agent or otherwise.

Paying Agent, Registrar and Calculation Agent for the Notes

The Trustee will initially act as paying agent, registrar and Calculation Agent. Holdco may change the paying agent or registrar without prior notice to the holders, and Holdco or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of

Notes. Holders will be required to pay all taxes due on transfer. Holdco is not required to transfer or exchange any Note selected for redemption. Also, Holdco is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Holding Company Structure

Holdco is a holding company and does not have any material assets or operations other than ownership of Capital Stock of Acquisition Corp. All of its operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of Holdco’s creditors, including holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries including Acquisition Corp. As of March 31, 2005, Holdco would have had outstanding total pro forma Indebtedness (after giving effect to the redemption of the all of Senior Notes and Senior PIK Notes and 35% of the Discount Notes and the additional $250 million of borrowings under Acquisition Corp.’s senior secured credit facility) of approximately $2.259 billion, of which approximately $1.438 billion would have been secured (all of which would have been represented by its guarantee of the Credit Agreement). On the same basis, as of March 31, 2005, Acquisition Corp. on a consolidated basis would have had outstanding Indebtedness of $1.438 billion under the Credit Agreement, $465 million under Acquisition Corp.’s 7 3/8% senior subordinated notes due 2014 and £100 million under Acquisition Corp.’s 8 1/8% senior subordinated notes due 2014, all of which would have been structurally senior to the Notes. An additional $250 million (less letters of credit of $4 million) would have been available to Acquisition Corp. for revolving borrowings under the Credit Agreement, all of which would be secured if borrowed and senior to the Notes. Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “Risk Factors”.

Optional Redemption

Discount Notes

At any time prior to December 15, 2007, Holdco may on any one or more occasions redeem with the net cash proceeds of one or more Equity Offerings up to 35% of the aggregate principal amount at maturity of Discount Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Discount Notes) at a redemption price of 109.50% of the Accreted Value thereof at the redemption date (subject to the rights of holders of record on the relevant record date to receive interest due, if any, on the relevant interest payment date); provided that:

(1) at least 65% of the aggregate principal amount at maturity of Discount Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Discount Notes) remains outstanding immediately after the occurrence of such redemption (excluding Discount Notes held by Holdco and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Unless Holdco issues additional Discount Notes, Holdco will not be able to redeem any Discount Notes pursuant to this provision.

The Discount Notes may be redeemed, in whole or in part, at any time prior to December 15, 2009, at the option of Holdco upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the Accreted Value of the Discount Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after December 15, 2009, Holdco may redeem all or a part of the Discount Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the Accreted Value thereof) set forth below plus accrued and unpaid interest on the Discount Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2009	104.750%
2010	103.167%
2011	101.583%
2012 and thereafter	100.000%

Senior Notes

At any time prior to December 15, 2006, Holdco may on one or more occasions redeem with the net cash proceeds of one or more Equity Offerings at a redemption price of 104.00% of the principal amount of the Senior Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date:

(1) up to 35% of the aggregate principal amount of the Senior Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Senior Notes); provided that (x) at least 65% of the aggregate principal amount of Senior Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Senior Notes) must remain outstanding immediately after the occurrence of each such redemption (excluding Senior Notes held by Holdco and its Subsidiaries) and (y) the redemption occurs within 90 days of the closing of such Equity Offering; or

(2) all, but not less than all, of the aggregate principal amount of the Senior Notes issued under the Indenture then outstanding; provided that the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Senior Notes may be redeemed, in whole or in part, at any time prior to December 15, 2006, at the option of Holdco upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Senior Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after December 15, 2006, Holdco may redeem all or a part of the Senior Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Senior Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2006	102.00%
2007	101.00%
2008 and thereafter	100.00%

Senior PIK Notes

Except as set forth in the next paragraph, the Senior PIK Notes are not redeemable until June 15, 2005. On and after June 15, 2005 and before June 15, 2006, the Senior PIK Notes will be redeemable at 100.00% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date. On and after June 15, 2006 and before December 15, 2007, the Senior PIK Notes will be redeemable at 102.00% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. On and after December 15, 2007 and before December 15, 2008, the Senior PIK Notes will be redeemable at 101.00% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. On and after December 15, 2008, the Senior PIK Notes will be redeemable at 100.00% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date. Any such redemption may be made in whole or in part following not less than three Business Days’ prior notice.

On or after March 15, 2005 and prior to June 15, 2005, Holdco may redeem any and all of the aggregate principal amount of the Senior PIK Notes issued under the Indenture then outstanding with the net cash proceeds of one or more Equity Offerings at a redemption price of 100.00% of the principal amount of the Senior PIK Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date; provided that the redemption occurs within 90 days of the date of the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Senior PIK Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Senior PIK Notes will be subject to redemption by Holdco.

Holdco may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Mandatory Redemption

Holdco is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require Holdco to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Holdco will offer a Change of Control Payment in cash equal to 101% (or, with respect to a Change of Control set forth in clause (4) of the definition of “Change of Control”, 100%) of the aggregate principal amount at maturity of Notes repurchased (or, in the case of purchases of Discount Notes prior to the Full Accretion Date, a purchase price equal to 101% (or, with respect to a Change of Control set forth in clause (4) of the definition of “Change of Control”, 100%) of the Accreted Value thereof as of the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 60 days following any Change of Control, Holdco will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Holdco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Holdco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Holdco will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Senior Notes or, the aggregate principal amount at maturity of Discount Notes being purchased by Holdco.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder, as applicable, a new Senior Note or Senior PIK Note equal in principal amount, or a new Discount Note equal in principal amount at maturity to any unpurchased portion of the Notes surrendered, if any; provided that each new Senior Note or Senior PIK Notes will be in a principal amount of $1,000 and each new Discount Note will be in a principal amount at maturity of $1,000 or, in each case, an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit Holdco to comply with this covenant, Holdco will either repay all outstanding Bank Debt or obtain the requisite consents, if any, under all agreements governing outstanding Bank Debt. Holdco will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement contains, and existing and future indebtedness of Holdco and its Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement does not permit Holdco to purchase Notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of Holdco’s Indebtedness could prohibit the prepayment of Notes prior to their scheduled maturity. Consequently, if Holdco is not able to prepay such Indebtedness, Holdco will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under “—Events of Default.” In the event Holdco is required to purchase outstanding Notes pursuant to a Change of Control Offer, Holdco expects to seek third party financing to the extent it lacks available funds to meet its purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

The provisions described above that require Holdco to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that Holdco repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Holdco will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Holdco and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Holdco and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require Holdco to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holdco and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Holdco will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Holdco (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by Holdco’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by Holdco or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities (as shown on Holdco’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of Holdco or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and from which Holdco and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by Holdco or such Restricted Subsidiary from such transferee that are converted by Holdco or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Noncash Consideration received by Holdco or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of Holdco), taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 5.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

Within 395 days after the receipt of any Net Proceeds from an Asset Sale, Holdco may apply those Net Proceeds at its option:

(1) to permanently reduce Obligations under Bank Debt (and to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes (provided that if Holdco shall so reduce Obligations under such Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount (or, in the case of purchases of Discount Notes, the Accreted Value) thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount (or, in the case of purchases of Discount Notes, the Accreted Value) of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to Holdco or an Affiliate of Holdco; provided that, if an offer to purchase any Indebtedness of Acquisition Corp. or any of its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Excess Proceeds in the amount of such offer will be deemed to exist following such offer;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in Holdco or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in Holdco or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B)

properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $20.0 million, Holdco will make an offer (an “Asset Sale Offer”) to all holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount (or, in the case of purchases of Discount Notes, the principal amount at maturity) of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of aggregate principal amount at maturity (or, in the case of purchases of Discount Notes, the Accreted Value) thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, Holdco may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, Holdco may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount (or, in the case of Discount Notes, the principal amount at maturity) of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount (or, in the case of Discount Notes, the amount at maturity) of Excess Proceeds will be reset at zero.

Holdco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Holdco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.

No Notes of $1,000 (or, in the case of Discount Notes, $1,000 principal amount at maturity) or less can be redeemed in part. If a partial redemption is made on any series of the Notes with the proceeds of an Equity Offering in accordance with the provisions under “—Optional Redemption,” the Trustee will select the applicable Notes on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount (or, in the case of the Discount Notes, the principal amount at maturity) of that

Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue or accrete as applicable, on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Holdco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other payment or distribution on account of Holdco’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by Holdco payable in Equity Interests (other than Disqualified Stock) of Holdco or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to Holdco or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary (other than a Wholly Owned Subsidiary), Holdco or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Holdco or any direct or indirect parent corporation of Holdco, including in connection with any merger or consolidation involving Holdco;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness subordinated or junior in right of payment to the Notes (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) (A) with respect to a Restricted Payment by Holdco or any Restricted Subsidiary of Holdco other than Acquisition Corp. and its Restricted Subsidiaries, Holdco would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of Holdco’s noncash interest expense and amortization of original issue discount with respect to the Discount Notes shall be excluded) or (B) with respect to a Restricted Payment by Acquisition Corp. or any Restricted Subsidiary of Acquisition Corp., Acquisition Corp. and any Restricted Subsidiary of Acquisition Corp. would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdco and its Restricted Subsidiaries after April 8, 2004 (excluding Restricted Payments permitted by clauses (3), (4), (5), (6), (8), (10), (11), (12), (13), (16) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of Holdco (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause 3(a) only, any of Holdco’s noncash interest expense and amortization of original issue discount with respect to the Discount Notes shall be excluded) for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after April 8, 2004 to the end of Holdco’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of Holdco, of property and marketable securities received by Holdco after April 8, 2004 from the issue or sale of (x) Equity Interests of Holdco (including Retired Capital Stock (as defined below) but excluding (i) Excluded Contributions, (ii) the Cash Contribution Amount, (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of Holdco, any direct or indirect parent corporation of Holdco and the Subsidiaries after April 8, 2004 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and, to the extent actually contributed to Holdco, Equity Interests of Holdco’s direct or indirect parent corporations, (iv) Designated Preferred Stock and (v) Disqualified Stock) or (y) debt securities of Holdco that have been converted into such Equity Interests of Holdco (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of Holdco sold to a Restricted Subsidiary or Holdco, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of Holdco, of property and marketable securities contributed to the capital of Holdco after April 8, 2004 (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Designated Preferred Stock and (v) the Cash Contribution Amount), plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of Holdco, of property and marketable securities received by means of (A) the sale or other disposition (other than to Holdco or a Restricted Subsidiary) of Restricted Investments made by Holdco or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdco or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by Holdco or its Restricted Subsidiaries or (B) the sale (other than to Holdco or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into Holdco or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to Holdco or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of Holdco in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the

Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of Holdco or any direct or indirect parent corporation (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Subsidiary or Holdco) of Equity Interests of Holdco or any direct or indirect parent corporation thereof or contributions to the equity capital of Holdco (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdco or to an employee stock ownership plan or any trust established by Holdco or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to such Notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to such Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of Holdco or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of Holdco, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $20 million (with unused amounts in any calendar year being carried over to the two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdco and, to the extent contributed to Holdco, Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of Holdco, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after April 8, 2004 plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdco or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the Transactions that were foregone in return for the receipt of Equity Interests of Holdco or any direct or indirect parent corporation of Holdco pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of key man life insurance policies received by Holdco or its Restricted Subsidiaries after April 8, 2004 (provided that Holdco may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdco or any Restricted Subsidiary issued or incurred in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Holdco, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Holdco issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, (i) in the case of Capital Stock of Holdco, Holdco would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” (it being understood that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of Holdco’s noncash interest expense and amortization of original issue discount shall be excluded) or (ii) in the case of Capital Stock of Acquisition Corp. and any Restricted Subsidiary of Acquisition Corp., Acquisition Corp. and any Restricted Subsidiary of Acquisition Corp. would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdco from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed the greater of $25.0 million and 2.0% of Consolidated Tangible Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on Holdco’s common stock following the first public offering of Holdco’s common stock or the common stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to Holdco in any past or future public offering, other than public offerings with respect to Holdco’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $75.0 million;

(12) the declaration and payment of dividends to, or the making of loans to, Parent in amounts required for such party to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) federal, state and local income taxes to the extent such income taxes are attributable to the income of Holdco and the Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdco and the Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were Holdco and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of Holdco to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdco and its Restricted Subsidiaries;

(D) general corporate overhead expenses (including professional expenses) for any direct or indirect parent corporation of Holdco to the extent such expenses are solely attributable to the ownership or operation of Holdco and its Restricted Subsidiaries; and

(E) to pay fees and expenses other than to Affiliates related to any unsuccessful equity or debt offering permitted by the Indenture;

(13) cash dividends or other distributions on Parent’s, Holdco’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with, the Transactions or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(16) any Restricted Payment by Holdco, at any time prior to April 15, 2009 with the proceeds received from Acquisition Corp. if immediately after giving pro forma effect to such Restricted Payment by Acquisition Corp. and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Net Indebtedness to EBITDA Ratio of Holdco would not have exceeded 4.25 to 1; or

(17) the declaration and payment of dividends to Parent of the net proceeds received by Holdco from the sale of the Notes on the Issue Date, the proceeds of which will be used as described in this prospectus;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (2), (5), (6), (7), (9), (11), (14), (15) and (16) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holdco or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of Holdco. Holdco’s determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $25.0 million.

As of the Issue Date, all of Holdco’s Subsidiaries will be Restricted Subsidiaries, including Acquisition Corp. Holdco will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by Holdco and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus.

Incurrence of Indebtedness and Issuance of Preferred Stock

Holdco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Holdco will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that (i) Holdco and any Restricted Subsidiary of Holdco other than Acquisition Corp. and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for Holdco’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1 and (ii) Acquisition Corp. and any Restricted Subsidiary of Acquisition Corp. may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for Acquisition Corp.’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the existence of Indebtedness under the Credit Agreement together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, together with amounts outstanding under a Qualified Securitization Financing incurred pursuant to clause (17) below, of $1,550.0 million outstanding at any one time, less the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(2) the incurrence by Holdco and its Restricted Subsidiaries of Indebtedness represented by (x) the Notes (including any Guarantee) issued on the Issue Date and (y) Additional Senior PIK Notes issued from time to time in payment of accrued interest on the Senior PIK Notes;

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations) incurred by Holdco or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $50.0 million and (y) 4.0% of Consolidated Tangible Assets;

(5) Indebtedness incurred by Holdco or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of Holdco or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of Holdco or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Holdco and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of Holdco owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by Holdco or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to Holdco or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if Holdco is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of Holdco with respect to the Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to Holdco or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdco or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9) Hedging Obligations of Holdco or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange;

(10) obligations in respect of performance and surety bonds and performance and completion guarantees provided by Holdco or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of Holdco or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdco or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11));

(12) any guarantee by Holdco or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(13) the incurrence by Holdco or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (13) and clause (14) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes, such Refinancing Indebtedness is subordinated or pari passu to the Notes at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) to the extent applicable, Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of Holdco or (y) Indebtedness or Preferred Stock of Holdco or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided, further, that subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of Bank Debt or Indebtedness of a Restricted Subsidiary;

(14) Indebtedness or Preferred Stock of Persons that are acquired by Holdco or any Restricted Subsidiary or merged into Holdco or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such incurrence of Indebtedness either (A) (i) in the case of Indebtedness of Holdco, Holdco would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant and (ii) in the case of Indebtedness of Acquisition Corp., Acquisition Corp. would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(16) Indebtedness of Holdco or any Restricted Subsidiary of Holdco supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to Holdco or any Restricted Subsidiary of Holdco other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(18) the incurrence of (A) Non-Recourse Acquisition Financing Indebtedness and (B) Non-Recourse Product Financing Indebtedness;

(19) Contribution Indebtedness;

(20) (a) (1) in the case of Foreign Subsidiaries of Holdco that are not Subsidiaries of Acquisition Corp., if Holdco or any of its Restricted Subsidiaries other than Acquisition Corp. and its Restricted Subsidiaries could incur $1.00 of additional Indebtedness pursuant to clause (i) of the first paragraph hereof and (2) in the case of Foreign Subsidiaries of Acquisition Corp., if Acquisition Corp. or any of its Restricted Subsidiaries could incur $1.00 of additional Indebtedness pursuant to clause (ii) of the first paragraph hereof after giving effect to such borrowing, Indebtedness of such Foreign Subsidiaries not otherwise permitted hereunder or (b) if neither Holdco nor Acquisition Corp. could incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of Holdco or Acquisition Corp., as the case may be, incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (20) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (20), does not exceed the greater of (x) $100.0 million and (y) 10% of the Consolidated Tangible Assets of the Foreign Subsidiaries; and

(21) Indebtedness consisting of promissory notes issued by Holdco to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdco permitted by the covenant described under the caption “—Restricted Payments.”

For purposes of determining compliance with this “—Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Holdco will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness (including the issuance of Additional Senior PIK Notes in payment of interest on the Senior PIK Notes) will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and Holdco shall not be permitted to reclassify all or any portion of such Indebtedness. The maximum amount of Indebtedness that Holdco and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Liens

Holdco will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness of Holdco ranking pari passu with or subordinated to the Notes on any asset or property of Holdco, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes are equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(ii) Liens securing the Notes (and any related Guarantees, if any), Liens securing Bank Debt and the related guarantees of such Bank Debt; and

(iii) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Holdco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Holdco or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Holdco or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdco or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdco or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement or related documents or (y) on the Issue Date, including, without limitation, pursuant to the Existing Notes, or other Existing Indebtedness and related documentation;

(2) the Indenture and the Notes;

(3) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by Holdco or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock (i) of Holdco or any Restricted Subsidiary that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of Acquisition Corp. subsequent to the Issue Date pursuant to clauses (1), (4), (11) or (20) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to Holdco, taken as a whole, as determined by the Board of Directors of Holdco in good faith than the provisions contained in the Credit Agreement or in the indenture governing the Existing Notes, in each case, as in effect on the Issue Date or (B) any encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of Holdco in good faith, to make scheduled payments of cash interest on the Notes when due;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdco’s Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(13) any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary; or

(14) any encumbrance or restriction in connection with Non-Recourse Product Financing Indebtedness or Non-Recourse Acquisition Financing Indebtedness.

Merger, Consolidation or Sale of Assets

Holdco may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Holdco is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Holdco and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Holdco is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Holdco) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (Holdco or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than Holdco) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Holdco under the Notes, the Indenture and the applicable registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b) such Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Holdco and its Restricted Subsidiaries immediately prior to such transaction.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Holdco and its Restricted Subsidiaries. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Holdco or to another Restricted Subsidiary and (b) Holdco may merge with an Affiliate incorporated solely for the purpose of reincorporating Holdco in another state of the United States so long as the amount of Indebtedness of Holdco and its Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

Holdco will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Holdco or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdco or such Restricted Subsidiary with an unrelated Person; and

(2) Holdco delivers to the Trustee

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a resolution of the Board of Directors of Holdco approving such affiliate transaction set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Holdco; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among Holdco and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments (other than pursuant to clause (7) thereof) and Permitted Investments (other than pursuant to clauses (10), (11) and (15) thereof) permitted by the Indenture;

(3) the payment to the Sponsors and any of their Affiliates of annual management, consulting, monitoring and advisory fees pursuant to the Management Agreement in an aggregate amount in any fiscal year not to exceed $10.0 million and related reasonable expenses;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of Holdco, any of its direct or indirect parent corporations or any Restricted Subsidiary;

(5) the payments by Holdco or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of Holdco in good faith;

(6) transactions in which Holdco or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdco or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of Holdco or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of Holdco in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the Issue Date (other than the Management Agreement and Stockholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

(9) the existence of, or the performance by Holdco or any of its Restricted Subsidiaries of its obligations under the terms of, the Stockholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party as of the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by Holdco or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Stockholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the Transactions and the payment of all fees and expenses related to the Transactions and the prepayment of $10.0 million in management fees for the fiscal year ended November 30, 2004, in each case, to the extent not yet paid as of the Issue Date;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to Holdco or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of Holdco or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of Parent to any Permitted Holder or to any director, officer, employee or consultant of Holdco or Parent or their Subsidiaries or of Holdco to Parent or to any Permitted Holder or to any director, officer, employee or consultant of Holdco or Parent or their Subsidiaries; and

(13) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

Business Activities

Holdco will not, and will not permit any Restricted Subsidiary (other than a Securitization Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Holdco and its Subsidiaries taken as a whole.

Payments for Consent

Holdco will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Guarantees

The Indenture will provide that Holdco will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Securitization Subsidiary) that guarantees any Indebtedness of Holdco to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Any Guarantor may consolidate with or merge into or sell its assets to Holdco or another Guarantor that is a Wholly Owned Restricted Subsidiary of Holdco without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. The Guarantee of a Guarantor will be released in the event that:

(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Indenture,

(b) Holdco designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture set forth under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdco or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, Holdco will furnish to the holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdco were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Holdco’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Holdco were required to file such reports.

In addition, whether or not required by the Commission, Holdco will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

In addition, if at any time Parent becomes a Guarantor (there being no obligation of Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of Holdco (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of Holdco, be filed by and be those of Parent rather than Holdco.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined under “Exchange Offer; Registration Rights”) or the effectiveness of the Shelf Registration Statement (as defined under “Exchange Offer; Registration Rights”) by the filing with the Commission of the Exchange Offer Registration Statement (as defined under “Exchange Offer; Registration Rights”) and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

In addition, Holdco has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) Holdco defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) Holdco defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(3) Holdco defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdco or any Restricted Subsidiary or the payment of which is guaranteed by Holdco or any Restricted Subsidiary (other than Indebtedness owed to Holdco or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting Holdco or any Significant Subsidiary; or

(6) the failure by Holdco or any Significant Subsidiary to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, with respect to any judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to Holdco) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount (or, in the case of the Discount Notes, the aggregate principal amount at maturity) of outstanding Notes under the Indenture may declare the principal of (or, in the case of the Discount Notes, the Accreted Value) and accrued and unpaid interest, if any, on such Notes to be due and payable by notice in writing to Holdco and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same:

(1) shall become immediately due and payable; or

(2) shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five business days after receipt by Holdco and the representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

If an Event of Default specified in clause (5) above with respect to Holdco occurs and is continuing, then all unpaid principal (or, in the case of the Discount Notes, the Accreted Value) of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of each Trustee or any holder of the Notes.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount (or, in the case of the Discount Notes, the aggregate principal amount at maturity) of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal (or Accreted Value), which has become due otherwise than by such declaration of acceleration, has been paid;

(b) Holdco designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture set forth under “—Certain Covenants—Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdco or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, Holdco will furnish to the holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holdco were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Holdco’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Holdco were required to file such reports.

In addition, whether or not required by the Commission, Holdco will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

In addition, if at any time Parent becomes a Guarantor (there being no obligation of Parent to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of Holdco (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of Holdco, be filed by and be those of Parent rather than Holdco.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer (as defined under “Exchange Offer; Registration Rights”) or the effectiveness of the Shelf Registration Statement (as defined under “Exchange Offer; Registration Rights”) by the filing with the Commission of the Exchange Offer Registration Statement (as defined under “Exchange Offer; Registration Rights”) and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

In addition, Holdco has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1) Holdco defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) Holdco defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days;

(2) Holdco’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Holdco’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Holdco may, at its option and at any time, elect to have the obligations of Holdco released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of Holdco but not its Restricted Subsidiaries) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) Holdco must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (or, in the case of the Discount Notes, the Accreted Value of), or interest and premium and Additional Interest, if any, on the outstanding Discount Notes, Senior PIK Notes or Senior Notes, as the case may be, issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and Holdco must specify whether the Discount Notes, Senior PIK Notes or Senior Notes, as the case may be, are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Holdco has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) Holdco has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Holdco has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holdco or any of its Restricted Subsidiaries is a party or by which Holdco or any of its Restricted Subsidiaries is bound;

(6) Holdco must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Holdco with the intent of preferring the holders of Notes over the other creditors of Holdco with the intent of defeating, hindering, delaying or defrauding creditors of Holdco or others; and

(7) Holdco must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount at maturity of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that if any amendment, waiver or other modification will only affect the Discount Notes, the Senior Notes or the Senior PIK Notes, only the consent of the holders of at least a majority in aggregate principal amount at maturity of the then outstanding Discount Notes or at least a majority in principal amount of the then outstanding Senior Notes or Senior PIK Notes (and not the consent of at least a majority of all Notes), as the case may be, shall be required.

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of the Senior Notes or Senior PIK Notes, reduce the aggregate principal at maturity of the Discount Notes or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in (x) aggregate principal amount at maturity of the outstanding Discount Notes or (y) aggregate principal amount of the Senior Notes or Senior PIK Notes, as the case may be, issued thereunder and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8) with respect to the Discount Notes, change the method of calculation of Accreted Value in a manner adverse to the holders;

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, Holdco and the Trustee may amend or supplement either the Indenture or the Notes issued thereunder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Holdco’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Holdco’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

(6) to add a Guarantee of the Notes, including, without limitation, by Parent.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to a series of Notes issued thereunder, when:

(1) either:

(a) all applicable Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Holdco, have been delivered to the Trustee for cancellation; or

(b) all applicable Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and Holdco has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Holdco is a party or by which Holdco is bound;

(3) Holdco has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Holdco has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

In addition, Holdco must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of Holdco, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The

Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in (x) aggregate principal amount at maturity of the then outstanding Discount Notes or (y) principal amount of the then outstanding Senior Notes or Senior PIK Notes, as the case may be, issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Accreted Value” means, as of any date (the “Specified Date”), the amount provided below for each $1,000 principal amount at maturity of Discount Notes:

(1) if the Specified Date occurs on one of the following dates (each, a “Semi-Annual Accrual Date”), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

Semi-Annual Accrual Date	Accreted Value
June 15, 2005	$658.59
December 15, 2005	$689.87
June 15, 2006	$722.64
December 15, 2006	$756.97
June 15, 2007	$792.92
December 15, 2007	$830.58
June 15, 2008	$870.04
December 15, 2008	$911.36
June 15, 2009	$954.65
December 15, 2009	$1,000.00

The foregoing Accreted Values may be increased, if necessary, to reflect any accretion of premium payable as described in “Exchange Offer; Registration Rights.” As a result, in the event that additional interest or premium accrues on the Discount Notes, the principal amount at maturity of the Discount Notes will be in excess of $1,000.

(2) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (A) the original issue price of a Discount Note and (B) an amount equal to the product of (x) the Accreted Value for the first Semi-Annual Accrual Date less such original issue price multiplied by (y) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

(3) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (B) an amount equal to the product of (x) the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (y) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

(4) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value for each $1,000 principal amount of Discount Notes will equal $1,000 (increased, if necessary, to reflect any accretion of additional interest or premium payable as described in “Exchange Offer; Registration Rights”).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

“Acquisition Corp.” means WMG Acquisition Corp, a Delaware corporation.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means,

(A) with respect to any Discount Note on any applicable redemption date, the greater of:

(1) 1.0% of the then Accreted Value of the Discount Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Discount Note at December 15, 2009 such redemption price being set forth in the table appearing above under the caption “ —Optional Redemption”) plus (ii) all required interest payments due on the Discount Note through December 15, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then Accreted Value of the Discount Note; and

(B) with respect to any Senior Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Senior Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Senior Note at December 15, 2006 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Senior Note (assuming that the interest rate per annum on the Senior Notes applicable on the date of which notice of redemption was given was in effect for the entire period) through December 15, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Senior Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of Holdco or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of Holdco and its Restricted Subsidiaries;

(2) the disposition of all or substantially all of the assets of Holdco in a manner permitted pursuant to the covenant contained under the caption “Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “Certain Covenants—Restricted Payments” or the granting of a Lien permitted by the covenant contained under the caption “Certain Covenants—Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Holdco or by Holdco or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (11) of the definition of “Permitted Investments”);

(8) foreclosures on assets;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(11) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Bank Debt” means any and all amounts payable under or in respect of the Credit Agreement, and the documents related thereto, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdco whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of Holdco or any Restricted Subsidiary described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of Holdco and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) Holdco becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of Holdco or any of its direct or indirect parent corporations;

(3) (A) prior to the first public offering of common stock of either Parent or Holdco, the first day on which the Board of Directors of Parent shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Parent on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of Parent, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of common stock of either Parent or Holdco, (i) if such public offering is of Parent common stock, the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors or (ii) if such public offering is of Holdco’s common stock, the first day on which a majority of the members of the Board of Directors of Holdco are not Continuing Directors; or

(4) Holdco ceases to legally and beneficially own, directly or indirectly, 100% of the issued and outstanding common stock of Acquisition Corp.

“Cinram Adjustment” means cost savings and other adjustments to Holdco from the disposition of its DVD and CD manufacturing, printing, packaging, physical distribution and merchandising businesses to Cinram International, Inc, which was consummated on October 24, 2003, and the associated long-term supply contract with Cinram for physical product and distribution.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the April 8, 2004, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Commission” means the Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees relating to the Specified Financings) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received in cash for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that:

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, transition and other restructuring costs) (less all fees and expenses relating thereto) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Holdco) shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of Holdco shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(5) solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of “Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor, if applicable) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restriction with respect to the payment of dividends or in similar distributions has been legally waived or (y) as permitted by the covenant described under “Dividend and Other Payment Restrictions Affecting Subsidiaries”; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(6) any noncash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141, shall be excluded;

(7) solely for purposes of determining the amount available for Restricted Payments under clause (3) of the first paragraph of the covenant described under the caption “—Certain Covenants—Restricted Payments,” an amount equal to any reduction in current taxes recognized during the applicable period by Holdco and its Restricted Subsidiaries as a direct result of deductions arising from (A) the amortization allowed under Section 167 or 197 of the Code for the goodwill and other intangibles arising from the Transactions and (B) employee termination and related restructuring reserves established pursuant to purchase accounting for the two-year period commencing with the Issue Date, in each case, will be included in the calculation of “Consolidated Net Income” so long as such addition will not result in double-counting;

(8) noncash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(9) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded; and

(10) any noncash charges resulting from mark-to-market accounting in accordance with Statements of Financial Accounting Standards No. 133 and No. 150 and Emerging Issues Task Force Issue No. 00-19 relating to warrants owned by Time Warner Inc. shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “Certain Covenants—Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdco and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by Holdco and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdco and any Restricted Subsidiary, any sale of the stock of an Unrestricted

Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “Certain Covenants—Restricted Payments.”

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents, organization expense, and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of Holdco or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of Holdco or such Restricted Subsidiary after the Issue Date; provided that such Contribution Indebtedness:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of Holdco or such Restricted Subsidiary, as applicable, the amount of such excess shall be (A)(x) Subordinated Indebtedness (other than Secured Indebtedness) or (y) Indebtedness that ranks pari passu with the Notes (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

(2) (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 8, 2004, by and among Acquisition Corp., the other borrowers from time to time party thereto, Holdco, Banc of America Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Arrangers and Co-Book Managers, Deutsche Bank Securities Inc. and Lehman Commercial Paper Inc., as Co-Syndication Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Documentation Agent, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Holdco or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdco or any direct or indirect parent company of Holdco (other than Disqualified Stock), that is issued for cash (other than to Holdco or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdco or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “Certain Covenants—Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means any Subsidiary of Holdco that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.

“EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) provision for taxes based on income or profits, plus franchise or similar taxes of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

(6) without duplication, any other noncash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(7) any net gain or loss resulting from Hedging Obligations relating to currency exchange risk, plus

(8) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed $10.0 million in any four-quarter period, plus

(9) Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, plus

(10) the Cinram Adjustment, plus

(11) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, plus

(12) without duplication, pension curtailment expenses, transaction costs and executive contract expenses incurred by affiliated entities of Holdco (other than Parent and its Subsidiaries) on behalf of Parent or any of its Subsidiaries and reflected in the combined financial statements of Holdco as capital contributions, less

(13) without duplication, noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock (including, with respect to the Senior PIK Notes only, any debt security convertible or exchangeable into common stock) or Preferred Stock of Holdco or any or its direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of Holdco or of any direct or indirect parent corporation of Holdco registered on Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by Holdco and its Restricted Subsidiaries from:

(1) contributions to Holdco’s common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdco or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of Holdco and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

“Existing Notes” means the dollar-denominated 7 3/8% Senior Subordinated Notes due 2014 and the pounds sterling-denominated 8 1/8% Senior Subordinated Notes due 2014, in each case, of Acquisition Corp.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdco or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by Holdco or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdco or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions and the related restructuring initiatives) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Holdco and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from such transaction which is being given pro forma effect that have been realized or (A) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (B) with respect to any transactions other than the Transaction (and the related restructuring initiatives), for which the steps necessary for realization are reasonably expected to be taken within the six month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate and record label overhead; provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by Holdco’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdco to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdco may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount in connection with the Specified Financings (including any original issue discount created by fair value adjustments to Holdco’s Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

“Foreign Subsidiary” means any Subsidiary of Holdco that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on April 8, 2004. For purposes of this description of the Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of Holdco under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person);

provided, however, that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of Holdco, qualified to perform the task for which it has been engaged.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If Holdco or any Subsidiary of Holdco sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Holdco such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdco, Holdco will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “Certain Covenants—Restricted Payments,” (i) ”Investments” shall include the portion (proportionate to Holdco’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdco at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdco shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Holdco’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdco’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Holdco; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of Holdco in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by Holdco and the Restricted Subsidiaries immediately after such transfer.

“Issue Date” means December 23, 2004.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Agreement” means the Management Agreement by and among Acquisition Corp., Holdco and the Sponsors and/or their Affiliates as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Indebtedness to EBITDA Ratio” means, with respect to any person, the ratio of: (a) the Indebtedness (which, for purposes of any calculations of the Net Indebtedness to EBITDA Ratio shall include, without duplication, any Qualified Securitization Financing, Non-Recourse Acquisition Financing Indebtedness and Non-Recourse Product Financing Indebtedness) of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness incurred subsequent to the end of such fiscal quarter, less the amount of cash and Cash Equivalents that would be stated on the balance sheet of such Person and held by such Person as of such date of determination, as determined in accordance with GAAP to (b) such Person’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that: (i) in making such computation, Indebtedness shall include the greater of (x) the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter and (y) the actual amount of Indebtedness outstanding under any revolving credit facility as of the date for which such calculation is being made; and (ii) if such Person or any of its Restricted Subsidiaries consummates a material acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Net Indebtedness to EBITDA Ratio is made, then the Net Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets, as if the same had occurred at the beginning of the applicable period. Any pro forma calculations necessary pursuant to this “Net Indebtedness to EBITDA Ratio” shall be made in accordance with the provisions set forth in the second paragraph of “Fixed Charge Coverage Ratio.”

“Net Proceeds” means the aggregate cash proceeds received by Holdco or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by Holdco as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdco after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Acquisition Financing Indebtedness” means any Indebtedness incurred by Holdco or any Restricted Subsidiary to finance the acquisition, exploitation or development of assets (including directly or through the acquisition of entities holding such assets) not owned by Holdco or any of its Restricted Subsidiaries prior to such acquisition, exploitation or development, which assets are used for the creation or development of

Product for the benefit of Holdco, and in respect of which the Person to whom such Indebtedness is owed has no recourse whatsoever to Holdco or any of its Restricted Subsidiaries for the repayment of or payment of such Indebtedness other than recourse to the acquired assets or assets that are the subject of such exploitation or development for the purpose of enforcing any Lien given by Holdco or such Restricted Subsidiary over such assets, including the receivables, inventory, intangibles and other rights associated with such assets and the proceeds thereof.

“Non-Recourse Product Financing Indebtedness” means any Indebtedness incurred by Holdco or any Restricted Subsidiary solely for the purpose of financing (whether directly or through a partially-owned joint venture) the production, acquisition, exploitation, creation or development of items of Product produced, acquired, exploited, created or developed after the Issue Date (including any Indebtedness assumed in connection with the production, acquisition, creation or development of any such items of Product or secured by a Lien on any such items of Product prior to the production, acquisition, creation or development thereof) where the recourse of the creditor in respect of that Indebtedness is limited to Product revenues generated by such items of Product or any rights pertaining thereto and where the Indebtedness is unsecured save for Liens over such items of Product or revenues and such rights and any extension, renewal, replacement or refinancing of such Indebtedness. “Non-Recourse Product Financing Indebtedness” excludes, for the avoidance of doubt, any Indebtedness raised or secured against Products where the proceeds are used for any other purposes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Holdco.

“Officers’ Certificate” means a certificate signed on behalf of Holdco by two Officers of Holdco, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdco, that meets the requirements set forth in the Indenture.

“Parent” means any existing or future, direct or indirect parent company of Holdco.

“Permitted Asset Swap” means any transfer of property or assets by Holdco or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by Holdco or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by Holdco or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by Holdco is (x) less than $50.0 million, such determination shall be made in good faith by the Board of Directors of Holdco and (y) greater than or equal to $50.0 million, such determination shall be made by an Independent Financial Advisor).

“Permitted Business” means the media and entertainment business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by Holdco on the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors); (ii) Edgar Bronfman Jr.; (iii) immediate family members (including spouses and direct descendants) of the Person described in clause (ii); (iv) any trusts created for the benefit of the Person described in clause (ii) or (iii) or any trust for the benefit of any such trust; (v) in the event of the incompetence or death of any of the Persons described in clauses (ii) and (iii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Capital Stock of Holdco or (vi) Time Warner Inc. if at such time as Time Warner Inc. owns 50% or more of the total voting power of the Voting Stock of Holdco or any direct or indirect parent company of Holdco and after giving pro forma effect to the acquisition of such Voting Stock and the incurrence of any Indebtedness used to finance the acquisition thereof, (x) Time Warner Inc. has a rating of at least “investment grade” status from S&P and Moody’s and (y) neither S&P, Moody’s nor any other nationally recognized rating agency shall have downgraded, or indicated an intention to downgrade, the corporate rating of Time Warner Inc. to a level below its then existing corporate rating by any such agency.

“Permitted Investments” means

(1) any Investment by Holdco in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by Holdco or any Restricted Subsidiary of Holdco in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holdco or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) loans and advances to employees and any guarantees not in excess of $15.0 million in the aggregate outstanding at any one time;

(7) any Investment acquired by Holdco or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by Holdco or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Holdco or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt”;

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any advance directly or indirectly related to royalties or future profits (whether or not recouped), directly or indirectly (including through capital contributions or loans to an entity or joint venture relating to such artist(s) or writer(s)) to one or more artists or writers pursuant to label and license agreements, agreements with artists/writers and related ventures, pressing and distribution agreements, publishing agreements and any similar contract or agreement entered into from time to time in the ordinary course of business;

(11) any Investment by Holdco or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (11) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of $75.0 million and 8.0% of Consolidated Tangible Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(12) Investments the payment for which consists of Equity Interests of Holdco or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(13) guarantees (including any Guarantees) of Indebtedness permitted under the covenant contained under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(14) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under the caption “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6) and (7) of the second paragraph thereof);

(15) Investments by Holdco or a Restricted Subsidiary in joint ventures engaged in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding amount, not to exceed the greater of $50.0 million and 4.0% of Consolidated Tangible Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(16) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(17) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest.

“Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdco or any Restricted Subsidiary;

(4) Liens on property at the time Holdco or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Holdco or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by Holdco or any Restricted Subsidiary;

(5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdco or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of Holdco or any Restricted Subsidiary;

(9) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B); provided, however, that such Liens (x) are no less favorable to the holders of the Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of Holdco not securing the Indebtedness so refinanced;

(10) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that Holdco or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(13) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(14) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(15) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(16) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of Holdco or (y) secure any Indebtedness;

(17) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution, provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdco in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by Holdco to provided collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Holdco and its Restricted Subsidiaries in the ordinary course of business;

(19) (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $15.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(20) Liens to secure Non-Recourse Product Financing Indebtedness permitted to be incurred pursuant to clause (18) of Permitted Debt, which Liens may not secure Indebtedness other than Non-Recourse Product Financing Indebtedness and which Liens may not attach to assets other than the items of Product acquired, exploited, created or developed with the proceeds of such Indebtedness and Liens to secure Non-Recourse Acquisition Financing Indebtedness permitted to be incurred pursuant to clause (18) of Permitted Debt, which Liens may not secure Indebtedness other than Non-Recourse Acquisition Financing Indebtedness and which Liens may not attach to assets other than the assets acquired, exploited, created or developed with the proceeds of such Indebtedness;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdco or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdco and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdco or any Restricted Subsidiary in the ordinary course of business; and

(24) Liens solely on any cash earnest money deposits made by Holdco or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Product” means any music (including musical and audio visual recordings, musical performance, songs and compositions and also includes mail order music and activities relating or incidental to music such as touring, merchandising and artist management), music copyright, motion picture, television programming, film, videotape, digital file, video clubs, DVD manufactured or distributed or any other product produced for theatrical, non-theatrical or television release or for release in any other medium, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed, with respect to which Holdco or any Restricted Subsidiary:

(1) is an initial copyright owner; or

(2) acquires (or will acquire upon delivery) an equity interest, license, sublicense or administration or distribution right.

“Purchase Agreement” means the Purchase Agreement dated November 24, 2003, as amended by the amendment to the Purchase Agreement, dated as of February 29, 2004, between Time Warner Inc. and WMG Acquisition Corp.

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, Parent or any Subsidiary of Parent to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $25.0 million, the fair market value shall be determined by an Independent Financial Advisor.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdco and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by Holdco) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdco) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of Holdco or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdco (including Acquisition Corp. and any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means any accounts receivable or catalog, royalty or other revenue streams from Product subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by Parent or any of its Subsidiaries pursuant to which Parent or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by Parent or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of Parent or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by Parent or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of Parent (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Parent or any Subsidiary of Parent makes an Investment and to which Parent or any Subsidiary of Parent transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of Parent or its Subsidiaries, all proceeds thereof and all rights (continued and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of Parent or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent or any other Subsidiary of Parent (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent or any other Subsidiary of Parent in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Parent or any other Subsidiary of Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Parent nor any other Subsidiary of Parent has any material contract, agreement, arrangement or understanding other than on terms which Parent reasonably believes to be no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Parent and (e) to which neither Parent nor any other Subsidiary of Parent has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of Parent or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of Parent or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Specified Financings” means the financings included in the Transactions (other than the offering of the Original Holdings Notes and any Additional Discount Notes, Additional Senior Notes or Additional Senior PIK Notes) and the offering of the Existing Notes.

“Sponsors” means Thomas H. Lee Partners, L.P. (together with any limited partner thereof, whether or not such investment in Holdco is made through the same entity), Bain Capital Partners, LLC, Providence Equity Partners and Music Capital Partners, L.P.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Parent or any Subsidiary of Parent which Parent has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the Stockholders Agreement by and among Parent, the Sponsors and/or their Affiliates and the other stockholders party thereto in effect on April 8, 2004.

“Subordinated Indebtedness” means (a) with respect to Holdco, any Indebtedness of Holdco that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Transactions” means the transactions contemplated by (i) the Purchase Agreement, (ii) the Credit Agreement, (iii) the offering of the Existing Notes and (iv) the offering of the Original Holdings Notes.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 15, 2006 in the case of the Senior Notes and December 15, 2009 in the case of the Discount Notes; provided, however, that if the period from such redemption date to December 15, 2006 in the case of the Senior Notes and December 15, 2009 in the case of the Discount Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of Holdco that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of Holdco, as provided below) and (ii) any

Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Holdco may designate any Subsidiary of Holdco (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdco or any Subsidiary of Holdco (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Holdco, (b) such designation complies with the covenant contained under the caption “Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdco or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (1)(x) in the case of Acquisition Corp. and any Restricted Subsidiary of Acquisition Corp., Acquisition Corp. and any Restricted Subsidiary of Acquisition Corp. would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (ii) of the first paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (y) in the case of any subsidiary of Holdco that is not also a Subsidiary of Acquisition Corp., Holdco would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or (2)(x) the Fixed Charge Coverage Ratio for Acquisition Corp. and its Restricted Subsidiaries would be greater than such ratio for Acquisition Corp. and its Restricted Subsidiaries immediately prior to such designation or (y) the Fixed Charge Coverage Ratio for Holdco and its Restricted Subsidiaries would be greater than such ratio for Holdco and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by Holdco to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

EXCHANGE OFFER; REGISTRATION RIGHTS

Holdings and the initial purchasers entered into a registration rights agreement on December 23, 2004. In the agreement, Holdings agreed, for the benefit of the holders of the notes, to use its reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below). The outstanding notes are, and the exchange notes will be, guaranteed by Parent.

When the SEC declares the exchange offer registration statement effective, Holdings will offer the exchange notes in return for the outstanding notes. The exchange offer will remain open for at least 20 business days after the date that notice of the exchange offer is mailed to holders of the outstanding notes. For each outstanding note surrendered under the exchange offer, the holders of the outstanding notes will receive an exchange note of equal principal amount. Interest on each exchange notes will accrue from the last interest payment date on which interest was paid on the outstanding notes or, if no interest has been paid on the outstanding notes, from the date of initial issuance of the outstanding notes.

If applicable interpretations of the staff of the SEC do not permit Holdings to effect the exchange offer, it will use its reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes or the exchange notes, as the case may be, and to keep the shelf registration statement effective for two years or such shorter period ending when all outstanding notes or exchange notes covered by the statement have been sold in the manner set forth and as contemplated in the statement or to the extent that the applicable provisions of Rule 144(k) under the Securities Act are amended or revised. Holdings will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before the date that is 270 days after the closing date, the annual interest rate borne by the notes will be increased by 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum) until the exchange offer is completed or the shelf registration statement is declared effective.

If Holdings effects the exchange offer, it will be entitled to close the exchange offer 20 business days after commencement of the exchange offer, provided that Holdings has accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer will bear interest at the applicable rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

The exchange notes will be accepted for clearance through The Depository Trust Company.

This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

BOOK-ENTRY; DELIVERY AND FORM

Each issue of exchange notes issued in exchange for outstanding notes will be represented by a global note in definitive, fully registered form, without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited with the applicable trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Notes

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC or its nominee, is the registered holder of a global note, DTC or its nominee will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indenture and the notes. Unless DTC notifies us that it is unwilling or unable to continue as depositary for such global note or ceases to be a “Clearing Agency” registered under the Exchange Act or (2) in the case of any global note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the indenture or the notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC’s procedures (in addition to those under the indenture).

Payments of the principal of and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither we, the Trustee, DTC, nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Holdings expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. Holdings also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Because DTC can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Interests in the Global Notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Global Notes between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised Holdings that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

DTC has advised Holdings as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC currently follows the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under “—Global Notes,” we will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC (in accordance with their customary procedures).

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York, which initially will be the offices of the Trustee in such locations. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, Holdings will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to Holdings such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by Holdings that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the Trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the Trustee.

Notwithstanding any statement herein, Holdings and the Trustee reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the U.S. and any state therein and any other applicable laws or as DTC may require.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor, and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the outstanding notes and exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest”, within the meaning of ERISA, or “disqualified persons”, within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which Holding’s or the guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs”, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (1) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (2) the purchase and holding of the notes by such acquirer or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, Holdings has agreed that for a period of up to 90 days, Holdings will use its reasonable best efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

Holdings will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Holdings has agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and related guarantee offered hereby will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated and combined financial statements of Warner Music Group Corp. as of September 30, 2004 and November 30, 2003 (Predecessor) and for the seven months ended September 30, 2004, three months ended February 29, 2004 (Predecessor) and each of the two years ended November 30, 2003 (Predecessor), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit to which reference is hereby made. Holdings is not currently subject to the informational requirements of the Exchange Act. As a result of the offering of the exchange notes, Holdings will become subject to the informational requirements of the Exchange Act, which permits Parent to file reports and other information in lieu of Holdings. In accordance therewith, Parent, and not Holdings, will file reports and other information with the SEC. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Contents

Audited Financial Statements:
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated and Combined Balance Sheets as of September 30, 2004 and November 30, 2003	F-4

Consolidated and Combined Statements of Operations for the Seven Months Ended September 30, 2004, Three Months Ended February 29, 2004, Ten Months Ended September 30, 2003 and Years Ended November 30, 2003 and 2002

F-6

Consolidated and Combined Statements of Cash Flows for the Seven Months Ended September 30, 2004, Three Months Ended February 29, 2004, Ten Months Ended September 30, 2003 and Years Ended November 30, 2003 and 2002

F-8
Consolidated and Combined Statements of Shareholders’ and Group Equity for the Seven Months Ended September 30, 2004, Three Months Ended February 29, 2004 and Years Ended November 30, 2003 and 2002	F-9
Notes to Consolidated and Combined Audited Financial Statements	F-11
Supplementary Information – Condensed Consolidating Financial Statements	F-64
Schedule II—Valuation and Qualifying Accounts	F-77
Unaudited Interim Financial Statements:
Consolidated Balance Sheets as of March 31, 2004 and September 30, 2004	F-78
Consolidated and Combined Statements of Operations for the Three Months Ended March 31, 2005, One Month Ended March 31, 2004 and Two Months Ended February 29, 2004	F-79
Consolidated and Combined Statements of Operations for the Six Months Ended March 31, 2005, One Month Ended March 31, 2004 and Five Months Ended February 29, 2004	F-80
Consolidated and Combined Statements of Cash Flows for the Six Months Ended March 31, 2005, One Month Ended March 31, 2004 and Five Months Ended February 29, 2004	F-81
Consolidated and Combined Statements of Shareholders’ and Group Equity for the Six Months Ended March 31, 2005, One Month Ended March 31, 2004 and Five Months Ended February 29, 2004	F-82
Notes to Consolidated and Combined Interim Financial Statements	F-83
Supplementary Information – Condensed Consolidating Financial Statements	F-101

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Warner Music Group Corp. (formerly known as WMG Parent Corp.)

We have audited the accompanying consolidated balance sheet of Warner Music Group Corp. (formerly known as WMG Parent Corp.) (the “Company”) as of September 30, 2004, as defined in Note 2, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the seven months ended September 30, 2004. Our audit also included the financial statement schedule listed in the Index at Item 16 (b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted out audits in accordance with the standards of the Public Company Accounting Oversight Broad (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at September 30, 2004, and the consolidated results of its operations and its cash flows for the seven months ended September 30, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basis financial statements taken as a whole, present fairly in all material respects the information set forth therin,

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The condensed consolidating financial statements are presented for purposes of additional analysis and is not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    Ernst & Young LLP

March 10, 2005, except as to Note 26 as to which the date is May 9, 2005

New York, New York

Report of Independent Registered Public Accounting Firm

The Shareholder of Warner Music Group Corp (formerly known as WMG Parent Corp.)

We have audited the accompanying combined balance sheet of Warner Music Group Corp (formerly known as WMG Parent Corp.) (“Old WMG”) as of November 30, 2003 (Predecessor Basis), as defined in Note 2, and the related combined statements of operations, group equity, and cash flows for the three months ended February 29, 2004 (Predecessor Basis) and each of the two years ended November 30, 2003 (Predecessor Basis). Our audit also included the financial statement schedule listed in the Index at Item 15 (a). These financial statements and schedule are the responsibility of Old WMG’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted out audits in accordance with the standards of the Public Company Accounting Oversight Broad (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Old WMG at November 30, 2003 (Predecessor Basis), and the combined results of its operations and its cash flows for the three months ended February 29, 2004 (Predecessor Basis), and each of the two years ended November 30, 2003 (Predecessor Basis), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Our audits were conducted for the purpose of forming an opinion on the financial statements taken as a whole. The condensed consolidating financial statements are presented for purposes of additional analysis and are not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as whole.

/s/ Ernst & Young LLP

March 10, 2005

New York, New York

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Balance Sheets

	Successor	Predecessor
	September 30, 2004	November 30, 2003
	(in millions)
Assets
Current assets:
Cash and equivalents (b)	$555	$144
Accounts receivable, less allowances of $222 and $291 million(a)	571	736
Inventories	65	61
Royalty advances expected to be recouped within one year	223	245
Deferred tax assets	38	230
Other current assets	86	90

Total current assets	1,538	1,506
Royalty advances expected to be recouped after one year	223	266
Investments	8	10
Property, plant and equipment, net	189	221
Goodwill	978	—
Intangible assets subject to amortization, net	1,937	2,431
Intangible assets not subject to amortization	100	24
Other assets	117	26

Total assets	$5,090	$4,484

Liabilities and Shareholder’s and Group Equity
Current liabilities:
Accounts payable	$226	$285
Accrued royalties	1,003	959
Taxes and other withholdings, including $3 million due to Time Warner-affiliated companies in 2003	10	34
Current portion of long-term debt	12	—
Note payable to shareholders	342	—
Other current liabilities	587	367

Total current liabilities	2,180	1,645
Long-term debt	1,828	120
Deferred tax liabilities, net	265	952
Other noncurrent liabilities	333	180
Minority interest in preferred stock of subsidiary	204	—

Total liabilities	4,810	2,897

Shareholders’ and group equity:
Common stock ($0.001 par value; 500,000,000 shares authorized; 114,115,176 shares issued and outstanding)	—	—
Additional paid-in capital (b)	512	—
Retained earnings (deficit)	(238)	—
Accumulated other comprehensive income, net	6	—
Group equity	—	2,347
Due from Time Warner-affiliated companies, net	—	(760)

Total shareholders’ and group equity (b)	280	1,587

Total liabilities and shareholders’ and group equity	$5,090	$4,484

(a)	Accounts receivable includes an approximate $32 million receivable from Time Warner at September 30, 2004. In addition, accounts receivable at November 30, 2003 includes an approximate $196 million retained beneficial interest in a Time Warner-affiliated, qualifying special-purpose entity used in connection with Time Warner’s accounts receivable securitization program (see Note 25).
(b)	Subsequent to September 30, 2004, a dividend was declared and paid, which had the effect of reducing each of cash and equivalents and shareholders’ equity by $43 million. After giving effect to this subsequent payment, cash and equivalents, additional paid-in-capital and shareholders’ equity reflected in the above balance sheet at September 30, 2004 were $512 million, $470 million and $238 million, respectively. Further, prior to the completion of the initial public offering of the Company’s common stock as discussed in Note 26, the Company intends to declare dividends of $116 million, of which $7 million relates to dividends on unvested shares of restricted stock which will be paid at a later date when, and if, such restricted stock vests. When such dividends are declared and paid, it would have the effect of further reducing cash and equivalents, additional paid-in-capital and the shareholders’ equity by $116 million.

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Operations

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(audited)	(audited)	(unaudited)	(audited)	(audited)
		(in millions, except per share data)
Revenues(b)	$1,769	$779	$2,487	$3,376	$3,290
Costs and expenses:
Cost of revenues(a)(b)	(944)	(415)	(1,449)	(1,940)	(1,873)
Selling, general and administrative expenses(a)(b)	(677)	(319)	(995)	(1,286)	(1,282)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)	(1,500)
Amortization of intangible assets	(104)	(56)	(201)	(242)	(182)
Loss on sale of physical distribution assets (Note 7)	—	—	(12)	(12)	—
Restructuring (costs) income, net(c)	(26)	—	(27)	(35)	5

Total costs and expenses	(1,751)	(790)	(2,684)	(4,534)	(4,832)

Operating income (loss)	18	(11)	(197)	(1,158)	(1,542)
Interest expense, net(b)	(80)	(2)	(5)	(5)	(23)
Net investment-related (losses) gains	—	—	(17)	(26)	42
Equity in the losses of equity-method investees, net	(2)	(2)	(32)	(41)	(42)
Deal-related transaction and other costs	—	—	(7)	(70)	—
Loss on repayment of bridge loan	(6)	—	—	—	—
Unrealized loss on warrants	(120)	—	—	—	—
Other expense, net(b)	(4)	—	(10)	(17)	(5)
Minority interest expense	(14)	—	—	—	—

Loss before income taxes and cumulative effect of accounting change	(208)	(15)	(268)	(1,317)	(1,570)
Income tax (expense) benefit	(30)	(17)	67	(36)	340

Loss before cumulative effect of accounting change	(238)	(32)	(201)	(1,353)	(1,230)
Cumulative effect of accounting change	—	—	—	—	(4,796)

Net loss	$(238)	$(32)	$(201)	$(1,353)	$(6,026)

Pro forma net loss per common share:
Basic	$(2.21)

Diluted	$(2.21)

Pro forma average common shares:
Basic	107.5

Diluted	107.5

(a) Includes depreciation expense of:	$(36)	$(16)	$(71)	$(86)	$(67)

See accompanying notes.

(b)	Includes the following income (expenses) resulting from transactions with related companies (see Note 21):

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(audited)	(audited)	(unaudited)	(audited)	(audited)
		(in millions)
Revenues	$—	$4	$35	$56	$60
Cost of revenues	—	(2)	(195)	(239)	(233)
Selling, general and administrative expenses	(10)	(12)	(114)	(144)	(143)
Interest expense, net	—	1	8	10	(3)
Other expense, net	—	—	(10)	(17)	(4)
Minority interest expense	(14)	—	—	—	—

(c)	Restructuring income in 2002 relates to a $12 million reversal of non-merger related restructuring charges recognized in a prior period as a result of either the planned action not ultimately occurring or actual costs being less than originally estimated. Such amount was offset by other non-merger related restructuring charges incurred during the period of $7 million (see Note 12).

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Cash Flows

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
	(audited)	(audited)	(unaudited)	(audited)	(audited)
		(in millions)
Cash flows from operating activities
Net loss	$(238)	$(32)	$(201)	$(1,353)	$(6,026)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	—	—	—	—	4,796
Impairment of goodwill and other intangible assets	—	—	—	1,019	1,500
Depreciation and amortization	140	72	272	328	249
Deferred taxes	8	(4)	(117)	(19)	(394)
Loss on sale of physical distribution assets	—	—	12	12	—
Loss on repayment of bridge loan	6	—	—	—	—
Non-cash interest expense	19	2	10	11	17
Net investment-related losses (gains)	—	—	17	26	(42)
Equity in the losses of equity-method investees, including distributions	3	2	35	44	43
Unrealized loss on warrants	120	—	—	—	—
Minority interest expense	14	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(33)	387	275	(121)	90
Inventories	(10)	6	24	12	17
Royalty advances	77	(4)	38	111	(30)
Accounts payable and accrued liabilities	(23)	(109)	(116)	169	(174)
Other balance sheet changes	3	1	8	39	(59)

Net cash provided by (used in) operating activities(a)	86	321	257	278	(13)

Cash flows from investing activities
Acquisition of Old WMG(b)	(2,638)	—	—	—	—
Other investments and acquisitions	(10)	(2)	(43)	(52)	(1,102)
Investment proceeds	—	19	—	38	825
Capital expenditures	(15)	(3)	(30)	(51)	(88)

Net cash (used in) provided by investing activities	(2,663)	14	(73)	(65)	(365)

Cash flows from financing activities
Borrowings	2,348	—	114	114	—
Financing costs of borrowings	(99)	—	—	—	—
Debt repayments	(631)	(124)	(101)	(101)	—
Capital contributions	—	262	132	132	—
Proceeds from the issuance of Class A Common Stock(b)	85	—	—	—	—
Proceeds from the issuance of Class L Common Stock(b)	765	—	—	—	—
Proceeds from issuance of subsidiary preferred stock	400	—	—	—	—
Repurchase of subsidiary preferred stock	(202)	—	—	—	—
Proceeds from the issuance of restricted shares of Class A Common Stock	3	—	—	—	—
Decrease (increase) in amounts due from Time Warner-affiliated companies	—	194	(293)	(195)	416
Dividends paid to minority interest on subsidiary preferred stock or to Time Warner for predecessor periods	(8)	(342)	—	(68)	(31)
Principal payments on capital lease	—	—	(3)	(3)	—

Net cash provided by (used in) financing activities	2,661	(10)	(151)	(121)	385

Effect of foreign currency exchange rate changes on cash	—	2	6	11	—

Net increase in cash and equivalents	84	327	39	103	7
Cash and equivalents at beginning of period	471	144	41	41	34

Cash and equivalents at end of period	$555	$471	$80	$144	$41

(a)	Net cash used in operating activities for the seven months ended September 30, 2004 includes approximately $105 million of acquisition-related restructuring payments. Net cash used in operating activities for 2002 includes approximately $175 million of one-time payments, principally relating to merger-related restructuring activities.
(b)	Excludes $35 million of non-cash consideration issued as part of the purchase price paid to Time Warner in the form of warrants.

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Shareholders’ and Group Equity

	Common Stock		Additional		Accumulated Other		Due from Time Warner- Affiliated	Total Shareholders’
	Common Shares	Par	Paid-in Capital	Retained Earnings	Comprehensive Income (Loss)	Group Equity	Companies, net	and Group Equity
	(in millions, except number of common shares)
Predecessor
Balance at November 30, 2001	—	$—	$—	$—	$—	$15,569	$(981)	$14,588
Comprehensive loss:
Net loss(a)	—	—	—	—	—	(6,026)	—	(6,026)
Foreign currency translation adjustment	—	—	—	—	—	17	—	17
Deferred losses on foreign exchange contracts	—	—	—	—	—	(8)	—	(8)

Total comprehensive loss	—	—	—	—	—	(6,017)	—	(6,017)
Reallocation of goodwill to other segments of Time Warner upon the initial adoption of FAS 142	—	—	—	—	—	(5,942)	—	(5,942)
Tax benefits on stock options exercised	—	—	—	—	—	2	—	2
Decrease in amounts due from Time Warner-affiliated companies, net	—	—	—	—	—	—	416	416
Dividends	—	—	—	—	—	(31)	—	(31)
Other	—	—	—	—	—	(15)	—	(15)

Balance at November 30, 2002	—	—	—	—	—	3,566	(565)	3,001
Comprehensive loss:
Net loss(a)	—	—	—	—	—	(1,353)	—	(1,353)
Foreign currency translation adjustment	—	—	—	—	—	68	—	68
Deferred gains on foreign exchange contracts	—	—	—	—	—	4	—	4

Total comprehensive loss	—	—	—	—	—	(1,281)	—	(1,281)
Reduction in tax benefits on stock options exercised	—	—	—	—	—	(2)	—	(2)
Increase in amounts due from Time Warner-affiliated companies, net	—	—	—	—	—	—	(195)	(195)
Capital contributions	—	—	—	—	—	132	—	132
Dividends	—	—	—	—	—	(68)	—	(68)

Balance at November 30, 2003	—	—	—	—	—	2,347	(760)	1,587
Comprehensive loss:
Net loss	—	—	—	—	—	(32)	—	(32)
Foreign currency translation adjustment	—	—	—	—	—	21	—	21

Total comprehensive loss	—	—	—	—	—	(11)	—	(11)
Decrease in amounts due from Time Warner-affiliated companies, net	—	—	—	—	—	—	325	325
Capital contributions	—	—	—	—	—	262	—	262
Dividends	—	—	—	—	—	(969)	497	(472)

Balance at February 29, 2004	—	$—	$—	$—	$—	$1,629	$62	$1,691

(a)	Net loss for 2003 includes an approximate $1.019 billion impairment charge to reduce the carrying value of goodwill, trademarks and other intangible assets in the fourth quarter of 2003. In addition, net loss for 2002 includes a $4.8 billion impairment charge to reduce the carrying value of goodwill upon the initial adoption of FAS 142 and a $1.5 billion impairment charge to reduce the carrying value of goodwill and other intangible assets in the fourth quarter of 2002 (see Note 11).

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Shareholders’ and Group Equity

	Common Stock		Additional		Accumulated Other		Due from Time Warner- Affiliated	Total Shareholders’
	Common Shares	Par	Paid-in Capital	Retained Earnings	Comprehensive Income (Loss)	Group Equity	Companies, net	and Group Equity
	(in millions, except number of common shares)
Successor
Balance at February 29, 2004—Predecessor	—	$—	$—	$—	$—	$1,629	$62	$1,691
Adjustments to record the Acquisition:
Transfer of excluded net liabilities to Time Warner	—	—	—	—	—	12	(12)	—
Elimination of historical equity balances	—	—	—	—	—	(1,641)	(50)	(1,691)
Capital contribution to fund a portion of the purchase price of Old WMG	107,544,922	—	850	—	—	—	—	850

Balance at March 1, 2004, adjusted to give effect to the Acquisition	107,544,922	—	850	—	—	—	—	850
Comprehensive loss:
Net loss				(238)				(238)
Foreign currency translation adjustment					10			10
Deferred loses on derivative financial instruments					(4)			(4)

Total comprehensive loss				(238)	6			(232)

Return of capital	—	—	(342)	—	—	—	—	(342)
Issuance of stock options and restricted shares of Class A Common Stock	6,570,254	—	3	—	—	—	—	3
Other	—	—	1	—	—	—	—	1

Balance at September 30, 2004	114,115,176	$—	$512	$(238)	$6	$—	$—	$280

See accompanying notes.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Description of Business

Warner Music Group Corp. (formerly known as Warner Music Group Parent Corp.) (the “Company” or “Parent”) was formed by a private equity consortium of Investors (the “Investor Group”) on November 21, 2003. The Company is the direct parent of WMG Holdings Corp. (“Holdings”), which is the direct parent of WMG Acquisition Corp. (“New WMG” or “Acquisition Corp.”). New WMG is one of the world’s major music companies and the successor to the interests of the recorded music and music publishing businesses of Time Warner Inc. (“Time Warner”). Such predecessor interests formerly owned by Time Warner are hereinafter referred to as “Old WMG” or the “Predecessor.” Effective March 1, 2004, WMG Acquisition Corp. acquired Old WMG from Time Warner for approximately $2.6 billion (the “Acquisition”).

The Company classifies its business interests into two fundamental areas: recorded music and music publishing. A brief description of those operations is presented below.

Recorded Music Operations

The Company’s recorded music operations consist of the discovery and development of artists and the related marketing and distribution of recorded music produced by such artists. In the United States, the Company’s operations are conducted principally through its major record labels—Warner Bros. Records, The Atlantic Records Group, and Word Entertainment. Internationally, the Company’s recorded music operations are conducted through its Warner Music International division (“WMI”) in over 50 countries outside the United States through various subsidiaries, affiliates and non-affiliated licensees. The Company’s current roster of recording artists includes, among others, Cher, Enya, Eric Clapton, Faith Hill, Josh Groban, Kid Rock, Linkin Park, Luis Miguel, Madonna, matchbox twenty, Metallica, Phil Collins and Red Hot Chili Peppers.

The Company’s recorded music operations also include a catalog division called Warner Strategic Marketing (“WSM”). WSM specializes in marketing the Company’s music catalog through compilations and reissuances of previously released music and video titles, as well as in the licensing of tracks to /from third parties for various uses, including film and television soundtracks.

The Company’s principal recorded-music distribution operations include Warner-Elektra-Atlantic Corporation (“WEA Corp.”), which primarily markets and distributes music products to retailers and wholesale distributors in the United States; a 90% interest in Alternative Distribution Alliance, an independent distribution company; various distribution centers and ventures operated internationally; and an 80% interest in Word Entertainment, whose distribution operations specialize in the distribution of music products in the Christian retail marketplace.

The principal recorded-music revenue sources to the Company are sales of CDs, digital downloads and other recorded music products, and license fees received for the ancillary uses of its recorded music catalog.

Music Publishing Operations

The Company’s music publishing operations include Warner/Chappell Music, Inc. and its wholly owned subsidiaries, and certain other music-publishing affiliates of the Company. The Company owns or controls the rights to more than one million musical compositions, including numerous pop music hits, American standards, folk songs and motion picture and theatrical compositions. Its catalog includes works from a diverse range of artists and composers, including Barry Gibb, Cole Porter, Dido, Madonna, Moby, Nickelback, R.E.M. and Staind. The Company also administers the music of several television and motion picture companies, including Lucasfilm, Ltd. and Hallmark Entertainment.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The Company’s music publishing operations include Warner Bros. Publications U.S. Inc. (“Warner Bros. Publications”), one of the world’s largest publishers of printed music. Warner Bros. Publications markets publications throughout the world containing works of such artists as Shania Twain, The Grateful Dead and Led Zeppelin. However, in December 2004, the Company entered into an agreement to sell its printed music business to Alfred Publishing Co., Inc. (“Alfred Publishing”). The sale is expected to close in spring 2005 and is subject to customary closing conditions. See Note 7 for additional information.

The principal music-publishing revenue sources to the Company are royalties for the use of its compositions on CDs and DVDs, in television commercials, ring tones, music videos and the Internet; license fees received for the use of its musical compositions on radio, television, in motion pictures and in other public performances; and sales of published sheet music and songbooks.

2. Basis of Presentation

New Basis of Presentation

The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in equity for both the Company and its predecessor, Old WMG. As described in further detail in Note 5, Old WMG was acquired by a subsidiary of the Company effective as of March 1, 2004. In connection with the Acquisition, a new accounting basis was established for the Company as of the acquisition date based upon an allocation of the purchase price to the underlying net assets acquired. Financial information for the pre- and post-acquisition periods have been separated by a vertical line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting.

Old Basis of Presentation

As previously described, the operations of Old WMG were under the control of Time Warner through the end of February 2004. In January 2001, historic Time Warner was acquired by America Online Inc. (“AOL”) in a transaction hereinafter referred to as the “AOL Time Warner Merger”. The AOL Time Warner Merger was accounted for under the purchase method of accounting. Under the purchase method of accounting, the basis of the historical net assets included in the accompanying combined financial statements was adjusted, effective as of January 1, 2001, to reflect an allocable portion of the purchase price relating to the AOL Time Warner Merger. See Note 6 for additional information.

For all periods prior to the closing of the Acquisition, the accompanying combined financial statements reflect all assets, liabilities, revenues, expenses and cash flows directly attributable to Old WMG. In addition, the accompanying combined financial statements include allocations of certain costs of Time Warner and Old WMG deemed reasonable by the Company’s management, in order to present the results of operations, financial position, changes in group equity and cash flows of Old WMG on a stand-alone basis. The principal allocation methodologies are described below. The financial information included herein does not necessarily reflect the results of operations, financial position, changes in group equity and cash flows of Old WMG in the future or what would have been reflected had Old WMG been a separate, stand-alone entity during the periods presented. The income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer for the periods presented.

For all periods prior to the closing of the Acquisition, certain general and administrative costs incurred by Time Warner have been allocated to the combined financial statements of Old WMG, including pension and

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

other benefit-related costs, insurance-related costs and other general and administrative costs. These cost allocations were determined based on a combination of factors, as appropriate, including Old WMG’s pro rata share of the revenues under the management of Old WMG and other more directly attributable methods, such as claim experience for insurance costs and employee-related attributes for pension costs. The costs allocated to the Company are not necessarily indicative of the costs that would have been incurred if Old WMG had obtained such services independently, nor are they indicative of costs that will be charged or incurred in the future. However, management believes that such allocations are reasonable.

Fiscal Year

In 2004, in connection with the Acquisition, the Company changed its fiscal year-end to September 30 from November 30. As such, financial information for 2004 is presented for a shortened, ten-month transition period ended September 30, 2004. This financial information for 2004 also has been separated into two pre-acquisition and post-acquisition periods as a result of the change in accounting basis that occurred relating to the Acquisition. In order to enhance comparability, financial information for the ten-month period ended September 30, 2004 has been supplemented by the presentation of unaudited financial information for the ten-month period ended September 30, 2003. Based on how the Company’s closing schedule occurred in 2003, the information for the ten-month period ended September 30, 2003 consists of 43 weeks, as compared to 44 weeks contained in the ten-month period ended September 30, 2004.

Basis of Consolidation and Combination

Prior to the closing of the Acquisition, the recorded music and music publishing operations of the Company were legally held by multiple subsidiaries and affiliates of Old WMG and Time Warner. As such, the accompanying financial statements present the combined accounts of such businesses for all periods prior to the Acquisition. After the closing of the Acquisition, New WMG acquired the stock or net assets of those predecessor businesses. Accordingly, the accompanying financial statements present the consolidated accounts of such businesses for all periods after the closing of the Acquisition. The consolidated accounts include 100% of the assets, liabilities, revenues, expenses, income, losses and cash flows of the Company and all entities in which the Company has a controlling voting interest and/or variable interest entities required to be consolidated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated in consolidation and combination.

Reclassifications

Certain reclassifications have been made to the prior periods’ financial information in order to conform to the current period’s presentation.

Recapitalization

As described further in Note 26, the Company’s Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with an initial public offering of the Company’s common stock (the “Initial Public Offering”).

In connection with the Initial Public Offering, the Company’s Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company’s authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 for 1 split of the Company’s common stock (collectively, the “Recapitalization”).

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information, net income (loss) per common share computations and stock-based compensation disclosures.

Amounts Due To/From Time Warner-Affiliated Companies

As described further in Note 21, prior to the closing of the Acquisition that was effective in March 2004, Old WMG had various commercial and financing arrangements with Time Warner and its affiliates. To illustrate, Old WMG distributed home video product for Time Warner’s filmed entertainment division and Old WMG’s financing requirements were funded by Time Warner. Given the intercompany nature of these and other arrangements, the related payables and receivables generally were not settled through periodic cash payments and receipts. Accordingly, except as noted below for income taxes, the net amounts due from all transactions with Time Warner-affiliated companies have been classified as a reduction of group equity in the accompanying combined balance sheet for all periods prior to March 2004.

With respect to income taxes for all periods prior to the closing of the Acquisition that was effective in March 2004, the income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer. As such, while generally owed to Time Warner or its subsidiaries because Old WMG’s taxable results were included in the consolidated income tax returns of Time Warner or its subsidiaries, all current and deferred tax liabilities for those periods have been classified as liabilities in the accompanying combined balance sheet as of November 30, 2003.

In connection with the Acquisition, substantially all of the intercompany receivables and payables between Old WMG and Time Warner and its affiliates were settled, and any receivables and payables that existed between the parties as of September 30, 2004 have been presented as third-party balances in the accompanying consolidated balance sheet. In addition, with respect to taxes, Time Warner assumed all of the underlying tax obligations of Old WMG for all periods prior to the closing of the Acquisition. As such, all historical current and deferred tax assets and liabilities that existed as of the closing date of the Acquisition were transferred to Time Warner. Current and deferred tax assets and liabilities that existed as of September 30, 2004 are third-party in nature and have been presented as such in the accompanying consolidated balance sheet.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates due to, among other factors, the risks inherent in the recorded music and music publishing businesses, including continuing industry-wide piracy. Estimates are used when accounting for certain items such as allowances for doubtful accounts and sales returns, depreciation and amortization, asset impairments (including royalty advances and intangible assets), contingencies, the value of stock-based compensation and the value of stock warrants issued to Time Warner. In addition, significant estimates were used in accounting for the Acquisition under the purchase method of accounting, and prior to the Acquisition, in allocating certain costs to Old WMG in order to present Old WMG’s operating results on a stand-alone basis (see Note 2).

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Cash and Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Prior to the closing of the Acquisition, Old WMG had agreements with Time Warner, whereby all cash received or paid by Old WMG was included in, or funded by, clearing accounts or international cash pools within Time Warner’s centralized cash management system. The average monthly balance of amounts due from Time Warner and its affiliates was $1.2 billion for the three-month period ended February 29, 2004, $778 million for the year ended November 30, 2003 and $791 million for the year ended November 30, 2002. Net amounts due from Time Warner and its affiliates are reflected as a reduction of group equity in the accompanying combined balance sheet of Old WMG as of November 30, 2003.

Foreign Currency Translation

The financial position and operating results of substantially all foreign operations are consolidated or combined using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Resulting translation gains or losses are included in the accompanying consolidated and combined statement of shareholders’ and group equity as a component of accumulated other comprehensive income (loss).

Derivative and Financial Instruments

Effective January 1, 2001, the Company adopted Financial Accounting Standards Board (“FASB”) Statement No. 133, as amended by FASB Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FAS 133”). FAS 133 requires that all derivative instruments be recognized on the balance sheet at fair value. In addition, FAS 133 provides that, for derivative instruments that qualify for hedge accounting, changes in the fair value are either (a) offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or (b) recognized in equity until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

As further described in Note 20, the Company issued stock warrants to Time Warner as part of the purchase price of the Acquisition. The Company accounts for these stock warrants in accordance with the provisions of FAS 133. Accordingly, the warrants are reflected as a liability in the accompanying consolidated balance sheet of the Company at fair value. In turn, changes in the fair value of the warrants are reflected in the accompanying consolidated statement of operations of the Company.

The carrying value of the Company’s financial instruments approximates fair value, except for certain differences relating to long-term, fixed-rate debt and other financial instruments that are not significant. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Revenues

Recorded Music

In accordance with industry practice and as is customary in many territories, certain products (such as CDs and cassettes) are sold to customers with the right to return unsold items. Revenues from such sales are recognized when the products are shipped based on gross sales less a provision for future estimated returns.

Music Publishing

Revenues are earned from the receipt of royalties relating to the licensing of rights in musical compositions, and for the sale of published sheet music and songbooks.

The receipt of royalties principally relates to amounts earned from the public performance of copyrighted material, the mechanical reproduction of copyrighted material on recorded media, and the use of copyrighted material in synchronization with visual images. Consistent with industry practice, music- publishing royalties generally are recognized as revenue when received.

Revenues from the sale of published sheet music and songbooks are recognized upon shipment of product.

Gross Versus Net Revenue Classification

In the normal course of business, the Company acts as an intermediary or agent with respect to certain payments received from third parties. For example, the Company distributes music product on behalf of third-party record labels. Pursuant to Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” such transactions are recorded on a “gross” or “net” basis depending on whether the Company is acting as the “principal” in the transaction or acting as an “agent” in the transaction. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership and, accordingly, revenues are recorded on a gross basis. For those transactions in which the Company does not have substantial risks and rewards of ownership, the Company is considered an agent in the transactions and, accordingly, revenues are recorded on a net basis.

To the extent revenues are recorded on a gross basis, any participations and royalties paid to third parties are recorded as expenses so that the net amount (gross revenues less expenses) flows through operating income. To the extent revenues are recorded on a net basis, revenues are reported based on the amounts received, less participations and royalties paid to third parties. Either way, the impact on operating income is the same whether the Company records the revenues on a gross or net basis.

Based on an evaluation of the individual terms of each contract and whether the Company is acting as principal or agent, the Company generally records revenues from the distribution of recorded music product on behalf of third-party record labels on a gross basis. However, revenues are recorded on a net basis for recorded music compilations distributed by other record companies where the Company has a right to participate in the profits.

Royalty Advances and Royalty Costs

In accordance with FASB Statement No. 50, “Financial Reporting in the Record and Music Industry,” advances to artists, songwriters and co-publishers are capitalized as an asset when the current popularity and past performance of the artist, songwriter and co-publisher, as the case may be, provide a sound basis for estimating

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

the probable future recoupment of such advances from earnings otherwise payable to them. Advances are recognized as an expense as subsequent royalties are earned by the artist, songwriter and co-publisher. Any portion of capitalized advances not deemed to be recoverable from future royalties is expensed during the period in which the loss becomes evident. All advances that do not meet the above capitalization criteria, otherwise known as unproven advances, are expensed as paid.

Royalties earned by artists, songwriters, co-publishers, other copyright holders and trade unions are recognized as an expense in the period in which the sale of the product takes place, less an adjustment for future estimated returns.

Inventories

Inventories consist of CDs, cassettes and related music products, as well as published sheet music and songbooks. Inventories are stated at the lower of cost or estimated realizable value. Cost is determined using first-in, first-out (“FIFO”) and average cost methods, which approximate cost under the FIFO method. Returned goods included in inventory are valued at estimated realizable value, but not in excess of cost.

Advertising

In accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 93-7, “Reporting on Advertising Costs,” advertising costs, including costs to produce music videos used for promotional purposes, are expensed as incurred. Advertising expense amounted to approximately $94 million for the seven months ended September 30, 2004, $53 million for the three months ended February 29, 2004, $202 million for the year ended November 30, 2003 and $209 million for the year ended November 30, 2002. Deferred advertising costs, which principally relate to advertisements that have not been exhibited or services that have not been received, were approximately $4 million and $6 million at September 30, 2004 and November 30, 2003, respectively.

Concentration of Credit Risk

In the recorded music business, the Company has 15 key customers that generate significant sales volume. For the ten months ended September 30, 2004, each of these customers contributed a range of 1% to 6% of all recorded-music revenues, and approximately 43% in the aggregate.

In the music publishing business, the Company collects a significant portion of its royalties from copyright collection societies around the world. Collection societies and associations generally are not-for-profit organizations that represent composers, songwriters and music publishers. These organizations seek to protect the rights of their members by licensing, collecting license fees and distributing royalties for the use of their works. Accordingly, the Company does not believe there is any significant collection risk from such societies.

Shipping and Handling

The costs associated with shipping goods to customers are recorded as cost of revenues. Shipping and handling charges billed to customers are included in revenues.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Investments

Investments in companies in which the Company has significant influence, but less than a controlling voting interest, are accounted for using the equity method. This is generally presumed to exist when the Company owns between 20% and 50% of the investee. However, as a matter of policy, if the Company had a greater than 50% ownership interest in an investee and the minority shareholders held certain rights that allowed them to participate in the day-to-day operations of the business, the Company would also use the equity method of accounting.

Under the equity method, only the Company’s investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only the Company’s share of the investee’s earnings (losses) is included in the consolidated operating results; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the consolidated cash flows.

Investments in companies in which the Company does not have a controlling interest or is unable to exert significant influence are accounted for at market value if the investments are publicly traded and there are no resale restrictions greater than one year (“available-for-sale investments”). If there are resale restrictions greater than one year, or if the investment is not publicly traded, then the investment is accounted for at cost.

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost. Depreciation is calculated using the straight-line method based upon the estimated useful lives of depreciable assets as follows: five to ten years for furniture and fixtures, periods of up to five years for computer equipment and periods of up to seven years for machinery and equipment. Buildings are depreciated over periods of up to fifty years. Leasehold improvements are depreciated over periods up to the life of the lease.

Accounting for Goodwill and Other Intangible Assets

In July 2001, the FASB issued Statement No. 141, “Business Combinations” and Statement No. 142, “Goodwill and Other Intangible Assets” (“FAS 142”). These standards changed the accounting for business combinations by, among other things, prohibiting the prospective use of pooling-of-interests accounting. In addition, FAS 142 required that goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and certain other intangible assets deemed to have an indefinite useful life, cease amortization. The new rules also required that goodwill and certain intangible assets be assessed for impairment using fair value measurement techniques. The Company adopted the provisions of FAS 142 effective as of December 1, 2001. See Note 11 for further discussion on the adoption of FAS 142.

Internal-Use Software Development Costs

In accordance with AICPA SOP No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, the Company capitalizes certain external and internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis, generally not exceeding five years.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Valuation of Long-Lived Assets

The Company periodically reviews the carrying value of its long-lived assets, including property, plant and equipment, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, are less than the carrying amount, an impairment loss is recognized in an amount equal to the difference between the carrying value of such asset and its fair value. Assets to be disposed of and for which there is a committed plan to dispose of the assets, whether through sale or abandonment, are reported at the lower of carrying value or fair value less costs to sell.

Stock-Based Compensation

Post-Acquisition

Effective March 1, 2004, in connection with the Acquisition, the Company adopted the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”) to account for all stock-based compensation plans adopted subsequent to the Acquisition. Under the fair value recognition provisions of FAS 123, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period.

3. Summary of Significant Accounting Policies

Pre-Acquisition

Prior to the Acquisition, certain employees of Old WMG participated in various Time Warner stock option plans. In accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, compensation cost for stock options or other equity-based awards granted to employees was recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees equaled or exceeded the fair market value of Time Warner common stock at the date of grant, thereby resulting in no recognition of compensation expense by Old WMG. For any awards that generated compensation expense as defined under APB 25, Old WMG calculated the amount of compensation expense and recognized the expense over the vesting period of the award.

Had compensation cost for Time Warner’s stock option plans been determined based on the fair value method set forth in FAS 123, Old WMG’s net loss for all periods presented prior to the closing of the Acquisition would have been as follows:

	Predecessor
	Three Months Ended February 29, 2004 (audited)	Ten Months Ended September 30, 2003 (unaudited)	Years Ended November 30,
			2003 (audited)	2002 (audited)

	(in millions)
Net loss:
As reported	$(32)	$(201)	$(1,353)	$(6,026)

Pro forma	$(42)	$(243)	$(1,403)	$(6,079)

See Note 19 for further information on employee stock-based compensation.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Income Taxes

Income taxes are provided using the asset and liability method presented by FASB Statement No. 109, “Accounting for Income Taxes” (“FAS 109”). Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any differences between U.S. GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating loss, capital loss and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

Prior to the closing of the Acquisition, the taxable results of Old WMG were included in the consolidated U.S. federal, and various states, local and foreign income tax returns of Time Warner or its subsidiaries. Also, in certain state, local and foreign jurisdictions, Old WMG filed on a stand-alone basis. The income tax provision reflected in the combined statement of operations of Old WMG is presented as if Old WMG operated on a stand-alone basis, consistent with the liability method prescribed by FAS 109. The majority of the temporary differences for pre-Acquisition periods related to non-deductible reserves and adjustments to the carrying value of assets and liabilities established in the accounting for the AOL Time Warner Merger, as well as net operating loss carry forwards in 2002 only.

Comprehensive Income (Loss)

Comprehensive income (loss), which is reported in the accompanying consolidated and combined statements of shareholders’ and group equity, consists of net income (loss) and other gains and losses affecting equity that, under U.S. GAAP, are excluded from net income (loss). For the Company, the components of other comprehensive income (loss) primarily consist of foreign currency translation gains and losses and deferred gains and losses on interest-rate swap and foreign exchange contracts.

For all periods prior to the closing of the Acquisition, accumulated other comprehensive income (loss) has been presented as a component of group equity and has not been set forth separately due to the complex nature of preparing a combined set of financial statements for operations that were legally held by multiple subsidiaries of Old WMG and Time Warner. Such historical accumulated other comprehensive income (loss) balances were eliminated as part of the change in accounting basis that occurred effective on March 1, 2004, in connection with the closing of the Acquisition. The following summary set forth the components of other comprehensive income (loss), net of related taxes, that have been accumulated in shareholders’ equity since March 1, 2004:

	Foreign Currency Translation Gain (Losses)	Derivative Financial Instruments Gain (Losses)	Accumulated Other Comprehensive Income (Losses)
	(in millions)
Balance at March 1, 2004	$—	$—	$—
Activity through September 30, 2004	10	(4)	6

Balance at September 30, 2004	$10	$(4)	$6

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Net Income (Loss) Per Common Share

The Company computes net income (loss) per common share in accordance with FASB Statement No. 128, “Earnings per Share” (“FAS 128”). Under the provisions of FAS 128, basic net income (loss) per common share is computed by dividing the net income (loss) applicable to common shares after preferred dividend requirements, if any, by the weighted average of common shares outstanding during the period. Diluted net income (loss) per common share adjusts basic net income (loss) per common share for the effects of stock options, warrants and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive.

The following table sets forth the computation of basic and diluted net loss per common share (in millions, except per share amounts):

Seven Months Ended September 30, 2004
Basic and diluted pro forma net loss per common share:
Numerator:
Net loss	$(238)

Denominator:
Weighted average common shares outstanding	113.6
Less: Weighted average unvested common shares subject to repurchase or cancellation	(6.1)

Denominator for basic calculation	107.5
Effect for dilutive securities	—

Denominator for diluted calculation	107.5

Pro forma net loss per common share—basic and diluted	$(2.21)

Because the Company recognized a net loss for the seven months ended September 30, 2004, the effects from the exercise of any outstanding stock options or warrants, or the vestiture of shares of restricted stock, during such period would have been antidilutive. Accordingly, they have not been included in the presentation of diluted net income (loss) per common share. See Note 19 for a summary of restricted stock and stock options outstanding during the period and Note 20 for a summary of the terms of the warrants that were issued to Time Warner in connection with the Acquisition.

4. New Accounting Standards

Variable Interest Entities

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—an Interpretation of ARB No. 51” (“FIN 46”), which requires a variable interest entity (“VIE”) to be consolidated if certain criteria are met.

FIN 46 provides that the primary beneficiary of a VIE is required to consolidate the VIE’s operations. In determining if an entity is a VIE, FIN 46 requires one to evaluate whether the equity of the entity is sufficient to absorb its expected losses. The evaluation requires the consideration of qualitative factors and various assumptions, including expected future cash flows and funding needs. Even if the entity’s equity is determined to be sufficient to absorb expected losses, the rules provide that in certain circumstances there needs to be a qualitative assessment as to whether “substantially all” the benefits of the entity are for the benefit of one of the variable interest holders. In such circumstances, the entity would be deemed a VIE.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The Company adopted the provisions of FIN 46 effective as of November 30, 2003. In particular, the Company consolidated four recorded music ventures, which were previously accounted for under the equity method of accounting. The operations of these ventures principally consist of the discovery and development of artists and related music products, which are distributed by the Company. As a result of consolidating these ventures, total assets and liabilities each increased by approximately $20 million as of November 30, 2003. As such, the application of FIN 46 did not have a material impact on the Company’s financial statements.

Other Recently Issued Accounting Standards

Over the past two years, there have been many new accounting standards issued. The Company has adopted these standards in accordance with their prescribed effective dates. These new standards include, but are not limited to, (i) FASB Statement No. 143, “Accounting for Asset Retirement Obligations”, (ii) FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (iii) FASB Statement No 146, “Accounting for Costs Associated with Exit or Disposal Activities”, and (iv) FASB Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The adoption of these and other recently issued accounting standards did not have a material impact on the Company’s financial statements.

5. The Acquisition

As previously described in Note 1, effective as of March 1, 2004, a subsidiary of the Company acquired Old WMG from Time Warner for approximately $2.6 billion. The initial consideration exchanged consisted of $2.560 billion of cash and $35 million of non-cash consideration in the form of warrants that give Time Warner the right, under certain conditions, to purchase up to 19.9% of the capital stock of the Company (see Note 20). In addition, the Company incurred approximately $78 million of transaction costs in connection with the Acquisition.

Pursuant to the terms of the purchase agreement between the Company and Time Warner, the purchase consideration is subject to certain adjustments, generally based on changes in the financial position of Old WMG between the date the purchase agreement was signed and the date the transaction closed. The parties currently are in discussions over the terms of final settlement. Such changes are not expected to be material; however, the purchase price reflected in the accompanying financial statements has been reduced by approximately $24 million on a preliminary basis to reflect a reimbursement by Time Warner to the Company of a portion of the purchase consideration already agreed to by the parties.

The $2.638 billion cash portion of the purchase price, including transaction costs, was financed by a $1.250 billion initial capital investment by the Investor Group and aggregate borrowings of $1.388 billion. The $1.250 billion initial capital investment by the Investor Group was comprised of (i) an $85 million contribution in exchange for the issuance of 85,000 shares of Class A Common Stock of the Company, (ii) a $765 million contribution in exchange for the issuance of 9,445 shares of Class L Common Stock of the Company and (iii) a $400 million direct contribution to Holdings in exchange for 40,000 shares of cumulative preferred stock of Holdings. The Company also incurred $262 million of additional indebtedness to pay certain financing-related fees, as well as to fund future working capital requirements that included a portion of the anticipated costs to restructure the business. See Note 15 for a description of the Company’s financing arrangements and Note 20 for a description of the aggregate $342 million return of capital paid to the Investor Group subsequent to the Acquisition.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The Acquisition was accounted for by the purchase method of accounting for business combinations. Under the purchase method of accounting, the acquisition cost of $2.649 billion, including $78 million of transaction costs and the $24 million reduction in the purchase price described above, was preliminarily allocated to the net assets acquired in proportion to estimates of their respective fair values. The excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill.

The accompanying consolidated financial statements include the following preliminary allocation of the purchase price to the net assets acquired: recorded music catalog—$1.216 billion; music publishing copyrights—$808 million; trademarks—$110 million; goodwill—$978 million; other current and noncurrent assets—$1.852 billion; net deferred tax liabilities—$219 million; acquisition-related restructuring liabilities—$307 million; and other current and noncurrent liabilities—$1.789 billion.

At this time, most of the valuations and other studies needed to provide a final basis for estimating the fair value of the net assets acquired have been completed. However, the Company is still waiting for certain information in order to finalize the purchase price allocation, including a final settlement of terms with Time Warner. It is not expected that the final allocation of the purchase price to the net assets acquired will differ materially from that reflected in the accompanying financial statements.

Pro Forma Financial Information

The following unaudited pro forma financial information presents the operating results of the Company as if each of (i) the Acquisition and original financing, (ii) the April 2004 Refinancing (as described under Note 15), and (iii) the transactions with Cinram International Inc. with respect to manufacturing, packaging and physical distribution services (as described under Note 7), had occurred at the beginning of each period presented.

	Pro Forma
	Ten Months Ended September 30, 2004	Twelve Months Ended September 30, 2004	Year Ended November 30, 2003
	(in millions)
Revenue	$2,548	$3,436	$3,361
Impairment of goodwill and other intangible assets	—	(1,019)	(1,019)
Depreciation and amortization	(201)	(245)	(257)
Operating income (loss)	16	(929)	(1,017)
Net loss	(286)	(1,026)	(914)

2003 Deal-Related and Other Transaction Costs

In connection with the Acquisition and the prior pursuit by Time Warner and Old WMG of other strategic ventures or dispositions involving Old WMG’s businesses in 2003 that did not occur, Old WMG incurred approximately $70 million of costs, as follows:

Year Ended November 30, 2003
(in millions)
Transaction costs, primarily legal, accounting and investment banking fees	$30
Loss on executive contractual obligations	25
Loss on pension plan curtailment	15

$70

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

As part of the Acquisition, the Investor Group and Time Warner agreed that Time Warner would retain its obligations to all employees of Old WMG covered under Time Warner’s U.S. pension plans; however, employees of Old WMG would no longer be able to earn additional benefits for future services. Accordingly, Old WMG recognized a $15 million loss in 2003 in connection with the probable pension curtailment that ultimately occurred upon the closing of the Acquisition. In addition, Old WMG recorded a $25 million loss in 2003 relating to certain executive contractual obligations that were triggered upon the closing of the Acquisition.

6. AOL Time Warner Merger

As previously described in Note 2, the operations of Old WMG were under the control of Time Warner through the end of February 2004. In January 2001, historic Time Warner was acquired by AOL. The AOL Time Warner Merger was accounted for as an acquisition using the purchase method of accounting for business combinations. Under the purchase method of accounting, the acquisition cost of approximately $147 billion, including transaction costs, was allocated to historic Time Warner’s underlying net assets, including its interests in Old WMG, based on their respective estimated fair values. The excess of the purchase price over the fair value of the net assets acquired was recorded as goodwill.

The principal effects from the allocation of the AOL Time Warner acquisition cost to Old WMG was to recognize the following assets and liabilities: goodwill—$12 billion; recorded music catalog—$2 billion; brands and trademarks—$1.7 billion; music publishing copyrights—$1.0 billion; net deferred tax liabilities—$1.5 billion; and merger-related restructuring liabilities—$478 million.

In addition, in connection with Old WMG’s initial adoption of FAS 142 effective as of December 1, 2001, a portion of the cost of the AOL Time Warner Merger previously allocated to Old WMG’s combined financial statements was reallocated to other segments of Time Warner. The reallocation resulted in a reduction of goodwill of approximately $5.9 billion; goodwill was further reduced by a $4.8 billion charge in connection with the initial adoption of FAS 142 during the first quarter of 2002, a $646 million impairment charge recorded during the fourth quarter of 2002 and a $5 million impairment charge during the fourth quarter of 2003. The carrying value of brands and trademarks was also reduced by an impairment charge of approximately $766 million recorded during the fourth quarter of 2003 and $853 million recorded during the fourth quarter of 2002. Finally, the carrying values of Old WMG’s recorded music catalog and other intangible assets were reduced by an impairment charge of approximately $248 million during the fourth quarter of 2003. See Note 11 for further information.

7. Other Acquisitions and Dispositions

Sale of Music Manufacturing

In October 2003, Time Warner completed its sale of the DVD and CD manufacturing, printing, packaging, physical distribution and merchandising businesses formerly managed by Old WMG for $1.05 billion in cash to Cinram International Inc. (“Cinram”). The sale included the following businesses: WEA Manufacturing Inc., Warner Music Manufacturing Europe GmbH, Ivy Hill Corporation, Giant Merchandising and the physical distribution operations of WEA Corp.

In addition, Time Warner and Old WMG entered into exclusive, long-term agreements for Cinram to provide manufacturing, printing, packaging and physical distribution of Time Warner’s and the Company’s DVDs and CDs in North America and Europe at fair market value-based rates.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

As previously noted, the physical distribution operations of WEA Corp., which are included in the accompanying financial statements, were included in the sale. Old WMG recognized a $12 million pretax loss in 2003 in connection with the sale, which has been reflected as a component of operating loss in the accompanying statement of operations. For the years ended November 30, 2003 and 2002, Old WMG included in its accompanying statement of operations approximately $15 million of revenues in each year; approximately $11 million and $13 million of operating losses, respectively; approximately $4 million and $5 million of operating losses before depreciation and amortization expense, respectively; and an approximate $7 million and $8 million net loss, respectively, related to the physical distribution operations of WEA Corp.

Acquisition of Certain Minority Interests in Maverick Recording Company

As of September 30, 2004, the Company had a 50% interest in Maverick Recording Company (“Maverick”). In November 2004, the Company acquired an additional 30% interest in Maverick from its existing partner for approximately $17 million and certain amounts previously owed by such partner to the Company. The transaction will be accounted for under the purchase method of accounting during the first quarter of fiscal 2005. The purchase price will be allocated to the underlying net assets of Maverick in proportion to their estimated fair value, principally artist contracts and recorded music catalog. As part of the transaction, the Company and the remaining partner in Maverick entered into an agreement pursuant to which either party can elect to have the Company purchase the remaining 20% interest in Maverick that it does not own by December 2007.

Sale of Warner Bros. Publications

In December 2004, the Company entered into an agreement to sell Warner Bros. Publications, which conducts the Company’s printed music operations, to Alfred Publishing. As part of the transaction, the Company agreed to license the right to use its music publishing copyrights in the exploitation of printed sheet music and songbooks for a twenty-year period of time. No gain or loss is expected to be recognized on the transaction as the historical book basis of the net assets being sold was adjusted to fair value in connection with the accounting for the Acquisition. The sale is expected to close during spring of 2005 and is subject to customary closing conditions.

The sale is not expected to have a material effect on the future operating results and financial condition of the Company. For the ten months ended September 30, 2004, and each of the years ended November 30, 2003 and 2002, the operations being sold generated revenues of approximately $36 million, $56 million and $54 million, respectively; operating (loss) income of approximately $(7) million, $1 million and $3 million, respectively; operating (loss) income before depreciation and amortization expense of $(7) million, $2 million and $4 million, respectively; and net (loss) income of approximately $(8) million, $(2) million and $1 million, respectively.

Word Entertainment Acquisition and Related Transactions

In January 2002, Old WMG purchased Word Entertainment (“Word”) from Gaylord Entertainment Company for approximately $85 million in cash, including transaction costs. Word produces and distributes Christian music products, including recorded music, print and video products. The acquisition was accounted for using the purchase method of accounting for business combinations. Under the purchase method of accounting, the acquisition cost of approximately $85 million was allocated to Word’s underlying net assets based on their respective fair values. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The allocation of the Word purchase price was as follows: recorded music catalog - $20 million; music publishing copyrights - $10 million; goodwill - $30 million; other assets - $42 million; and other liabilities - $17 million.

In addition, during the third quarter of 2002, Old WMG exchanged 20% of its interest in Word for certain rights associated with Curb Records (“Curb”), a large independent Nashville-based record label (the “Word/Curb Transaction”). In particular, among other commercial arrangements, Old WMG acquired (i) a right to match an offer for the potential sale of Curb at any time through December 2008 (the “Curb Matching Right”), (ii) a covenant-not-to-compete in the Christian-music business, whereby Curb cannot sign any artist in the Christian-music genre through December 2008 (the “Curb Covenant”) and (iii) a six-year extension of its right to provide manufacturing and distribution services to Curb through December 2008. Old WMG allocated the $9 million value associated with these rights in proportion to their underlying fair market values. Of such amount, $6 million has been ascribed to the Curb Matching Right and the Curb Covenant, which are both reflected as intangible assets subject to amortization in the accompanying balance sheet. The remaining $3 million of value was ascribed to the manufacturing and distribution service agreement. No gain or loss was recognized on the transaction.

8. Investments

The Company’s investments consist of:

	September 30, 2004	November 30, 2003
	(in millions)
Equity-method investments	$8	$2
Cost-method investments	—	8

	$8	$10

As of November 30, 2003, investments included Columbia House (50% owned prior to the sale of 85% of such interest in June 2002), Music Choice Europe (24% owned), Music Choice U.S. (11% owned), Telstar (20% owned), MusicNet (22% owned) and Deston Songs (50% owned). However, in connection with the Acquisition, Old WMG’s interests in Columbia House, Music Choice Europe, Music Choice U.S. and MusicNet were transferred to Time Warner. Accordingly, the only significant investments held at September 30, 2004 related to the Company’s continuing interest in Deston Songs and a new investment made in 2004 in Royalty Services, L.P. (25% owned) to develop a shared royalty system platform with Universal Music Group, Exigen Group and Lightspeed Venture Partners. Such investments are not material to the Company’s overall financial position or operating results.

Sale of Columbia House Interest

In June 2002, Old WMG and Sony Corporation of America (“Sony”) each sold 85% of their respective 50% interests in the Columbia House Company Partnerships (“Columbia House”) to Blackstone Capital Partners III LP (“Blackstone”), an affiliate of The Blackstone Group, a private investment bank. Under the terms of the sale agreement, Old WMG received proceeds of approximately $125 million in cash and a subordinated note receivable from Columbia House Holdings, Inc., a majority owned subsidiary of Blackstone, with a face amount of approximately $35 million. The sale resulted in Old WMG recognizing a pre-tax gain of $60 million, which is included in net investment-related gains (losses) in the accompanying statement of operations for the year ended November 30, 2002. In addition, Old WMG deferred an approximate $28 million gain on the sale. The deferred

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

gain primarily related to the estimated fair value of the portion of the proceeds received as a note receivable, which will be deferred until such time as the realization of such note becomes more fully assured. As a result of the sale, Old WMG’s interest in Columbia House was reduced to 7.5% and the investment began to be accounted for under the cost method of accounting. As part of the transaction, the Company agreed to continue to license music product to Columbia House at market rates for a five-year period.

In addition, prior to the closing of the transaction, Old WMG and Sony recapitalized certain obligations of Columbia House owed to them. In connection with this recapitalization, Old WMG made capital contributions of approximately $930 million and Old WMG and its affiliates received a comparable amount of proceeds relating to the repayment of such obligations. Accordingly, the accompanying statement of cash flows of Old WMG for the year ended November 30, 2002 reflects the effects of the recapitalization, consisting of an increase in investment spending of approximately $930 million, which was offset in part by an increase in investment proceeds of approximately $700 million. The remaining proceeds were received by affiliates of Old WMG that were not a part of the combined reporting group and, as such, those proceeds are not reflected in the accompanying combined statement of cash flows of Old WMG for the year ended November 30, 2002.

As previously noted, in connected with the Acquisition, Old WMG’s interest in Columbia House was transferred to Time Warner during 2004.

Net Investment-Related Gains (Losses)

There were no significant investment-related gains or losses recognized in either the seven-month period ended September 30, 2004 or the three-month period ended February 29, 2004.

For the year ended November 30, 2003, Old WMG recognized $26 million of net investment-related losses, principally to reduce the carrying value of certain investments, including Old WMG’s interest in Telstar. Of such amount, approximately $17 million of net investment-related losses were recognized by Old WMG in the ten-month period ended September 30, 2003.

For the year ended November 30, 2002, Old WMG recognized $42 million of net investment-related gains. Such amount consists of (i) a $60 million gain from the sale of Columbia House in 2002, as disclosed previously, offset in part by (ii) an $18 million impairment loss in 2002 to reduce the carrying value of certain investments, principally Old WMG’s interests in Strictly Rhythm Records and Music Choice Europe.

9. Inventories

Inventories consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Compact discs, cassettes and other music-related products	$79	$83
Published sheet music and song books	23	19

	102	102
Less reserve for obsolescence	(37)	(41)

	$65	$61

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

10. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Land	$19	$18
Buildings and improvements	109	108
Furniture and fixtures	16	31
Computer hardware and software	78	192
Machinery and equipment	3	3

	225	352
Less accumulated depreciation	(36)	(131)

	$189	$221

11. Goodwill and Intangible Assets

Impairment Charges

As discussed in Note 3, effective as of December l, 2001, Old WMG adopted FAS 142, which requires companies to cease amortizing goodwill and certain intangible assets with an indefinite useful life. Instead, FAS 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of FAS 142 and annually thereafter. Prior to the adoption of FAS 142, Old WMG amortized goodwill over a twenty-year period.

Upon the adoption of FAS 142 in the first quarter of fiscal 2002, Old WMG recorded a non-cash charge of approximately $4.8 billion to reduce the carrying value of goodwill arising from the AOL Time Warner Merger. Such charge is non-operational in nature and is reflected as a cumulative effect of a change in accounting principle in the accompanying statement of operations. The amount of the impairment primarily reflected the decline in Time Warner’s stock price since the AOL Time Warner Merger was announced and valued for accounting purposes in January 2000, as well as declines in the valuation of music-related businesses since January 2001 due, largely, to the industry-wide effects of piracy.

FAS 142 also required that goodwill deemed to be related to an entity as a whole be assigned to all of Time Warner’s reporting units instead of only to the businesses of the company acquired, as was the case under existing practice. As a result, approximately $5.9 billion of goodwill generated in the AOL Time Warner Merger that had been previously allocated to Old WMG’s financial statements was reallocated to other segments of Time Warner.

During the fourth quarter of 2002, Old WMG performed its annual impairment review for goodwill and other intangible assets and recorded an additional charge of $1.5 billion, which is recorded as a component of operating loss in the accompanying statement of operations. The charge consisted of a reduction in the carrying value of goodwill by approximately $646 million and a reduction in the carrying value of brands and trademarks by approximately $854 million. The amount of the impairment primarily reflected the decline in the valuation of music-related businesses due, largely, to the industry-wide effects of piracy.

During the fourth quarter of 2003, in connection with Time Warner’s agreement to sell Old WMG as described more fully in Note 5, Old WMG recorded an additional $1.019 billion impairment charge. The charge was necessary to reduce the carrying value of Old WMG’s intangible assets to fair value, based on the

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

consideration agreed to be exchanged in the transaction. The impairment charge is classified as a component of operating loss in the accompanying statement of operations. The charge consisted of a reduction in the carrying value of goodwill by $5 million, brands and trademarks by $766 million, recorded music catalog by $208 million and other intangible assets by $40 million.

All of the impairment charges mentioned above were non-cash in nature and did not affect Old WMG’s liquidity.

Goodwill

The following analysis details the changes in goodwill for each reportable segment during the ten months ended September 30, 2004 and the year ended November 30, 2003:

	Recorded Music	Music Publishing	Total
	(in millions)
Balance at November 30, 2002	$—	$—	$—
Acquisition—related activity	5	—	5
Impairment	(5)	—	(5)

Balance at November 30, 2003	—	—	—
Acquisition of Old WMG	395	583	978

Balance at September 30, 2004	$395	$583	$978

Other Intangible Assets

Other intangible assets consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Intangible assets subject to amortization:
Record music catalog	$1,216	$1,906
Music publishing copyrights	811	1,075
Trademarks	10	—
Other intangible assets	4	6

	2,041	2,987
Accumulated amortization	(104)	(556)

Total net intangible assets subject to amortization	1,937	2,431
Intangible assets not subject to amortization:
Trademarks and brands	100	24

Total net other intangible assets	$2,037	$2,455

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Amortization

Based on the amount of intangible assets subject to amortization at the end of September 2004, the expected amortization for each of the next five fiscal years is as follows:

Years Ended September 30,
(in millions)
2005	$178
2006	178
2007	178
2008	178
2009	178
Thereafter	1,047

$1,937

The expected amortization expense above reflects estimated useful lives assigned to the Company’s identifiable, finite-lived intangible assets established in the accounting for the Acquisition effective as of March 1, 2004 as follows: ten years for recorded music catalog, fifteen years for music publishing copyrights and fifteen years for trademarks.

Amortization expense included in Old WMG’s statement of operations for each of the three months ended February 29, 2004 and the years ended November 30, 2003 and 2002 was based on different estimated useful lives assigned to Old WMG’s identifiable, finite-lived intangible assets. In particular, for the year ended November 30, 2002 estimated useful lives of twenty years were assigned to both of Old WMG’s recorded music catalog and music publishing copyrights. In addition, for each of the three months ended February 29, 2004 and the year ended November 30, 2003 estimated useful lives of fifteen years were assigned to both of Old WMG’s recorded music catalog and music publishing copyrights. The change in estimated useful lives from 2002 to 2003 was implemented in connection with Old WMG’s annual impairment review of intangible assets at the end of 2002, under which it was determined that the estimated useful lives were shorter than originally anticipated principally as a result of the industry-wide effects of music piracy. See Note 5 for a discussion of the pro forma effects of the Acquisition on the historical operating results of Old WMG, including the effects from the aforementioned changes in estimated useful lives.

12. Restructuring Costs

The Company and Old WMG have recorded restructuring costs over the past few years relating to the Acquisition in 2004, the AOL Time Warner Merger in 2001 and various other non-acquisition related restructuring initiatives. In accordance with U.S. GAAP, restructuring costs incurred in connection with the Acquisition and the AOL Time Warner Merger were capitalized as a portion of the purchase price paid. However, all costs for non-acquisition related restructuring initiatives were expensed either in the period they were incurred or committed to, in accordance with U.S. GAAP. A description of the nature of the restructuring activities and related costs for each of the Acquisition, the AOL Time Warner Merger and other non-acquisition related restructurings follows.

12. Restructuring Costs

Acquisition-Related Restructuring Costs

In connection with the Acquisition that was effective as of March 1, 2004, the Company reviewed its operations and implemented several plans to restructure its operations. As part of these restructuring plans, the

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Company recorded a restructuring liability of approximately $307 million during 2004. This restructuring liability included costs to exit and consolidate certain activities of the Company, as well as costs to terminate employees and certain artist, songwriters and co-publisher contracts. Such liabilities were recognized as part of the cost of the Acquisition.

Of the total $307 million restructuring costs recorded by the Company, approximately $164 million related to work-force reductions, including employee termination benefits and relocation costs; approximately $75 million related to costs to terminate certain artist, songwriters and co-publisher contracts; and the balance of approximately $68 million related to other anticipated costs to exit certain leased facilities and operations, such as international distribution operations. The number of employees identified to be involuntarily terminated approximated 1,600.

As of September 30, 2004, the Company had approximately $179 million of Acquisition-related restructuring costs recorded in its balance sheet. These liabilities represent estimates of future obligations for all restructuring activities that had been implemented, as well as for all restructuring activities that had been committed to by management but have yet to occur. The outstanding balance of these liabilities primarily relates to extended payment terms for severance obligations and long-term lease obligations for vacated facilities. These remaining obligations are expected to be settled by 2019.

Selected information relating to the Acquisition-related restructuring plans is as follows:

	Employee Terminations	Other Exit Costs		Total
	(in millions)
Liability as of November 30, 2003	$—	$		$
Additions in 2004	164		143		307
Cash paid in 2004	(92)		(13)		(105)
Non-cash reductions in 2004(a)	(1)		(22)		(23)

Liability as of September 30, 2004	$71		$108		$179

(a)	Non-cash reductions in 2004 principally relate to changes in foreign currency exchange rates and the non-cash write-off of the carrying value of advances relating to terminating certain artist, songwriter and co-publisher contracts.

In addition, in connection with the Acquisition, the Company approved a cost-savings incentive compensation plan during 2004 in order to incentivize management to implement the aforementioned restructuring plans and reduce operating costs. Accordingly, the Company has recognized approximately $26 million of one-time costs in its statement of operations for the seven months ended September 30, 2004, principally related to this cost-savings incentive plan. See Note 13 for further discussion.

AOL Time Warner Merger-Related Restructuring Costs

In connection with the AOL Time Warner Merger, Old WMG reviewed its operations and implemented several plans to restructure its operations. As part of these restructuring plans, Old WMG recorded a restructuring liability of approximately $478 million during 2001. This restructuring liability included costs to exit and consolidate certain activities of Old WMG, as well as costs to terminate employees and certain artist contracts. Such liabilities were recognized as part of the AOL Time Warner Merger and were allocated to Old WMG’s financial statements as part of the AOL Time Warner Merger acquisition cost. See Note 6.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Of the total initial restructuring costs recorded by Old WMG, approximately $278 million related to work-force reductions, including employee termination benefits and relocation costs; approximately $100 million related to costs to terminate certain artist contracts; and the balance of approximately $100 million primarily related to other anticipated costs to exit certain leased facilities and operations, such as certain international distribution and music-publishing print operations. The number of employees identified to be involuntarily terminated approximated 2,600. Old WMG reversed approximately $91 million of these merger-related restructuring liabilities in 2002, and recognized a corresponding reduction in goodwill, as either the planned action did not ultimately occur or actual exit costs were less than originally estimated. As of November 30, 2003, there was approximately $70 million of AOL Time Warner Merger-related restructuring costs that had yet to be paid, principally relating to severance obligations and long-term lease obligations for vacated facilities. As part of the Acquisition, Time Warner agreed to assume all unpaid severance obligations from Old WMG and, accordingly, all such liabilities were transferred to Time Warner. In addition, in connection with the Acquisition, the Company reevaluated its global facility requirements and further consolidated its real estate holdings. As part of this reevaluation, the Company remeasured the fair value of its long-term lease obligations for vacated facilities, eliminated the pre-existing $25 million book value of the lease liabilities for vacated facilities and recorded the net impact as an addition to goodwill. See prior discussion of Acquisition-related restructuring costs.

Selected information relating to the AOL Time Warner Merger-related restructuring plans is as follows:

	Employee Terminations	Other Exit Costs		Total
	(in millions)
Liability as of November 30, 2000	$—	$		$
Additions in 2001	278		200		478
Cash paid in 2001	(55)		(69)		(124)
Non-cash reductions in 2001(a)	(43)		—		(43)

Liability as of November 30, 2001	180		131		311
Cash paid in 2002	(77)		(42)		(119)
Non-cash reductions in 2002(b)	(28)		(57)		(85)

Liability as of November 30, 2002	75		32		107
Cash paid in 2003	(30)		(6)		(36)
Non-cash activity in 2003(c)	—		(1)		(1)

Liability as of November 30, 2003	45		25		70
2004 activity, primarily adjustments relating to the Acquisition	(45)		(25)		(70)

Liability as of September 30, 2004	$—		$—		$—

(a)	Non-cash reductions in 2001 for employee terminations represent adjustments relating to severance obligations that were satisfied with the payment of benefits from pension plan assets held by Time Warner.
(b)	Non-cash reductions in 2002 include an aggregate $91 million adjustment to restructuring accruals principally as a result of reversals of excess provisions due to either the planned action not ultimately occurring or actual exit costs being less than originally estimated. Such reversals were offset partially by a non-cash increase in international restructuring provisions of approximately $5 million due to changes in foreign currency exchange rates.
(c)	Non-cash activity in 2003 relates to changes in foreign currency exchange rates and other miscellaneous adjustments.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Other Non-Acquisition Related Restructuring Costs

In addition to the costs of restructurings associated with acquisition and merger activities, Old WMG has also recognized restructuring costs that are unrelated to business combinations and are expensed as incurred.

Most of these non-acquisition related restructuring initiatives were implemented in 2003. However, during 2002, Old WMG recognized approximately $5 million of income on a net basis related to its restructuring activities. This amount related to the reversal in 2002 of a $12 million restructuring liability that was recognized in a prior period as a result of either the planned action not ultimately occurring or actual costs being less than originally estimated. The $12 million of income was partially offset by other non-acquisition related restructuring charges in 2002 of $7 million relating to various restructuring activities that were individually insignificant and not considered to be material to the accompanying financial statements.

However, during 2003, in a continuing effort to reduce costs, Old WMG implemented a series of more significant restructuring activities. In particular, Old WMG restructured its domestic distribution operations, outsourced its Canadian distribution operations, and continued to reduce its worldwide headcount to adjust to changing economic conditions in various markets. In connection with these initiatives, Old WMG recognized restructuring charges of approximately $35 million in 2003. Of this amount, approximately $22 million related to work-force reductions, including employee termination benefits and relocation costs, and approximately $13 million related to other anticipated costs to exit certain facilities. The number of employees that were involuntarily terminated approximated 365. All restructuring activities were completed by the end of 2003.

As of November 30, 2003, there was approximately $10 million of non-acquisition related restructuring costs that had yet to be paid, principally relating to severance obligations and long-term lease obligations for vacated facilities. As previously noted, in connection with the Acquisition, Time Warner agreed to assume all unpaid severance obligations from Old WMG. Accordingly, all such liabilities were transferred to Time Warner effective as of March 1, 2004. In addition, in connection with the Acquisition, the Company reevaluated its global facility requirements and further consolidated its real estate holdings. As part of this reevaluation, the Company remeasured the fair value of its long-term lease obligations for vacated facilities, eliminated the pre-existing $2 million book value of the lease obligations for vacated facilities and recorded the net impact as an addition to goodwill. See prior discussion of Acquisition-related restructuring costs.

The restructuring costs related to each of the Company’s business segments, as well as corporate-level employees. Selected information related to the 2003 restructuring plans by business segment is as follows:

Employee Terminations

	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Additions in 2003	$18	$3	$1	$22
Cash paid in 2003	(13)	(1)	—	(14)

Liability as of November 30, 2003	5	2	1	8
2004 activity, primarily adjustments relating to the Acquisition	(5)	(2)	(1)	(8)

Liability as of September 30, 2004	$—	$—	—	$—

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Other Exit Costs

	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Additions in 2003	$13	$—	$—	$13
Cash paid in 2003	(10)	—	—	(10)
Non-cash reductions in 2003	(1)	—	—	(1)

Liability as of November 30, 2003	2	—	—	2
2004 activity, primarily adjustments relating to the Acquisition	(2)	—	—	(2)

Liability as of September 30, 2004	$—	$—	$—	$—

13. Other Current and Noncurrent Liabilities

Other current liabilities consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Accrued expenses	$159	$141
Accrued compensation and benefits	93	116
Deferred income	46	41
Acquisition and merger-related restructuring liabilities	90	45
Fair value of warrants	155	—
Accrued interest	31	—
Cost-savings incentive plan payable	10	—
Other	3	24

	$587	$367

Other noncurrent liabilities consist of the following:

	September 30, 2004	November 30, 2003
	(in millions)
Deferred income	$25	$20
Accrued compensation and benefits	29	20
Minority interest	9	9
Cost-savings incentive plan payable	10	—
Acquisition and merger-related restructuring liabilities	89	25
Unfavorable and other contractual obligations	135	71
Licensing advance payable	8	8
Other	28	27

	$333	$180

Cost-Savings Incentive Plan

In connection with the Acquisition, the Company implemented several plans to restructure its operations and reduce operating costs. In order to incentivize management to reduce costs, the Company approved a cost-savings incentive compensation plan during the seven months ended September 30, 2004. Under the plan, key

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

employees of the Company will be entitled to earn up to $20 million in the aggregate based on the attainment and maintenance of certain cost-savings targets. Incentive awards under this plan are scheduled to be paid out in two equal annual installments on or about December 31, 2004 and 2005.

Based on the level of cost savings actually generated at the end of September 30, 2004, which exceeded the cost-savings targets under the plan, the Company determined that it was probable that eligible employees would vest in the full benefits under the plan. Accordingly, the Company recorded the full $20 million liability under the plan during the seven months ended September 30, 2004. Such amount, together with $6 million of other restructuring-related costs, have been classified as a one-time reduction of operating income under the caption “restructuring costs” in the accompanying statement of operations.

Licensing Advance Payable

Other noncurrent liabilities include an $8 million obligation at each of September 30, 2004 and November 30, 2003 to repay an advance received in a prior period under a licensing agreement. Under the terms of the original agreement, such amount was subject to repayment if the advance was not recouped from royalties generated under the agreement by November 30, 2003. In June 2003, the parties entered into an amended agreement whereby, in connection with an extension of the term of the original agreement, the Company agreed to repay the advance over a six-year period ended November 30, 2009. Of the total repayment amount, $2 million was repaid in 2003. The remaining $8 million is repayable as follows: 2006 - $0.5 million; 2007 - $0.5 million; 2008 - $3 million; and 2009 - $4 million.

14. Note Payable to Shareholders

In September 2004, the Company declared a $342 million dividend to its shareholders in the form of a note payable. The note payable was interest-bearing at a rate of 10% per annum. The note payable was paid in October 2004 using proceeds received from a return of capital previously invested in Acquisition Corp. Interest paid to the Company’s shareholders under the note payable amounted to approximately $1 million.

15. Debt

In connection with the Acquisition, the Company incurred $1.650 billion of indebtedness consisting of (i) $1.150 billion of borrowings under the term loan portion of a senior secured credit facility and (ii) $500 million of borrowings under a senior subordinated bridge loan facility (the “Bridge Loan”). A portion of these borrowings was refinanced by WMG Acquisition Corp., a subsidiary of the Company, in April 2004 (the “Refinancing”). In addition, in December 2004, Holdings redeemed its outstanding shares of cumulative preferred stock using a portion of the proceeds from the issuance of debt (the “Holdings Refinancing”). The following summarizes the Refinancing, the Company’s debt capitalization as of September 30, 2004, the principal terms of the Company’s financing arrangements and the Holdings Refinancing.

The Refinancing

In April 2004, the Company incurred $697 million of new indebtedness, consisting of the issuance by Acquisition Corp. of (i) $465 million principal amount of 7.375% Senior Subordinated Notes due 2014, (ii) 100 million Sterling principal amount of 8.125% Senior Subordinated notes due 2014 (U.S. dollar equivalent of $182 million as of April 2004) and (iii) $50 million of additional borrowings under the term loan portion of the Company’s senior secured credit facility.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Together with available cash on hand, such proceeds were used (i) to repay all $500 million of borrowings under the Bridge Loan, (ii) to redeem a portion of the cumulative preferred stock of Holdings in the amount of $202 million and (iii) to pay certain financing-related transaction costs.

In connection with this refinancing, the Company incurred a $6 million pretax loss during the seven months ended September 30, 2004 to write off the carrying value of its unamortized debt issuance costs paid in connection with its borrowings under the Bridge Loan.

Debt Capitalization

As of September 30, 2004, the Company’s long-term debt consisted of:

September 30, 2004
(in millions)
Senior secured credit facility:
Revolving credit facility	$—
Term loan	1,194

1,194
7.375% U.S. dollar-denominated Notes due 2014	465
8.125% Sterling-denominated Notes due 2014	181

Total debt	1,840
Less current portion	(12)

Total long term debt	$1,828

Senior Secured Credit Facility

Holdings and Acquisition Corp. are party to a senior secured credit facility that was entered into in connection with the Acquisition. The senior secured credit facility consists of a $1.2 billion term loan portion and a $250 million revolving credit portion. The term loan portion of the facility matures in seven years in February 2011. Acquisition Corp. is required to prepay outstanding term loans, subject to certain exceptions and conditions, with excess cash flow or in the event of certain asset sales, casualty and condemnation events and incurrence of debt. Acquisition Corp. is required to make minimum repayments under the term loan portion of the facility in quarterly principal amounts of $3 million for the first six years and nine months, with a remaining balloon payment in February 2011.

The revolving credit portion of the senior secured facility matures in six years in February 2010. There are no mandatory reductions in borrowing availability for the revolving credit portion of the facility through its term.

Borrowings under both the term loan and revolving credit portion of the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Bank of America, N.A. and (2) the federal funds rate plus  1/2 of 1% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility and the term loan facility is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings. The applicable margins for borrowings under the senior secured credit facility may be reduced, subject to Acquisition Corp. attaining certain leverage ratios.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

In addition to paying interest on outstanding principal under the senior secured credit facility, Acquisition Corp. is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. The initial commitment fee rate is .50%. The commitment fee rate may be reduced subject to Acquisition Corp. attaining certain leverage ratios. Acquisition Corp. is also required to pay customary letter of credit fees, as necessary.

The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, Acquisition Corp.’s ability and the ability of its subsidiaries to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in certain transactions with affiliates, amend certain material agreements, change the business conducted by itself, its parent company and its subsidiaries, and enter into agreements that restrict dividends from subsidiaries. In addition, the secured credit facility requires Acquisition Corp. to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation.

Senior Subordinated Notes due 2014

The Company has outstanding two tranches of Senior Subordinated notes of Acquisition Corp. due 2014: $465 million principal amount of U.S. dollar-denominated notes (the “U.S. Notes”) and 100 million principal amount of Sterling-denominated notes (the “Sterling Notes” and collectively, the “Subordinated Notes”). The Subordinated Notes mature on April 15, 2014.

Interest is payable on the Subordinated Notes on a semi-annual basis at a fixed rate of 7.375% per annum for the U.S. Notes and 8.125% per annum for the Sterling Notes.

The Subordinated Notes are redeemable in whole or in part, at the option of Acquisition Corp., at any time at a redemption price defined under the indenture governing the Subordinated Notes (the “Indenture”) that generally includes a premium. In addition, upon a change of control of Acquisition Corp. and upon certain asset sales as specified under the Indenture, Acquisition Corp. may be required to make an offer to redeem the Subordinated Notes from the holders at a redemption price defined under the Indenture that includes a premium.

The Subordinated Notes are unsecured and subordinated to all of Acquisition Corp.’s existing and future senior indebtedness, including Acquisition Corp.’s obligations under its senior secured credit facility. Each of Acquisition Corp.’s wholly owned domestic subsidiaries that have guaranteed the obligations under Acquisition Corp.’s senior secured credit facility also have guaranteed the Subordinated Notes on a joint, several and unconditional basis.

The Indenture limits Acquisition Corp.’s ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the notes; to consolidate, merge, sell or otherwise dispose off all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries.

Subject to certain exceptions, the Indenture permits Acquisition Corp. and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

15. Debt

The Holdings Refinancing

In December 2004, Holdings issued $847 million principal amount of debt consisting of (i) $250 million principal amount of Floating Rate Senior Notes due 2011 (the “Holdings Floating Rate Notes”), (ii) $397 million principal amount at maturity of 9.5% Senior Discount Notes due 2014, which had an initial issuance discount of $147 million (the “Holdings Discount Notes”) and (iii) $200 million principal amount of Floating Rate Senior PIK Notes due 2014 (the “Holdings PIK Notes,” and collectively, the “Holdings Notes”). The gross proceeds of $696 million received from the issuance of the Holdings Notes were used to (i) redeem the remaining shares of cumulative preferred stock of Holdings at a redemption price of $209 million, including $9 million of accrued and unpaid dividends, (ii) pay a return of capital to Parent Corp. and its shareholders in the aggregate amount of $472 million, of which all but $50 million was distributed to the Company’s shareholders and (iii) pay debt-related issuance costs of approximately $15 million.

The Holdings Floating Rate Notes bear interest at a quarterly, floating rate based on three-month LIBOR rates plus a margin equal to 4.375%. Interest is payable quarterly in cash beginning on March 15, 2005. The Holdings Floating Rate Notes mature on December 15, 2011.

The Holdings Discount Notes were issued at a discount and have an initial accreted value of $630.02 per $1,000 principal amount at maturity. Prior to December 15, 2009, no cash interest payments are required. However, interest accrues on the Holdings Discount Notes in the form of an increase in the accreted value of such notes such that the accreted value of the Holdings Discount Notes will equal the principal amount at maturity on December 15, 2009. Thereafter, cash interest on the Holdings Discount Notes is payable semi-annually at a fixed rate of 9.5% per annum. The Holdings Discount Notes mature on December 15, 2014.

The Holdings PIK Notes bear interest at a semi-annual, floating rate based on six-month LIBOR rates plus a margin equal to 7%. Interest is payable semi-annually beginning on June 15, 2005 either in the form of cash or additional PIK notes at the election of the Company. The Holdings PIK Notes mature on December 15, 2014.

The Holdings Notes are redeemable in whole or in part, at the option of Holdings, at any time at a redemption price defined under the Indentures governing the Holdings Notes that generally includes a premium. In addition, upon a change of control and upon certain asset sales as specified under the Indentures, Holdings may be required to make an offer to redeem the Holdings Notes from the holders at a redemption price defined under the Indentures that includes a premium.

The Holdings Notes are unsecured and subordinated to all of Holdings’ existing and future secured debt, including Holdings’ guarantee of borrowings by Acquisition Corp. under the Company’s senior secured credit facility. In addition, the Holdings Notes are structurally subordinated to the Subordinated Notes of Acquisition Corp.

The Indentures limit Holdings’ ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the notes; to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Restricted Net Assets

The Company is a holding company with no independent operations or assets other than through its interests in its subsidiaries, such as Acquisition Corp. Accordingly, the ability of the Company to obtain funds from its subsidiaries is restricted by the senior secured credit facility of Acquisition Corp., the indenture for the Subordinated Notes issued by Acquisition Corp., and as of December 2004, the indentures for the Holdings Notes.

Pre-Acquisition Debt

During 2003, the Company incurred approximately $114 million of indebtedness in connection with a recapitalization of certain wholly owned international subsidiaries. The principal amount of 100 million Euros was owed to Societe General and was repaid in 2004 in connection with the Acquisition.

Interest Expense and Maturities

Total interest expense, including amounts payable to Time Warner and its affiliates for all periods prior to the closing of the Acquisition, was $88 million for the seven months ended September 30, 2004, $3 million for the three months ended February 29, 2004, $47 million for the year ended November 30, 2003 and $59 million for the year ended November 30, 2002. The weighted-average interest rate of the Company’s total debt at September 30, 2004 was 5.75%.

Based on the amount of debt outstanding as of September 30, 2004, annual repayments of long-term debt for each of the five years subsequent to September 30, 2004 are $12 million per year.

Fair Value of Debt

Based on the level of interest rates prevailing at September 30, 2004, the fair value of the Company’s fixed-rate debt exceeded its carrying value by approximately $20 million. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and generally are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

16. Income Taxes

For all periods subsequent to the closing of the Acquisition, the Company is a stand-alone tax filer. However, for all periods prior to the closing of the Acquisition, the taxable results of Old WMG were included in the consolidated U.S. federal and various state, local and foreign income tax returns of Time Warner or its subsidiaries. Also, in certain state, local and foreign jurisdictions, Old WMG filed on a stand-alone basis. The tax provisions and related balance sheet disclosures for the period prior to the closing of the Acquisition have been prepared assuming Old WMG was a stand-alone taxpayer for the periods presented.

Domestic and foreign pretax income (loss) are as follows:

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Years Ended November 30,
			2003	2002
		(in millions)
Domestic	$(246)	$(40)	$(1,304)	$(1,600)
Foreign	38	25	(13)	30

Total	(208)	(15)	$(1,317)	$(1,570)

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Current and deferred income taxes (tax benefits) provided are as follows:

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004		Years Ended November 30,
				2003		2002
		(in millions)
Federal:
Current	$—	$		$		$—
Deferred	—		(2)		(36)	(320)
Foreign:
Current(a)	21		21		52	52
Deferred	8		(2)		111	3
State:
Current	1		—		3	2
Deferred	—		—		(94)	(77)

Total	$30		$17		$36	$(340)

(a)	Includes cash withholding taxes of $9 million, $5 million, $19 million and $20 million for the seven months ended September 30, 2004, the three months ended February 29, 2004, and the years ended November 30, 2003 and 2002, respectively.

16. Income Taxes

The differences between income taxes expected at the U.S. federal statutory income tax rate of 35% and income taxes provided are as set forth below:

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Years Ended November 30,
			2003	2002
		(in millions)
Taxes on income at the U.S. federal statutory rate	$(73)	$(5)	$(461)	$(550)
State and local taxes, net of federal tax benefit	1	—	(59)	(49)
Non-deductible impairments of goodwill	—	—	2	194
Foreign income taxed at different rates	9	6	38	58
Unrecoverable foreign taxes due to reorganization	—	—	46	—
Current year loss without benefit	46	16	44	—
Non-deductible loss on warrants	42	—	—	—
Non-deductible loss on minority interest	5	—	—	—
Tax loss carry forward write-off	—	—	423	—
Other	—	—	3	7

Total income tax expense (benefit)	$30	$17	$36	$(340)

During the period ended September 30, 2004, the Company incurred losses in the U.S. and certain foreign territories. The tax benefit associated with these losses was offset by a valuation allowance as the Company has determined that it is more likely than not that these losses will not be utilized.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Significant components of the Company’s net deferred tax assets/(liabilities) are summarized below. The components of the Company’s net deferred tax assets and liabilities are not entirely comparable from period to period due to the accounting for the Acquisition. In particular, the Company made a Section 338(h)(10) election under the Internal Revenue Code for its domestic net assets. Such election eliminated any historical book-tax basis differences for which deferred taxes were required, and among other things, will allow the Company to deduct, for tax purposes, the annual depreciation and amortization expenses related to such assets:

	September 30, 2004	November 30, 2003
	(in millions)
Current deferred tax assets (liabilities):
Allowances and reserves	$4	$193
Employee benefits and compensation	34	28
Deferred income	—	9

Net current deferred tax assets	38	230

Noncurrent deferred tax assets (liabilities):
Other accruals	87	—
Assets acquired in business combinations	(232)	(843)
Unremitted earnings of foreign subsidiaries	—	(14)
Depreciation and amortization	14	(35)
Tax attribute carryforwards	157	—
Foreign deferred taxes	—	(98)
Other	2	38
Valuation allowance(a)	(293)	—

Net noncurrent deferred tax liabilities	(265)	(952)

Net deferred tax liabilities	$(227)	$(722)

(a)	In connection with the purchase accounting for the Acquisition, deferred tax assets were recorded for the excess of the historical tax basis of the underlying assets and liabilities over the purchase price in certain foreign jurisdictions. A valuation allowance of approximately $169 million was established due to the uncertainty of the realization of a portion of those deferred tax assets. The tax benefits from the release of this valuation allowance subsequent to the Acquisition date will be applied to reduce goodwill. At September 30, 2004, this initial valuation allowance had not been reduced and was still $169 million.

Old WMG had previously recorded a deferred tax asset for net operating losses incurred while it was a member of the Time Warner consolidated tax return. These losses were only available to Old WMG while it remained within the tax consolidation of Time Warner. As a result of the sale of Old WMG, Old WMG ceased being a member of the Time Warner consolidated group. As such, in anticipation of the closing of the Acquisition, Old WMG wrote off the deferred tax asset in 2003, net of any related valuation allowance, through the income tax provision in the statement of operations. Similarly, no tax benefit was recorded for net operating losses generated in the first quarter of 2004.

At September 30, 2004, the Company has net operating losses for federal income tax purposes of approximately $81.8 million, which expire in fiscal year 2024. Additionally, the Company has net operating losses in various state and foreign jurisdictions expiring in various periods. The Company also has foreign tax credit carryforwards for U.S. tax purposes of approximately $9 million. Under existing tax law at September 30, 2004 these foreign tax credit carryforwards would expire in 2009. Subsequent to year end, a new tax law was enacted extending the carryforward period by five years such that the credits would expire in 2014.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

U.S. income and foreign withholding taxes have not been recorded on permanently reinvested earnings of certain foreign subsidiaries of approximately $281 million at September 30, 2004, of which $200 million is attributable to earnings of certain foreign subsidiaries relating to periods prior to the Acquisition date. Determination of the amount of unrecognized deferred U.S. income tax liability with respect to such earnings is not practicable.

Congress recently approved the American Jobs Creation Act of 2004 (the “Jobs Creation Act”). The Jobs Creation Act contains a number of provisions that might affect the Company’s future effective tax rate. The most significant provision would allow the Company to elect to deduct from its taxable income 85% of certain eligible dividends received by the Company from non-U.S. subsidiaries before the end of 2005 if those dividends are reinvested in the U.S. for eligible purposes. The Company is evaluating the potential impact (if any) of this tax law change on its future effective tax rate.

17. Pensions and Other Postretirement Benefits

Prior the Acquisition, Old WMG employees in the U.S. and U.K. generally participated in defined benefit pension plans sponsored by Time Warner. As part of the Acquisition, Time Warner agreed to retain its obligations related to such employees of Old WMG; however, those employees are no longer eligible to earn additional benefits for future services. As a result, Old WMG recognized a $15 million loss in 2003 in connection with the probable pension curtailment that ultimately occurred upon the closing of the Acquisition.

Most international employees, such as those in Germany and Japan, participate in locally sponsored defined benefit plans, which are not considered to be material in the aggregate and have a combined projected benefit obligation of approximately $40 million at September 30, 2004. Pension benefits under the Plans are based on formulas that reflect the employees’ years of service and compensation levels during their employment period. The Company had an aggregate pension liability relating to these plans of approximately $23 million recorded in its balance sheet as of September 30, 2004.

For the seven months ended September 30, 2004, the three months ended February 29, 2004 and the years ended November 30, 2003 and 2002, pension expense amounted to $4 million, $3 million, $21 million and $21 million, respectively.

Certain employees also participate in pre-tax defined contribution plans. The Company’s contributions to the defined contribution plans are based upon a percentage of the employees’ elected contributions. The Company’s defined contribution plan expense amounted to approximately $2 million for the seven months ended September 30, 2004, $2 million for the three months ended February 29, 2004 and $4 million in each of the years ended November 30, 2003 and 2002.

18. Minority Interest in Preferred Stock of Subsidiary

As previously described in Note 5, a portion of the $2.6 billion purchase price for the Acquisition was funded by a $400 million direct contribution by the Investor Group to Holdings in exchange for 40,000 shares of cumulative preferred stock of Holdings (“Holdings’ Preferred Stock”). Each share of Holdings’ Preferred Stock has a liquidation preference of $10,000 per share plus cumulative accrued and unpaid dividends at a rate of 10% per annum, compounded quarterly.

As previously described in Note 15, the Company redeemed half of the outstanding shares of Holdings’ Preferred Stock as part of the April 2004 Refinancing at a redemption price of $202 million,

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

including $2 million of accrued and unpaid dividends. The remaining shares of Holdings’ Preferred Stock were redeemed in December 2004 as part of the Holdings Refinancing at a redemption price of $209 million, including $9 million of accrued and unpaid dividends.

As of September 30, 2004, the outstanding shares of Holdings’ Preferred Stock had a liquidation preference of $204 million. Such amount has been classified as minority interest in the accompanying consolidated balance sheet of the Company. Cumulative dividends on the Holdings’ Preferred Stock, whether paid or unpaid, were $14 million for the seven months ended September 30, 2004 and are classified as minority interest expense in the accompanying consolidated statement of operations of the Company.

19. Stock-Based Compensation Plans

Post-Acquisition

In connection with the Acquisition, the Company, implemented an equity-based, management compensation plan to align compensation for certain key executives with the performance of the Company. Under this plan, certain key executives were granted a combination of service-based and performance-based stock options or restricted stock. In addition, certain key executives were granted the right to purchase shares of restricted stock in the Company. Similarly, the stock options and shares of restricted stock granted allow such executives to acquire shares of common stock of the Company. A description of each type of equity-based award is described below.

Service-Based Awards

During the seven months ended September 30, 2004, the Company granted various service-based equity awards to certain key executives of the Company. These awards consisted of approximately 497,893 stock options to purchase shares of common stock of the Company and approximately 796,701 restricted shares of common stock of the Company. The stock option awards become exercisable over a four-year vesting period tied to the executives’ continuing employment and expire ten years from the date of grant. Similarly, the restricted shares vest over a four-year period.

Performance-Based Awards

During the seven months ended September 30, 2004, the Company granted various performance-based equity awards to certain key executives of the Company. These awards consisted of approximately 995,786 stock options to purchase shares of common stock of the Company and approximately 1,593,402 restricted shares of common stock of the Company. The awards vest over a four-year period tied to the executives’ continuing employment and the achievement of certain performance conditions by the Company. In particular, half of the awards have a performance condition based on a 2x liquidity event and the other half of the awards have a performance condition based on a 3x liquidity event (each respectively a “Liquidity Event”).

As defined in the underlying plan agreements, a 2x or 3x Liquidity Event generally means the occurrence of an event that implies an aggregate value for the equity held by the Investor Group of 2x or 3x, respectively, of its initial value, as adjusted for prior dividends or other returns of capital received by the Investor Group. Such Liquidity Events would include, but not be limited to, an initial public offering of the Company’s common stock and a change-in-control transaction under which the Investor Group receives cash and/or marketable securities in exchange for its equity.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Performance-based stock option awards expire ten years from the date of grant. In addition, to the extent that the performance condition of an award is not satisfied prior thereto, the performance-based award vests on the seventh anniversary of the date of grant as long as the executive is still employed by the Company.

Purchases of Restricted Stock

During the seven months ended September 30, 2004, the Company allowed certain key executives to purchase restricted shares of its common stock. To the extent such shares were purchased at a price equal to fair market value at the date of purchase, there is no compensatory element of the transaction. However, to the extent such shares were purchased at a price below fair market value at the date of purchase, the discount has been treated as deferred compensation in the Company’s financial statements and is being expensed over the executives’ expected service period.

During the seven months ended September 30, 2004, an executive of the Company purchased approximately 3,283,944 restricted shares of common stock of the Company at a fair value of $0.88 per share. Certain other executives of the Company purchased approximately 896,208 restricted shares of common stock of the Company at a cost of $0.88 per share, compared to the weighted-average fair value of the stock of $4.24 per share. The aggregate discount of approximately $3 million has been recognized as deferred compensation expense in the Company’s financial statements.

Black-Scholes Assumptions

For purposes of applying FAS 123, the fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for all grants to the Company’s employees in the seven months ended September 30, 2004: dividend yield of 0%; expected volatility of 50%; risk-free interest rate of 3.07%; and expected term to exercise of 5 years.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Fair Value of Equity-Based Awards

A summary of the fair value of equity-based awards granted during the seven months ended September 20, 2004 is set forth below:

	Number of Shares Granted	Weighted- Average Exercise Price	Weighted- Average Fair Value
Service-Based Stock Options:
At-market grants	398,315	$0.88	$0.41
Below-market grants	99,578	0.88	4.87
Performance-Based Stock Options:
At-market grants—2x liquidity event	398,315	0.88	0.41
Below-market grants—2x liquidity event	99,578	0.88	4.87
At-market grants—3x liquidity event	398,315	0.88	0.41
Below-market grants—3x liquidity event	99,578	0.88	4.87

Total Stock Options	1,493,679	$0.88	$1.30

Restricted Stock Grants:
Service-based awards	796,701	N/A	$0.88
Performance-based 2x liquidity event awards	796,700	N/A	0.88
Performance-based 3x liquidity event awards	796,701	N/A	0.88

Total Restricted Stock Grants(a)	2,390,102	N/A	$0.88

(a)	Excludes 4,180,152 restricted shares of Class A Common Stock of the Company, which were purchased in 2004 by executives of the Company at prices at or below fair market value. The weighted-average purchase price and weighted-average fair value of such shares were $0.88 per share and $1.60 per share, respectively.

Compensation Expense

For the seven months ended September 30, 2004, the Company recognized non-cash compensation expense of less than $1 million relating to its stock-based compensation plans.

Summary of Stock Option Activity

A summary of stock option activity is as follows:

	Options Outstanding	Weighted- Average Exercise Price
Balance at November 30, 2003	—	$—
Granted	1,493,679	0.88
Exercised	—	—
Cancelled	—	—

Balance at September 30, 2004	1,493,679	$0.88

None of the stock options are exercisable as of September 30, 2004.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Pre-Acquisition

Prior to the closing of the Acquisition, employees of Old WMG were granted options to purchase Time Warner common stock under various Time Warner stock option plans. Such options were granted to employees of Old WMG with exercise prices equal to, or in excess of, fair market value at the date of grant. Accordingly, in accordance with APB 25 and related interpretations, compensation cost generally was not recognized by Time Warner, nor charged to Old WMG, related to such stock option plans. Generally, the options became exercisable over a four-year vesting period and expired ten years from the date of grant. See Note 3 for a summary of the impact on reported net income (loss) had Old WMG recognized compensation cost for employee stock options.

Time Warner Black-Scholes Assumptions

For purposes of applying FAS 123, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants to Old WMG’s employees in the three months ended February 29, 2004, and the years ended November 30, 2003 and 2002: dividend yields of 0% in each period; expected volatility of 35.2%, 52.8% and 52.9%, respectively; risk-free interest rates of 3.1%, 2.6% and 4.1%, respectively; and expected terms to exercise of 1.4 years, 3.1 years and 2.9 years after vesting, respectively.

Fair Value of Time Warner Equity-Based Awards

The weighted-average fair value of an option granted to the Company’s employees was $3.20, $4.33 and $9.35 for the three months ended February 29, 2004 and the years ended November 30, 2003 and 2002, respectively.

Summary of Time Warner Stock Option Activity

A summary of Time Warner stock option activity with respect to employees of the Company is as follows:

	Time Warner Options Outstanding	Weighted- Average Exercise Price
Balance at November 30, 2001	24,584	$35.43
2002 Activity
Granted	6,978	24.76
Exercised	(1,058)	9.83
Cancelled/transferred(a)	(788)	39.76

Balance at November 30, 2002	29,716	33.72
2003 Activity
Granted	6,341	11.72
Exercised	(196)	12.21
Cancelled/transferred(a)	(2,379)	23.79

Balance at November 30, 2003	33,482	30.39

(a)	Includes all options cancelled and forfeited during the year, as well as options related to employees who have been transferred out of and into the Company to and from other Time Warner divisions.

The following table summarizes information about Time Warner stock options outstanding with respect to employees of the Company at November 30, 2003:

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Range of Exercise Prices	Number Outstanding as of 11/30/03	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable as of 11/30/03	Weighted- Average Exercise Price
	(in thousands)			(in thousands)
$10.01—15.00	8,654	6.49	$11.53	3,362	$12.63
15.01—20.00	3,136	6.81	16.08	1,530	16.41
20.01—30.00	7,225	7.16	25.84	3,500	24.98
30.01—45.00	3,635	6.23	37.99	3,001	38.31
45.01—50.00	8,559	6.73	48.43	6,044	48.21
50.01—64.00	2,273	6.63	56.29	1,990	56.72

Total	33,482	6.71	30.39	19,427	34.71

Of the approximate 33 million Time Warner stock options held by employees of Old WMG as of the closing date of the Acquisition, approximately 27 million stock options remained outstanding and the balance was cancelled pursuant to the underlying terms of the awards. These stock options remain the obligation of Time Warner and not the Company, and will expire pursuant to the underlying terms of the awards, generally not exceeding three years from the closing date of the Acquisition. In exchange for the cancellation of certain unvested stock option awards as of the Acquisition date, employees of Old WMG received an aggregate $21 million payment funded by Time Warner. This payment was considered in the determination of the fair value of Old WMG’s net asset as of November 30, 2003 and, accordingly, has been classified as a component of the impairment charge recognized during the year ended November 30, 2003.

Time Warner Restricted Stock Plans

Time Warner also had various restricted stock plans for employees and non-employee directors of the board. Under these plans, shares of common stock are granted which do not vest until the end of a restriction period, generally between three to five years. During 2002, Time Warner did not issue any shares of restricted stock to employees of the Company. However, during 2003, Time Warner issued approximately 821,000 shares of restricted stock to employees of Old WMG at a weighted-average fair value of $13 per share.

Of the 922,000 unvested shares of Time Warner restricted stock held by employees of Old WMG as of the closing date of the Acquisition, 217,000 shares became vested either pursuant to their original terms or on an accelerated basis, 568,000 shares are still subject to vesting conditions and remain the obligation of Time Warner and the balance was cancelled by Time Warner. Old WMG recognized the cost associated with the vesting of such shares and the anticipated change in employee status of certain executives in 2003 as a component of deal-related transaction and other costs in its statement of operations.

20. Shareholders’ Equity

The Company’s capital stock formerly consisted of two classes of common stock that were issued in connection with the Acquisition. In addition, as part of the purchase price for the Acquisition, the Company issued warrants that gave Time Warner the right, under certain conditions, to purchase up to 19.9% of the capital stock of the Company. A summary of the terms of these securities is presented below.

Common Stock

In connection with the Acquisition, the Company received (i) a $765 million capital contribution in exchange for the issuance of 9,445 shares of Class L Common Stock and (ii) an $85 million capital contribution in exchange for the issuance of 85,000 shares of Class A Common Stock.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Shares of Class L Common Stock have identical terms as the shares of Class A Common Stock, except with respect to voting rights, liquidation preferences and conversion features, as follows:

•	Shares of Class L Common Stock are non-voting, whereas each share of Class A Common Stock is entitled to one vote;

•	Each share of Class L Common Stock has a liquidation preference of $81,000 plus an amount equal to accrued and unpaid dividends at a rate of 10% per annum, compounded quarterly. Shares of Class A Common Stock have no liquidation preferences; and

•	Each share of Class L Common Stock is convertible into one share of Class A Common Stock plus an additional number of shares of Class A Common Stock determined by dividing the Class L liquidation preference at the date of conversion by the adjusted market value of each share of Class A Common Stock as set forth in the certificate of designation governing such shares.

As more fully described in Notes 2 and 26, in connection with the Initial Public Offering, the Recapitalization occurred. In connection with the Recapitalization, all shares of Class L Common Stock were converted into shares of Class A Common Stock and, along with all other outstanding shares of Class A Common Stock, were renamed as common stock.

Warrants

A portion of the consideration paid to Time Warner in connection with the Acquisition was in the form of two stock warrants that were issued to Time Warner.

One of the warrants gives Time Warner the right, under certain conditions related to the occurrence of a major music transaction, to purchase approximately 19.9% of the Class A and Class L Common Stock of Parent and 19.9% of the preferred shares issued by Holdings, after taking into account the exercise of the warrant (the “MMT Warrants”). Time Warner may exercise its rights under the warrants only (i) upon the sale to certain music companies of all or substantially all of the recorded music business or music publishing business conducted by the Company or the acquisition by certain music companies of 35% of the outstanding shares of Parent or Holdings; (ii) the acquisition of all or substantially all of the recorded music business or music publishing business of certain music companies; or (iii) a merger with or the formation of a joint venture or other combination of all or substantially all of the recorded music business or music publishing business with that of certain music companies. If a definitive agreement for such a transaction is not executed by March 1, 2007, or if the MMT Warrants are not exercised within 90 days of the consummation of such a transaction, the MMT Warrants will expire. Additionally, the MMT Warrants will expire if the Three-Year Warrants (defined below) are exercised in whole or in part.

The MMT Warrants provide that Time Warner may elect to pay the exercise price in cash or, in the alternative, may elect to exercise without the payment of cash and receive a reduced number of shares. In such case, the reduction in shares would be based on the number of shares having an aggregate fair market value at that time equal to the exercise price. The exercise price of the MMT Warrants is based on an equivalent price per share as the cash purchase price paid to Time Warner in connection with the Acquisition effective as of March 1, 2004, as adjusted for the effects of any distributions, redemptions, issuances or recapitalizations occurring subsequent to such date. The exercise price of the MMT Warrants is further increased at an annual compounded rate of 8.5%, which rate will increase to 15% on June 1, 2005.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The other warrant gives Time Warner the right to purchase approximately 15% of the Class A and Class L Common Stock of Parent and 15% of the preferred shares issued by Holdings, after taking into account the exercise of the warrant (the “Three-Year Warrants”). Time Warner may exercise its rights under the Three-Year Warrants at any time prior to March 1, 2007, provided that there has not been a public equity offering that results in the common and preferred securities of Parent or Holdings to be outstanding; there has not been a sale of a majority of the then-outstanding common and preferred securities of Parent or Holdings to a third party; or the exercise of the MMT Warrants. Any of those events will cause the term of the Three-Year Warrants to expire.

The Three-Year Warrants provide that Time Warner may elect to pay the exercise price in cash or, in the alternative, may elect to exercise without the payment of cash and receive a reduced number of shares. In such case, the reduction in shares would be based on the number of shares having an aggregate fair market value at that time equal to the exercise price. The exercise price of the Three-Year Warrants is equal to 75% of the fair market value of Parent’s and Holdings’ capital stock at the time multiplied by the number of shares of capital stock issuable upon exercise, as adjusted for the effects of any distributions, redemptions, issuances or recapitalizations occurring subsequent to March 1, 2004. To the extent that any of such adjustments relating to the Holdings’ preferred stock result in a reduction in the exercise price payable by Time Warner in connection with its exercise of the Three-Year Warrants, Time Warner can elect to receive a cash payment from the Company in lieu of a reduced exercise price or otherwise reduce the exercise price payable under the warrants.

Return of Capital

In September 2004, the Company declared a $342 million dividend to its Class L common stockholders in the form of a note payable. The note payable was paid in October 2004 using proceeds received from a return of capital previously invested in WMG Acquisition Corp.

In December 2004, in connection with the Holdings Refinancing, the Company paid a $422 million return of capital to the Class L common stockholders.

21. Related Party Transactions

The nature of the Company’s related party transactions has changed as the Company has migrated from a wholly owned operation of Time Warner for all periods prior to the closing of the Acquisition to a stand-alone independent company, effective as of March 1, 2004. Accordingly, the following discussion of related party transactions highlights the significant related party relationships and transactions that existed both before and after the closing of the Acquisition.

Post-Acquisition

Transition Services Agreements

In connection with the Acquisition, the Company entered into a seller administrative services agreement with Time Warner (the “Seller Administrative Services Agreement”). Under the Seller Administrative Services Agreement, Time Warner agreed to provide the Company with certain administrative services, including (i) accounting services, (ii) tax services, (iii) human resources and benefits services, (iv) information technology services, (v) legal services, (vi) treasury services, (vii) payroll services, (viii) travel services, (ix) real estate management services and (x) messenger services. The obligations for Time Warner to provide those services generally expire no later than December 31, 2004. The amounts to be paid under the Seller Administrative Services Agreement generally are based on the costs incurred by Time Warner in providing those administrative services, including Time Warner’s employee costs and out-of-pocket expenses. For the seven months ended September 30, 2004, the Company incurred $4 million of costs under these administrative arrangements.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Management/Monitoring Agreement

In connection with the Acquisition, the Company entered into a management agreement with the Investor Group for ongoing consulting and management advisory services. Pursuant to this agreement, the Company paid an aggregate of $75 million to the Investor Group under the management agreement in connection with the Acquisition and related original financing. These fees have been apportioned between direct costs of the Acquisition (and capitalized as part of the allocation of purchase price) and capitalized debt issuance costs. In consideration for ongoing consulting and management advisory services, the management agreement requires the Company to pay (or to cause Holdings or Acquisition Corp. to pay) the Investor Group an aggregate annual fee of $10 million per year (“Periodic Fees”), which is payable quarterly in advance. This annual fee has been prepaid in its entirety through February 2005. For the seven months ended September 30, 2004, the Company has expensed $6 million of this prepaid fee and such amount has been included as a component of selling, general and administrative expenses in the accompanying statement of operations.

In addition, in the case of future services provided in connection with any future acquisition, disposition, or financing transactions involving Acquisition Corp., the Company or Holdings, the management agreement requires the Company to pay (or to cause Holdings or Acquisition Corp. to pay) the Investor Group an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). The agreement also requires Acquisition Corp., Warner Music Group and Holdings to pay the reasonable expenses of the Investor Group in connection with, and indemnify them for liabilities arising from, the management agreement, the Acquisition and any related transactions, their equity investment in Acquisition Corp., Warner Music Group or Holdings, their operations, and the services they provide to Acquisition Corp., Warner Music Group and Holdings. The management agreement continues in full force and effect until December 30, 2014, provided, however, that the Investor Group may cause the agreement to terminate at any time upon agreement of the Investor Group. In the event of the termination of the management agreement, the Company, Holdings and Acquisition Corp. shall pay each of the Investor Group (x) any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2014.

Other Arrangements with the Investor Group and its Affiliates

In the normal course of conducting its business, the Company has entered into various other transactions with the Investor Group and its affiliates. As an example, employees of the Investor Group have filled management roles on an interim basis while the Company has been transitioning to a permanent management team, including the role of Chief Financial Officer of the Company since the beginning of June 2004. Such employees have not received any compensation from the Company for such services; however, a representative cost for such services in the aggregate amount of $280,000 has been charged to the statement of operations for the seven months ended September 30, 2004 with a corresponding increase in additional paid-in capital.

Pre-Acquisition

As previously described, the operations of Old WMG were under the control of Time Warner through the end of February 2004. During this period, in the normal course of conducting its business, Old WMG had various transactions with Time Warner and its affiliates, including the CD and DVD manufacturing and printing operations of Time Warner formerly under the management of Old WMG. The following is a summary of the principal transactions between Old WMG on the one hand, and Time Warner and its affiliates on the other hand.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Manufacturing and Printing Services with Time Warner Affiliates

Old WMG had an exclusive arrangement with affiliates of Time Warner to receive manufacturing and printing services in connection with the production of CDs, cassettes and other music-related audio and video products. Amounts included in cost of sales in connection with these services were approximately $216 million for the year ended November 30, 2003 and $217 million for the year ended November 30, 2002. Such costs did not reflect terms negotiated on an arm’s-length basis between the units. In connection with the sale of Time Warner’s manufacturing and printing operations in October 2003, such services were provided on an arm’s-length basis by Cinram, effective with the closing date of the sale (see Note 7).

Distribution Services with Time Warner and Old WMG Affiliates

Old WMG provided distribution services to certain Time Warner affiliates, including Warner Home Video and Time-Life Inc. In addition, Old WMG provided distribution services to other related parties, including companies in which Old WMG had ownership interests therein that allowed for the exercise of significant influence over the operations and financial policies of the investees. Amounts included in revenues in connection with these services were approximately $51 million for the year ended November 30, 2003 and $50 million for the year ended November 30, 2002. Such revenues may not have reflected terms negotiated on an arm’s-length basis between the entities. In connection with the sale of Time Warner’s manufacturing and printing operations in October 2003, the services for Warner Home Video were provided by Cinram, effective with the closing date of the sale (see Note 7).

Licensing Arrangements with Time Warner and Old WMG Affiliates

Old WMG periodically licensed its masters and rights in owned or administered musical compositions to affiliates of Time Warner for inclusion in certain movie soundtracks, film and television series, music compilations and other forms of entertainment. Amounts included in revenues in connection with these and other licensing arrangements were approximately $2 million for the three months ended February 29, 2004, $6 million for the year ended November 30, 2003 and $11 million for the year ended November 30, 2002. Such revenues reflect terms resulting from a negotiation between the units that, in management’s view, result in a reasonable basis.

Old WMG also entered into sub-publishing or administrative agreements with certain Time Warner affiliates, whereby it exploited or administered rights in musical compositions held by such affiliates. Royalty expenses included in cost of revenues in connection with these arrangements were approximately $2 million for the three months ended February 29, 2004, $19 million for the year ended November 30, 2003 and $14 million for the year ended November 30, 2002. Such amounts reflect terms resulting from a negotiation between the units that, in management’s view, result in a reasonable basis.

Real Estate and Marketing Arrangements with Time Warner Affiliates

Old WMG utilized and paid for certain office space leased by Time Warner and its affiliates. In addition, Old WMG periodically advertised its products in media produced by Time Warner and its affiliates. Amounts included in costs and expenses in connection with these arrangements were approximately $2 million for the three months ended February 29, 2004, $26 million for the year ended November 30, 2003 and $20 million for the year ended November 30, 2002. Such amounts reflect terms resulting from a negotiation between the units that, in management’s view, result in a reasonable basis.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Financing Arrangements with Time Warner Affiliates

As described in Note 3, Old WMG had agreements with Time Warner, whereby all cash received or paid by Old WMG was included in, or funded by, clearing accounts or international cash pools within Time Warner’s centralized cash management system. Some of these arrangements were interest bearing and others were not. Net interest income of approximately $1 million for three months ended February 29, 2004 and $10.8 million for the year ended November 30, 2003, and net interest expense of approximately $3.6 million for the year ended November 30, 2002 were recognized from Time Warner and its affiliates or other related parties.

In addition, as described in Note 23, Old WMG participated in Time Warner’s foreign currency risk-management program and was allocated its proportional share of foreign exchange contract gains and losses. Net foreign exchange contract losses were immaterial for the three months ended February 29, 2004, $17 million for the year ended November 30, 2003 and $4.5 million for the year ended November 30, 2002 were recognized and are classified in other income (expense), net, in the accompanying statement of operations.

See Note 25 for a description of the Company’s participation in Time Warner’s accounts receivable securitization program.

21. Related Party Transactions

Other Costs with Time Warner Affiliates

Employees of Old WMG participated in several Time Warner medical, stock option, pension, deferred compensation and other benefit plans for which Old WMG was charged an allocable share of plan expenses, including administrative costs. The Company also was covered under various Time Warner insurance policies and was charged an allocable share of such costs. Amounts included in expenses in connection with these and other sundry costs, such as communications networking costs, were approximately $8 million for the three months ended February 29, 2004, $62 million for the year ended November 30, 2003 and $53 million for the year ended November 30, 2002.

Affiliated Management Services

Through February 2004, Old WMG had general management responsibility over substantially all of Time Warner’s music operations, including Time Warner’s CD and DVD manufacturing and printing operations. Accordingly, certain general and administrative costs incurred in the management of those operations were allocated to Old WMG, including legal, accounting, financial and information technology services. As described previously in Note 2, the allocation of these costs was determined based on Old WMG’s pro rata share of the revenues generated by those collective operations. The costs allocated to Old WMG are not necessarily indicative of the costs that would have been incurred if Old WMG had obtained such services independently, nor are they indicative of costs that will be charged or incurred in the future. However, management believes such allocations are reasonable. Amounts included in expenses in connection with these affiliated management service costs were approximately $2 million for the three months ended February 29 2004, $79 million for the year ended November 30, 2003 and $85 million for the year ended November 30, 2002. Such amounts exclude approximately $47 million of costs for the year ended November 30, 2003 and $40 million of costs for the year ended November 30, 2002 that have been separately allocated to Time Warner’s former CD and DVD manufacturing and printing operations for comparable management services.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

22. Commitments and Contingencies

Leases

The Company occupies various facilities and uses certain equipment under many operating leases. Net rent expense was approximately $24 million in the seven months ended September 30, 2004, $13 million in the three months ended February 29, 2004, $53 million in the year ended November 30, 2003 and $57 million in the year ended November 30, 2002.

At September 30, 2004, future minimum payments under non-cancelable operating leases (net of sublease income) are as follows:

September 30, (in millions)
2005	$49
2006	46
2007	45
2008	40
2009	37
Thereafter	164

Total	$381

Guaranteed Minimum Talent Advances

The Company routinely enters into long-term commitments with artists, songwriters and co-publishers for the future delivery of music product. Aggregate firm commitments to such talent approximated $345 million at September 30, 2004. Such commitments are payable principally over a ten-year period, generally upon delivery of albums from the artists or future musical compositions by songwriters and co-publishers.

Other

Other off-balance sheet, firm commitments, which include letters of credit and minimum funding commitments to investees, amounted to approximately $65 million at September 30, 2004.

Litigation

The Company is subject to a number of state and federal class action lawsuits, as well as an action brought by a number of state Attorneys General alleging unlawful horizontal and vertical agreements to fix the prices of compact discs by the major record companies. The parties to the federal action commenced by the Attorneys General have entered into a settlement agreement. On July 9, 2003, the Court entered a final judgment approving the settlement. In one of the two remaining lawsuits, Ottinger v. EMI Music, Inc., et al., the Court entered an order granting final approval of the settlement on January 21, 2004. In the other action, In re Compact Disc. Antitrust Litig., which was brought by individual retailers of compact discs alleging unlawful horizontal agreements to fix the prices of compact discs by the major record companies, on July 29, 2004, the Court denied the parties’ motion to grant final approval to the settlement. On August 30, 2004, plaintiffs filed a Second Amended Consolidated Complaint adding additional individual retailers as named plaintiffs in the litigation, which the Company answered, denying all claims, on September 15, 2004. On October 29, 2004, the parties reached an agreement on the terms of a settlement. The Company does not expect the final terms of that

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

settlement to differ materially from the settlement agreement previously entered into by the parties. On February 2, 2005, the Court entered a Stipulation of Dismissal with Prejudice of the entire action. In connection with the aforementioned settlements, Old WMG paid approximately $30 million in cash and product costs in the aggregate during 2001 and 2002. Such amounts did not affect the statement of operations as the settlements were charged against a pre-existing liability relating to these matters.

On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York, served Warner Music Group with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General’s subpoenas, we have been producing documents and expect to complete our production in May or June. We also understand that this investigation has been expanded to include companies that own radio stations. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. It is too soon to predict the outcome of this investigation, but it has the potential to result in changes in the manner in which the recorded music industry promotes its records or financial penalties, which could adversely affect the Company’s business, including its brand value.

In addition to the State of New York investigation discussed above, the Company is involved with employment claims and other legal proceedings that are incidental to its normal business activities. It is reasonably possible that an adverse outcome on any of these matters could result in a material effect on the Company’s consolidated financial statements. Due to the preliminary status of many of these matters, the Company is unable to predict the outcome or determine a range of loss at this time. However, in the opinion of management, it is not likely that the ultimate outcome of these matters will have a material effect on the Company’s consolidated financial statements.

23. Derivative Financial Instruments

The Company has exposure to changes in foreign currency exchange rates relating to the cash flows generated by its international operations and exposure to changes in interest rates relating to floating-rate borrowings under its senior secured credit facility. Consequently, the Company uses derivative financial instruments to manage such risks. The following is a summary of the Company’s risk management strategies and the effect of those strategies on the Company’s financial statements.

Interest Rate Risk Management

The Company uses interest rate swap agreements to manage the floating to fixed-rate proportion of its debt portfolio. In particular, under its senior secured credit facility, the Company is required to maintain a fixed-to-floating debt ratio of at least 50% of its actual funded debt through at least April 2007. Consequently, the Company entered into interest rate swap agreements with a notional face amount of $300 million in 2004 in order to hedge the variability of expected future cash interest payments. Under these interest rate swap agreements, the Company agreed to receive floating-rate payments (based on three-month LIBOR rates) in exchange for fixed-rate payments for a fixed term of three years through May 2007.

The interest rate swap agreements have been designated as a cash flow hedge of the associated variability in future interest payments. As such, the agreements have been recorded at fair value in the accompanying balance sheet and the related gains or losses on the agreements are deferred in shareholder’s equity (as a component of comprehensive income). These deferred gains and losses are recognized as an adjustment to interest expense in

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

the period in which the related interest payments being hedged are made and recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the amount of the interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income.

For the seven months ended September 30, 2004, the Company recognized approximately $2 million of losses on its interest rate swap agreements, which have been classified as a component of interest expense in the accompanying statement of operations. The Company did not recognize any material gains or losses during the period relating to the ineffective portion of the agreements. At September 30, 2004, the Company had deferred approximately $4 million of losses on its interest rate swap agreements in shareholder’s equity, of which approximately $1 million is expected to be recognized in income over the next twelve months.

The Company monitors its positions with, and the credit quality of, the financial institutions that are party to any of its financial transactions. Credit risk related to interest rate swaps is considered low because swaps are entered into with strong creditworthy counterparties and are limited to the net interest payments due/payable for the remaining life of the swap.

Foreign Currency Risk Management

Historically, the Company has used foreign exchange contracts primarily to hedge the risk that unremitted or future royalties and license fees owed to its domestic companies for the sale, or anticipated sale, of U.S.-copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. However, in connection with the Acquisition, new management is in the process of evaluating its hedging practices and alternatives and no significant foreign exchange contracts had been entered into as of September 30, 2004.

Prior to the closing of the Acquisition, Old WMG and Time Warner used foreign exchange contracts principally to manage the risk that changes in exchange rates would affect the amount of unremitted or future royalties and license fees to be received from the sale of U.S.-copyrighted products abroad.

Foreign exchange contracts were used primarily by Old WMG and Time Warner to hedge the risk that unremitted or future royalties and license fees owed to Old WMG’s domestic companies for the sale, or anticipated sale, of U.S.-copyrighted products abroad might be adversely affected by changes in foreign currency exchange rates. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, primarily exposure to changes in the value of the British Pound, Japanese Yen and Euros, Time Warner hedged a portion of Old WMG’s combined foreign currency exposures anticipated over the ensuing fifteen-month period (the “Hedging Period”). The Hedging Period for royalties and license fees covered revenues expected to be recognized over the ensuing twelve-month period; however, there was often a lag between the time that revenue was recognized and the transfer of foreign-denominated revenues back into U.S. dollars. Therefore, the Hedging Period covered a fifteen-month period.

To hedge this exposure, Time Warner used foreign exchange contracts that generally had maturities of three months to fifteen months to provide continuing coverage throughout the Hedging Period. Time Warner reimbursed, or was reimbursed by, Old WMG for contract gains and losses related to Old WMG’s foreign currency exposure. At November 30, 2002, Time Warner had effectively hedged approximately 75% of Old WMG’s estimated net foreign currency exposures that principally related to anticipated cash flows for royalties and license fees to be remitted to the U.S. over the ensuing Hedging Period. In connection with the anticipated closing of the Acquisition, all positions were unwound as of the end of December 2003. In connection with the

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

discontinuance of such cash flow hedges, Old WMG recognized approximately $5 million of losses during the fourth quarter of 2003. No significant cash flow hedges were discontinued in 2002 because, at that time, it was probable that the original forecasted transactions would occur within the specified time period.

The Company records foreign exchange contracts at fair value in its balance sheet and the related gains or losses on these contracts are deferred in shareholder’s equity (as a component of comprehensive income). These deferred gains and losses are recognized in income in the period in which the related royalties and license fees being hedged are received and recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the royalties and license fees being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income. Old WMG did not recognize any significant gains or losses due to ineffective hedges in 2002. However, excluding the aforementioned losses on the discontinuance of cash flow hedges, Old WMG recognized a $694,000 gain in 2003 due to the ineffective portion of certain foreign exchange contracts. Gains and losses on foreign exchange contracts generally are included as a component of other income (expense), net, in the Company’s statement of operations.

At the end of fiscal year 2003, Time Warner had contracts for the sale of $3.605 billion and the purchase of $2.016 billion of foreign currencies at fixed rates. Of Time Warner’s $1.589 billion net sale contract position, approximately $49 million of foreign exchange sale contracts and $70 million of foreign exchange purchase contracts related to Old WMG’s foreign currency exposure, including net contracts for the purchase of 278 thousand of Japanese Yen, 18.6 million of Euros, and 354 thousand of the British Pound.

The Company had no significant deferred net gains or losses on foreign exchange contracts at September 30, 2004 and November 30, 2003. For the years ended November 30, 2003 and 2002, Old WMG recognized $12 million and $7 million in losses, respectively, on foreign exchange contracts which were largely offset by corresponding decreases and increases, respectively, in the dollar value of foreign currency royalty payments that have been received in cash from the sale of U.S.-copyrighted products abroad.

24. Segment Information

As discussed more fully in Note 1, based on the nature of its products and services, the Company classifies its business interests into two fundamental areas: recorded music and music publishing. Information as to each of these operations is set forth below. The Company evaluates performance based on several factors, of which the primary financial measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (“OIBDA”). The Company has supplemented its analysis of OIBDA results by segment with an analysis of operating income (loss) by segment.

The accounting policies of the Company’s business segments are the same as those described in the summary of significant accounting policies included elsewhere herein. The Company accounts for intersegment sales at fair value as if the sales were to third parties. While intercompany transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation or combination and, therefore, do not themselves impact consolidated or combined results.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

During 2004, in connection with the Acquisition, the Company changed its methodology for allocating certain corporate costs and assets to its business segments. Accordingly, the Company has restated its operating performance and asset measures for all prior periods to reflect its new cost-allocation methodology on a consistent basis.

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited) (in millions)
Revenues
Recorded music	$1,429	$630	$2,039	$2,839	$2,752
Music publishing	348	157	467	563	563
Intersegment elimination	(8)	(8)	(19)	(26)	(25)

Total revenues	$1,769	$779	$2,487	$3,376	$3,290

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited) (in millions)
OIBDA(a)
Recorded music	$120	$38	$8	$116	$173
Music publishing	87	38	88	107	88
Corporate expenses(b)	(49)	(15)	(21)	(34)	(54)

Total OIBDA	$158	$61	$75	$189	$207

(a)	The comparability of OIBDA by business segment for all periods presented has been affected by certain significant transactions. See Transactions Affecting the Comparability of Operating Results presented hereinafter.
(b)	Corporate expenses for all 2003 and prior periods were reduced by an allocation of costs to Time Warner’s former CD and DVD manufacturing operations that were managed by Old WMG. Such operations were sold by Time Warner in October 2003, and accordingly, no such cost allocations were made for the 2004 periods. See Note 21 for further reference.

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited) (in millions)
Depreciation of Property, Plant and Equipment
Recorded music	$23	$11	$51	$62	$52
Music publishing	3	1	6	7	6
Corporate	10	4	14	17	9

Total depreciation	$36	$16	$71	$86	$67

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

24. Segment Information

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited)
		(in millions)
Amortization of Intangible Assets
Recorded music	$73	$36	$138	$165	$124
Music publishing	31	20	63	77	58
Corporate	—	—	—	—	—

Total amortization	$104	$56	$201	$242	$182

	Successor	Predecessor

	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited)
		(in millions)
Impairment of Goodwill and Other Intangibles
Recorded music	$—	$—	$—	$1,019	$1,203
Music publishing	—	—	—	—	297
Corporate	—	—	—	—	—

Total impairment	$—	$—	$—	$1,019	$1,500

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited)
		(in millions)
Operating Income (Loss)(a)
Recorded music	$24	$(9)	$(181)	$(1,130)	$(1,206)
Music publishing	53	17	19	23	(273)
Corporate	(59)	(19)	(35)	(51)	(63)
Total operating income (loss)	$18	$(11)	$(197)	$(1,158)	$(1,542)

(a)	The comparability of operating income (loss) by business segment for all periods presented has been affected by certain significant transactions. See Transactions Affecting the Comparability of Operating Results presented hereinafter.

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited)
		(in millions)
Reconciliation of OIBDA to Operating Income (Loss)
OIBDA	$158	$61	$75	$189	$207
Depreciation expense	(36)	(16)	(71)	(86)	(67)
Amortization expense	(104)	(56)	(201)	(242)	(182)
Impairment of goodwill and other intangible assets	—	—	—	(1,019)	(1,500)

Operating income (loss)	$18	$(11)	$(197)	$(1,158)	$(1,542)

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Transactions Affecting the Comparability of Operating Results

The comparability of OIBDA and operating income (loss) by business segment for all periods presented has been affected by certain transactions, consisting of restructuring activities in all periods, the sale of Old WMG’s physical distribution assets in 2003, and significant impairment charges in 2003 and 2002 relating to Old WMG’s intangible assets. The effect of such transactions that was included in OIBDA and operating income (loss) by business segment is summarized below:

	Seven Months Ended September 30, 2004
	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Restructuring costs-related decrease in OIBDA and operating income	$(17)	$(1)	$(8)	$(26)

	Ten Months Ended September 30, 2003
	Recorded Music	Music Publishing	Corporate	Total
	(Unaudited)
	(in millions)
Restructuring costs	$(24)	$(3)	$—	$(27)
Loss on sale of physical distribution assets	(12)	—	—	(12)

Decrease in OIBDA and operating income	$(36)	$(3)	$—	$(39)

	Year Ended November 30, 2003
	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Restructuring costs	$(31)	$(3)	$(1)	$(35)
Loss on sale of physical distribution assets	(12)	—	—	(12)
Decrease in OIBDA	(43)	(3)	(1)	(47)
Impairment of goodwill and other intangible assets	(1,019)	—	—	(1,019)

Decrease in operating income	$(1,062)	$(3)	$(1)	$(1,066)

	Year Ended November 30, 2002
	Recorded Music	Music Publishing	Corporate	Total
	(in millions)
Restructuring income	$5	$—	$—	$5
Increase in OIBDA	5	—	—	5
Impairment of goodwill and other intangible assets	(1,203)	(297)	—	(1,500)

Decrease in operating income	$(1,198)	$(297)	$—	$(1,495)

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Total assets and capital expenditures by business segment are presented below:

	September 30, 2004	November 30, 2003
	(in millions)
Assets
Recorded music	$2,649	$2,749
Music publishing	1,754	1,418
Corporate(a)	687	317

Total assets	$5,090	$4,484

(a)	Primarily includes deferred tax assets and fixed assets.

	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited)
		(in millions)
Capital Expenditures
Recorded music	$11	$2	$14	$29	$40
Music publishing	1	—	3	3	6
Corporate	3	1	13	19	42

Total capital expenditures	$15	$3	$30	$51	$88

Revenues and total assets relating to operations in different geographical areas are set forth below:
	Successor	Predecessor
	Seven Months Ended September 30, 2004	Three Months Ended February 29, 2004	Ten Months Ended September 30, 2003	Years Ended November 30,
				2003	2002
		(Unaudited)
		(in millions)
Revenues(a)
United States	$848	$334	$1,211	$1,505	$1,537
United Kingdom	221	111	287	407	371
Germany	124	43	158	210	229
Japan	105	41	144	202	228
France	112	55	154	217	173
Italy	56	37	85	108	101
Other international	303	158	448	727	651

Total revenues	$1,769	$779	$2,487	$3,376	$3,290

(a)	Revenues are attributed to countries based on the location of customer.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

	September 30, 2004	November 30, 2003
	(in millions)
Assets
United States	$3,164	$3,002
United Kingdom	512	307
Germany	269	174
Japan	252	91
France	280	150
Italy	98	109
Other international	515	651

Total assets	$5,090	$4,484

The Company’s assets include a significant amount of intangible assets, principally related to recorded music catalog and music publishing copyrights. Historically, Old WMG did not allocate the value of these intangible assets across all of its domestic and international territories. Rather, such amounts were largely recorded centrally in the U.S. and reflected as a U.S.-based asset above as of November 30, 2003. In 2004, in connection with the Acquisition, the Company had valuation analyses prepared and allocated the value of both of its tangible and intangible assets to domestic and international territories. Accordingly, the 2004 and 2003 asset information presented above is not entirely comparable.

25. Additional Financial Information

Time Warner Accounts Receivable Securitization Facility

Prior to the Acquisition, Old WMG, through its WEA Corp. subsidiary, participated in one of Time Warner’s accounts receivable securitization facilities. Such facility provided for the accelerated receipt of approximately $450 million of cash, in the aggregate, on available accounts receivable. As of November 30, 2003, Time Warner and Old WMG had no unused capacity under this facility. In connection with this securitization facility, Old WMG sold, on a revolving and nonrecourse basis, certain of its accounts receivable (“Pooled Receivables”) to a qualifying Special Purpose Entity (“SPE”) which, in turn, sold a percentage ownership interest in the Pooled Receivables to third-party commercial paper conduits sponsored by a financial institution. The receivables were sold to the SPE at net realizable value, after any loss due to uncollectibility was recorded by Old WMG. These securitization transactions were accounted for as a sale in accordance with FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” because Old WMG relinquished control of the receivables. Accordingly, accounts receivable sold under these facilities were excluded from receivables in the accompanying balance sheet as of November 30, 2003.

When the receivables were sold to the SPE, Old WMG recorded a retained beneficial interest in the SPE and an intercompany receivable from Time Warner representing the cash portion of the proceeds received by Time Warner on the sale for which there was no obligation to repay. The intercompany receivable from Time Warner had been reflected as a reduction of group equity in the accompanying balance sheet as of November 30, 2003. The retained beneficial interest, which was adjusted to reflect the portion of receivables that was not expected to be collectible, accrued interest at a rate that varied with prevailing market interest rates. For this reason, and because the accounts receivables underlying the retained ownership interests that were sold to the qualifying SPE were generally short-term in nature, the fair value of the retained beneficial interest approximated its carrying value at November 30, 2003. The cost of the retained interest, offset in part by the related interest income earned on the retained interest, was borne by Time Warner. The retained interest at November 30, 2003 of

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

approximately $196 million, was classified as a component of accounts receivable in the accompanying balance sheet. In December 2003, in anticipation of the closing of the sale of Old WMG that occurred effective as of March 1, 2004, Old WMG’s participation in Time Warner’s securitization facility ceased. Accordingly, the receivables sold to the SPE were re-purchased by Time Warner and transferred to Old WMG in satisfaction of the retained interest and intercompany receivable.

Cash Interest and Taxes

The Company made interest payments of approximately $56 million during the seven months ended September 30, 2004 and $3 million during the three months ended February 29, 2004. The Company paid approximately $31 million and $27 million of foreign income and withholding taxes in the seven months ended September 30, 2004 and the three months ended February 29, 2004, respectively. The Company received $2 million and $1 million of foreign income tax refunds in the seven months ended September 30, 2004 and the three months ended February 29, 2004, respectively.

Old WMG made interest payments of approximately $10 million and $8 million during 2003 and 2002, respectively. Old WMG paid approximately $80 million and $55 million of foreign income and withholding taxes in the years ended November 30, 2003 and 2002, respectively, and received approximately $8 million and $22 million of foreign income tax refunds in the years ended November 30, 2003 and 2002, respectively. Old WMG did not reimburse Time Warner and its affiliated companies for any payments of federal, state and local income taxes made during the years ended November 30, 2003 and 2002.

Noncash Transactions

Significant non-cash investing activities for the seven months ended September 30, 2004 included the allocation of the purchase price paid in connection with the Acquisition, as more fully described in Note 5. In addition, significant non-cash financing activities for the seven months ended September 30, 2004 included the declaration of a $342 million dividend to the Company’s shareholders in the form of a note payable, as more fully described in Note 14.

Significant non-cash investing and financing activities during the three months ended February 29, 2004 included the non-cash recapitalization of certain intercompany receivables and payables between Old WMG and Time Warner, as disclosed in the statement of shareholders’ and group equity. There were no significant non-cash investing and financing activities during the year ended November 30, 2003.

Non-cash investing activities for the year ended November 30, 2002 consisted of the Word/Curb Transaction as described in Note 7. Non-cash financing activities for the year ended November 30, 2002 consisted of the reversal of net excess AOL Time Warner merger-related liabilities of WMG manufacturing subsidiaries that are not included as part of Old WMG’s combined reporting group, which has been reflected as a decrease in group equity in the accompanying financial statements.

26. Subsequent Events

Recapitalization

In March 2005, the Company’s Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with the Initial Public Offering.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

In connection with the Initial Public Offering, on May 6, 2005, the Company’s Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company’s authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 for 1 split of the Company’s common stock (collectively, the “Recapitalization”).

Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information, net (loss) per common share computations and stock-based compensation disclosures.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.) Supplementary Information

Condensed Consolidating Financial Statements

Warner Music Group Corp. (the “Company” or “Parent”) was formed by a private equity consortium of Investors (the “Investor Group”) on November 21, 2003. The Company is the direct parent of WMG Holdings Corp. (“Holdings”), which is the direct parent of WMG Acquisition Corp. (“New WMG” or “Acquisition Corp.”). New WMG is the successor to the interests of the recorded music and music publishing businesses of Time Warner Inc. (“Time Warner”). Such predecessor interests formerly owned by Time Warner are hereinafter referred to as “Old WMG” or the “Predecessor”. Effective March 1, 2004, Old WMG was acquired from Time Warner by a private consortium of investors for approximately $2.6 billion.

Holdings has issued (i) $250 million principal amount of Floating Rate Senior Notes due 2011 (the “Holdings Floating Rate Notes”), (ii) $397 million principal amount at maturity of 9.5% Senior Discount Notes due 2014, which had an initial issuance discount of $147 million (the “Holdings Discount Notes”) and (iii) $200 million principal amount of Floating Rate Senior PIK Notes due 2014 (the “Holdings PIK Notes,” and collectively, the “Holdings Notes”). The Notes are guaranteed by the Company. These guarantees are full, unconditional, joint and several. The following condensed consolidating financial statements are presented for the information of the holders of the Holdings Notes and present the results of operations, financial position and cash flows of (i) the Company, which is the guarantor of the Holdings Notes, (ii) Holdings, which is the issuer of the Holdings Notes, (ii) the subsidiaries of Holdings, (iii) the eliminations necessary to arrive at the information for the Company on a consolidated or on a combined basis. Investments in consolidated or combined subsidiaries are presented under the equity method of accounting.

The Company is a holding company with no independent operations or assets other than through its interests in its subsidiaries, such as Acquisition Corp. Accordingly, the ability of the Company to obtain funds from its subsidiaries is restricted by the senior secured credit facility of Acquisition Corp., the indenture for the Subordinated Notes issued by Acquisition Corp., and the indenture for the Holdings Notes.

Consolidating Balance Sheet

September 30, 2004

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Assets:
Current assets:
Cash and equivalents	$—	$—	$555	$—	$555
Accounts receivable, net	—	—	571	—	571
Inventories	—	—	65	—	65
Royalty advances expected to be recouped within one year	—	—	223	—	223
Deferred tax assets	—	—	38	—	38
Other current assets	—	—	86	—	86

Total current assets	—	—	1,538	—	1,538
Royalty advances expected to be recouped after one year	—	—	223	—	223
Investments in and advances to (from) consolidated subsidiaries	762	978	—	(1,740)	—
Investments	—	—	8	—	8
Property, plant and equipment	—	—	189	—	189
Goodwill	—	—	978	—	978
Intangible assets subject to amortization	—	—	1,937	—	1,937
Intangible assets not subject to amortization	—	—	100	—	100
Other assets	—	—	117	—	117

Total assets	$762	$978	$5,090	$(1,740)	$5,090

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$—	$—	$226	$—	$226
Accrued royalties	—	—	1,003	—	1,003
Taxes and other withholdings	—	—	10	—	10
Current portion of long-term debt	—	—	12	—	12
Note payable to shareholders	342	—	—	—	342
Other current liabilities	140	19	432	(4)	587

Total current liabilities	482	19	1,683	(4)	2,180
Long-term debt	—	—	1,828	—	1,828
Deferred tax liabilities, net	—	—	265	—	265
Other noncurrent liabilities	—	—	333	—	333
Minority interest in preferred stock of subsidiary	—	—	—	204	204
Intercompany.	—	(3)	3	—	—

Total liabilities	482	16	4,112	200	4,810

Shareholder’s equity (1)	280	962	978	(1,940)	280

Total liabilities and shareholder’s equity	$762	$978	$5,090	$(1,740)	$5,090

(1)	WMG Holdings Corp. stockholder’s equity consists of $762 million of common equity and $200 million of preferred equity. The preferred equity represents a direct contribution from the Investor Group of $400 million in exchange for 40,000 shares of cumulative preferred stock issued as part of the original Acquisition. Prior to September 30, 2004, 20,000 of such shares were redeemed for $200 million. The value of the preferred shares is classified as minority interest on the consolidated balance sheet of Warner Music Group Corp.

Combining Balance Sheet

November 30, 2003

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Assets:
Current assets:
Cash and equivalents			$144		$144
Accounts receivable, net			736		736
Inventories			61		61
Royalty advances expected to be recouped within one year			245		245
Deferred tax assets			230		230
Other current assets			90		90

Total current assets			1,506		1,506
Royalty advances expected to be recouped after one year			266		266
Investments			10		10
Property, plant and equipment			221		221
Intangible assets subject to amortization			2,431		2,431
Intangible assets not subject to amortization			24		24
Other assets			26		26

Total assets			$4,484		$4,484

Liabilities and Group Equity:
Current liabilities:
Accounts payable			$285		$285
Accrued royalties			959		959
Taxes and other withholdings, including to Time Warner affiliated companies			34		34
Other current liabilities			367		367

Total current liabilities			1,645		1,645
Long-term debt			120		120
Deferred tax liabilities, net			952		952
Other noncurrent liabilities			180		180
Total liabilities			2,897		2,897

Group equity:
Group equity			2,347		2,347
Due from Time Warner affiliated companies, net			(760)		(760)
Total group equity			1,587		1,587

Total liabilities and group equity			$4,484		$4,484

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Consolidating Statement of Operations

For The Seven Months Ended September 30, 2004

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Revenues	$—	$—	$1,769	$—	$1,769
Costs and expenses:
Cost of revenues	—	—	(944)	—	(944)
Selling, general and administrative expenses	—	—	(677)	—	(677)
Amortization of intangible assets	—	—	(104)	—	(104)
Restructuring costs, net	—	—	(26)	—	(26)

Total costs and expenses	—	—	(1,751)	—	(1,751)

Operating income	—	—	18	—	18
Interest expense, net	—	—	(80)	—	(80)
Equity in the losses of equity-method investees, net	(122)	(104)	(2)	226	(2)
Loss on repayment of bridge loan	—	—	(6)	—	(6)
Unrealized loss on warrant	(116)	(4)	—	—	(120)
Other expense, net	—	—	(4)	—	(4)
Minority interest expense	—	(14)	—	—	(14)

(Loss) income before income taxes	(238)	(122)	(74)	226	(208)
Income tax expense	—	—	(30)		(30)

Net (loss) income	$(238)	$(122)	$(104)	$226	$(238)

Combining Statement of Operations

For The Three Months Ended February 29, 2004

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Revenues			$779		$779
Costs and expenses:
Cost of revenues			(415)		(415)
Selling, general and administrative expenses			(319)		(319)
Amortization of intangible assets			(56)		(56)

Total costs and expenses			(790)		(790)

Operating loss			(11)		(11)
Interest expense, net			(2)		(2)
Equity in the losses of equity-method investees, net			(2)		(2)

Loss before income taxes			(15)		(15)
Income tax expense			(17)		(17)

Net loss			$(32)		$(32)

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Combining Statement of Operations

For The Ten Months Ended September 30, 2003 (unaudited)

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Revenues			$2,487		$2,487
Costs and expenses:
Cost of revenues			(1,449)		(1,449)
Selling, general and administrative expenses			(995)		(995)
Amortization of intangible assets			(201)		(201)
Loss on sale of physical distribution assets			(12)		(12)
Restructuring costs, net			(27)		(27)

Total costs and expenses			(2,684)		(2,684)

Operating loss			(197)		(197)
Interest expense, net			(5)		(5)
Net investment-related losses			(17)		(17)
Equity in the losses of equity-method investees, net			(32)		(32)
Deal-related transactions and other costs			(7)		(7)
Other expense, net			(10)		(10)

Loss before income taxes			(268)		(268)
Income tax benefit			67		67

Net loss			$(201)		$(201)

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Combining Statement of Operations

For The Year Ended November 30, 2003

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Revenues			$3,376		$3,376
Costs and expenses:
Cost of revenues			(1,940)		(1,940)
Selling, general and administrative expenses			(1,286)		(1,286)
Impairment of goodwill and other intangible assets			(1,019)		(1,019)
Amortization of intangible assets			(242)		(242)
Loss on sale of physical distribution assets			(12)		(12)
Restructuring costs, net			(35)		(35)

Total costs and expenses			(4,534)		(4,534)

Operating loss			(1,158)		(1,158)
Interest expense, net			(5)		(5)
Net investment-related losses			(26)		(26)
Equity in the losses of equity-method investees, net			(41)		(41)
Deal-related transaction and other costs			(70)		(70)
Other expense, net			(17)		(17)

Loss before income taxes			(1,317)		(1,317)
Income tax expense			(36)		(36)

Net loss			$(1,353)		$(1,353)

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Combining Statement of Operations

For The Year Ended November 30, 2002

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Revenues			$3,290		$3,290
Costs and expenses:
Cost of revenues			(1,873)		(1,873)
Selling, general and administrative expenses			(1,282)		(1,282)
Impairment of goodwill and other intangible assets			(1,500)		(1,500)
Amortization of intangible assets			(182)		(182)
Restructuring income, net			5		5

Total costs and expenses			(4,832)		(4,832)

Operating loss			(1,542)		(1,542)
Interest expense, net			(23)		(23)
Net investment-related gains			42		42
Equity in the losses of equity-method investees, net			(42)		(42)
Other expense, net			(5)		(5)

Loss before income taxes and cumulative effect of accounting change			(1,570)		(1,570)
Income tax benefit			340		340

Loss before cumulative effect of accounting change			(1,230)		(1,230)
Cumulative effect of accounting change			(4,796)		(4,796)

Net loss			$(6,026)		$(6,026)

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Consolidating Statement of Cash Flows

For The Seven Months Ended September 30, 2004

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net loss	$(238)	$(122)	$(104)	$226	$(238)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	140	—	140
Deferred taxes	—	—	8	—	8
Loss on repayment of bridge loan	—	—	6	—	6
Non-cash interest expense	—	—	19	—	19
Equity in the losses of equity-method investees, including distributions	122	104	3	(226)	3
Minority interest	—	14	—	—	14
Unrealized loss on warrant	116	4	—	—	120
Changes in operating assets and liabilities:					—
Accounts receivable	—	—	(33)	—	(33)
Inventories	—	—	(10)	—	(10)
Royalty advances	—	—	77	—	77
Accounts payable and accrued liabilities	—	—	(23)	—	(23)
Other balance sheet changes	—	—	3	—	3

Net cash provided by (used in) operating activities	—	—	86	—	86

Cash flows from investing activities:
Acquisition of Old WMG	(853)	(1,250)	(2,638)	2,103	(2,638)
Investments and acquisitions	—	—	(10)	—	(10)
Capital expenditures	—	—	(15)	—	(15)

Net cash used in investing activities	(853)	(1,250)	(2,663)	2,103	(2,663)

Cash flows from financing activities:
Borrowings	—	—	2,348	—	2,348
Financing costs of borrowings	—	—	(99)	—	(99)
Debt repayments	—	—	(631)	—	(631)
Capital contributions	—	850	1,250	(2,100)	—
Proceeds from the issuance of Class C Common Stock	85				85
Proceeds from the issuance of Class L Common Stock	765				765
Proceeds from the issuance of preferred stock	—	400	—	—	400
Repurchase of subsidiary preferred stock	—	(202)			(202)
Proceeds from the issuance of restricted shares	3	—	—	—	3
Return of capital (paid) received	—	210	(210)	210	—
Dividends paid on preferred capital	—	(8)	—	—	(8)
Change in amounts due to parent	—	—	3	(3)	—

Net cash provided by (used in) financing activities	853	1,250	2,661	(2,103)	2,661

Effect of foreign currency exchange rate changes on cash	—	—	—	—	—

Net increase in cash and equivalents	—	—	84	—	84
Cash and equivalents at beginning of period	—	—	471	—	471

Cash and equivalents at end of period	$—	$—	$555	$—	$555

Combining Statement of Cash Flows

For The Three Months Ended February 29, 2004

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Cash flows from operating activities:
Net loss			$(32)		$(32)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization			72		72
Deferred taxes			(4)		(4)
Non-cash interest expense			2		2
Equity in the losses of equity-method investees, including distributions			2		2
Changes in operating assets and liabilities:
Accounts receivable			387		387
Inventories			6		6
Royalty advances			(4)		(4)
Accounts payable and accrued liabilities			(109)		(109)
Other balance sheet changes			1		1

Net cash provided by operating activities			321		321

Cash flows from investing activities:
Investments and acquisitions			(2)		(2)
Investment proceeds			19		19
Capital expenditures			(3)		(3)

Net cash provided by investing activities			14		14

Cash flows from financing activities:
Borrowings			—		—
Debt repayments			(124)		(124)
Capital contributions			262		262
Decrease (increase) in amounts due from Time Warner-affiliated companies			194		194
Dividends paid			(342)		(342)

Net cash used in financing activities			(10)		(10)

Effect of foreign currency exchange rate changes on cash			2		2

Net increase in cash and equivalents			327		327
Cash and equivalents at beginning of period			144		144

Cash and equivalents at end of period			$471		$471

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Combining Statement of Cash Flows

For The Ten Months Ended September 30, 2003 (unaudited)

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Cash flows from operating activities:
Net loss			$(201)		$(201)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization			272		272
Deferred taxes			(117)		(117)
Loss on sale of physical distribution assets			12		12
Non-cash interest expense			10		10
Net investment-related losses (gains)			17		17
Equity in the losses of equity-method investees, including distributions			35		35
Changes in operating assets and liabilities:
Accounts receivable			275		275
Inventories			24		24
Royalty advances			38		38
Accounts payable and accrued liabilities			(116)		(116)
Other balance sheet changes			8		8

Net cash provided by operating activities			257		257

Cash flows from investing activities:
Investments and acquisitions			(43)		(43)
Capital expenditures			(30)		(30)

Net cash used in investing activities			(73)		(73)

Cash flows from financing activities:
Borrowings			114		114
Debt repayments			(101)		(101)
Capital contributions			132		132
Decrease (increase) in amounts due from Time Warner-affiliated companies			(293)		(293)
Principal payments on capital leases			(3)		(3)

Net cash used in financing activities			(151)		(151)

Effect of foreign currency exchange rate changes on cash			6		6

Net increase in cash and equivalents			39		39
Cash and equivalents at beginning of period			41		41

Cash and equivalents at end of period			$80		$80

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Combining Statement of Cash Flows

For The Year Ended November 30, 2003

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
			(in millions)
Cash flows from operating activities:
Net loss			$(1,353)		$(1,353)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of goodwill and other intangible assets			1,019		1,019
Depreciation and amortization			328		328
Deferred taxes			(19)		(19)
Loss on sale of physical distribution assets			12		12
Non-cash interest expense			11		11
Net investment-related losses (gains)			26		26
Equity in the losses of equity-method investees, including distributions			44		44
Changes in operating assets and liabilities:
Accounts receivable			(121)		(121)
Inventories			12		12
Royalty advances			111		111
Accounts payable and accrued liabilities			169		169
Other balance sheet changes			39		39

Net cash provided by operating activities			278		278

Cash flows from investing activities:
Investments and acquisitions			(52)		(52)
Investment proceeds			38		38
Capital expenditures			(51)		(51)

Net cash used in investing activities			(65)		(65)

Cash flows from financing activities:
Borrowings			114		114
Debt repayments			(101)		(101)
Capital contributions			132		132
Decrease (increase) in amounts due from Time Warner-affiliated companies			(195)		(195)
Dividends paid			(68)		(68)
Principal payments on capital leases			(3)		(3)

Net cash used in financing activities			(121)		(121)

Effect of foreign currency exchange rate changes on cash			11		11

Net increase in cash and equivalents			103		103
Cash and equivalents at beginning of period			41		41

Cash and equivalents at end of period			$144		$144

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Combining Statement of Cash Flows

For The Year Ended November 30, 2002

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Cash flows from operating activities:
Net loss			$(6,026)		$(6,026)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative effect of accounting change			4,796		4,796
Impairment of goodwill and other intangible assets			1,500		1,500
Depreciation and amortization			249		249
Deferred taxes			(394)		(394)
Non-cash interest expense			17		17
Net investment-related losses (gains)			(42)		(42)
Equity in the losses of equity-method investees, including distributions			43		43
Changes in operating assets and liabilities:
Accounts receivable			90		90
Inventories			17		17
Royalty advances			(30)		(30)
Accounts payable and accrued Liabilities			(174)		(174)
Other balance sheet changes			(59)		(59)

Net cash used in operating activities			(13)		(13)

Cash flows from investing activities:
Investments and acquisitions			(1,102)		(1,102)
Investment proceeds			825		825
Capital expenditures			(88)		(88)

Net cash used in investing activities			(365)		(365)

Cash flows from financing activities:
Decrease (increase) in amounts due from Time Warner-affiliated companies			416		416
Dividends paid			(31)		(31)

Net cash provided by financing activities			385		385

Effect of foreign currency exchange rate changes on cash			—		—
Net increase in cash and equivalents			7		7

Cash and equivalents at beginning of period			34		34

Cash and equivalents at end of period			$41		$41

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.)

Schedule II—Valuation and Qualifying Accounts

Seven Months Ended September 30, 2004,

Three Months Ended February 29, 2004 and

Years Ended November 30, 2003 and 2002

Description	Balance at Beginning of Period	Additions Charged to Cost and Expenses	Deductions	Balance at End of Period
	(in millions)
Seven Months Ended September 30, 2004
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$69	$7	$(18)	$58
Reserves for sales returns and allowances	200	278	(314)	164
Allowance for deferred tax asset	—	293	—	293

	$269	$578	$(332)	$515

Three Months Ended February 29, 2004
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$67	$2	$—	$69
Reserves for sales returns and allowances	224	128	(152)	200
Allowance for deferred tax asset	—	—	—	—

	$291	$130	$(152)	$269

Year Ended November 30, 2003
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$68	$9	$(10)	$67
Reserves for sales returns and allowances	213	585	(574)	224
Allowance for deferred tax asset	21	—	(21)	—

	$302	$594	$(605)	$291

Year Ended November 30, 2002
Reserve deducted from accounts receivable
Allowance for doubtful accounts	$99	$17	$(48)	$68
Reserves for sales returns and allowances	233	526	(546)	213
Allowance for deferred tax asset	—	21	—	21

	$332	$564	$(594)	$302

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated Balance Sheets

	March 31, 2005	September 30, 2004
	(unaudited)	(audited)
	(in millions)
Assets
Current assets:
Cash and equivalents(a)	$447	$555
Accounts receivable, less allowances of $223 and $222 million	487	571
Inventories	66	65
Royalty advances expected to be recouped within one year	195	223
Deferred tax assets	42	38
Other current assets	58	86

Total current assets	1,295	1,538
Royalty advances expected to be recouped after one year	195	223
Investments	22	8
Property, plant and equipment, net	172	189
Goodwill	935	978
Intangible assets subject to amortization, net	1,894	1,937
Intangible assets not subject to amortization	100	100
Other assets	129	117

Total assets	$4,742	$5,090

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$206	$226
Accrued royalties	1,076	1,003
Taxes and other withholdings	26	10
Current portion of long-term debt	12	12
Note payable to shareholders	—	342
Other current liabilities	481	587

Total current liabilities	1,801	2,180
Long-term debt	2,538	1,828
Deferred tax liabilities, net	263	265
Other noncurrent liabilities	277	333
Minority interest in preferred stock of subsidiary	—	204

Total liabilities	4,879	4,810

Shareholders’ equity (deficit):
Common Stock, ($0.001 par value; 500,000,000 shares authorized; 115,850,313 shares issued and outstanding)	—	—
Additional paid-in capital(a)	57	512
Retained deficit	(198)	(238)
Accumulated other comprehensive income, net	4	6
Total shareholders’ equity (deficit)(a)	(137)	280

Total liabilities and shareholders’ equity	$4,742	$5,090

(a)	As described further in Note 15, prior to the completion of the initial public offering of the Company’s common stock, the Company declared dividends of $109 million to its Investor Group, of which approximately $7 million relates to dividends on unvested shares of restricted stock which will be paid at a later date when, and if, such restricted stock vests. After giving effect to this subsequent payment, cash and equivalents, additional paid-in-capital and shareholders’ equity (deficit) reflected in the above balance sheet as at March 31, 2005 would have been $338 million, $(52) million and $(246) million, respectively.

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Operations (Unaudited)

Three Months Ended March 31, 2005, One Month Ended March 31, 2004 and

Two Months Ended February 29, 2004

	Successor		Predecessor
	Three Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004
	(in millions, except per share amounts)
Revenues(b)	$767	$245	$490
Costs and expenses:
Cost of revenues(a)(b)	(400)	(130)	(258)
Selling, general and administrative expenses(a)(b)	(293)	(97)	(219)
Amortization of intangible assets	(47)	(15)	(37)

Total costs and expenses	(740)	(242)	(514)

Operating income (loss)	27	3	(24)
Interest (expense) income, net(b)	(52)	(10)	1
Equity in the losses of equity-method investees, net	—	(1)	(2)
Unrealized gain on warrants	39	—	—
Minority interest expense	—	(3)	—

Income (loss) before income taxes	14	(11)	(25)
Income tax (expense) benefit	(10)	1	(13)

Net income (loss)	$4	$(10)	$(38)

Net income (loss) per common share:
Basic	$0.04	$(0.09)

Diluted	$(0.28)	$(0.09)

Average common shares
Basic	107.7	107.5

Diluted	123.5	107.5

(a) Includes depreciation expense of:	$(14)	$(6)	$(11)

(b) Includes the following income (expenses) resulting from transactions with related companies:
Revenues	$—	$—	$3
Cost of revenues	—	—	(1)
Selling, general and administrative expense	(3)	(1)	(8)
Interest expense, net	—	—	1
Minority interest expense	—	(3)	—

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Operations (Unaudited)

Six Months Ended March 31, 2005, One Month Ended March 31, 2004

and Five Months Ended February 29, 2004

	Successor		Predecessor
	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(in millions, except per share amounts)
Revenues(b)	$1,855	$245	$1,668
Costs and expenses:
Cost of revenues(a)(b)	(981)	(130)	(906)
Selling, general and administrative expenses(a)(b)	(624)	(97)	(610)
Impairment of goodwill and other intangible assets	—	—	(1,019)
Amortization of intangible assets	(93)	(15)	(97)
Restructuring costs	—	—	(8)

Total costs and expenses	(1,698)	(242)	(2,640)

Operating income (loss)	157	3	(972)
Interest expense, net(b)	(90)	(10)	(2)
Net investment-related losses	—	—	(9)
Equity in the losses of equity-method investees, net	(1)	(1)	(11)
Deal-related transaction and other costs	—	—	(63)
Unrealized gains on warrants	17	—	—
Other income (expense), net(b)	4	—	(7)
Minority interest expense	(5)	(3)	—

Income (loss) before income taxes	82	(11)	(1,064)
Income tax (expense) benefit	(42)	1	(120)

Net income (loss)	$40	$(10)	$(1,184)

Net income (loss) per common share:
Basic	$0.37	$(0.09)

Diluted	$0.19	$(0.09)

Average common shares
Basic	107.6	107.5

Diluted	119.6	107.5

(a) Includes depreciation expense of:	$(28)	$(6)	$(31)

(b) Includes the following income (expenses) resulting from transactions with related companies:

Revenues	$—	$—	$25
Cost of revenues	—	—	(46)
Selling, general and administrative expenses	(5)	(1)	(42)
Interest expense, net	(1)	—	3
Other expense, net	—	—	7
Minority interest expense	(5)	(3)	—

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Cash Flows (Unaudited)

Six Months Ended March 31, 2005, One Month Ended March 31, 2004

and Five Months Ended February 29, 2004

	Successor		Predecessor
	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(in millions)
Cash flows from operating activities
Net income (loss)	$40	$(10)	$(1,184)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Impairment of goodwill and other intangible assets	—	—	1,019
Depreciation and amortization	121	21	128
Deferred taxes	2	(2)	94
Non-cash interest expense	30	3	3
Net investment-related losses (gains)	—	—	9
Equity in the losses of equity-method investees, including distributions	1	1	11
Non-cash, stock-based compensation expense	9	—	—
Unrealized gains on warrants	(17)	—	—
Minority interest expense	5	3	—
Changes in operating assets and liabilities:
Accounts receivable	103	—	93
Inventories	1	(2)	(1)
Royalty advances	9	12	109
Accounts payable and accrued liabilities	(43)	6	32
Other balance sheet changes	31	(34)	39

Net cash provided by (used in) operating activities	292	(2)	352

Cash flows from investing activities
Acquisition of Old WMG	—	(2,638)	—
Investments and acquisitions	(48)	(2)	(16)
Investment proceeds	1	—	57
Capital expenditures	(14)	—	(24)

Net cash (used in) provided by investing activities	(61)	(2,640)	17

Cash flows from financing activities
Borrowings	696	1,650	—
Financing costs of borrowings	(17)	(78)	—
Debt repayments	(6)	(125)	(124)
Capital contributions	—	—	262
Proceeds from the issuance of common stock(b)	—	850	—
Proceeds from the issuance of subsidiary preferred stock	—	400	—
Proceeds from the issuance of restricted shares	1	3	—
Repurchase of subsidiary preferred stock	(209)	—	—
Returns of capital and dividends paid(a)	(807)	—	(410)
Decrease in amounts due from Time Warner-affiliated companies	—	—	290

Net cash (used in) provided by financing activities	(342)	2,700	18

Effect of foreign currency exchange rate changes on cash	3	—	3

Net (decrease) increase in cash and equivalents	(108)	58	390
Cash and equivalents at beginning of period	555	471	81

Cash and equivalents at end of period	$447	$529	$471

(a)	Includes the repayment of a $342 million note payable to shareholders, which was issued in September 2004, as part of a return of capital.
(b)	Excludes $35 million of non-cash consideration issued as part of the purchase price paid to Time Warner in the form of warrants.

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Consolidated and Combined Statements of Shareholders’ and Group Equity (Unaudited)

Six Months Ended March 31, 2005, One Month Ended March 31, 2004

and Five Months Ended February 29, 2004

	Successor		Predecessor
	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Five Months Ended February 29, 2004
	(in millions)
Balance at beginning of period(a)	$280	$1,691	$2,673
Adjustments to record the Acquisition:
Elimination of historical equity balances	—	(1,691)	—
Capital contributions	—	850	—
Balance at March 1, 2004, adjusted to give effect to the Acquisition	—	850	—
Comprehensive income (loss):
Net income (loss)(b)	40	(10)	(1,184)
Foreign currency translation adjustment	(12)	(5)	24
Deferred gains on foreign exchange contracts	—	—	4
Deferred gains on derivative financial instruments	10	—	—

Total comprehensive income (loss)	38	(15)	(1,156)

Return of capital and dividends paid	(465)	—	(1,037)
Capital contributions	—	—	262
Decrease in amounts due from Time Warner-affiliated companies, net	—	—	949
Issuance of stock options and restricted shares	10	3	—

Balance at end of period	$(137)	$838	$1,691

(a)	Beginning balance for one month ended March 31, 2004 relates to the predecessor balance as of February 29, 2004.
(b)	Net loss for the five months ended February 29, 2004 includes an approximate $1.019 billion impairment charge to reduce the carrying value of goodwill, trademarks and other intangible assets.

See accompanying notes.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)

1. Description of Business

Warner Music Group Corp. (formerly known as WMG Parent Corp.) (the “Company” or “Parent”) was formed by a private equity consortium of Investors (the “Investor Group”) on November 21, 2003. The Company is the direct parent of WMG Holdings Corp. (“Holdings”), which is the direct parent of WMG Acquisition Corp. (“New WMG” or “Acquisition Corp.”). New WMG is one of the world’s major music companies and the successor to the interests of the recorded music and music publishing businesses of Time Warner Inc. (“Time Warner”). Such predecessor interests formerly owned by Time Warner are hereinafter referred to as “Old WMG” or the “Predecessor”. Effective March 1, 2004, WMG Acquisition Corp. acquired Old WMG from Time Warner for approximately $2.6 billion (the “Acquisition”).

The Company classifies its business interests into two fundamental areas: recorded music and music publishing. A brief description of those operations is presented below.

Our business is seasonal. Therefore, operating results for the three and six months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended September 30, 2005.

Recorded Music Operations

The Company’s recorded music operations consist of the discovery and development of artists and the related marketing and distribution of recorded music produced by such artists. In the United States, the Company’s operations are conducted principally through its major record labels—Warner Bros. Records and The Atlantic Records Group. Internationally, the Company’s recorded music operations are conducted through its Warner Music International division (“WMI”) in over 50 countries outside the United States through various subsidiaries, affiliates and non-affiliated licensees. The Company’s current roster of recording artists includes, among others, Cher, Enya, Eric Clapton, Faith Hill, Green Day, Josh Groban, Kid Rock, Linkin Park, Luis Miguel, Madonna, matchbox twenty, Metallica, Phil Collins and Red Hot Chili Peppers.

The Company’s recorded music operations also include a catalog division called Warner Strategic Marketing (“WSM”). WSM specializes in marketing the Company’s music catalog through compilations and reissuances of previously released music and video titles, as well as in the licensing of tracks to/from third parties for various uses, including film and television soundtracks.

The Company’s principal recorded music distribution operations include Warner-Elektra-Atlantic Corporation (“WEA Corp.”), which primarily markets and distributes music products to retailers and wholesale distributors in the United States; a 90% interest in Alternative Distribution Alliance, an independent distribution company; various distribution centers and ventures operated internationally; and an 80% interest in Word Entertainment, whose distribution operations specialize in the distribution of music products in the Christian retail marketplace.

The principal recorded music revenue sources to the Company are sales of CDs, digital downloads and other recorded music products, and license fees received for the ancillary uses of its recorded music catalog.

Music Publishing Operations

The Company’s music publishing operations include Warner/Chappell Music, Inc. and its wholly owned subsidiaries, and certain other music-publishing affiliates of the Company. The Company owns or controls the rights to more than one million musical compositions, including numerous pop music hits, American standards, folk songs and motion picture and theatrical compositions. Its catalog includes works from a diverse range of

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

artists and composers, including George and Ira Gershwin, Barry Gibb, Cole Porter, Dido, Madonna, Moby, Nickelback, R.E.M. and Staind. The Company also administers the music of several television and motion picture companies, including Lucasfilm, Ltd. and Hallmark Entertainment.

The Company’s music publishing operations include Warner Bros. Publications U.S. Inc. (“Warner Bros. Publications”), one of the world’s largest publishers of printed music. Warner Bros. Publications markets publications throughout the world containing works of such artists as Shania Twain, The Grateful Dead and Led Zeppelin. However, in December 2004, the Company entered into an agreement to sell its printed music business to Alfred Publishing Co., Inc. (“Alfred Publishing”). The sale closed on May 31, 2005. See Note 3 for additional information.

The principal music publishing revenue sources to the Company are royalties for the use of its compositions on CDs and DVDs, in television commercials, ring tones, music videos and the Internet; license fees received for the use of its musical compositions on radio, television, in motion pictures and in other public performances; and sales of published sheet music and songbooks.

2. Basis of Presentation

New Basis of Presentation

The accompanying consolidated and combined financial statements present separately the financial position, results of operations, cash flows and changes in equity for both the Company and its predecessor, Old WMG. Old WMG was acquired by the Investor Group effective as of March 1, 2004. In connection with the Acquisition, a new accounting basis was established for the Company as of the acquisition date based upon an allocation of the purchase price to the underlying net assets acquired. Financial information for the pre- and post-acquisition periods have been separated by a vertical line on the face of the consolidated and combined financial statements to highlight the fact that the financial information for such periods have been prepared under two different historical-cost bases of accounting.

Old Basis of Presentation

As previously described, the operations of the Company were under the control of Time Warner through the end of February 2004. In January 2001, historic Time Warner was acquired by America Online Inc. (“AOL”) in a transaction hereinafter referred to as the “AOL Time Warner Merger”. The AOL Time Warner Merger was accounted for under the purchase method of accounting. Under the purchase method of accounting, the basis of the historical net assets included in the accompanying combined financial statements of the predecessor was adjusted, effective as of January 1, 2001, to reflect an allocable portion of the purchase price relating to the AOL Time Warner Merger.

For all periods prior to the closing of the Acquisition, the accompanying combined financial statements of the Predecessor reflect all assets, liabilities, revenues, expenses and cash flows directly attributable to Old WMG. In addition, the accompanying combined financial statements include allocations of certain costs of Time Warner and Old WMG deemed reasonable by the Company’s management, in order to present the results of operations, financial position, changes in group equity and cash flows of Old WMG on a stand-alone basis. The principal allocation methodologies are described below. The financial information included herein does not necessarily reflect the results of operations, financial position, changes in group equity and cash flows of Old WMG in the future or what would have been reflected had Old WMG been a separate, stand-alone entity during the periods presented. The income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer for the periods presented.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

For all periods prior to the closing of the Acquisition, certain general and administrative costs incurred by Time Warner have been allocated to the combined financial statements of Old WMG, including pension and other benefit-related costs, insurance-related costs and other general and administrative costs. These cost allocations were determined based on a combination of factors, as appropriate, including Old WMG’s pro rata share of the revenues under the management of Old WMG and other more directly attributable methods, such as claim experience for insurance costs and employee-related attributes for pension costs. The costs allocated to the Company are not necessarily indicative of the costs that would have been incurred if Old WMG had obtained such services independently, nor are they indicative of costs that will be charged or incurred in the future. However, management believes that such allocations are reasonable.

Fiscal Year

In fiscal year 2004, in connection with the Acquisition, the Company changed its fiscal year-end to September 30 from November 30. As such, the Company restated its prior quarters starting October 1, 2003, under the new fiscal year format, to enhance comparability between periods.

Interim Financial Statements

The accompanying consolidated financial statements are unaudited but, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position and the results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) applicable to interim periods. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company included in its Amendment No. 4 to Registration Statement No. 333-123249 on Form S-1.

Recapitalization

As described further in Note 15, in March 2005 the Company’s Board of Directors approved the filing of a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of the Company’s common stock (the “Initial Public Offering”).

In connection with the Initial Public Offering, the Company’s Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company’s authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 for 1 split of the Company’s common stock (collectively, the “Recapitalization”).

Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information, net income (loss) per common share computations and stock-based compensation disclosures.

Basis of Consolidation and Combination

Prior to the closing of the Acquisition, the recorded music and music publishing operations of the Company were legally held by multiple subsidiaries and affiliates of Old WMG and Time Warner. As such, the accompanying financial statements present the combined accounts of such businesses for all periods prior to the

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

Acquisition. After the closing of the Acquisition, New WMG acquired the stock or net assets of those predecessor businesses. Accordingly, the accompanying financial statements present the consolidated accounts of such businesses for all periods after the closing of the Acquisition. The consolidated accounts include 100% of the assets, liabilities, revenues, expenses, income, losses and cash flows of the Company and all entities in which the Company has a controlling voting interest and/or variable interest entities required to be consolidated in accordance with U.S. GAAP. All significant intercompany balances and transactions have been eliminated in consolidation and combination.

Reclassifications

Certain reclassifications have been made to the prior period’s financial information in order to conform to the current period’s presentation.

Amounts Due To/From Time Warner-Affiliated Companies

Prior to the closing of the Acquisition that was effective in March 2004, Old WMG had various commercial and financing arrangements with Time Warner and its affiliates. To illustrate, Old WMG distributed home video product for Time Warner’s filmed entertainment division and the Old WMG’s financing requirements were funded by Time Warner. Given the intercompany nature of these and other arrangements, the related payables and receivables generally were not settled through periodic cash payments and receipts. Accordingly, except as noted below for income taxes, the net amounts due from all transactions with Time Warner-affiliated companies were classified as a reduction of group equity in the combined balance sheet for all periods prior to March 2004.

With respect to income taxes for all periods prior to the closing of the Acquisition that was effective in March 2004, the income tax benefits and provisions, related tax payments and deferred tax balances have been prepared as if Old WMG operated as a stand-alone taxpayer. As such, while generally attributable to Time Warner or its subsidiaries because Old WMG’s taxable results were included in the consolidated income tax returns of Time Warner or its subsidiaries, all current and deferred tax liabilities for those periods were classified as liabilities in the combined balance sheet for all periods prior to March 2004.

In connection with the Acquisition, substantially all of the intercompany receivables and payables between Old WMG and Time Warner and its affiliates were settled, and any receivables and payables that existed between the parties as of September 30, 2004 and March 31, 2005 have been presented as third-party balances in the accompanying consolidated balance sheet. In addition, with respect to taxes, Timer Warner assumed all of the underlying tax obligations of Old WMG for all periods prior to the closing of the Acquisition. As such, all historical current and deferred tax assets and liabilities that existed as of the closing date of the Acquisition were transferred to Time Warner. Current and deferred tax assets and liabilities that existed as of September 30, 2004 and March 31, 2005 are third-party in nature and have been presented as such in the accompanying consolidated balance sheet.

Cash and Equivalents

Prior to the closing of the Acquisition, Old WMG had agreements with Time Warner, whereby all cash received or paid by Old WMG was included in, or funded by, clearing accounts or international cash pools within Time Warner’s centralized cash management system. The average monthly balance of amounts due from Time Warner and its affiliates was $375 million and $603 million for the two-month and five-month periods ended February 29, 2004, respectively.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

Stock-Based Compensation

Post-Acquisition

Effective March 1, 2004, in connection with the Acquisition, the Company adopted the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“FAS 123”) to account for all stock-based compensation plans adopted subsequent to the Acquisition. Under the fair value recognition provisions of FAS 123, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the vesting period. The Company expenses deferred stock-based compensation on an accelerated basis over the vesting period of the stock award.

Pre-Acquisition

Prior to the Acquisition, certain employees of Old WMG participated in various Time Warner stock option plans. In accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations, compensation cost for stock options or other equity-based awards granted to employees was recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees equaled or exceeded the fair market value of Time Warner common stock at the date of grant, thereby resulting in no recognition of compensation expense by Old WMG. For any awards that generated compensation expense as defined under APB 25, Old WMG calculated the amount of compensation expense and recognized the expense over the vesting period of the award.

Had compensation cost for Time Warner’s stock option plans been determined based on the fair value method set forth in FAS 123, Old WMG’s net loss for all periods presented prior to the closing of the Acquisition would have been as follows:

	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
Net loss:
As reported	$(38)	$(1,184)

Pro forma	$(44)	$(1,202)

Net Income (Loss) Per Common Share

The Company computes net income (loss) per common share in accordance with FASB Statement No. 128, “Earnings per Share” (“FAS 128”). Under the provisions of FAS 128, basic net income (loss) per common share is computed by dividing the net income (loss) applicable to common shares after preferred dividend requirements, if any, by the weighted average of common shares outstanding during the period. Diluted net income (loss) per common share adjusts basic net income (loss) per common share for the effects of stock options, warrants and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

The following table sets forth the computation of basic and diluted net income (loss) per common share (in millions, except per share amounts):

	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004
Basic and diluted net income per common share:
Numerator:
Net income (loss) for basic calculation	$4	$40	$(10)
Less: unrealized gain on warrants	(39)	(17)	—

Net income (loss) for diluted calculation	$(35)	$23	$(10)

Denominator:
Weighted average common share outstanding	115.6	115.5	113.2
Less: Weighted average unvested common share subject to repurchase or cancellation	7.9	7.9	5.7

Denominator for basic calculation	107.7	107.6	107.5
Effect for dilutive securities
Add: Weighted average stock options, warrants and unvested common shares subject to repurchase or cancellation	15.8	12.0	—

Denominator for diluted calculation	123.5	119.6	107.5

Net income (loss) per common share—basic	$0.04	$0.37	$(0.09)

Net income (loss) per common share—diluted	$(0.28)	$0.19	$(0.09)

Because the Company recognized a net loss for the one month ended March 31, 2004, the effects from the exercise of any outstanding stock options or warrants, or the vestiture of shares of restricted stock, during such period would have been antidilutive. Accordingly, they have not been included in the presentation of diluted net income (loss) per common share.

See Note 20 in the Company’s audited consolidated financial statements for the seven months ended September 30, 2004 for a summary of the terms of the warrants that were issued to Time Warner in connection with the Acquisition. As described further in Note 12 and Note 15, the Company repurchased the warrants from Time Warner for approximately $138 million.

3. Acquisitions and Dispositions

Bad Boy Records LLC Joint Venture

On April 8, 2005, the Company entered into an agreement with an affiliate of Sean “P. Diddy” Combs to form Bad Boy Records LLC (“Bad Boy”), a joint venture, owned 50% by the Company and 50% by the affiliate. The Company purchased its 50% membership interest in Bad Boy Records LLC for approximately $30 million in cash. The joint venture includes catalog and roster artists such as Notorious B.I.G., Mario Winans, Mase, Carl Thomas, B5 and P. Diddy. Mr. Combs will be the CEO of the joint venture and will supervise its staff and day-to-day operations. The Company will provide funding, marketing, promotion and certain back-office services for the joint venture. The transaction will be accounted for under the purchase method of accounting during the third quarter of fiscal 2005. Under the purchase method of accounting, the acquisition cost of approximately $30 million will be allocated to the Company’s share of Bad Boy’s underlying net assets based on their respective fair values. The excess of the purchase price over the Company’s share of the estimated fair values of the net assets acquired will be recorded primarily as goodwill.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

Sale of Warner Bros. Publications

In December 2004, the Company entered into an agreement to sell Warner Bros. Publications, which conducts the Company’s printed music operations, to Alfred Publishing. As part of the transaction, the Company agreed to license the right to use its music publishing copyrights in the exploitation of printed sheet music and songbooks for a twenty year period of time. No gain or loss is expected to be recognized on the transaction as the historical book basis of the net assets being sold was adjusted to fair value in connection with the accounting for the Acquisition. Due to continuing involvement, Warner Bros. Publications is not reported as discontinued operations. The sale closed on May 31, 2005.

The sale is not expected to have a material effect on the future operating results and financial condition of the Company. For the three months and six months ended March 31, 2005, the operations being sold generated revenues of approximately $11 million and $26 million, respectively; operating (loss) income of approximately $(1) million and $1 million, respectively; operating (loss) income before depreciation and amortization expense of $(1) million, and $1 million, respectively; and net loss of approximately $(1) million and $(1) million, respectively. For the three months ended March 31, 2004 and six months ended March 31, 2004, the operations being sold generated revenues of approximately $14 million and $30 million, respectively; operating income of approximately $1 million and $2 million, respectively; operating income before depreciation and amortization expense of $1 million and $2 million, respectively; and net (loss) income of approximately $(1) million and $2 million, respectively.

Maverick

In November 2004, the Company acquired an additional 30% interest in Maverick Recording Company (“Maverick”) from its existing partner for approximately $17 million and certain amounts previously owed by such partner to the Company. The transaction was accounted for under the purchase method of accounting and the purchase price has been accounted to the underlying net assets of Maverick in proportion to the estimated fair value, principally artist contracts and recorded music catalog. As part of the transaction, the Company and the remaining partner in Maverick entered into an agreement pursuant to which either party can elect to have the Company purchase the remaining 20% interest in Maverick that it does not own by December 2007.

4. Inventories

Inventories consist of the following:

	March 31, 2005	September 30, 2004
	(unaudited)	(audited)
	(in millions)
Compact discs, cassettes and other music-related products	$83	$79
Published sheet music and song books	23	23

	106	102
Less reserve for obsolescence	(40)	(37)

	$66	$65

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

5. Goodwill and Intangible Assets

Goodwill

The following analysis details the changes in goodwill for each reportable segment during the six months ended March 31, 2005:

	Recorded Music	Music Publishing	Total
	(in millions)
Balance at September 30, 2004	$395	$583	$978
Purchase accounting adjustments	(45)	2	(43)

Balance at March 31, 2005	$350	$585	$935

Purchase accounting adjustments relate to changes in the initial estimates of the restructuring costs that arose from the Acquisition and changes to the fair value of assets and liabilities recorded in connection with the Acquisition. These changes were determined in connection with the Company’s finalization of the purchase price allocation related to the Acquisition.

Other Intangible Assets

Other intangible assets consist of the following:

	March 31, 2005	September 30, 2004
	(unaudited)	(audited)
	(in millions)
Intangible assets subject to amortization:
Recorded music catalog	$1,233	$1,216
Music publishing and copyrights	828	811
Trademarks	10	10
Other intangible assets	20	4

	2,091	2,041
Accumulated amortization	(197)	(104)

Total net intangible assets subject to amortization	1,894	1,937
Intangible assets not subject to amortization:
Trademarks	100	100

Total net other intangible assets	$1,994	$2,037

The increase in the Company’s gross intangible assets represents the allocation of the purchase price of the Company’s acquisition of an additional interest in Maverick to the net assets acquired, principally music copyrights of approximately $17 million and artist contracts of approximately $16 million, and the acquisition of approximately $17 million of publishing rights during the six months ended March 31, 2005.

6. Restructuring Costs

Acquisition-Related Restructuring Costs

In connection with the Acquisition that was effective as of March 1, 2004, the Company reviewed its operations and implemented several plans to restructure its operations. As part of these restructuring plans, the Company recorded a restructuring liability of approximately $307 million during 2004. This restructuring

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

liability included costs to exit and consolidate certain activities of the Company, as well as costs to terminate employees and certain artist, songwriters and co-publisher contracts. Such liabilities were recognized as part of the cost of the Acquisition.

During the six months ended March 31, 2005, the Company revised its original estimates of restructuring costs based on the restructuring plans already implemented. This resulted in an overall reduction in the restructuring costs of approximately $23 million. The Company’s restructuring liabilities and goodwill as of March 31, 2005 have been reduced by such amounts. As of March 31, 2005, the Company had approximately $86 million of liabilities for Acquisition-related restructuring costs recorded in its balance sheet. These liabilities represent estimates of future cash obligations for all restructuring activities that had been implemented, as well as for all restructuring activities that had been committed to by management but have yet to occur. The outstanding balance of these liabilities primarily relate to extended payment terms for severance obligations and long-term lease obligations for vacated facilities. These remaining lease obligations are expected to be settled by 2019. We expect to pay a majority of the remaining costs in 2005 and 2006.

	Employee Terminations	Other Exit Costs	Total
	(in millions)
Initial accrual in 2004	$164	$143	$307
Cash paid in 2004	(92)	(13)	(105)
Non-cash reduction in 2004(a)	(1)	(22)	(23)

Liability as of September 30, 2004	71	108	179
Cash paid in the six months ended March 31, 2005	(38)	(22)	(60)
Non-cash increase (reduction) in the six months ended March 31, 2005(a)	2	(35)	(33)

Liability as of March 31, 2005	$35	$51	$86

(a)	Principally relates to changes in foreign currency exchange rates, the non-cash write-off of the carrying value of advances relating to terminating certain artist, songwriter and co-publisher contracts and the reversal of restructuring costs no longer estimated to be required.

In addition, in connection with the Acquisition, the Company approved a cost-savings incentive compensation plan during 2004 in order to incentivize management to implement the aforementioned restructuring plans and reduce operating costs. Under the plan, key employees of the Company are entitled to earn up to $20 million in the aggregate based on the attainment and maintenance of certain cost-savings targets. Based on the level of cost savings actually generated at the end of September 30, 2004, which exceeded the cost-savings targets under the plan, the Company determined that it was probable that eligible employees would vest in the full benefits under the plan. Accordingly, the Company recorded the full $20 million liability under the plan, along with other restructuring-related costs of $6 million, during the seven months ended September 30, 2004. Out of the aggregate $26 million liability, $16 million has been paid during the six months ended March 31, 2005.

7. Minority Interest

Minority interest as at September 30, 2004 includes outstanding preferred stock issued by one of the Company’s subsidiaries of $204 million, including unpaid dividends of $4 million. This balance along with accrued dividend for the period from October 1, 2004 to December 21, 2004 was repaid from the proceeds of the new debt issue discussed in Note 8.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

8. Debt

The Company’s long-term debt consists of:

	March 31, 2005 (unaudited)	September 30, 2004 (audited)
	(in millions)
Senior secured credit facility:
Revolving credit facility	$—	$—
Term loan	1,188	1,194

	1,188	1,194
7.375% U.S. dollar-denominated Notes due 2014	465	465
8.125% Sterling-denominated Notes due 2014	189	181
Floating rate senior notes due 2011	250	—
9.5% Senior discount notes due 2014	257	—
Floating rate senior PIK notes due 2014	201	—

Total debt	2,550	1,840
Less current portion	(12)	(12)

Total long-term debt	$2,538	$1,828

As described further in Note 15, the Company has obtained an amendment to its senior secured credit facility to provide for, among other things, an additional term loan of $250 million which the Company has obtained concurrent with the Initial Public Offering, a reduction in the margin applicable on the term loan and more flexibility under certain restrictive covenants.

The Holdings Refinancing

In December 2004, Holdings issued $847 million principal amount of debt consisting of (i) $250 million principal amount of Floating Rate Senior Notes due 2011 (the “Holdings Floating Rate Notes”), (ii) $397 million principal amount at maturity of 9.5% Senior Discount Notes due 2014, which had an initial issuance discount of $147 million (the “Holdings Discount Notes”), and (iii) $200 million principal amount of Floating Rate Senior PIK Notes due 2014 (the “Holdings PIK Notes”, and collectively, the “Holdings Notes”). The gross proceeds of $696 million received from the issuance of the Holdings Notes were used to (i) redeem the remaining shares of cumulative preferred stock of Holdings at a redemption price of $209 million, including $9 million of accrued and unpaid dividends, (ii) pay a return of capital to Parent and its shareholders in the aggregate amount of $472 million, of which all but $7 million was distributed to the Company’s shareholders as of March 31, 2005, and (iii) pay debt-related issuance costs of approximately $15 million. The remaining $7 million was distributed to the Company’s shareholders in May 2005.

The Holdings Floating Rate Notes bear interest at a quarterly floating rate based on three-month LIBOR rates plus a margin equal to 4.375%. Interest is payable quarterly in cash beginning on March 15, 2005. The Holdings Floating Rate Notes mature on December 15, 2011.

The Holdings Discount Notes were issued at a discount and have an initial accreted value of $630.02 per $1,000 principal amount at maturity. Prior to December 15, 2009, no cash interest payments are required. However, interest accrues on the Holdings Discount Notes in the form of an increase in the accreted value of such notes such that the accreted value of the Holdings Discount Notes will equal the principal amount at maturity on December 15, 2009. Thereafter, cash interest on the Holdings Discount Notes is payable semiannually at a fixed rate of 9.5% per annum. The Holdings Discount Notes mature on December 15, 2014.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

The Holdings PIK Notes bear interest at a semi-annual floating rate based on six-month LIBOR rates plus a margin equal to 7%. Interest is payable semi-annually beginning on June 15, 2005 either in the form of cash or additional PIK notes at the election of the Company. The Holdings PIK Notes mature on December 15, 2014.

The Holdings Notes are redeemable in whole or in part, at the option of Holdings, at any time at a redemption price defined under the indentures governing the Holdings Notes that generally includes a premium. In addition, upon a change of control and upon certain asset sales as specified under the indentures, Holdings may be required to make an offer to redeem the Holdings Notes from the holders at a redemption price defined under the indentures that includes a premium.

The Holdings Notes are unsecured and subordinated to all of Holdings’ existing and future secured debt, including Holdings’ guarantee of borrowing by Acquisition Corp. under the Company’s senior secured credit facility. In addition, the Holdings Notes are structurally subordinated to the Subordinated Notes of Acquisition Corp.

The indentures limit Holdings’ ability and the ability of its restricted subsidiaries to incur additional indebtedness or issue certain preferred shares; to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments; to make certain investments; to sell certain assets; to create liens on certain debt without securing the notes; to consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; to enter into certain transactions with affiliates; and to designate its subsidiaries as unrestricted subsidiaries.

As described further in Note 15, all of the proceeds from the initial public offering along with cash received through a dividend from Acquisition Corp. will be used to redeem all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of the aggregate principal amount of the outstanding Holdings Discount Notes, including redemption premiums and interest obligations through June 15, 2005, the date of redemption.

Restricted Net Assets

The Company is a holding company with no independent operations or assets other than through its interests in its subsidiaries, such as Acquisition Corp. Accordingly, the ability of the Company to obtain funds from its subsidiaries is restricted by the senior secured facility of Acquisition Corp., the indenture for the Acquisition Corp. Subordinated Notes and, as of December 2004, the indenture for the Holdings Notes.

9. Shareholders’ Equity

Return of Capital

In September 2004, the Company declared a $342 million dividend to its Class L common shareholders in the form of a note payable. The note payable was paid in October 2004 using proceeds received from a return of capital previously invested in Acquisition Corp.

In connection with the Holdings Refinancing, the Company paid a $465 million return of capital to its Class L common shareholders, of which $422 million was paid in December 2004 and $43 million was paid in March 2005. The remaining $7 million from the Holdings Refinancing was declared and paid as a dividend to the Company’s shareholders in May 2005.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

10. Stock-Based Compensation

Long-Term Incentive Plan and Other Equity Issuances

In December 2004, the Board of Directors of the Company approved a long-term incentive plan (the “LTIP Plan”) for employees or directors of the Company and any of its affiliates. 1,355,066 shares of common stock of Parent were authorized under the plan. During the six months ended March 31, 2005, pursuant to certain contractual arrangements or in connection with the LTIP Plan, the Company granted 1,271,124 service-based stock options and 2,542,248 performance-based options to purchase shares of its common stock to certain employees of the Company. During the six months ended March 31, 2005, the Company allowed certain employees to purchase 1,496,646 restricted shares of common stock and awarded certain employees 238,988 restricted shares of common stock.

In January 2005, the Company determined that the binomial method was a more accurate and appropriate methodology to calculate the fair value of the Company’s stock options. All stock option grants subsequent to this date are valued using the binomial method, while all stock option grants prior to this date were valued using the Black-Scholes method on the original grant date. This change in estimate does not have a material impact on the Company’s Consolidated Statement of Operations. During the three-month and six-month periods ended March 31, 2005, the Company recorded expense related to its stock-based awards of $7 million and $9 million, respectively.

Payments Relating to Executive Compensation

The Company determined that certain shares of restricted stock issued in 2004 and early 2005 may have been sold at prices below fair market value on the applicable date of sale and certain options to purchase shares of the Company’s stock granted may have had exercise prices below fair market value on the applicable date of grant. As a result, certain U.S. employee holders of the restricted stock who made elections under Section 83(b) of the Internal Revenue Code will be subject to additional ordinary income tax to the extent of the fair market value of the restricted stock received over the purchase price they paid for such stock. In other cases, certain employees who did not make such an election will be subject to higher taxes on their restricted shares at the time of vesting than would have been the case had they purchased the shares for fair market value. In addition, under the provisions of the American Jobs Creation Act of 2004, signed into law in October 22, 2004, U.S. employee option holders whose options vest with exercise prices below fair market value on the date of grant are subject to significant penalties under new Section 409A of the Internal Revenue Code. IRS Notice 2005-1 provides transitional guidance on the application of Section 409A which, among other things, permits options with exercise prices below the fair market value of the underlying stock on the date of grant to be amended or replaced with new options having an exercise price at least equal to the fair market value on the grant date. Non-U.S. employee holders of restricted stock or options may be subject to similar or other related issues. In order for the Company to address these issues the board, based on a re-assessment of fair market values on the applicable dates, approved the actions discussed below.

Restricted Stock

The Company is authorized to pay each employee who purchased restricted stock at prices that were below fair market value on the date of purchase a cash bonus. The cash bonus payable to those employees who made a Section 83(b) election is an amount equal to the tax liability incurred by the employee as of the date of purchase based on any difference between the re-determined purchase date fair market value and the amount originally paid by the employee, plus an amount necessary to pay the taxes on the bonus. The bonuses that are payable to each of those employees who did not make a Section 83(b) election or the applicable foreign equivalent is an

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

amount reflecting an estimate of the additional tax which would be payable by the employee at the time the restricted stock is scheduled to vest due to that taxable amount being subject to ordinary income rather than capital gains tax rates, and assuming that the re-determined value of the stock remains constant over the vesting period, adjusted down to reflect a present value discount based on the earliest possible vesting dates. The Company will pay these employees an amount necessary to pay the taxes on the bonus. This will result in total cash payments of approximately $10 million, which the Company expects to pay in the third quarter of this fiscal year.

Options

The Company has revised the exercise prices of certain options to purchase its common stock to prices equal to the applicable re-determined fair market values of the common stock on the dates of the respective grants. To compensate the grantees for the loss of value represented by this adjustment to the option exercise prices, the Company will pay each affected employee a cash bonus in an amount equal to the excess of the adjusted aggregate exercise price of the employee’s options over the original aggregate exercise price of the employee’s options, adjusted down to reflect a present value discount based on the earliest possible exercise dates. In connection with the revision of the exercise prices of certain option grants, the Company has remeasured the aggregate compensation expense relating to such grants. This will result in total cash payments of approximately $9 million, which the Company expects to pay in the third quarter of this fiscal year.

Further, in connection with the cash dividends the Company declared and paid to holders of its common stock consisting of the Investor Group and certain members of management who held shares of common stock prior to the Initial Public Offering, as described in Note 15, the Company has made an adjustment to all options outstanding at the time of declaration of the dividend. The adjustment consists of a cash make-whole payment consisting of an amount equal to the pro rata amount that would have been received per share had all outstanding options been exercised at the time of the declaration of the dividend adjusted down to reflect a present value discount based on the earliest possible exercise dates. This will result in a cash payment of approximately $3 million, which the Company expects to pay in the third quarter of this fiscal year.

11. Commitments and Contingencies

Litigation

The Company is subject to a number of state and federal class action lawsuits, as well as an action brought by a number of state Attorneys General alleging unlawful horizontal and vertical agreements to fix the prices of compact discs by the major record companies. The parties to the federal action commenced by the Attorneys General have entered into a settlement agreement. On July 9, 2003, the Court entered a final judgment approving the settlement. In one of the two remaining lawsuits, Ottinger v. EMI Music, Inc., et al., the Court entered an order granting final approval of the settlement on January 21, 2004. In the other action, In re Compact Disc. Antitrust Litig., which was brought by individual retailers of compact discs alleging unlawful horizontal agreements to fix the prices of compact discs by the major record companies, on July 29, 2004, the Court denied the parties’ motion to grant final approval to the settlement. On August 30, 2004, plaintiffs filed a Second Amended Consolidated Complaint adding additional individual retailers as named plaintiffs in the litigation, which the Company answered, denying all claims, on September 15, 2004. On October 22, 2004, the parties reached an agreement in principle on the terms of a settlement. The Company does not expect the final terms of that settlement to differ materially from the settlement agreement previously entered into by the parties. On February 2, 2005, the court entered a Stipulation of Dismissal with Prejudice of the entire action.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

On September 7, 2004, November 22, 2004 and March 31, 2005, Eliot Spitzer, the Attorney General of the State of New York, served Warner Music Group with requests for information in the form of subpoenas duces tecum in connection with an industry-wide investigation of the relationship between music companies and radio stations, including the use of independent promoters and accounting for any such payments. In response to the Attorney General’s subpoenas, we have been producing documents and expect that our production will be substantially completed in June. We also understand that the investigation has been expanded to include companies that own radio stations. The investigation is pursuant to New York Executive Law §63(12) and New York General Business Law §349, both of which are consumer fraud statutes. It is too soon to predict the outcome of this investigation but it has the potential to result in changes in the manner in which the recorded music industry promotes its records or financial penalties, which could adversely affect the Company’s business, including its brand value.

In addition to the State of New York investigation discussed above, the Company is involved with employment claims and other legal proceedings that are incidental to its normal business activities. It is possible that an adverse outcome on any of these matters could result in a material effect on the Company’s consolidated financial statements. Due to the preliminary status of many of these matters, the Company is unable to predict the outcome or determine a range of loss at this time.

Management/Monitoring Agreement

As described in Note 21 to the Company’s audited consolidated financial statements for the seven months ended September 30, 2004, the Company entered into a management monitoring agreement (the “Management Agreement”) with the Investor Group in connection with the Acquisition.

Under the Management Agreement, the Company, Holdings and Acquisition Corp. were required to pay the Investor Group an aggregate annual fee of $10 million per year (the “Periodic Fees”) in consideration for ongoing consulting and management advisory services. In addition, in the case of future services provided in connection with any future acquisition, disposition, or financing transactions involving the Company or its subsidiaries, the Management Agreement required the Company, Holdings and Acquisition Corp. to pay the Investor Group an aggregate fee of one percent of the gross transaction value of each such transaction (“Subsequent Fees”). The Management Agreement also requires the Company, Holdings and Acquisition Corp. to pay the reasonable expenses of the Investor Group in connection with, and indemnify them for liabilities arising from, the Management Agreement, the Acquisition and any related transactions, their equity investment in the Company, Holdings or Acquisition Corp., their operations, and the services they provide to the Company, Holdings and Acquisition Corp.

The Management Agreement provided that it would continue in full force and effect until December 30, 2014, provided, however, that the Investor Group could cause the agreement to terminate at any time upon agreement of the Investor Group. In the event of the termination of the Management Agreement, the Company, Holdings and Acquisition Corp. were required by the terms of the agreement to pay each of the Investor Group (x) any unpaid portion of the Periodic Fees, any Subsequent Fees and any expenses due with respect to periods prior to the date of termination plus (y) the net present value (using a discount rate equal to the then yield on U.S. Treasury Securities of like maturity) of the Periodic Fees that would have been payable with respect to the period from the date of termination until December 30, 2014.

As described further in Note 15, the Company terminated the Management Agreement and has paid the Investor Group an approximate $73 million termination fee, which will be reflected in the Company’s Statement of Operations in the third fiscal quarter of 2005.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

12. Derivative Financial Instruments

During the six months ended March 31, 2005, the Company entered into additional interest rate swap agreements to hedge the variability of its expected future cash interest payments. As of March 31, 2005, the Company had total notional amounts hedged under these agreements of $897 million and recorded deferred gains in comprehensive income of $6 million.

The Company recorded unrealized gains of $39 million and $17 million on the stock warrants issued to Historic Time Warner in connection with the Acquisition for the three-months and six-months ended March 31, 2005. The liability related to the stock warrants as of March 31, 2005 was $138 million, which approximates fair market value. Additionally, as more fully described in Note 15, in connection with the Initial Public Offering, on May 16, 2005, the Company repurchased the three-year warrants from Historic Time Warner at a cost of approximately $138 million, which approximated fair value at that date.

13. Segment Information

As discussed more fully in Note 1, based on the nature of its products and services, the Company classifies its business interests into two fundamental areas: recorded music and music publishing. Information as to each of these operations is set forth below.

The Company evaluates performance based on several factors, of which the primary financial measure is operating income (loss) before non-cash depreciation of tangible assets, non-cash amortization of intangible assets and non-cash impairment charges to reduce the carrying value of goodwill and intangible assets (“OIBDA”). The Company has supplemented its analysis of OIBDA results by segment with an analysis of operating income (loss) by segment.

The accounting policies of the Company’s business segments are the same as those described in the summary of significant accounting policies included elsewhere herein. The Company accounts for intersegment sales at fair value as if the sales were to third parties. While intercompany transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation or combination and, therefore, do not themselves impact consolidated or combined results.

During 2004, in connection with the Acquisition, the Company changed its methodology for allocating certain corporate costs to its business segments. Accordingly, the Company has restated its operating performance measures for the prior period to reflect its new cost-allocation methodology on a consistent basis.

	Successor			Predecessor
	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
Revenues
Recorded music	$621	$1,561	$190	$402	$1,430
Music publishing	154	309	55	94	253
Intersegment elimination	(8)	(15)	—	(6)	(15)

Total revenues	$767	$1,855	$245	$490	$1,668

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

13. Segment Information

	Successor			Predecessor
	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
OIBDA
Recorded music	$72	$266	$12	$9	$146
Music publishing	47	71	15	30	57
Corporate expenses	(31)	(59)	(3)	(15)	(28)

Total OIBDA	$88	$278	$24	$24	$175

	Successor			Predecessor
	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
Depreciation of Property, Plant and Equipment
Recorded music	$9	$18	$4	$7	$22
Music publishing	1	2	1	1	2
Corporate	4	8	1	3	7

Total depreciation	$14	$28	$6	$11	$31

	Successor			Predecessor
	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
Amortization of Intangible Assets
Recorded music	$33	$66	$10	$23	$63
Music publishing	14	27	5	14	34
Corporate	—	—	—	—	—

Total amortization	$47	$93	$15	$37	$97

	Successor			Predecessor
	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
Impairment of Goodwill and Other Intangibles
Recorded music	$—	$—	$—	$—	$1,019
Music publishing	—	—	—	—	—
Corporate	—	—	—	—	—

Total impairment	$—	$—	$—	$—	$1,019

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

	Successor			Predecessor
	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
Operating Income (Loss)
Recorded music	$30	$182	$(2)	$(21)	$(958)
Music publishing	32	42	9	15	21
Corporate	(35)	(67)	(4)	(18)	(35)

Total operating income (loss)	$27	$157	$3	$(24)	$(972)

	Successor			Predecessor
	Three Months Ended March 31, 2005	Six Months Ended March 31, 2005	One Month Ended March 31, 2004	Two Months Ended February 29, 2004	Five Months Ended February 29, 2004
	(in millions)
Reconciliation of OIBDA to Operating Income (Loss)
OIBDA	$88	$278	$24	$24	$175
Depreciation expense	(14)	(28)	(6)	(11)	(31)
Amortization expense	(47)	(93)	(15)	(37)	(97)
Impairment of goodwill and other intangible assets	—	—	—	—	(1,019)

Operating income (loss)	$27	$157	$3	$(24)	$(972)

14. Additional Financial Information

Cash Interest and Taxes

The Company made interest payments of approximately $66 million during the six months ended March 31, 2005, $2 million during the one month ended March 31, 2004 and $7 million in the five months ended February 29, 2004.

The Company paid income and withholding taxes of approximately $23 million in the six months ended March 31, 2005, $7 million in the one month ended March 31, 2004 and $15 million in the five months ended February 29, 2004. The Company received foreign income tax refunds of approximately $9 million in the six months ended March 31, 2005, $8 million in the one month ended March 31, 2004 and $2 million in the five months ended February 29, 2004. With respect to income and withholding taxes paid currently but relating in a period prior to the closing of the Acquisition that was effective in March 2004, such payments are a receivable from Time Warner. Conversely, any refunds received currently that are for a period prior to the closing of the Acquisition are payable to Time Warner.

Non-cash Transactions

Significant non-cash investing and financing activities during the five months ended February 29, 2004 included the non-cash recapitalization of certain intercompany receivables and payables between Old WMG and Time Warner.

There were no significant non-cash investing and financing activities during the six months ended March 31, 2005 and one month ended March 31, 2004.

Warner Music Group Corp.

(formerly known as WMG Parent Corp.)

Notes to Consolidated and Combined Interim Financial Statements (Unaudited)—(Continued)

15. Subsequent Events

In March 2005, the Company’s Board of Directors approved a registration statement on Form S-1 to be filed with the Securities and Exchange Commission in connection with the Initial Public Offering. Further in May 2005 the Board of Directors approved (i) to convert all of the outstanding shares of Class L Common Stock into shares of Class A Common Stock, (ii) to rename all of the outstanding shares of Class A Common Stock as common stock, which will have the effect of eliminating from the Company’s authorized capital stock the Class L Common Stock and Class A Common Stock and (iii) to authorize a 1,139 to 1 split of the Company’s common stock. Accordingly, these historical financial statements have been restated to reflect the Recapitalization for all periods occurring after the Acquisition that was effective as of March 1, 2004. Such restatement primarily related to common stock and equivalent shares information and net income (loss) per common share computations.

The Company received approximately $517 million in net proceeds from the sale of 32,600,000 shares of common stock in connection with the Initial Public Offering in May 2005, which was contributed to Holdings as an equity capital contribution. Holdings will use all of such funds and approximately $57 million of cash received through dividends received from Acquisition Corp. to redeem all outstanding Holdings Floating Rate Notes, all outstanding Holdings PIK Notes and 35% of the aggregate principal amount of the outstanding Holdings Discount Notes, including redemption premiums and interest obligations through June 15, 2005, the date of redemption.

Further, concurrent with the Initial Public Offering, the Company (i) terminated the Management Agreement with the Investor Group and paid an approximate $73 million termination fee, (ii) paid dividends of approximately $102 million to the Company’s common stockholders who held shares of common stock prior to the Initial Public Offering, excluding a dividend on unvested shares held by management of $7 million, (iii) repurchased the Historic Time Warner’s three-year warrants at a cost of approximately $138 million and (iv) will pay certain special one-time bonuses to the employees of the Company totaling approximately $33 million (collectively, the “Concurrent Transactions”). The dividend to the Company’s stockholders, the termination fee to terminate the Management Agreement and the cost to repurchase the warrants were funded using a portion of the cash on hand plus the proceeds from $250 million of new term loan borrowings under the Company’s new amendment to the senior secured credit facility. As part of the Concurrent Transactions, the Company has obtained an amendment to its senior secured credit facility to provide for, among other things, an additional $250 million of term loan, a reduction in the margin applicable on the term loan, more flexibility under certain restrictive covenants, the ability to use the proceeds from the Initial Public Offering to repay part of Holdings indebtedness and to consummate certain of the Concurrent Transactions. These transactions will result in an aggregate $140 million impact to the Statement of Operations in our third fiscal quarter of 2005.

WARNER MUSIC GROUP CORP.

(formerly known as WMG Parent Corp.) Supplementary Information

Condensed Consolidating Financial Statements

Warner Music Group Corp. (the “Company” or “Parent”) was formed by a private equity consortium of Investors (the “Investor Group”) on November 21, 2003. The Company is the direct parent of WMG Holdings Corp. (“Holdings”), which is the direct parent of WMG Acquisition Corp. (“New WMG” or “Acquisition Corp.”). New WMG is the successor to the interests of the recorded music and music publishing businesses of Time Warner Inc. (“Time Warner”). Such predecessor interests formerly owned by Time Warner are hereinafter referred to as “Old WMG” or the “Predecessor”. Effective March 1, 2004, Old WMG was acquired from Time Warner by a private consortium of investors for approximately $2.6 billion.

Holdings has issued (i) $250 million principal amount of Floating Rate Senior Notes due 2011 (the “Holdings Floating Rate Notes”), (ii) $397 million principal amount at maturity of 9.5% Senior Discount Notes due 2014, which had an initial issuance discount of $147 million (the “Holdings Discount Notes”) and (iii) $200 million principal amount of Floating Rate Senior PIK Notes due 2014 (the “Holdings PIK Notes,” and collectively, the “Holdings Notes”). The Holdings Notes are guaranteed by the Company. These guarantees are full, unconditional, joint and several. The following condensed consolidating financial statements are presented for the information of the holders of the Holdings Notes and present the results of operations, financial position and cash flows of (i) the Company, which is the guarantor of the Holdings Notes, (ii) Holdings, which is the issuer of the Holdings Notes, (ii) the subsidiaries of Holdings, (iii) the eliminations necessary to arrive at the information for the Company on a consolidated or on a combined basis. Investments in consolidated or combined subsidiaries are presented under the equity method of accounting.

The Company is a holding company with no independent operations or assets other than through its interests in its subsidiaries, such as Acquisition Corp. Accordingly, the ability of the Company to obtain funds from its subsidiaries is restricted by the senior secured credit facility of Acquisition Corp., the indenture for the Subordinated Notes issued by Acquisition Corp., and the indenture for the Holdings Notes.

Consolidating Balance Sheet

March 31, 2005 (unaudited)

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Assets:
Current assets:
Cash and equivalents	$7	$—	$440	$—	$447
Accounts receivable, net	—	—	487	—	487
Inventories	—	—	66	—	66
Royalty advances expected to be recouped within one year	—	—	195	—	195
Deferred tax assets	—	—	42	—	42
Due from (to) affiliate, net	5	(6)	1	—	—
Other current assets	—	—	58	—	58

Total current assets	12	(6)	1,289	—	1,295
Royalty advances expected to be recouped after one year	—	—	195	—	195
Investments in and advances to (from) equity-method subsidiaries	—	688	—	(688)	—
Investments	—	—	22	—	22
Property, plant and equipment	—	—	172	—	172
Goodwill	—	—	935	—	935
Intangible assets subject to amortization	—	—	1,894	—	1,894
Intangible assets not subject to amortization	—	—	100	—	100
Other assets	—	16	113	—	129

Total assets	$12	$698	$4,720	$(688)	$4,742

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$—	$—	$206	$—	$206
Accrued royalties	—	—	1,076	—	1,076
Taxes and other withholdings	—	—	26	—	26
Current portion of long-term debt	—	—	12	—	12
Other current liabilities	123	16	342	—	481

Total current liabilities	123	16	1,662	—	1,801
Long-term debt	—	708	1,830	—	2,538
Advances from equity-method subsidiaries	26	—	—	(26)	—
Deferred tax liabilities, net	—	—	263	—	263
Other noncurrent liabilities	—	—	277	—	277
Due to WMG Parent Corp.	—	—	—	—	—

Total liabilities	149	724	4,032	(26)	4,879

Shareholder’s (deficit) equity	(137)	(26)	688	(662)	(137)

Total liabilities and shareholder’s equity	$12	$698	$4,720	$(688)	$4,742

Consolidating Balance Sheet

September 30, 2004

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Assets:
Current assets:
Cash and equivalents	$—	$—	$555	$—	$555
Accounts receivable, net	—	—	571	—	571
Inventories	—	—	65	—	65
Royalty advances expected to be recouped within one year	—	—	223	—	223
Deferred tax assets	—	—	38	—	38
Other current assets	—	—	86	—	86

Total current assets	—	—	1,538	—	1,538
Royalty advances expected to be recouped after one year	—	—	223	—	223
Investments in and advances to (from) consolidated subsidiaries	762	978	—	(1,740)	—
Investments	—	—	8	—	8
Property, plant and equipment	—	—	189	—	189
Goodwill	—	—	978	—	978
Intangible assets subject to amortization	—	—	1,937	—	1,937
Intangible assets not subject to amortization	—	—	100	—	100
Other assets	—	—	117	—	117

Total assets	$762	$979	$5,090	$(1,740)	$5,090

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$—	$—	$226	$—	$226
Accrued royalties	—	—	1,003	—	1,003
Taxes and other withholdings	—	—	10	—	10
Current portion of long-term debt	—	—	12	—	12
Note payable to shareholders	342	—	—	—	342
Other current liabilities	140	19	432	(4)	587

Total current liabilities	482	19	1,683	(4)	2,180
Long-term debt	—	—	1,828	—	1,828
Deferred tax liabilities, net	—	—	265	—	265
Other noncurrent liabilities	—	—	333	—	333
Minority interest in preferred stock of subsidiary	—	—	—	204	204
Intercompany.	—	(3)	3	—	—

Total liabilities	482	16	4,112	200	4,810

Shareholder’s equity (1)	280	962	978	(1,940)	280

Total liabilities and shareholder’s equity	$762	$978	$5,090	$(1,740)	$5,090

(1)	WMG Holdings Corp. stockholder’s equity consists of $762 million of common equity and $200 million of preferred equity. The preferred equity represents a direct contribution from the Investor Group of $400 million in exchange for 40,000 shares of cumulative preferred stock issued as part of the original Acquisition. Prior to September 30, 2004, 20,000 of such shares were redeemed for $200 million. The value of the preferred shares is classified as minority interest on the consolidated balance sheet of Warner Music Group Corp.

Consolidating Statement of Operations

For The Three Months Ended March 31, 2005

(unaudited)

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Revenues	$—	$—	$767	$—	$767
Costs and expenses:
Cost of revenues	—	—	(400)	—	(400)
Selling, general and administrative expenses	—	—	(293)	—	(293)
Amortization of intangible assets	—	—	(47)	—	(47)

Total costs and expenses	—	—	(740)	—	(740)

Operating (loss) income	—	—	27	—	27
Interest expense, net	—	(17)	(35)	—	(52)
Equity in the income (losses) of equity-method investees, net	35	18	—	(53)	—
Unrealized gain on warrants	39	—	—	—	39
Other expense, net	—	—	—	—	—

(Loss) income before income taxes	74	1	(8)	(53)	14
Income tax expense	—	—	(10)	—	(10)

Net (loss) income	$74	$1	$(18)	$(53)	$4

Combining Statement of Operations

For The Six Months Ended March 31, 2005 (unaudited)

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Revenues	$—	$—	$1,855	$—	$1,855
Costs and expenses:
Cost of revenues	—	—	(981)	—	(981)
Selling, general and administrative expenses	—	—	(624)	—	(624)
Amortization of intangible assets	—	—	(93)	—	(93)

Total costs and expenses	—	—	(1,698)	—	(1,698)

Operating income	—	—	157	—	157
Interest expense, net	(1)	(18)	(71)	—	(90)
Equity in the income (losses) of equity-method investees, net	24	47	(1)	(71)	(1)
Minority Interest	(5)	—	—	—	(5)
Unrealized gain on warrants	17	—	—	—	17
Other expense, net	—	—	4	—	4

(Loss) income before income taxes	35	29	89	(71)	82
Income tax expense	—	—	(42)	—	(42)

Net (loss) income	$35	$29	$47	$(71)	$40

Combining Statement of Operations

For The One Month Ended March 31, 2004 (unaudited)

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Revenues	$—	$—	$245	$—	$245
Costs and expenses:
Cost of revenues	—	—	(130)	—	(130)
Selling, general and administrative expenses	—	—	(97)	—	(97)
Amortization of intangible assets	—	—	(15)	—	(15)

Total costs and expenses	—	—	(242)	—	(242)

Operating income	—	—	3	—	3

Interest expense, net	—	—	(10)	—	(10)
Net investment-related losses	—	—	—	—	—
Equity in the losses of equity-method investees, net	—	—	(1)	—	(1)
Minority interest expense	(3)	—	—	—	(3)

Loss before income taxes	(3)	—	(8)	—	(11)
Income tax benefit (expense)	—	—	1	—	1

Net loss	$(3)	$—	$(7)	$—	$(10)

Combining Statement of Operations

For The Two Months Ended February 29, 2004 (Unaudited)

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Revenues			$490		$490
Costs and expenses:
Cost of revenues			(258)		(258)
Selling, general and administrative expenses			(219)		(219)
Amortization of intangible assets			(37)		(37)

Total costs and expenses			(514)		(514)

Operating loss			(24)		(24)
Interest expense, net			1		1
Equity in the losses of equity-method investees, net			(2)		(2)

Loss before income taxes			(25)		(25)
Income tax expense			(13)		(13)

Net loss			$(38)		$(38)

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Combining Statement of Operations

For The Five Months Ended February 29, 2004 (Unaudited)

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer) (a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Revenues			$1,668		$1,668
Costs and expenses:
Cost of revenues			(906)		(906)
Selling, general and administrative expenses			(610)		(610)
Impairment of goodwill and other intangible assets			(1,019)		(1,019)
Amortization of intangible assets			(97)		(97)
Restructuring costs, net			(8)		(8)

Total costs and expenses			(2,640)		(2,640)
Operating loss			(972)		(972)
Interest expense, net			(2)		(2)
Net investment-related losses			(9)		(9)
Equity in the losses of equity-method investees, net			(11)		(11)
Deal-related transaction and other costs			(63)		(63)
Other expense, net			(7)		(7)

Loss before income taxes			(1,064)		(1,064)
Income tax expense			(120)		(120)

Net loss			$(1,184)		$(1,184)

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

Consolidating Statement of Cash Flows

For The Six Months Ended March 31, 2005 (unaudited)

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Warner Music Group Corp. Consolidated
	(in millions)
Cash flows from operating activities:
Net income (loss)	$35	$29	$47	$(71)	$40
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	121	—	121
Deferred taxes	—	—	2	—	2
Non-cash interest expense	—	13	17	—	30
Non-cash stock compensation expense	—	—	9	—	9
Equity in the (income) losses of equity-method investees, including distributions	(24)	(47)	1	71	1
Unrealized gain on warrants	(17)	—	—	—	(17)
Minority interest	5	—	—	—	5
Changes in operating assets and liabilities:
Accounts receivable	—	—	103	—	103
Inventories	—	—	1	—	1
Royalty advances	—	—	9	—	9
Accounts payable and accrued liabilities	—	1	(44)	—	(43)
Other balance sheet changes	—	—	31	—	31

Net cash provided by (used in) operating activities	(1)	(4)	297	—	292

Cash flows from investing activities:
Investments and acquisitions	—	—	(48)	—	(48)
Investment proceeds	—	—	1	—	1
Capital expenditures	—	—	(14)	—	(14)

Net cash used in investing activities	—	—	(61)	—	(61)

Cash flows from financing activities:
Borrowings	—	696	—	—	696
Financing costs of borrowings	—	(17)	—	—	(17)
Debt repayments	—	—	(6)	—	(6)
Proceeds from the issuance of restricted shares	1	—	—	—	1
Returns of capital paid.	(807)	(816)	(344)	1,160	(807)
Returns of capital received	816	344	—	(1,160)	—
Repurchase of preferred stock	—	(209)	—	—	(209)
Decrease (increase) in intercompany	(2)	6	(4)	—	—

Net cash provided by (used in) financing activities	8	4	(354)	—	342

Effect of foreign currency exchange rate changes on cash	—	—	3	—	3

Net increase in cash and equivalents	7	—	(115)	—	(108)

Cash and equivalents at beginning of period	—	—	555	—	555

Cash and equivalents at end of period	$7	$—	$440	$—	$447

Combining Statement of Cash Flows

For The One Month Ended March 31, 2004 (unaudited)

	Warner Music Group Corp.	WMG Holdings Corp. (issuer)	WMG Acquisition Corp.	Eliminations	Consolidated
	(in millions)
Cash flows from operating activities:
Net loss	$(3)	$—	$(7)	$—	$(10)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	21	—	21
Deferred taxes	—	—	(2)	—	(2)
Non-cash interest expense	—	—	3	—	3
Equity in the losses of equity-method investees, including distributions	—	—	1	—	1
Minority interest expense	—	—	—	3	3
Changes in operating assets and liabilities:
Accounts receivable	—	—	—	—	—
Inventories	—	—	(2)	—	(2)
Royalty advances	—	—	12	—	12
Accounts payable and accrued liabilities	—	—	6	—	6
Other balance sheet changes	—	—	(34)	—	(34)

Net cash provided by (used in) operating activities	(3)	—	(2)	3	(2)

Cash flows from investing activities:
Acquisition of Old WMG	(850)	(1,250)	(2,638)	2,100	(2,638)
Investments and acquisitions	—	—	(2)	—	(2)

Net cash used in investing activities	(850)	(1,250)	(2,640)	2,100	(2,640)

Cash flows from financing activities:
Borrowings	—	—	1,650	—	1,650
Financing costs of borrowings	—	—	(78)	—	(78)
Debt repayments	—	—	(125)	—	(125)
Capital contributions		850	1,250	(2,100)	—
Proceeds from the issuance of common stock	850	—	—	—	850
Proceeds from the issuance of preferred stock	—	400	—	—	400
Proceeds from the issuance of restricted shares	3	—	—	—	3
Change in intercompany.	—	—	3	(3)	—

Net cash provided by (used in) financing activities	853	1,250	2,700	(2,103)	2,700

Effect of foreign currency exchange rate changes on cash	—	—	—	—	—

Net increase in cash and equivalents	—	—	58	—	58
Cash and equivalents at beginning of period	—	—	471	—	471

Cash and equivalents at end of period	$—	$—	$529	$—	$529

Combining Statement of Cash Flows

For The Five Months Ended February 29, 2004 (unaudited)

	Warner Music Group Corp. (a)	WMG Holdings Corp. (issuer)(a)	WMG Acquisition Corp.	Eliminations	Old WMG Combined
	(in millions)
Cash flows from operating activities:
Net loss			$(1,184)		$(1,184)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment of goodwill and intangible assets			1,019		1,019
Depreciation and amortization			128		128
Deferred taxes			94		94
Non-cash interest expense			3		3
Net investment-related losses (gains)			9		9
Equity in the losses of equity-method investees, including distributions			11		11
Changes in operating assets and liabilities:
Accounts receivable			93		93
Inventories			(1)		(1)
Royalty advances			109		109
Accounts payable and accrued liabilities			32		32
Other balance sheet changes			39		39

Net cash provided by operating activities			352		352

Cash flows from investing activities:
Investments and acquisitions			(16)		(16)
Investment proceeds			57		57
Capital expenditures			(24)		(24)

Net cash provided by investing activities			17		17

Cash flows from financing activities:
Debt repayments			(124)		(124)
Capital contributions			262		262
Decrease (increase) in amounts due from Time Warner-affiliated companies			290		290
Dividends paid			(410)		(410)

Net cash provided by financing activities			18		18

Effect of foreign currency exchange rate changes on cash			3		3

Net increase in cash and equivalents			390		390
Cash and equivalents at beginning of period			81		81

Cash and equivalents at end of period			$471		$471

(a)	For periods prior to the Acquisition, Warner Music Group Corp. (formerly known as “WMG Parent Corp”) and WMG Holdings Corp. did not exist.

PROSPECTUS

Offers to Exchange

$257,927,000 aggregate principal amount at maturity of 9.5% Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933 for any and all outstanding 9.5% Senior Discount Notes due 2014

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

July 29, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Holdings is a Delaware corporation. Section 145 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 3.16 of Holding’s Amended and Restated By-laws (filed as Exhibit 3.4) provides that a member of the board of directors, or a member of any committee designated by the board of directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of Holdings and upon such information, opinions, reports or statements presented to Holdings by any of Holding’s officers, employees, agents, committees, or by any other person as to matters the member reasonably believes are within such other person’s or persons’ professional or expert competence, and who has been selected with reasonable care by or on behalf of Holdings.

Article THIRD, paragraph 7 of Holding’s Amended and Restated Certificate of Incorporation (filed as Exhibit 3.3) provides that a director of Holding shall not be liable to Holding or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL. No amendment or repeal of this paragraph 7 shall apply to or have any effect on the liability or alleged liability of any director of Holding for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article THIRD, paragraph 8 provides that to the maximum extent permitted from time to time under the law of the State of Delaware, Holding renounces any interest or expectancy of Holding in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the affiliates of the foregoing, other than those officers, directors, stockholders or affiliates who are employees of Holding. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or affiliate for or with respect to any business opportunities of which such officer, director, stockholder or affiliate becomes aware prior to such amendment or repeal.

Article THIRD, paragraph 9 provides that Holding shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of Holdings or while a director or officer is or was serving at the request of Holdings as a director, officer, partner, member, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fries, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require Holdings to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any by-law, agreement, vote of directors or stockholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph 9 shall not adversely affect any right or protection of a director or officer of Holdings with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Article THIRD, paragraph 9 also provides that Holdings shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of Holdings, or is or was serving at the request of Holdings as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Holdings would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of the Amended and Restated Certificate of Incorporation.

Holdings has also obtained officers’ and directors liability insurance which insures against liabilities that officers and directors of the Holdings may, in such capacities, incur.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description

2.1 (1)	Purchase Agreement, dated as of November 24, 2003 between Time Warner Inc. and WMG Acquisition Corp., as amended

2.2(12)	Settlement Agreement, dated as of July 13, 2005, between Time Warner Inc. and WMG Acquisition Corp.

3.1 (2)	Amended and Restated Certificate of Incorporation of Warner Music Group Corp.

3.2 (2)	By-laws of Warner Music Group Corp.

3.3 (12)	Certificate of Incorporation of WMG Holdings Corp.

3.4 (12)	By-laws of WMG Holdings Corp.

4.1 (3)	Indenture, dated as of April 8, 2004, among WMG Acquisition Corp., the Guarantors named therein and Wells Fargo Bank, National Association

4.2 (3)	First Supplemental Indenture, dated as of November 16, 2004, among WMG Acquisition Corp., Wells Fargo Bank, National Association, as Trustee, WEA Urban LLC and WEA Rock LLC

4.3(12)	Registration Rights Agreement dated as of December 23, 2004, among WMG Holdings Corp. and the Initial Purchasers named therein

4.4 (4)	Indenture, dated as of December 23, 2004, between WMG Holdings Corp. and Wells Fargo Bank, National Association, as Trustee

4.5 (12)	Guarantee of Warner Music Group Corp.

5.1(12)	Opinion of Simpson Thacher & Bartlett LLP

10.1(5)	Amended and Restated Credit Agreement, dated as of April 8, 2004, among WMG Acquisition Corp., the Overseas Borrowers from time to time party thereto, WMG Holdings Corp., each lender from time to time party thereto Banc of America Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Arrangers and Joint Book Managers, Deutsche Bank Securities Inc. and Lehman Commercial Paper Inc., as Co-Syndication Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Documentation Agent, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2(5)	Amendment No. 1 to the Credit Agreement, dated as of September 30, 2004, among WMG Acquisition Corp., the Overseas Borrowers party thereto, WMG Holdings Corp., the lenders party thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint book managers and various other parties

10.3(5)	Amendment No. 2 to the Credit Agreement, dated as of December 6, 2004, among WMG Acquisition Corp., the Overseas Borrowers party thereto, WMG Holdings Corp., the lenders party thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint book managers and various other parties

10.4(5)	Security Agreement, dated as of February 27, 2004, from the Grantors named to therein to Bank of America, N.A.

10.5(5)	Subsidiary Guaranty, dated as of February 27, 2004, from the Guarantors named therein and the Additional Guarantors named therein in favor of the Secured Parties named in the Credit Agreement referred to therein

10.6(5)	Parent Guaranty, dated as of February 27, 2004, from WMG Holdings Corp. in favor of the Secured Parties named in the Credit Agreement referred to therein

Exhibit No.	Description

10.7(5)	Company Guaranty, dated as of February 27, 2004, from WMG Acquisition Corp. in favor of the Secured Parties named in the Credit Agreement referred to therein

10.8(5)	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Tennessee) by and from Warner Bros. Records, Inc. to Kay B. Housch in favor of Bank of America, N.A., dated as of February 29, 2004 (20, 24, 26 Music Square East)

10.9(5)	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Tennessee) by and from Warner Bros. Records, Inc. to Kay B. Housch in favor of Bank of America, N.A., dated as of February 29, 2004 (21 Music Square East)

10.10(5)	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (California) by and from Warner Bros. Records, Inc. to MTC Financial Inc. in favor of Bank of America, N.A., dated as of February 29, 2004

10.11(5)	Trademark Security Agreement, dated as of February 29, 2004, made by the Grantors listed on the signature pages thereto in favor of the Bank of America, N.A.

10.12(5)	Copyright Security Agreement, dated as of February 29, 2004, made by the Grantors listed on the signature pages thereto in favor of the Bank of America, N.A.

10.13(5)	Stockholders Agreement, dated as of February 29, 2004, among WMG Parent Corp., WMG Holdings Corp., WMG Acquisition Corp. and Certain Stockholders of WMG Parent Corp. and WMG Holdings Corp.

10.14(5)	Amendment No. 1 to Stockholder’s Agreement, dated as of July 30, 2004, among WMG Parent Corp., WMG Holdings Corp., WMG Acquisition Corp., each Person executing this Agreement and listed as an Investor on the signature pages hereto, each Person executing this Agreement and listed as a Seller on the signature pages hereto, each Person executing this Agreement and listed as a Manager on the signature pages hereto and such other Persons, if any, that from time to time become party hereto as holders of Other Holder Shares solely in the capacity of permitted assignees with respect to certain registration rights hereunder

10.15(5)	Seller Administrative Services Agreement, dated as of February 29, 2004, between Time Warner Inc. and WMG Acquisition Corp.

10.16(5)	Amendment No. 1 to Seller Administrative Services Agreement, dated as of July 1, 2004, between Time Warner Inc. and WMG Acquisition Corp.

10.17(5)	Purchaser Administrative Services Agreement, dated as of February 29, 2004, between Time Warner Inc. and WMG Acquisition Corp.

10.18(5)	Management Agreement, dated as of February 29, 2004, among WMG Parent Corp., WMG Holdings Corp., WMG Acquisition Corp., THL Managers V, L.L.C., Bain Capital Partners, LLC, Providence Equity Partners IV Inc. and Music Partners Management, LLC

10.19(5)	Warrant Agreement (MMT Warrants), February 29, 2004, WMG Parent Corp., WMG Holdings Corp. and Historic TW Inc.

10.20(5)	Warrant Agreement (Three-Year Warrants), February 29, 2004, WMG Parent Corp., WMG Holdings Corp. and Historic TW Inc.

10.21(5)	Employment Agreement, effective as of March 1, 2004, between WMG Acquisition Corp. and Edgar Bronfman, Jr.

10.22(5)	Employment Agreement, dated as of January 25, 2004, between WMG Acquisition Corp. and Lyor Cohen

Exhibit No.	Description

10.23(5)	Employment Agreement, dated as of November 28, 2002, between Warner Music International Services Ltd. and Paul-René Albertini, assumed by WMG Acquisition Corp. on March 1, 2004, as amended by the amendment dated October 21, 2004, and as further amended by the amendment dated December 17, 2004

10.24(5)	Employment Agreement, dated as of March 22, 1999, between Warner Music Inc. and Les Bider, as amended, assumed by WMG Acquisition Corp. on March 1, 2004

10.25(5)	Employment Agreement, dated as of December 15, 1998, between Warner Music Inc. and David H. Johnson, as amended, assumed by WMG Acquisition Corp. on March 1, 2004

10.26(5)	Office Lease, June 27, 2002, by and between Media Center Development, LLC and Warner Music Group Inc., as amended

10.27(5)	Lease, dated as of February 1, 1996, between 1290 Associates, L.L.C. and Warner Communications Inc.

10.28*(5)	U.S. Pick, Pack and Shipping Services Agreement, dated as of October 24, 2003, between Warner-Elektra-Atlantic Corporation and Cinram Distribution LLC

10.29*(5)	US Manufacturing and Packaging Agreement, dated as of October 24, 2003, between Warner-Elektra-Atlantic Corporation and Cinram Manufacturing Inc.

10.30*(5)	International Pick, Pack and Shipping Services Agreement, dated as of October 24, 2003, between WEA International Inc. and Warner Music Manufacturing Europe GmbH Company

10.31*(5)	International Manufacturing and Packaging Agreement, dated as of October 24, 2003, between WEA International Inc. and Warner Music Manufacturing Europe GmbH Company

10.32(5)	Lease, dated as of February 29, 2004, between Historical TW Inc. and Warner Music Group Inc. regarding 75 Rockefeller Plaza

10.33(5)	Consent to Assignment of Sublease, dated as of October 5, 2001, between 1290 Partners, L.P. and Warner Music Group

10.34(5)	Restricted Stock Award Agreement, dated as of March 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Edgar Bronfman, Jr.

10.35(5)	Restricted Stock Award Agreement, dated as of March 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Lyor Cohen

10.36(5)	Form of WMG Parent Corp. LTIP Stock Option Agreement

10.37(5)	Employment Agreement, dated as of December 21, 2004, between Warner Music Inc. and Michael D. Fleisher

10.38(5)	Restricted Stock Award Agreement, dated as of January 28, 2005, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and David H. Johnson

10.39(5)	Restricted Stock Award Agreement, dated as of December 31, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Michael D. Fleisher

10.40(5)	Stock Option Agreement, dated as of October 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Paul-Rene Albertini

10.41(5)	Stock Option Agreement, dated as of September 30, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Les Bider

Exhibit No.	Description
10.42(6)	Amendment No. 3 to the Credit Agreement, dated as of April 29, 2005 among WMG Acquisition Corp., the Overseas Borrowers parties thereto, WMG Holdings Corp., the lenders party thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint book and various other parties

10.43(7)	Amended and Restated Stockholders Agreement dated as of May 10, 2005 between Warner Music Group Corp., WMG Holdings Corp., WMG Acquisition Corp. and certain stockholders of Warner Music Group Corp.

10.44(7)	Termination Agreement of the Management Agreement dated as of May 10, 2005, between Warner Music Group Corp., WMG Holdings Corp., WMG Acquisition Corp., THL Managers V, L.L.C., Bain Capital Partners, LLC, Providence Equity Partners IV Inc. and Music Partners Management, LLC

10.45(6)	Restricted Stock Award Agreement, dated as of October 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Paul-Rene Albertini

10.46(8)	Separation Agreement and Release, dated as of March 31, 2005, between Warner Music Inc. (formerly known as Warner Music Group Inc.) and Les Bider

10.47(9)	Employment Agreement, dated as of March 17, 2005, between Warner/Chappell Music, Inc. and Richard Blackstone

10.48(9)	Restricted Stock Award Agreement, dated as of March 17, 2005, between Warner Music Group Corp. and Richard Blackstone

10.49(7)	Second Supplemental Indenture, dated as of May 17, 2005, among WMG Acquisition Corp., Wells Fargo Bank, National Association, as Trustee, NonZero LLC and The Biz LLC

10.50(10)	Warrant Repurchase Agreement, dated as of April 21, 2005, between Warner Music Group Corp. and Historic TW Inc.

10.51(6)	Form of Warner Music Group Corp. 2005 Omnibus Award Plan

10.52(6)	Deed of Variation to Restricted Stock Award Agreement of Paul-Rene Albertini, dated as of May 6, 2005, between Warner Music Group Corp. and Paul-Rene Albertini

12.1(12)	Computation of Ratio of Earnings to Fixed Charges

21.1(11)	List of Subsidiaries

23.1(12)	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP

24.1(12)	Powers of Attorney for WMG Holding Corp. (included on signature page of the Registration Statement)

24.2(12)	Power of Attorney for Additional Registrant (included on signature page of the Registration Statement)

25.1(12)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as Trustee

99.1(12)	Form of Letter of Transmittal

99.2(12)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3(12)	Form of Letter to Clients

99.4(12)	Form of Notice of Guaranteed Delivery

(b)	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

*	Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
(1)	Incorporated by reference to WMG Acquisition Corp.’s Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-121322).
(2)	Incorporated by reference to Warner Music Group Corp.’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (File No. 001-32502).
(3)	Incorporated by reference to WMG Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-121322).
(4)	Incorporated by reference to Warner Music Group Corp.’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-123249).
(5)	Incorporated by reference to WMG Acquisition Corp.’s Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-121322).
(6)	Incorporated by reference to Warner Music Group Corp.’s Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-123249).
(7)	Incorporated by reference to Warner Music Group Corp.’s Current Report on Form 8-K filed May 19, 2005 (File No. 333-123249).
(8)	Incorporated by reference to WMG Acquisition Corp.’s Current Report on form 8-K filed April 1, 2005 (File No. 333-121322).
(9)	Incorporated by reference to WMG Acquisition Corp.’s Current Report on form 8-K filed April 11, 2005 (File No. 333-121322).
(10)	Incorporated by reference to Warner Music Group Corp.’s Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-123249).
(11)	Incorporated by reference to WMG Acquisition Corp.’s Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-121322).
(12)	Previously filed.

Item 22. Undertakings.

The undersigned registrants hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of it counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, WMG Holdings Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on July 29, 2005.

WMG HOLDINGS CORP.

By:	*
Name: Title:	Edgar Bronfman, Jr. Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 2005.

Signature	Title

* Edgar Bronfman, Jr.	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

* Michael D. Fleisher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Len Blavatnik	Director

* Richard Bressler	Director

* Charles A. Brizius	Director

* John P. Connaughton	Director

* Scott L. Jaeckel	Director

* Seth W. Lawry	Director

* Thomas H. Lee	Director

* Ian Loring	Director

* Jonathan M. Nelson	Director

* Mark Nunnelly	Director

* Scott M. Sperling	Director

*By:	/S/ PAUL ROBINSON
Paul Robinson Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Warner Music Group Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on July 29, 2005.

WARNER MUSIC GROUP CORP.

By:	*
Name: Edgar Bronfman, Jr. Title: Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 2005.

Signature	Title

* Edgar Bronfman, Jr.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

* Michael D. Fleisher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Len Blavatnik	Director

* Richard Bressler	Director

* Charles A. Brizius	Director

* John P. Connaughton	Director

* Scott L. Jaeckel	Director

* Seth W. Lawry	Director

* Thomas H. Lee	Director

* Ian Loring	Director

* Jonathan M. Nelson	Director

* Mark Nunnelly	Director

* Scott M. Sperling	Director

*By:	/S/ PAUL ROBINSON
Paul Robinson Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1 (1)	Purchase Agreement, dated as of November 24, 2003 between Time Warner Inc. and WMG Acquisition Corp., as amended

2.2 (12)	Settlement Agreement, dated as of July 13, 2005, between Time Warner Inc. and WMG Acquisition Corp.

3.1 (2)	Amended and Restated Certificate of Incorporation of Warner Music Group Corp.

3.2 (2)	By-laws of Warner Music Group Corp.

3.3 (12)	Certificate of Incorporation of WMG Holdings Corp.

3.4 (12)	By-laws of WMG Holdings Corp.

4.1 (3)	Indenture, dated as of April 8, 2004, among WMG Acquisition Corp., the Guarantors named therein and Wells Fargo Bank, National Association

4.2 (3)	First Supplemental Indenture, dated as of November 16, 2004, among WMG Acquisition Corp., Wells Fargo Bank, National Association, as Trustee, WEA Urban LLC and WEA Rock LLC

4.3 (12)	Registration Rights Agreement dated as of December 23, 2004, among WMG Holdings Corp. and the Initial Purchasers named therein

4.4 (4)	Indenture, dated as of December 23, 2004, between WMG Holdings Corp. and Wells Fargo Bank, National Association, as Trustee

4.5 (12)	Guarantee of Warner Music Group Corp.

5.1 (12)	Opinion of Simpson Thacher & Bartlett LLP

10.1(5)	Amended and Restated Credit Agreement, dated as of April 8, 2004, among WMG Acquisition Corp., the Overseas Borrowers from time to time party thereto, WMG Holdings Corp., each lender from time to time party thereto Banc of America Securities LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Book Managers, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Co-Arrangers and Joint Book Managers, Deutsche Bank Securities Inc. and Lehman Commercial Paper Inc., as Co-Syndication Agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Documentation Agent, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2(5)	Amendment No. 1 to the Credit Agreement, dated as of September 30, 2004, among WMG Acquisition Corp., the Overseas Borrowers party thereto, WMG Holdings Corp., the lenders party thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint book managers and various other parties

10.3(5)	Amendment No. 2 to the Credit Agreement, dated as of December 6, 2004, among WMG Acquisition Corp., the Overseas Borrowers party thereto, WMG Holdings Corp., the lenders party thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint book managers and various other parties

10.4(5)	Security Agreement, dated as of February 27, 2004, from the Grantors named to therein to Bank of America, N.A.

10.5(5)	Subsidiary Guaranty, dated as of February 27, 2004, from the Guarantors named therein and the Additional Guarantors named therein in favor of the Secured Parties named in the Credit Agreement referred to therein

10.6(5)	Parent Guaranty, dated as of February 27, 2004, from WMG Holdings Corp. in favor of the Secured Parties named in the Credit Agreement referred to therein

10.7(5)	Company Guaranty, dated as of February 27, 2004, from WMG Acquisition Corp. in favor of the Secured Parties named in the Credit Agreement referred to therein

Exhibit No.	Description

10.8(5)	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Tennessee) by and from Warner Bros. Records, Inc. to Kay B. Housch in favor of Bank of America, N.A., dated as of February 29, 2004 (20, 24, 26 Music Square East)

10.9(5)	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Tennessee) by and from Warner Bros. Records, Inc. to Kay B. Housch in favor of Bank of America, N.A., dated as of February 29, 2004 (21 Music Square East)

10.10(5)	Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing (California) by and from Warner Bros. Records, Inc. to MTC Financial Inc. in favor of Bank of America, N.A., dated as of February 29, 2004

10.11(5)	Trademark Security Agreement, dated as of February 29, 2004, made by the Grantors listed on the signature pages thereto in favor of the Bank of America, N.A.

10.12(5)	Copyright Security Agreement, dated as of February 29, 2004, made by the Grantors listed on the signature pages thereto in favor of the Bank of America, N.A.

10.13(5)	Stockholders Agreement, dated as of February 29, 2004, among WMG Parent Corp., WMG Holdings Corp., WMG Acquisition Corp. and Certain Stockholders of WMG Parent Corp. and WMG Holdings Corp.

10.14(5)	Amendment No. 1 to Stockholder’s Agreement, dated as of July 30, 2004, among WMG Parent Corp., WMG Holdings Corp., WMG Acquisition Corp., each Person executing this Agreement and listed as an Investor on the signature pages hereto, each Person executing this Agreement and listed as a Seller on the signature pages hereto, each Person executing this Agreement and listed as a Manager on the signature pages hereto and such other Persons, if any, that from time to time become party hereto as holders of Other Holder Shares solely in the capacity of permitted assignees with respect to certain registration rights hereunder

10.15(5)	Seller Administrative Services Agreement, dated as of February 29, 2004, between Time Warner Inc. and WMG Acquisition Corp.

10.16(5)	Amendment No. 1 to Seller Administrative Services Agreement, dated as of July 1, 2004, between Time Warner Inc. and WMG Acquisition Corp.

10.17(5)	Purchaser Administrative Services Agreement, dated as of February 29, 2004, between Time Warner Inc. and WMG Acquisition Corp.

10.18(5)	Management Agreement, dated as of February 29, 2004, among WMG Parent Corp., WMG Holdings Corp., WMG Acquisition Corp., THL Managers V, L.L.C., Bain Capital Partners, LLC, Providence Equity Partners IV Inc. and Music Partners Management, LLC

10.19(5)	Warrant Agreement (MMT Warrants), February 29, 2004, WMG Parent Corp., WMG Holdings Corp. and Historic TW Inc.

10.20(5)	Warrant Agreement (Three-Year Warrants), February 29, 2004, WMG Parent Corp., WMG Holdings Corp. and Historic TW Inc.

10.21(5)	Employment Agreement, effective as of March 1, 2004, between WMG Acquisition Corp. and Edgar Bronfman, Jr.

10.22(5)	Employment Agreement, dated as of January 25, 2004, between WMG Acquisition Corp. and Lyor Cohen

10.23(5)	Employment Agreement, dated as of November 28, 2002, between Warner Music International Services Ltd. and Paul-René Albertini, assumed by WMG Acquisition Corp. on March 1, 2004, as amended by the amendment dated October 21, 2004, and as further amended by the amendment dated December 17, 2004

Exhibit No.	Description

10.24(5)	Employment Agreement, dated as of March 22, 1999, between Warner Music Inc. and Les Bider, as amended, assumed by WMG Acquisition Corp. on March 1, 2004

10.25(5)	Employment Agreement, dated as of December 15, 1998, between Warner Music Inc. and David H. Johnson, as amended, assumed by WMG Acquisition Corp. on March 1, 2004

10.26(5)	Office Lease, June 27, 2002, by and between Media Center Development, LLC and Warner Music Group Inc., as amended

10.27(5)	Lease, dated as of February 1, 1996, between 1290 Associates, L.L.C. and Warner Communications Inc.

10.28*(5)	U.S. Pick, Pack and Shipping Services Agreement, dated as of October 24, 2003, between Warner-Elektra-Atlantic Corporation and Cinram Distribution LLC

10.29*(5)	US Manufacturing and Packaging Agreement, dated as of October 24, 2003, between Warner-Elektra-Atlantic Corporation and Cinram Manufacturing Inc.

10.30*(5)	International Pick, Pack and Shipping Services Agreement, dated as of October 24, 2003, between WEA International Inc. and Warner Music Manufacturing Europe GmbH Company

10.31*(5)	International Manufacturing and Packaging Agreement, dated as of October 24, 2003, between WEA International Inc. and Warner Music Manufacturing Europe GmbH Company

10.32(5)	Lease, dated as of February 29, 2004, between Historical TW Inc. and Warner Music Group Inc. regarding 75 Rockefeller Plaza

10.33(5)	Consent to Assignment of Sublease, dated as of October 5, 2001, between 1290 Partners, L.P. and Warner Music Group

10.34(5)	Restricted Stock Award Agreement, dated as of March 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Edgar Bronfman, Jr.

10.35(5)	Restricted Stock Award Agreement, dated as of March 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Lyor Cohen

10.36(5)	Form of WMG Parent Corp. LTIP Stock Option Agreement

10.37(5)	Employment Agreement, dated as of December 21, 2004, between Warner Music Inc. and Michael D. Fleisher

10.38(5)	Restricted Stock Award Agreement, dated as of January 28, 2005, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and David H. Johnson

10.39(5)	Restricted Stock Award Agreement, dated as of December 31, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Michael D. Fleisher

10.40(5)	Stock Option Agreement, dated as of October 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Paul-Rene Albertini

10.41(5)	Stock Option Agreement, dated as of September 30, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Les Bider

10.42(6)	Amendment No. 3 to the Credit Agreement, dated as of April 29, 2005 among WMG Acquisition Corp., the Overseas Borrowers parties thereto, WMG Holdings Corp., the lenders party thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc., as joint lead arrangers and joint book and various other parties

10.43(7)	Amended and Restated Stockholders Agreement dated as of May 10, 2005 between Warner Music Group Corp., WMG Holdings Corp., WMG Acquisition Corp. and certain stockholders of Warner Music Group Corp.

Exhibit No.	Description

10.44(7)	Termination Agreement of the Management Agreement dated as of May 10, 2005, between Warner Music Group Corp., WMG Holdings Corp., WMG Acquisition Corp., THL Managers V, L.L.C., Bain Capital Partners, LLC, Providence Equity Partners IV Inc. and Music Partners Management, LLC

10.45(6)	Restricted Stock Award Agreement, dated as of October 1, 2004, between Warner Music Group Corp. (formerly known as WMG Parent Corp.) and Paul-Rene Albertini

10.46(8)	Separation Agreement and Release, dated as of March 31, 2005, between Warner Music Inc. (formerly known as Warner Music Group Inc.) and Les Bider

10.47(9)	Employment Agreement, dated as of March 17, 2005, between Warner/Chappell Music, Inc. and Richard Blackstone

10.48(9)	Restricted Stock Award Agreement, dated as of March 17, 2005, between Warner Music Group Corp. and Richard Blackstone

10.49(7)	Second Supplemental Indenture, dated as of May 17, 2005, among WMG Acquisition Corp., Wells Fargo Bank, National Association, as Trustee, NonZero LLC and The Biz LLC

10.50(10)	Warrant Repurchase Agreement, dated as of April 21, 2005, between Warner Music Group Corp. and Historic TW Inc.

10.51(6)	Form of Warner Music Group Corp. 2005 Omnibus Award Plan

10.52(6)	Deed of Variation to Restricted Stock Award Agreement of Paul-Rene Albertini, dated as of May 6, 2005, between Warner Music Group Corp. and Paul-Rene Albertini

12.1(12)	Computation of Ratio of Earnings to Fixed Charges

21.1(11)	List of Subsidiaries

23.1(12)	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young LLP

24.1(12)	Powers of Attorney for WMG Holding Corp. (included on signature page of the Registration Statement)

24.2(12)	Power of Attorney for Additional Registrant (included on signature page of the Registration Statement)

25.1(12)	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, National Association, as Trustee

99.1(12)	Form of Letter of Transmittal

99.2(12)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3(12)	Form of Letter to Clients

99.4(12)	Form of Notice of Guaranteed Delivery

(b)	Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts

*	Exhibit omits certain information that has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.
(1)	Incorporated by reference to WMG Acquisition Corp.’s Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-121322).

(2)	Incorporated by reference to Warner Music Group Corp.’s Quarterly Report on Form 10-Q for the period ended March 31, 2005 (File No. 001-32502).
(3)	Incorporated by reference to WMG Acquisition Corp.’s Registration Statement on Form S-4 (File No. 333-121322).
(4)	Incorporated by reference to Warner Music Group Corp.’s Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-123249).
(5)	Incorporated by reference to WMG Acquisition Corp.’s Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-121322).
(6)	Incorporated by reference to Warner Music Group Corp.’s Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-123249).
(7)	Incorporated by reference to Warner Music Group Corp.’s Current Report on Form 8-K filed May 19, 2005 (File No. 333-123249).
(8)	Incorporated by reference to WMG Acquisition Corp.’s Current Report on form 8-K filed April 1, 2005 (File No. 333-121322).
(9)	Incorporated by reference to WMG Acquisition Corp.’s Current Report on form 8-K filed April 11, 2005 (File No. 333-121322).
(10)	Incorporated by reference to Warner Music Group Corp.’s Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-123249).
(11)	Incorporated by reference to WMG Acquisition Corp.’s Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-121322).
(12)	Previously filed.